Exhibit 10.24

EXECUTION VERSION

$310,000,000

CREDIT AGREEMENT

Dated as of July 2, 2013

among

CBAC BORROWER, LLC,

as Borrower,

THE LENDERS PARTY HERETO,

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent,

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Collateral Agent,

CREDIT SUISSE SECURITIES (USA) LLC and

GOLDMAN SACHS BANK USA,

as Co-Syndication Agents,

DEUTSCHE BANK SECURITIES INC.,

and

MD GLOBAL PARTNERS LLC

as Co-Documentation Agents,

and

DEUTSCHE BANK SECURITIES INC., CREDIT SUISSE SECURITIES (USA) LLC

and

GOLDMAN SACHS BANK USA,

as Co-Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

Exhibits and Schedules
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Solvency Certificate
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	[Reserved]
Exhibit F	Form of Disbursement Agreement
Exhibit G	[Reserved]
Exhibit H	Form of Affiliated Lender Assignment and Assumption
Exhibit I	Non-Bank Certificate
Exhibit J	Form of Second Lien Intercreditor Agreement
Exhibit K	Form of Letter of Credit Request
Exhibit L	Form of Guarantee Agreement

Schedule 1.01E	Mandatory Costs
Schedule 1.01F	Mortgaged Properties
Schedule 1.01G	Subsidiary Loan Parties
Schedule 2.01	Commitments
Schedule 3.04	Governmental Approvals
Schedule 3.07(b)	Possession under Leases
Schedule 3.07(c)	Intellectual Property

-iv-

(continued)

Page

Schedule 3.08(a)	Subsidiaries
Schedule 3.08(b)	Subscriptions
Schedule 3.13	Taxes
Schedule 3.16	Environmental Matters
Schedule 3.22	Intellectual Property
Schedule 3.26	Insurance
Schedule 4.02(b)	Local Counsel
Schedule 4.03(e)	Key Construction and Design Contracts
Schedule 5.10(h)	Certain Collateral Matters
Schedule 6.01	Indebtedness
Schedule 6.02(a)	Liens
Schedule 6.04	Investments
Schedule 6.07	Transactions with Affiliates
Schedule 9.01	Notice Information

-v-

CREDIT AGREEMENT dated as of July 2, 2013 (this “Agreement”), among CBAC BORROWER, LLC, a Delaware limited liability company (the “Borrower”), the LENDERS party hereto from time to time, DEUTSCHE BANK AG NEW YORK BRANCH (“DBNY”), as administrative agent for the Lenders and Deutsche Bank Trust Company Americas (“DBTCA”) as collateral agent for the Lenders, and Credit Suisse Securities (USA) LLC and Goldman Sachs Bank USA, as co-syndication agents (in such capacity, the “Co-Syndication Agents”).

WHEREAS, the Borrower intends to develop, build, own and operate a casino and related amenities in Baltimore, Maryland (the “Development”);

WHEREAS, in connection with the Development and the other Transactions, the Borrower has requested the Lenders to extend credit in the form of (a) Funded Term B Loans on the Closing Date, in an aggregate principal amount not in excess of $225.0 million, (b) Delayed Draw Term B Loans, in an aggregate principal amount not in excess of $75.0 million, and (c) Revolving Facility Loans, in an aggregate principal amount not in excess of $10.0 million.

NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“12-Month Delayed Draw Term B Lender” shall mean a Lender with a 12-Month Delayed Draw Term B Loan Commitment or with outstanding 12-Month Delayed Draw Term B Loans.

“12-Month Delayed Draw Term B Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make 12-Month Delayed Draw Term B Loans as set forth in Section 2.01(b)(i). The initial amount of each Lender’s 12-Month Delayed Draw Term B Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its 12-Month Delayed Draw Term B Loan Commitment, as applicable. The aggregate amount of the 12-Month Delayed Draw Term B Loan Commitments on the Closing Date is $37.5 million.

“12-Month Delayed Draw Term B Loan Exposure” shall mean, at any time, the aggregate Outstanding Amount of the 12-Month Delayed Draw Term B Loans at such time. The 12-Month Delayed Draw Term B Loan Exposure of any 12-Month Delayed Draw Term B Lender at any time shall be the product of (x) such 12-Month Delayed Draw Term B Lender’s Delayed Draw Facility Percentage and (y) the aggregate 12-Month Delayed Draw Term B Loan Exposure of all 12-Month Delayed Draw Term B Lenders, collectively, at such time.

“12-Month Delayed Draw Term B Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b)(i).

“18-Month Delayed Draw Term B Lender” shall mean a Lender with an 18-Month Delayed Draw Term B Loan Commitment or with outstanding 18-Month Delayed Draw Term B Loans.

“18-Month Delayed Draw Term B Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make 18-Month Delayed Draw Term B Loans as set forth in Section 2.01(b)(ii). The initial amount of each Lender’s 18-Month Delayed Draw Term B Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its 18-Month Delayed Draw Term B Loan Commitment, as applicable. The aggregate amount of the 18-Month Delayed Draw Term B Loan Commitments on the Closing Date is $37.5 million.

“18-Month Delayed Draw Term B Loan Exposure” shall mean, at any time, the aggregate Outstanding Amount of the 18-Month Delayed Draw Term B Loans at such time. The 18-Month Delayed Draw Term B Loan Exposure of any 18-Month Delayed Draw Term B Lender at any time shall be the product of (x) such 18-Month Delayed Draw Term B Lender’s Delayed Draw Facility Percentage and (y) the aggregate 18-Month Delayed Draw Term B Loan Exposure of all 18-Month Delayed Draw Term B Lenders, collectively, at such time.

“18-Month Delayed Draw Term B Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(b)(ii).

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the greater of (i) Eurocurrency Rate for an Interest Period of one month on such date (or if such day is not a Business Day, the immediately preceding Business Day) plus 1.0%; provided that, for the avoidance of doubt, the Eurocurrency Rate for any day shall be based on the rate determined on such day at approximately 11 a.m. (London time) by reference to the British Bankers’ Association Interest Settlement Rates for deposits in dollars (as set forth by any service selected by the Administrative Agent that has been nominated by the British Bankers’ Association as an authorized vendor for the purpose of displaying such rates) and (ii) 2.25% and (c) the rate of interest in effect for such day as announced from time to time by DBNY as its “prime rate”. The “prime rate” is a rate set by DBNY based upon various factors including DBNY’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in the ABR due to a change in the prime rate, the Federal Funds Rate or the Eurocurrency Rate shall be effective on the effective date of such change in the prime rate, the Federal Funds Rate or the Eurocurrency Rate, as the case may be.

“ABR Borrowing” shall mean a Borrowing comprised of ABR Loans.

“ABR Loan” shall mean any ABR Term Loan or ABR Revolving Loan.

“ABR Revolving Facility Borrowing” shall mean a Borrowing comprised of ABR Revolving Loans.

“ABR Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“ABR Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the ABR in accordance with the provisions of Article II.

“Additional Mortgage” shall have the meaning assigned to such term in Section 5.10(c).

“Administrative Agent” shall mean DBNY in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).

“Administrative Agent’s Office” shall mean the Administrative Agent’s address and account as set forth on Schedule 9.01, or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.

“Administrative Questionnaire” shall mean an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Affiliate Lender” shall have the meaning assigned to such term in Section 9.23(a).

“Affiliated Lender Assignment and Assumption” shall have the meaning assigned to such term in Section 9.04(i)(B).

“Agent Parties” shall have the meaning assigned to such term in Section 9.17.

“Agents” shall mean the Administrative Agent, the Collateral Agent and the Co-Syndication Agents.

“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Agreement Currency” shall have the meaning ascribed to such term in Section 9.19.

“Allocation Date” shall mean April 26, 2013, which is the date on which the lead arranger made allocations of the Funded Term B Loan Commitments to prospective Lenders.

“Applicable Commitment Fee” shall mean for any day (x) with respect to the Revolving Facility, 0.50% per annum and (y) with respect to the Delayed Draw Term B Facility, 2.25% per annum.

“Applicable Margin” shall mean for any day (i) with respect to any Term B Loan, 7.00% per annum in the case of any Eurocurrency Loan and 6.00% per annum in the case of any ABR Loan and (ii) with respect to any Revolving Facility Loan, 7.00% per annum in the case of any Eurocurrency Loan and 6.00% per annum in the case of any ABR Loan.

“Applicable Premium” shall mean, as of any date upon which a prepayment is payable pursuant to Section 2.11(a)(ii), the present value at such date, computed using a discount rate equal to the Treasury Rate plus 50 basis points, of (1) all interest that would accrue (assuming the Borrowers had selected consecutive three-month Interest Periods) on the applicable repaid Term Loans from such date to the date which is eighteen (18) months following the Closing Date, computed using the Eurocurrency Rate for an Interest Period of three months commencing on such date plus the Applicable Margin in effect on such date for Term B Loans that are Eurocurrency Term Loans and (2) 3.0% of the principal amount of the Loans being prepaid.

“Approved Fund” shall mean any person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Appurtenant Interests” shall mean, with respect to any parcel of real property or interest therein, any and all air rights, easements, tenements, hereditaments, and appurtenances pertaining thereto, and all licenses, permits, contractual rights and franchises relating to the use, maintenance or operation of such real property.

“Asset Sale” shall mean any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary.

“Assignee” shall have the meaning assigned to such term in Section 9.04(b).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by Section 9.04), in the form of Exhibit A or such other form as shall be approved by the Administrative Agent and reasonably satisfactory to the Borrower.

“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b)(iii).

“Auto-Reinstatement Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b)(iv).

“Availability Period” shall mean (x) with respect to the Revolving Facility Commitments, the period from and including the date that is 30 days prior to the Scheduled Completion Date to but excluding the earlier of the Revolving Facility Maturity Date and, in the case of each of the Revolving Facility Loans, Revolving Facility Borrowings and Letters of Credit, the date of termination in full of the Revolving Facility Commitments, and (y)(i) with respect to the 12-Month Delayed Draw Term B Loan Commitments, the period from and including the Closing Date to but excluding the earlier of (A) the twelve month anniversary of the Closing Date and (B) the date of termination in full of the 12-Month Delayed Draw Term B Loan Commitments and (ii) with respect to the 18-Month Delayed Draw Term B Loan Commitments, the period from and including the Closing Date to but excluding the earlier of (A) the eighteen month anniversary of the Closing Date and (B) the date of termination in full of the Delayed Draw Term B Loan Commitments.

“Available Amount” shall mean, at any time, (a) the greater of $25.0 million and 2.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such investment or acquisition for which financial statements have been delivered pursuant to Section 5.04, minus (b) the aggregate amount of (i) all Investments outstanding at such time pursuant to Section 6.04(b)(1) and (ii) all Permitted Business Acquisitions made prior to such time that constitute an acquisition of or an investment in assets that are not owned by the Borrower or in Equity Interests in persons that are not Subsidiary Loan Parties or that do not become Subsidiary Loan Parties following the consummation of such investment or acquisition.

“Available Unused Commitment” shall mean, (x) with respect to a Revolving Facility Lender at any time, an amount equal to the amount by which (a) the Revolving Facility Commitment of such Revolving Facility Lender at such time exceeds (b) the Revolving Facility Credit Exposure of such Revolving Facility Lender at such time, or (y) with respect to a Delayed Draw Term B Lender at any time, an amount equal to the amount by which (a) the Delayed Draw Term B Loan Commitment of such Delayed Draw Term B Lender at such time exceeds (b) the Delayed Draw Term B Loan Exposure of such Delayed Draw Term B Lender at such time.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” shall mean, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.

“Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Borrower Materials” shall have the meaning assigned to such term in Section 9.17.

“Borrowing” shall mean a group of Loans of a single Type in a single currency under a single Facility and made on a single date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect.

“Borrowing Minimum” shall mean $1.0 million.

“Borrowing Multiple” shall mean $500.0 thousand.

“Borrowing Request” shall mean a request by the Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.

“Budget” shall have the meaning assigned to such term in Section 5.04(e).

“Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the state where the Administrative Agent’s Office with respect to Loans denominated in Dollars is located and, if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, shall mean any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

“Caesars Baltimore Completion Guarantee” shall mean the Completion Guarantee dated as of the date hereof from Caesars Baltimore Investment Company, LLC to the Administrative Agent in favor of the Lenders guaranteeing on a several, and not joint with any other guarantor, basis the obligations of the Borrower through the Commencement of Operations of the Development, in an aggregate amount not to exceed $9.072 million, with respect to the completion of the construction of the Development and availability of initial working capital contemplated in the Project Budget.

“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events amounts expended or capitalized under Capital Lease Obligations) incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that (i) any obligations that would not be accounted for as Capital Lease Obligations under GAAP as of the Closing Date shall not be included in Capital Lease Obligations after the Closing Date due to any changes in GAAP or interpretations thereunder or otherwise and (ii) for the avoidance of doubt, the obligations under the Ground Lease Agreement shall not be deemed to be Capital Lease Obligations.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a person during such period in respect of licensed or purchased software or internally developed software and software enhancements that, in accordance with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of such person and its subsidiaries.

“Captive Insurance Company” shall have the meaning assigned to such term in Section 5.02(a)(v).

“Cash Collateral” and “Cash Collateralize” shall have the meanings assigned to such terms in Section 2.05(g)(ii).

“Cash Interest Expense” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (a) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any debt issuance costs, commissions, financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions, and the expensing of any bridge, commitment or other financing fees, including those paid in connection with the Transactions, or upon entering into any amendment of this Agreement and (c) the amortization of debt discounts, if any, or fees in respect of Swap Agreements; provided that, in any such case, any such amount shall have been included in Interest Expense in the period incurred.

“Casualty Event” shall mean any event that gives rise to the receipt by the Borrower or any Subsidiary of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon) to replace or repair such equipment, fixed assets or Real Property or as compensation for such condemnation event.

“CEC” shall mean Caesars Entertainment Corporation, together with its successors and assigns.

“CFC” shall mean a “controlled foreign corporation” within the meaning of Section 957 of the Code.

A “Change in Control” shall be deemed to occur if any combination of Permitted Holders in the aggregate shall fail to have the power, directly or indirectly, to vote or direct the voting of Equity Interests representing at least a majority of the ordinary voting power for the election of directors of the Borrower; provided that the occurrence of the foregoing event shall not be deemed a Change in Control if (A) no person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders, shall have acquired beneficial ownership of more than the greater of (x) 35% on a fully diluted basis of the voting Equity Interests of the Borrower and (y) the percentage owned, directly or indirectly, in the aggregate by the Permitted Holders on a fully diluted basis of the voting Equity Interests of the Borrower and (B) during each period of twelve (12) consecutive months, a majority of the seats (other than vacant seats) on the Board of Directors of the Borrower shall be occupied by persons who were either (1) nominated by the Board of Directors of the Borrower, or a Permitted Holder, (2) appointed by directors so nominated or (3) appointed by a Permitted Holder.

“Change in Law” shall mean (a) the adoption of any law, rule, regulation or treaty after the Closing Date, (b) any change in law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or L/C Issuer (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or L/C Issuer’s holding company, if any) with any written request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof and (ii) all requests, rules, guidelines, requirement and directives promulgated by the Bank of International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted, issued or implemented, but only to the extent a Lender is imposing applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers of loans under United States of America credit facilities.

“Charges” shall have the meaning assigned to such term in Section 9.09.

“Class” when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Facility Loans, Incremental Revolving Facility Loans, Funded Term B Loans, Delayed Draw Term B Loans, Incremental Term Loans, Other Term Loans, Other Revolving Loans, Extended Term Loans or Refinancing Term Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Facility Commitment, an Incremental Revolving Facility Commitment, an Extended Revolving Facility Commitment, a Funded Term B Loan Commitment, a Delayed Draw Term B Loan Commitment or an Incremental Term Loan Commitment. Incremental Term Loans (together with the Incremental Term Loan Commitments in respect thereof) and Incremental Revolving Facility Loans (together with the Incremental Revolving Facility Commitments in respect thereof) that have different terms shall be construed to be in different Classes.

“Closing Date” shall mean July 2, 2013.

“Closing Date Equity Contribution” shall mean the sale or issuance of common equity by Holdings for cash, or the contribution of cash to the common equity of Holdings (which in each case shall be contributed to the common equity of the Borrower) on or prior to the Closing Date (or with respect to periods prior to the Closing Date and prior to the formation of Holdings, contributions to the common equity of CBAC Gaming, LLC) in an aggregate amount of at least $107.5 million.

“Closing Date Transactions” shall mean those Transactions that have been consummated on or prior to the Closing Date.

“Closing Fees” shall have the meaning assigned to such term in Section 2.12(f).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Co-Documentation Agents” shall mean Deutsche Bank Securities Inc. and MD Global Partners LLC and their respective successors and assigns.

“Co-Lead Arrangers” shall mean Deutsche Bank Securities Inc., Credit Suisse Securities (USA), LLC and Goldman Sachs Bank USA in their capacities as co-lead arrangers and joint bookrunners.

“Co-Syndication Agents” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include the Mortgaged Properties, and all other property that is subject to any Lien in favor of the Collateral Agent for the benefit of the Secured Parties pursuant to any Security Documents.

“Collateral Agent” shall mean, with respect to references to such term in this Agreement, DBTCA in its capacity as collateral agent for the Secured Parties under this Agreement in accordance with the terms of this Agreement, or its successor in such capacity.

“Collateral Agent Fee Letter” shall mean the fee letter, dated as of February 26, 2013, between the Borrower and the Collateral Agent, which includes the fees of the Collateral Agent, the Disbursement Agent and the Account Bank (as defined in the Disbursement Agreement).

“Collateral Agreement” shall mean the Collateral Agreement, dated as of the Closing Date, among the Borrower, each Subsidiary Loan Party, the Collateral Agent and the Administrative Agent, as amended, amended and restated, supplemented or otherwise modified from time to time.

“Collateral and Guarantee Requirement” shall mean the requirement that (in each case subject to Section 5.10(g)):

(a) on the Closing Date, the Collateral Agent shall have received (x) from the Borrower and each Subsidiary Loan Party in existence on the Closing Date, a counterpart of each Security Document to be executed as of the Closing Date (other than as provided in clauses (h) and (i) below with respect to Mortgages) duly executed and delivered on behalf of such person and (y) from each Subsidiary Loan Party in existence on the Closing Date, a counterpart of the Guarantee Agreement duly executed and delivered on behalf of such person;

(b) on the Closing Date, (i) the Collateral Agent shall have received (A) a pledge of all the issued and outstanding Equity Interests of each Domestic Subsidiary owned on the Closing Date directly by the Borrower or any Subsidiary Loan Party (other than any FSHCO) and (B) a pledge of 65% of the outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of each “first tier” Wholly-Owned Foreign Subsidiary or FSHCO directly owned by the Borrower or any Subsidiary Loan Party on the Closing Date and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) the Obligations shall have been secured by a perfected security interest in, and mortgage lien on, substantially all tangible and intangible assets of the Borrower and each Loan Party (including Equity Interests and intercompany debt, accounts, inventory, equipment, investment property, contract rights, other general intangibles, real property and proceeds of the foregoing), in each case, to the extent required hereunder and subject to exceptions and limitations otherwise set forth in this Agreement and the Security Documents (to the extent appropriate in the applicable jurisdiction);

(d) (i) on the Closing Date and at all times thereafter, all Indebtedness of the Borrower and each Subsidiary (other than (A) intercompany current liabilities in connection with the cash management operations of the Borrower and its Subsidiaries or (B) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to the Borrower or a Subsidiary Loan Party shall be evidenced by a promissory note or an instrument and shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Administrative Agent), and (ii) the Collateral Agent shall have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;

(e) in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, subject to Section 5.10(g), the Collateral Agent shall have received a supplement to the Collateral Agreement in the form specified therein and a counterpart of the Guarantee Agreement (or, if there are no Subsidiary Loan Parties in existence on the Closing Date, the Guarantee Agreement), in each case duly executed and delivered on behalf of such Subsidiary Loan Party;

(f) after the Closing Date, (i) all the outstanding Equity Interests of (A) any person that becomes a Subsidiary Loan Party after the Closing Date and (B) subject to Section 5.10(g), all the Equity Interests that are acquired by the Borrower or a Subsidiary Loan Party after the Closing Date, shall have been pledged pursuant to the Collateral Agreement; provided that in no event shall more than 65% of the issued and outstanding voting Equity Interests and 100% of the outstanding non-voting Equity Interests of any “first tier” Foreign Subsidiary or FSHCO directly owned by the Borrower or such Subsidiary Loan Party be pledged to secure the Obligations and (ii) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;

(g) on the Closing Date and at all times thereafter, except as otherwise contemplated by this Agreement or any Security Document and/or as contemplated by the Post-Closing Collateral Requirements, all certificates, documents and instruments, including Uniform Commercial Code financing statements, required by law, required pursuant to any Security Document or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) or perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded;

(h) on the Closing Date and, to the extent required by Sections 5.10(c) and 5.10(d), at all times thereafter, except as otherwise contemplated by this Agreement or any Security Document and/or as contemplated by the Post-Closing Collateral Requirements, the Collateral Agent shall have received (i) counterparts of each Mortgage to be entered into with respect to each Mortgaged Property duly executed and delivered by the record owner (or lessee, as applicable) of such Mortgaged Property and suitable for recording or filing in the applicable real property records, (ii) those ancillary Security Documents, in the form expressly required under the Disbursement Agreement, if any, relating to the Development, and (iii) such other documents, including, but not limited to, any consents, agreements and confirmations of third parties, as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property;

(i) on the Closing Date and, to the extent required by Sections 5.10(c) and 5.10(d), at all times thereafter, except as otherwise contemplated by this Agreement or any Security Document and/or as contemplated by the Post-Closing Collateral Requirements, the Collateral Agent shall have received (i) a policy or policies or marked-up unconditional binder of mortgagee’s title insurance, as applicable, paid for by the Borrower or its Subsidiaries or a Parent Entity, issued by a nationally recognized title insurance company, in form and substance reasonably acceptable to the Collateral Agent, insuring the Lien of each Mortgage to be entered into (including those to be entered into after the Closing Date in accordance with Sections 5.10(c) and 5.10(d)) as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements and affirmative coverage, coinsurance and reinsurance as the Collateral Agent may reasonably request, and with respect to any such property located in a state in which a zoning endorsement is not available on commercially reasonable terms, a zoning compliance letter from the applicable municipality or such other similar confirmation of zoning compliance, (ii) environmental site assessment reports for each Mortgaged Property, (iii) a survey of each Mortgaged Property, with respect to which all necessary fees (where applicable) have been paid, and which shall (A) meet minimum standard detail requirements for ALTA/ACSM Land Title Surveys in all material respects, (B) be sufficient and satisfactory to the title insurance company so as to enable the title insurance company to issue coverage over all general survey exceptions and to issue all endorsements reasonably requested by Collateral Agent, in each case to the extent available on commercially reasonable terms, and (C) be dated (or redated) not earlier than six months prior to the date of delivery thereof (unless otherwise acceptable to the title insurance company), (iv) to the extent required by law, FIRREA appraisals of each Mortgaged Property, on an as-is basis, certified to the Administrative Agent and the Collateral Agent and the other Secured Parties and dated, all in form and substance reasonably satisfactory to the Administrative Agent, by an independent real estate appraiser and (v) legal opinions relating to the Mortgages, which opinions shall be in form and substance substantially consistent with the opinions delivered on the Closing Date (if applicable) or otherwise reasonably satisfactory to the Administrative Agent;

(j) after the Closing Date as contemplated by the Post-Closing Collateral Requirements, the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or any Security Document, and (ii) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 5.10;

(k) prior to the execution of any Mortgage encumbering Mortgaged Property, the Collateral Agent shall have received a completed “Life-of-Loan” Federal Emergency Management Agency standard flood hazard determination with respect to such Mortgaged Property (together with a notice about special flood hazard area status and flood disaster assistance duly executed by the Borrower and each Loan Party relating thereto); and

(l) prior to the execution (or, if later, within the time set forth in Section 5.02) of any Mortgage encumbering Mortgaged Property, the Collateral Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.02 (including, without, limitation, flood insurance policies) and the applicable provisions of the Security Documents, each of which (i) in the case of all such property and casualty insurance policies with respect to the Mortgaged Properties located in the United States, shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement (as applicable), (ii) shall, as applicable, name the Collateral Agent, on behalf of the Secured Parties, as additional insured or mortgage and loss payee in accordance with Section 5.02(b), (iii) in the case of flood insurance, shall (a) identify the addresses of each property located in a special flood hazard area, (b) indicate the applicable flood zone designation, the floor insurance coverage and the deductible relating thereto and (c) comply with Section 5.02(b), and (iv) shall be otherwise in form and substance reasonably satisfactory to the Collateral Agent.

“Commencement of Operations of the Development” shall mean the occurrence of the Opening Date (as defined in the Disbursement Agreement) with respect to the Development.

“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).

“Commitments” shall mean (a) with respect to any Lender, such Lender’s Term Loan Commitment and Incremental Term Loan Commitment and (b) with respect to any Revolving Facility Lender, such Lender’s Revolving Facility Commitment and Incremental Revolving Facility Commitment.

“Competitor” shall mean a person or Affiliate of any person (other than, subject to the other limitations set forth in this definition, an Affiliate of any Loan Party) that owns or controls, directly or indirectly, any Equity Interests in, or operates, or has entered into any agreement to own or control, directly or indirectly, any Equity Interests in, or to operate, a hotel, casino or other gaming facility, horseracing track, convention, trade show or exhibition facility in the Washington Metropolitan Statistical Area (provided that the foregoing shall not cause a person that holds a passive investment constituting, directly or indirectly, less than 15% of the Equity Interests of any entity owning or operating such hotel, casino or other gaming facility, horseracing track, convention, trade show or exhibition facility in the Washington Metropolitan Statistical Area to be a Competitor).

“Completion Guarantees” shall mean, as the context may require, (i) the Caesars Baltimore Completion Guarantee, (ii) the Rock Gaming Completion Guarantee, (iii) the CVPR Completion Guarantee, (iv) the PRT Two Completion Guarantee and (v) the STRON-MD Completion Guarantee.

“Completion Guarantors” shall mean, as the context may require, each Partner, Rock and Caesars Baltimore Investment Company, LLC, in each case, in its capacity as a guarantor pursuant to the applicable Completion Guarantee.

“Conduit Lender” shall mean any special purpose corporation organized and administered by any Lender for the purpose of making Loans otherwise required to be made by such Lender and designated by such Lender in a written instrument; provided that the designation by any Lender of a Conduit Lender shall not relieve the designating Lender of any of its obligations to fund a Loan under this Agreement if, for any reason, its Conduit Lender fails to fund any such Loan, and the designating Lender (and not the Conduit Lender) shall have the sole right and responsibility to deliver all consents and waivers required or requested under this Agreement with respect to its Conduit Lender; provided, further, that no Conduit Lender shall (a) be entitled to receive any greater amount pursuant to Section 2.15, 2.16, 2.17 or 9.05 than the designating Lender would have been entitled to receive in respect of the extensions of credit made by such Conduit Lender, unless the designation of such Conduit Lender is made with the Borrower’s prior written consent, which consent shall specify that it is being made pursuant to the proviso in the definition of Conduit Lender and provided that that designating Lender provides such information as the Borrower reasonably requests in order for the Borrower to determine whether to provide its consent or (b) be deemed to have any Commitment.

“Consolidated Debt” at any date shall mean the sum of (without duplication) all Indebtedness (other than letters of credit or bank guarantees, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money and Disqualified Stock of the Borrower and the Subsidiaries determined on a consolidated basis on such date.

“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate of the Net Income of such person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,

(i) any net after tax extraordinary, nonrecurring or unusual gains or losses or income or expense or charge (less all fees and expenses relating thereto) including, without limitation, any severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternative uses, fees, expenses or charges relating to facilities closing costs, curtailments or modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing, retention or completion bonuses, and expenses or charges related to any offering of Equity Interests or debt securities of the Borrower or any Parent Entity, any Investment, acquisition, disposition, recapitalization or issuance, repayment, refinancing, amendment or modification of Indebtedness (in each case, whether or not successful), and any fees, expenses, charges or change in control payments related to the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded,

(ii) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations shall be excluded,

(iii) any net after-tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the management of the Borrower) shall be excluded,

(iv) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of indebtedness, Swap Agreements or other derivative instruments shall be excluded,

(v) (A) the Net Income for such period of any person that is not a subsidiary of such person (or is an Unrestricted Subsidiary) or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend, distribution or other payment in cash received from any person in excess of the amounts included in clause (A),

(vi) Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

(vii) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such person and its Subsidiaries) in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) any impairment charges or asset write-offs, in each case pursuant to GAAP, and the amortization of intangibles arising pursuant to GAAP, shall be excluded,

(ix) any non-cash compensation charge or expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded,

(x) accruals and reserves that are established or adjusted within twelve months after the Closing Date and that are so required to be established or adjusted in accordance with GAAP or as a result of adoption or modification of accounting policies shall be excluded,

(xi) non-cash gains, losses, income and expenses resulting from fair value accounting required by the applicable standard under GAAP and related interpretations shall be excluded,

(xii) any currency translation gains and losses related to currency remeasurements of Indebtedness, and any net loss or gain resulting from Swap Agreements for currency exchange risk, shall be excluded,

(xiii) the non-cash portion of “straight-line” rent expense shall be excluded and (ii) the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included,

(xiv) (1) to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded and (2) amounts estimated in good faith to be received from insurance in respect of lost revenues or earnings related to liability or casualty events or business interruption shall be included (with a deduction for amounts actually received up to such estimated amount to the extent included in Net Income in a future period),

(xv) without duplication, an amount equal to the amount of distributions actually made to any parent or equity holder of such person in respect of such period in accordance with Section 6.06(b)(y) shall be included as though such amounts had been paid as income taxes directly by such person for such period, and

(xvi) non-cash charges for deferred tax asset valuation allowances shall be excluded.

“Consolidated Total Assets” shall mean, as of any date, the total assets of the Borrower and its consolidated Subsidiaries without giving effect to any amortization of the amount of intangible assets since the Closing Date, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date, and calculated on a pro forma basis for any asset acquisition or disposition by the Borrower or a Subsidiary.

“Construction Consultant” shall mean Inspection & Valuation International, Inc. or such other construction consultant of recognized national standing retained by the Administrative Agent, on behalf of the Lenders, with the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed).

“Construction Contracts” shall mean all contracts, agreements, warranties and representations relating to or governing the construction of any component of the Development, as amended, modified or supplemented from time to time including, without limitation, the General Contract (as defined in the Disbursement Agreement).

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Control Agreements” shall mean, collectively, each control agreement executed and delivered by any Loan Party from time to time pursuant to the Disbursement Agreement.

“Credit Event” shall have the meaning assigned to such term in Article IV.

“Cumulative Credit” shall mean, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication (and without duplication of amounts that otherwise increased the amount available for Investments pursuant to Section 6.04):

(a) from and after Commencement of Operations of the Development, $15.0 million, plus

(b) after the first full fiscal quarter ending after the Commencement of Operations of the Development, an amount (which amount shall not be less than zero) equal to EBITDA for the period (taken as one accounting period) from the first full fiscal quarter ending after the Commencement of Operations of the Development to the end of the Borrower’s most recently ended fiscal quarter for which internal financial statements are available at such date (such period, the “reference period”) minus an amount equal to 1.4 multiplied by the Interest Expense of the Borrower and its Subsidiaries for the reference period, plus

(c) [Reserved], plus

(d) the cumulative amount of proceeds (including cash and the fair market value (as determined in good faith by the Borrower) of property other than cash) from the sale of Equity Interests of any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and common Equity Interests of the Borrower (other than Disqualified Stock) issued upon conversion of Indebtedness of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary not previously applied for a purpose other than to increase the Cumulative Credit; provided that this clause (d) shall exclude Permitted Cure Securities and the proceeds thereof, sales of Equity Interests financed as contemplated by Section 6.04(e), proceeds of Equity Interests used to make Investments pursuant to Section 6.04(bb), proceeds of Equity Interests used to make a Restricted Payment in reliance on clause (x) of the proviso to Section 6.06(c) and any amounts used to finance the payments or distributions in respect of any Junior Financing pursuant to Section 6.09(b)(i)(C), plus

(e) 100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (d) above), plus

(f) 100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in the Borrower or any Parent Entity, plus

(g) an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 6.04(j), plus

(h) to the extent not applied, or required to be applied, to the prepayment of the Loans pursuant to Section 2.11, 100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the Closing Date from:

(A) the sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or

(B) any dividend or other distribution by an Unrestricted Subsidiary, plus

(i) in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into, the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable), minus

(j) any amounts thereof used to make Investments pursuant to Section 6.04(b)(2) and Section 6.04(j)(ii) after the Closing Date prior to such time, minus

(k) any amounts thereof used to make Restricted Payments pursuant to Section 6.06(e) after the Closing Date prior to such time, minus

(l) any amounts thereof used to make payments or distributions in respect of Junior Financings pursuant to Section 6.09(b)(i)(E).

“Cure Amount” shall have the meaning assigned to such term in Section 7.03.

“Cure Right” shall have the meaning assigned to such term in Section 7.03.

“Current Assets” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, the sum of all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.

“CVPR Completion Guarantee” shall mean the Completion Guarantee dated as of the date hereof from CVPR Gaming Holdings, LLC to the Administrative Agent in favor of the Lenders guaranteeing on a several, and not joint with any other guarantor, basis the obligations of the Borrower through the Commencement of Operations of the Development, in an aggregate amount not to exceed $0.7 million, with respect to the completion of the construction of the Development and availability of initial working capital contemplated in the Project Budget.

“DBNY” shall have the meaning assigned to such term in the preamble.

“DBTCA” shall have the meaning assigned to such term in the preamble.

“Debt Service” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, Cash Interest Expense of the Borrower and the Subsidiaries for such period plus scheduled principal amortization of Consolidated Debt of the Borrower and the Subsidiaries for such period.

“Debtor Relief Laws” shall mean the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.11(e).

“Default” shall mean any event or condition which, but for the giving of notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.

“Delayed Draw Facility Percentage” shall mean, with respect to any (i) 12-Month Delayed Draw Term B Lender, the percentage of the total 12-Month Delayed Draw Term B Loan Commitments represented by such Lender’s 12-Month Delayed Draw Term B Loan Commitment and (ii) 18-Month Delayed Draw Term B Lender, the percentage of the total 18-Month Delayed Draw Term B Loan Commitments represented by such Lender’s 18-Month Delayed Draw Term B Loan Commitment. If the Delayed Draw Term B Loan Commitments have terminated or expired, the Delayed Draw Facility Percentages shall be determined based upon the Delayed Draw Term B Loan Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04, if any.

“Delayed Draw Term B Facility” shall mean the Delayed Draw Term B Loan Commitments and the Delayed Draw Term B Loans made hereunder.

“Delayed Draw Term B Lender” shall mean a 12-Month Delayed Draw Term B Lender and an 18-Month Delayed Draw Term B Lender.

“Delayed Draw Term B Loan Commitment” shall mean the 12-Month Delayed Draw Term B Loan Commitment and the 18-Month Delayed Draw Term B Loan Commitment.

“Delayed Draw Term B Loan Exposure” shall mean the 12-Month Delayed Draw Term B Loan Exposure or the 18-Month Delayed Draw Term B Loan Exposure, as applicable.

“Delayed Draw Term B Loans” shall mean the 12-Month Delayed Draw Term B Loans and the 18-Month Delayed Draw Term B Loans.

“Designated Non-Cash Consideration” shall mean the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.

“Development” shall have the meaning assigned to such term in the recitals.

“Disbursement Agent” shall mean DBTCA, in its capacity as Disbursement Agent under the Disbursement Agreement, and any successor Disbursement Agent appointed pursuant to the terms of the Disbursement Agreement.

“Disbursement Agreement” shall mean that certain Master Disbursement Agreement substantially in the form of Exhibit F hereto, dated as of the date hereof, among the Borrower, the Administrative Agent, the Collateral Agent, the Construction Consultant and the Disbursement Agent, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time.

“Disbursement Agreement Event of Default” shall mean an Event of Default as defined in the Disbursement Agreement.

“Disqualification” shall mean, with respect to any Lender:

(a) the failure of that person timely to file pursuant to applicable Gaming Laws:

(i) any application requested of that person by any Gaming Authority in connection with any licensing required of that person as a lender to the Borrower; or

(ii) any required application or other papers in connection with determination of the suitability or qualification of that person as a lender to the Borrower;

(b) the withdrawal by that person (except where requested or permitted by the Gaming Authority without prejudice) of any such application or other required papers;

(c) any finding by a Gaming Authority that there is reasonable cause to believe that such person may be found unqualified or unsuitable; or

(d) any final determination by a Gaming Authority pursuant to applicable Gaming Laws:

(i) that such person is “unsuitable” or not qualified as a lender to the Borrower;

(ii) that such person shall be “disqualified” as a lender to the Borrower; or

(iii) denying the issuance to that person of any license or other approval or waiver required under applicable Gaming Laws to be held by all lenders to the Borrower.

“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provides for the scheduled payments of dividends in cash or (d) at the option of the holders thereof, is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Term Facility Maturity Date and (y) the date on which the Loans and all other Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or the Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided further, however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.

“Dollars” or “$” shall mean lawful money of the United States of America.

“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.

“Draw Account” shall have the meaning assigned to such term in the Disbursement Agreement.

“EBITDA” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (xi) of this clause (a) otherwise reduced such Consolidated Net Income for the respective period for which EBITDA is being determined):

(i) provision for Taxes based on income, profits or capital of the Borrower and the Subsidiaries for such period, including, without limitation, state, franchise and similar taxes and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examinations) and, without duplication, any Tax Distributions taken into account in calculating Consolidated Net Income,

(ii) Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and its Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period),

(iii) depreciation and amortization expenses of the Borrower and the

Subsidiaries for such period including, without limitation, the amortization of intangible assets, deferred financing fees and Capitalized Software Expenditures and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits,

(iv) any expenses or charges (other than depreciation or amortization expense as described in the preceding clause (iii)) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence, modification or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (x) such fees, expenses or charges related to the offering of the FF&E Facility and the Obligations, (y) any amendment or other modification of the Obligations or other Indebtedness and (z) any “additional interest” with respect to any high-yield notes,

(v) the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to any Investor pursuant to the Operations Management Agreements (or any accruals related to such fees and related expenses) during such period; provided that such amount shall not exceed in any four quarter period the amount permitted to be paid in respect thereof pursuant to Section 6.07(b)(ix),

(vi) any other non-cash charges other than any non-cash charge representing amortization of a prepaid cash item that was paid and not expensed in a prior period; provided that if any of the non-cash charges referred to in this clause (vi) represents an accrual or reserve for potential cash items in any future period, (1) the Borrower may determine not to add back such non-cash charge in the current period and (2) to the extent the Borrower does decide to add back such non-cash charge, the cash payment in respect thereof in such future period shall be subtracted from EBITDA in such future period to the extent paid,

(vii) [reserved],

(viii) [reserved],

(ix) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Subsidiary Loan Party solely to the extent that such net cash proceeds are excluded from the calculation of the Cumulative Credit,

(x) any deductions (less any additions) attributable to minority interests except, in each case, to the extent of cash paid or received, and

(xi) Pre-Opening Expenses,

minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and the Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).

“environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, including flora and fauna, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” shall mean all applicable laws, including common law, treaties, rules, regulations, codes, ordinances, orders, injunctions, decrees, judgments or agreements promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the use, handling, generation, management, storage, treatment, transportation, disposal, Release or threatened Release of, or exposure to, any Hazardous Material, or to health and safety matters (to the extent relating to the environment or Hazardous Materials).

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, in each case, whether contingent or otherwise, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Law or Hazardous Material.

“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) the determination that any Plan is in “at-risk status” (as defined in Section 303 of ERISA) or a Multiemployer Plan is in “endangered status” or “critical status” (each as defined in Section 305 of ERISA); (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to satisfy the minimum funding standard (as defined in Section 412 of the Code and Section 302 of ERISA) with respect to any Plan or Multiemployer Plan; (d) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (e) the receipt by the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (f) the incurrence by the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or a cessation of operations that is treated as a withdrawal under Section 4062(e) of ERISA; (g) the receipt by the Borrower, a

Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (h) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (i) with respect to a Plan, the posting of a bond or other security pursuant to Section 436(f) of the Code or Section 206(g) of ERISA.

“Eurocurrency Borrowing” shall mean a Borrowing comprised of Eurocurrency Loans.

“Eurocurrency Loan” shall mean any Eurocurrency Term Loan or Eurocurrency Revolving Loan.

“Eurocurrency Rate” shall mean, for any Interest Period with respect to a Eurocurrency Loan, the rate per annum equal to the greater of (i) 1.25% and (ii) the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR Rate available (“LIBOR”), as published by Reuters (or other commercially available source providing quotations of LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period. If such rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Loan being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London Branch (or other Administrative Agent branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two (2) Business Days prior to the commencement of such Interest Period.

“Eurocurrency Revolving Facility Borrowing” shall mean a Borrowing comprised of Eurocurrency Revolving Loans.

“Eurocurrency Revolving Loan” shall mean any Revolving Facility Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Eurocurrency Term Loan” shall mean any Term Loan bearing interest at a rate determined by reference to the Eurocurrency Rate in accordance with the provisions of Article II.

“Event of Default” shall have the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” shall mean, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the Borrower and its Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a) Debt Service for such Excess Cash Flow Period,

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness during such Excess Cash Flow Period (other than any voluntary prepayment of the Loans, which shall be the subject of Section 2.11(c)), so long as the amount of such prepayment is not already reflected in Debt Service,

(c) (i) Capital Expenditures by the Borrower and the Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash (to the extent permitted under this Agreement), (ii) Pre-Opening Expenses related to the opening of the Development during such Excess Cash Flow Period that are paid in cash and (iii) the aggregate consideration paid in cash during the Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder less any amounts received in respect thereof as a return of capital during such Excess Cash Flow Period,

(d) Capital Expenditures or Permitted Business Acquisitions that the Borrower or any Subsidiary shall, during such Excess Cash Flow Period, become obligated to make in cash but that are not made during such Excess Cash Flow Period (to the extent permitted under this Agreement); provided that (i) the Borrower shall deliver a certificate to the Administrative Agent not later than ninety (90) days after the end of such Excess Cash Flow Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment or Permitted Business Acquisitions will be made in cash in the following Excess Cash Flow Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period,

(e) Taxes paid in cash by the Borrower and its Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period; provided that with respect to any such amounts to be paid after the close of such Excess Cash Flow Period, (i) any amount so deducted shall not be deducted again in a subsequent Excess Cash Flow Period, and (ii) appropriate reserves shall have been established in accordance with GAAP,

(f) an amount equal to any increase in Working Capital of the Borrower and its Subsidiaries for such Excess Cash Flow Period,

(g) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Interest Expense,

(h) permitted Restricted Payments made in cash by the Borrower during such Excess Cash Flow Period and permitted Restricted Payments made by any Subsidiary to any person other than the Borrower or any of the Subsidiaries during such Excess Cash Flow Period, in each case in accordance with Sections 6.06(b), (d), (g), (j) and (k),

(i) amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining

Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting,

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith, and

(k) the amount related to items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication,

(l) an amount equal to any decrease in Working Capital for such Excess Cash Flow Period,

(m) all amounts referred to in clauses (b), (c) and (d) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to amounts referred to in clauses (c) and (d) only, proceeds of Revolving Facility Loans), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above,

(n) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Excess Cash Flow Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (d) above, the amount of such Capital Expenditures or Permitted Business Acquisitions that were not so made in such following Excess Cash Flow Period,

(o) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense,

(p) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (except to the extent such gain consists of Net Proceeds subject to Section 2.11(b)),

(q) to the extent deducted in the computation of EBITDA, cash interest income, and

(r) the amount related to items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (i) such items represented cash received by the Borrower or any Subsidiary or (ii) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Period” shall mean each fiscal year of the Borrower commencing with the first full fiscal year of the Borrower following the Commencement of Operations of the Development.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, any L/C Issuer or any other recipient of any payment to be made by or on account of any Loan Party under any Loan Document, (a) income or franchise Taxes imposed on (or measured by) such recipient’s net income by a jurisdiction as a result of such recipient being organized in, having its principal office in or, in the case of any Lender, having its applicable lending office in, such jurisdiction or as a result of any other present or former connection with such jurisdiction (other than any connection arising solely from such recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, and/or enforced, any Loan Documents) and, for the avoidance of doubt, including any backup withholding in respect of such a tax under Section 3466 of the Code (or any similar provision of state, local or foreign law), (b) any branch profits Tax under Section 884(a) of the Code, or any similar Tax, that is imposed by any jurisdiction described in clause (a) above, (c) in the case of a Lender (other than an assignee selected by the Borrower pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax imposed by the United States federal government that is imposed on amounts payable to such Lender pursuant to laws in effect at the time such Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to designation of a new lending office (or assignment), to receive additional amounts from a Loan Party with respect to such withholding tax pursuant to Section 2.17, (d) any withholding tax attributable to a Lender’s or the Administrative Agent’s failure to comply with Section 2.17(e), (f), (g) or (i), (e) any withholding tax attributable to a Lender’s failure to comply with Section 2.17(j), and (f) any Taxes imposed pursuant to FATCA.

“Existing Revolving Facility” shall have the meaning assigned to such term in Section 2.23(b).

“Existing Term Loan Facility” shall have the meaning assigned to such term in Section 2.23(a).

“Extended Revolving Facility” shall have the meaning assigned to such term in Section 2.23(b).

“Extended Term Facility” shall mean each Extension Series of Extended Term Loans.

“Extended Term Loans” shall have the meaning assigned to such term in Section 2.23(a).

“Extending Lender” shall have the meaning assigned to such term in Section 2.23(d).

“Extension Amendment” shall have the meaning assigned to such term in Section 2.23(e).

“Extension Election” shall have the meaning assigned to such term in Section 2.23(d).

“Extension Request” shall have the meaning assigned to such term in Section 2.23(a).

“Extension Series” shall have the meaning assigned to such term in Section 2.23(c).

“Facility” shall mean the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there are three Facilities, i.e., the Funded Term B Facility, the Delayed Draw Term B Facility, and the Revolving Facility and thereafter, may include any Incremental Term Facility, any Incremental Revolving Facility, any Extended Term Facility, any Extended Revolving Facility, any Refinancing Term Facility and any Replacement Revolving Facility.

“FATCA” shall mean Sections 1471-1474 of the Code, as of the date of this Agreement and any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future Treasury regulations thereunder or official governmental interpretations thereof and any agreements entered into pursuant to current Section 1471(b)(1) of the Code (or any amended or successor version described above).

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean the Agency Fee Letter dated as of the date hereof between the Borrower and the Administrative Agent.

“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the L/C Issuer Fees, the Administrative Agent Fees and the fees payable from time to time to the Collateral Agent and the Disbursement Agent under the Collateral Agreement, the Collateral Agent Fee Letter or the Disbursement Agreement.

“FF&E Agreement” shall mean that certain FF&E Loan Agreement, dated as of the date hereof, among the Borrower, Wells Fargo Gaming Capital, LLC, as agent, and the lenders and other parties thereto from time to time, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“FF&E Collateral” shall mean all “Collateral” (or equivalent term) as defined in any FF&E Financing and to the extent securing any FF&E Financing.

“FF&E Facility” shall mean that secured term loan facility of the Borrower established under the FF&E Agreement for the purchase and/or lease financing of fixtures, furnishings, furniture and equipment and related assets, including related soft costs and transaction costs, in respect of the Development and/or for the reimbursement of purchase price and related soft costs and transaction costs of such assets, as may be amended, amended and restated, supplemented or otherwise modified from time to time.

“FF&E Financing” shall mean financings incurred for the purchase and/or lease financing of fixtures, furniture, furnishings and equipment and related assets, including related soft costs and transaction costs, of the Borrower and its Subsidiaries and/or for the reimbursement of purchase price and related soft costs and transaction costs of such assets, including without limitation the FF&E Facility.

“FF&E Intercreditor Agreement” shall mean (i) the Intercreditor Agreement dated as of the date hereof among the Administrative Agent, the Collateral Agent and the administrative agent and collateral agent under the FF&E Facility, on behalf of the lenders thereunder and/or (ii) another intercreditor agreement entered into by the Administrative Agent and/or the Collateral Agent on behalf of the Secured Parties providing for the relative rights of the Secured Parties and the secured parties under an FF&E Financing on terms substantially consistent with the Intercreditor Agreement dated as of the date hereof, or on such other terms not materially adverse to the interests of the Lenders or as reasonably satisfactory to the Administrative Agent, in each case, as amended, amended and restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Final Date” shall have the meaning assigned to such term in Section 7.01(n).

“Financial Officer” of any person shall mean the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer, Controller or Responsible Officer of such person.

“Financial Performance Covenant” shall mean the covenant of the Borrower set forth in Section 6.10.

“Foreign Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Foreign Subsidiary” shall mean any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

“FSHCO” shall mean any Subsidiary that owns no material assets other than the Equity Interests of one or more Foreign Subsidiaries that are CFCs and/or of one or more FSHCOs.

“Funded Term B Facility” shall mean the Funded Term B Loan Commitments and the Funded Term B Loans made hereunder.

“Funded Term B Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Funded Term B Loans as set forth in Section 2.01(a). The initial amount of each Lender’s Funded Term B Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Funded Term B Loan Commitment, as applicable. The aggregate amount of the Funded Term B Loan Commitments on the Closing Date is $225.0 million.

“Funded Term B Loans” shall mean the term loans made by the Lenders to the Borrower pursuant to Section 2.01(a).

“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States, applied on a consistent basis, subject to the provisions of Section 1.02; provided that any reference to the application of GAAP in Sections 3.13(b), 3.20, 5.03, 5.07 and 6.02(e) to a Foreign Subsidiary (and not as a consolidated Subsidiary of the Borrower) shall mean generally accepted accounting principles in effect from time to time in the jurisdiction of organization of such Foreign Subsidiary.

“Gaming Authority” shall mean, in any jurisdiction in which the Borrower or any of its subsidiaries manages or conducts any casino, gaming business or activities, the applicable gaming board, commission, or other governmental gaming regulatory body or agency, which (a) has, or may at any time after the Closing Date have, jurisdiction over the gaming activities at the Development or any successor to such authority or (b) is, or may at any time after the Closing Date be, responsible for interpreting, administering and enforcing the Gaming Laws.

“Gaming Laws” shall mean all applicable constitutions, treaties, laws, rates, regulations and orders and statutes pursuant to which any Gaming Authority possesses regulatory, licensing or permit authority over gaming, gambling or casino activities and all rules, rulings, orders, ordinances, regulations of any Gaming Authority applicable to the gambling, casino, gaming businesses or activities of the Borrower or any of its subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the Gaming Authorities.

“Gaming Licenses” shall mean any licenses, permits, franchises, approvals, regulations, findings of suitability or other authorizations from any Gaming Authority or other

Governmental Authority required to own, develop, lease or operate (directly or indirectly) the Development because of the gaming operations conducted or proposed to be conducted thereat or by any Loan Party, including all such licenses, permits, franchises, approvals, regulations, findings of suitability or other authorizations granted under Gaming Laws or any other legal requirement related thereto.

“Garage Mortgage” shall mean the Mortgage securing the Garage Property.

“Garage Property” shall mean the premises transferred to the Borrower under the Land Disposition Agreement, and any Appurtenant Interests relating thereto.

“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory, administrative or legislative body.

“Ground Lease Agreement” shall mean the Ground Lease Agreement, dated as of October 31, 2012, by and between the Mayor and City Council of Baltimore acting by and through the Department of Housing and Community Development and CBAC Gaming, LLC, as assigned to the Borrower after the Closing Date in connection with the occurrence of the Date of Possession (under and as defined in the Ground Lease Agreement), as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Ground Lease Property” shall mean the premises demised and other rights, title and interests of tenant under the Ground Lease Agreement, and any Appurtenant Interests relating thereto.

“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith.

“Guarantee Agreement” shall mean the Guarantee Agreement among each Subsidiary Loan Party and the Collateral Agent, substantially in the form of Exhibit L, as amended, amended and restated, supplemented or otherwise modified from time to time.

“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”

“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals or any toxic, hazardous, ignitable, explosive, corrosive, reactive or radioactive substances, wastes or materials, including petroleum or petroleum distillates or derivatives, asbestos or asbestos containing materials, lead paint, polychlorinated biphenyls or radon gas, and any other substances or wastes of any nature subject to regulation or which can give rise to liability under any Environmental Law.

“Holdings” shall mean CBAC Holding Company, LLC, together with its successors and assigns.

“Honor Date” shall have the meaning assigned to such term in Section 2.05(c)(i).

“Immaterial Subsidiary” shall mean any subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 1.0% of the Consolidated Total Assets or revenues representing in excess of 1.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date, (b) taken together with all Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 5.0% of Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date and (c) does not own assets the absence of which would reasonably be expected to materially impair the completion or operation of the Development.

“In-Balance Test” shall have the meaning assigned to such term in the Disbursement Agreement.

“In-Balance Test Certificate” shall have the meaning assigned to such term in the Disbursement Agreement.

“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness with the same terms or in the form of capital stock of the Borrower, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.

“Increased Amount Date” shall have the meaning assigned to such term in Section 2.21(a).

“Incremental Amount” shall mean, at any time, the excess, if any, of (a) the sum of (1) $10.0 million and (2) from and after the Commencement of Operations of the Development, the lesser of (i) the maximum principal amount of Indebtedness that may be incurred at such time that would not cause the Senior Secured Leverage Ratio on a Pro Forma Basis to exceed 4.0 to 1.0 and (ii) $30.0 million over (b) the sum of (1) the aggregate amount of all Incremental Term Loans, and Incremental Revolving Facility Commitments established prior to such time pursuant to Section 2.21(a) and (2) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.01(v) at such time.

“Incremental Assumption Agreement” shall mean an Incremental Assumption Agreement among the Borrower, the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders entered into pursuant to Section 2.21.

“Incremental Revolving Facility” shall mean the Incremental Revolving Facility Commitments and the extensions of credit made hereunder by the Incremental Revolving Facility Lenders.

“Incremental Revolving Facility Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Revolving Facility Loans to the Borrower, as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) further increased under Section 2.21. Incremental Revolving Facility Commitments may be in any form permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement.

“Incremental Term Borrowing” shall mean a Borrowing comprised of Incremental Term Loans.

“Incremental Term Facility” shall mean the Incremental Term Loan Commitments and the Incremental Term Loans made hereunder.

“Incremental Term Facility Maturity Date” shall mean, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for such series or tranche as set forth in such Incremental Assumption Agreement.

“Incremental Term Lender” shall mean a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.

“Incremental Term Loan Commitment” shall mean the commitment of any Lender, established pursuant to Section 2.21, to make Incremental Term Loans to the Borrower.

“Incremental Term Loan Installment Date” shall have, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.10(a)(ii).

“Incremental Term Loans” shall mean Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(d). Incremental Term Loans may be made in the form of additional Term B Loans or, to the extent permitted by Section 2.21 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.

“Indebtedness” of any person shall mean, if and to the extent (other than with respect to clause (h) below) the same would constitute indebtedness or a liability in accordance with GAAP, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person issued or assumed as the deferred purchase price of property or services (other than such obligations accrued in the ordinary course), to the extent the same would be required to be shown as a long-term liability on a balance sheet prepared in accordance with GAAP, (d) all Capital Lease Obligations of such person, (e) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Agreements, (f) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (g) the principal component of all obligations of such person in respect of bankers’ acceptances, (h) all Guarantees by such person of Indebtedness described in clauses (a) to (g) above and (i) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase prices of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof.

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to or measured by any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document other than Excluded Taxes and Other Taxes.

“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).

“Ineligible Institution” shall mean the persons identified in writing to the Co-Lead Arrangers by the Borrower on or prior to the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the consent of the Administrative Agent (not to be unreasonably withheld or delayed), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).

“Information” shall have the meaning assigned to such term in Section 3.14(a).

“Information Memorandum” shall mean the Confidential Information Memorandum dated April 2013, as modified or supplemented prior to the Closing Date.

“Initial Company Account” shall have the meaning assigned to such term in the Disbursement Agreement.

“Initial Delayed Draw Term B Lender” shall have the meaning assigned to such term in Section 9.04(b)(ii)(E).

“Initial Period” shall mean the period beginning after the second full fiscal quarter ending after the Commencement of Operations of the Development and ending with the fourth full fiscal quarter ending after the Commencement of Operations of the Development.

“Intellectual Property Rights” shall have the meaning assigned to such term in Section 3.22.

“Interest Election Request” shall mean a request by the Borrower to convert or continue a Term Borrowing or Revolving Facility Borrowing in accordance with Section 2.07.

“Interest Expense” shall mean, with respect to any person for any period, the sum of (a) gross interest expense of such person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense and (iii) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense, (b) capitalized interest of such person and (c) solely for purposes of calculating the amount of Restricted Payments permitted pursuant to clause (b) of the definition of Cumulative Credit, scheduled amortization in respect of the FF&E Facility. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Subsidiaries with respect to Swap Agreements, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.

“Interest Payment Date” shall mean, (a) as to any Loan other than an ABR Loan, the last day of each Interest Period applicable to such Loan and the scheduled maturity date of such Loan; provided, however, that if any Interest Period for a Eurocurrency Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any ABR Loan, the last Business Day of each March, June, September and December and the scheduled maturity date of such Loan.

“Interest Period” shall mean, as to each Eurocurrency Loan, the period commencing on the date such Eurocurrency Loan is disbursed or converted to or continued as a Eurocurrency Loan and ending on the date one, two, three or six months (or twelve months if agreed to by each applicable Lender or such period of shorter than one month as may be consented to by the Administrative Agent) thereafter, as selected by the Borrower; provided that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

(c) no Interest Period for any Loan shall extend beyond the maturity date of such Loan.

Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.

“Interest Reserve Account” shall have the meaning assigned to such term in the Disbursement Agreement.

“Investment” shall have the meaning assigned to such term in Section 6.04.

“Investors” shall mean the Sponsors, the Partners and their Affiliates.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request, and any other document, agreement and instrument entered into by the L/C Issuer and the Borrower (or any Subsidiary) or in favor of the L/C Issuer and relating to such Letter of Credit.

“Judgment Currency” shall have the meaning assigned to such term in Section 9.19.

“Junior Capital” shall mean any unsecured Indebtedness of any Loan Party to an Investor or an Affiliate of an Investor (other than to the Borrower or its Subsidiaries) which (a) is subordinated to the Obligations on customary terms reasonably satisfactory to the Administrative Agent, (b) has a maturity date and a weighted average life to maturity at the time such Indebtedness is incurred which is not less than the maturity date and a weighted average life to maturity, respectively, that would result if all payments of principal on such Indebtedness were due on or after the date that is 91 days following the last maturity date of any Term Loans outstanding at such time, and (c) pays interest (other than interest paid in kind) on any date only to the extent that, after giving effect, on a Pro Forma Basis, to the payment of such interest on such Indebtedness, Liquidity shall not be less than $10.0 million.

“Junior Financing” shall have the meaning assigned to such term in Section 6.09(b).

“L/C Advance” shall mean, with respect to each Lender, such Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Facility Percentage. All L/C Advances shall be denominated in Dollars.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an ABR Revolving Loan. All L/C Borrowings shall be denominated in Dollars.

“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Issuer” shall mean DBNY and each other L/C Issuer designated pursuant to Section 2.05(k), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 8.06. An L/C Issuer may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such L/C Issuer, in which case the term “L/C Issuer” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. In the event that there is more than one L/C Issuer at any time, references herein and in the other Loan Documents to the L/C Issuer shall be deemed to refer to the L/C Issuer in respect of the applicable Letter of Credit or to all L/C Issuers, as the context requires.

“L/C Issuer Fees” shall have the meaning assigned to such term in Section 2.12(b).

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.

“L/C Participation Fee” shall have the meaning assigned such term in Section 2.12(b).

“Land Disposition Agreement” shall mean the Land Disposition Agreement, dated as of October 31, 2012, by and between the Mayor and City Council of Baltimore acting by and through the Department of Housing and Community Development and CBAC Gaming, LLC, as assigned to the Borrower after the Closing Date in connection with the occurrence of the Date of Possession (under and as defined in the Ground Lease Agreement), as the same may be further amended, restated, supplemented or otherwise modified from time to time.

“Lender” shall mean each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), as well as any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.21 or Section 2.22.

“Lender Default” shall mean (i) the wrongful refusal (which has not been retracted) of a Lender to make available its portion of any Borrowing requested hereunder or to fund its portion of any unreimbursed payment under Section 2.05(c) required hereunder, or (ii) a Lender having notified in writing the Borrower and/or the Administrative Agent that it does not intend to comply with its obligations under Section 2.05 or 2.06 that would constitute a breach of its obligations under the applicable Section if not complied with.

“lending office” shall mean, as to any Lender, the applicable branch, office or Affiliate of such Lender designated by such Lender to make Loans.

“Letter of Credit” shall mean any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

“Letter of Credit Commitment” shall mean, with respect to each L/C Issuer, the commitment of such L/C Issuer to issue Letters of Credit pursuant to Section 2.05.

“Letter of Credit Expiration Date” shall mean the day that is five days prior to the Revolving Facility Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).

“Letter of Credit Request” shall mean a request and agreement for the issuance or amendment of a Letter of Credit substantially in the form of Exhibit K or in such form as may be satisfactory to any L/C Issuer.

“License Revocation” shall mean the revocation, failure to renew or suspension of, or the appointment of a receiver, supervisor, conservator or similar official with respect to, any casino, gambling or Gaming License issued by any Gaming Authority covering any casino or gaming facility of the Borrower or any of its Subsidiaries.

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, collateral assignment, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Liquidity” shall mean all Unrestricted Cash and Permitted Investments plus any undrawn revolving loan capacity under any Indebtedness of the Borrower or a Subsidiary.

“Liquor Authorities” shall mean, in any jurisdiction in which the Borrower or any of its Subsidiaries sell and distribute liquor, the applicable alcoholic beverage commission or other Governmental Authority responsible for interpreting, administering and enforcing the Liquor Laws.

“Liquor Laws” shall mean the laws, rules, regulations and orders applicable to or involving the sale and distribution of liquor by the Borrower or any of its Subsidiaries in any jurisdiction, as in effect from time to time, including the policies, interpretations and administration thereof by the applicable Liquor Authorities.

“Loan Documents” shall mean this Agreement, the Disbursement Agreement, the Letters of Credit, each Issuer Document, the Guarantee Agreement (if any), the Security Documents and any Note issued under Section 2.09(e), and solely for the purposes of Section 7.01 hereof, the Fee Letter and the Collateral Agent Fee Letter.

“Loan Parties” shall mean the Borrower and the Subsidiary Loan Parties.

“Loan Proceeds Account” shall have the meaning assigned to such term in the Disbursement Agreement.

“Loans” shall mean the Funded Term B Loans, the Delayed Draw Term B Loans, the Incremental Term Loans (if any), the Extended Term Loans (if any), the Refinancing Term Loans (if any), the Revolving Facility Loans and the Incremental Revolving Facility Loans (if any).

“Local Time” shall mean New York, New York local time (daylight or standard, as applicable).

“Majority Lenders” of any Facility shall mean, at any time, Lenders under such Facility having Loans and unused Commitments representing more than 50% of the sum of all Loans outstanding under such Facility and unused Commitments under such Facility at such time. The Loans, Commitments and Incremental Revolving Facility Credit Exposures, if any, of any Defaulting Lender shall be disregarded in determining Majority Lenders at any time.

“Management Agreement” shall mean the Management Agreement, dated as of October 23, 2012, by and between Caesars Baltimore Management Company, LLC, as manager, and CBAC Gaming, LLC, as owner, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Management Group” shall mean the group consisting of the directors, executive officers and other management personnel of CBAC Gaming, LLC, Holdings, the Borrower and their subsidiaries, as the case may be, on the Closing Date together with (x) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of CBAC Gaming, LLC, Holdings or the Borrower, as the case may be, was approved by a vote of a majority of the directors of CBAC Gaming, LLC, Holdings or the Borrower, as the case may be, or the applicable subsidiary then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (y) executive officers and other management personnel of CBAC Gaming, LLC, Holdings, the Borrower and their subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of CBAC Gaming, LLC, Holdings, the Borrower, as the case may be.

“Mandatory Cost” shall mean, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01E.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, property, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, (b) the validity and enforceability of any of the Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder or (c) the ability of the Borrower or any of its Subsidiaries from performing its payment obligations under the Loan Documents (it being understood that any delay in construction will not be deemed a Material Adverse Effect in the event that the Borrower reasonably expects the Commencement of Operations of the Development to occur on or prior to the Final Date).

“Material Contract” shall mean (a) the General Contract (as defined in the Disbursement Agreement), (b) any other contract or arrangement to which a Loan Party is party pursuant to which such Loan Party is reasonably expected to incur obligations or liabilities with a Dollar value in excess of $5.0 million during the term of such contract or arrangement (other than any agreement related to the purchase of furniture, fixtures, furnishings, equipment, software or utility services) or (c) any other contract or other arrangement to which a Loan Party is a party to which the property of a Loan Party is subject (other than the Loan Documents), for which breach, nonperformance, cancellation or failure to renew would reasonably be expected to have a Material Adverse Effect.

“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $30.0 million.

“Material Information” shall mean information relating to the occurrence of any material effect, or any event or condition that, individually or in the aggregate, has had or would reasonably be expected to have a material effect (in each case whether positive or negative), on (a) the business, property, operations or condition, financial or otherwise, of the Borrower and its Subsidiaries, taken as a whole, or the validity and enforceability of any of the material Loan Documents, (b) the ability of the Borrower or any of its Subsidiaries to perform its obligations under any Loan Document or (c) the rights or remedies available to any Lender under any Loan Document.

“Material Leased Real Property” shall mean any Real Property leased by the Borrower or any Subsidiary Loan Party that is integrally related to the ownership or operation of a Mortgaged Property (including in respect of the Development) or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property to the extent a Mortgage on such leasehold interest is permitted under the terms of such lease or other applicable document governing such lease (it being understood that the Borrower will use commercially reasonable efforts to include mortgagee protection provisions in any future lease for Material Leased Real Property).

“Material Subsidiary” shall mean any Subsidiary other than Immaterial Subsidiaries.

“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Mortgaged Properties” shall mean the Owned Real Properties and the improvements thereto owned (or leased in the case of the Ground Lease Property) by the Borrower or a Subsidiary Loan Party that is set forth on Schedule 1.01F and each additional Owned Real Property encumbered by a Mortgage or Additional Mortgage pursuant to Sections 5.10(c) or 5.10(d).

“Mortgages” shall mean, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, in each case in such form customary for affiliates of the Borrower and as are reasonably satisfactory to the Administrative Agent and the applicable Loan Party, as amended, amended and restated, supplemented or otherwise modified from time to time.

“MNPI” shall have the meaning assigned to such term in Section 9.04(i)(E).

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“Net Proceeds” shall mean 100% of the cash proceeds actually received by the Borrower or any Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale pursuant to Section 6.05(d) (to the extent contemplated by clause (b)(ii) of the proviso to Section 6.03), (g) or (m), or any Casualty Event, net of (i) customary attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (ii) the Borrower’s good faith estimate of taxes paid or payable in connection with such sale, and (iii) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any taxes deducted pursuant to clause (i) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be cash proceeds of such Asset Sale occurring on the date of such reduction); provided that if the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make investments in

Permitted Business Acquisitions (or, in the event such proceeds are received prior to the Commencement of Operations of the Development, to use any portion of such proceeds in connection with the Development), in each case within 12 months of such receipt, such proceeds shall not constitute Net Proceeds except to the extent not so used prior to the end of such 12 month period, at which such time such proceeds shall be deemed to be Net Proceeds; provided further that if on or prior to the end of such 12 month period the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent setting forth that the Borrower has entered into a binding commitment to use any portion of such proceeds to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Subsidiaries or to make investments in Permitted Business Acquisitions (or, in the event such proceeds are received prior to the Commencement of Operations of the Development, to use any portion of such proceeds in connection with the Development) within an additional 3 month period, such proceeds shall not constitute Net Proceeds except to the extent not so used prior to the end of such 3 month period, at which time such proceeds shall be deemed to be Net Proceeds; provided further that (x) no net cash proceeds calculated in accordance with the foregoing realized in any fiscal year shall constitute Net Proceeds in such fiscal year until the aggregate amount of all such net cash proceeds in such fiscal year shall exceed, (1) prior to the Commencement of Operations of the Development, $1.0 million and (2) thereafter, $5.0 million (and, in each case, only net cash proceeds in excess of such amount shall constitute Net Proceeds) and (y) in any event, no net cash proceeds calculated in accordance with the foregoing realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such net cash proceeds shall exceed $1.0 million.

“New Project” shall mean each capital project which is either a new project or a new feature at an existing project owned by the Borrower or its Subsidiaries which receives a certificate of completion or occupancy and all relevant licenses, and in fact commences operations.

“New York Courts” shall have the meaning assigned to such term in Section 9.15.

“Non-Bank Certificate” shall have the meaning assigned to such term in Section 2.17(e).

“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).

“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(b)(iii).

“Non-Reinstatement Deadline” shall have the meaning assigned to such term in Section 2.05(b)(iv).

“Note” shall have the meaning assigned to such term in Section 2.09(e).

“Obligations” shall mean the “Loan Document Obligations” as defined in the Collateral Agreement, including any interest and fees accruing after commencement of any bankruptcy or insolvency proceeding with respect to any Loan Party whether or not allowed in such proceeding.

“Operations Management Agreement” shall mean (a) the Management Agreement, (b) the agreements identified as such on Schedule 6.07 and (b) other asset and operating management agreements entered into by the Borrower or any of its Subsidiaries with an Investor or an Affiliate thereof and any and all modifications thereto, substitutions therefor and replacements thereof so long as, in the good faith determination of the Borrower, such other agreements, modifications, substitutions and replacements are not materially less favorable, taken as a whole, to the Borrower and its Subsidiaries than the terms of any such agreements, if any, as in effect on the Closing Date; provided that any such modifications thereto, substitutions therefor and replacements thereof and/or any such additional agreements in each case entered into after the Closing Date shall be approved by the Board of Directors of the Borrower. For purposes of the foregoing, references to the Borrower and its Subsidiaries shall mean the Borrower and its Subsidiaries acting directly or acting indirectly on behalf of any Parent Entity party to any such agreement referred to above.

“Other Revolving Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Other Taxes” shall mean all present or future stamp or documentary Taxes or any other excise, transfer, sales, property, intangible, mortgage recording, or similar Taxes arising from any payment made under any Loan Document or from the execution, registration, delivery or enforcement of, or otherwise with respect to, any Loan Document. For the avoidance of doubt, Other Taxes shall not include any Excluded Taxes.

“Other Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

“Outstanding Amount” shall mean (i) with respect to any Loans on any date, the amount of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Loans occurring on such date; and (ii) with respect to any L/C Obligations on any date, the amount of the aggregate outstanding amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements by the Borrower of Unreimbursed Amounts.

“Overdraft Line” shall have the meaning assigned to such term in Section 6.01(w).

“Overnight Rate” shall mean, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Rate and (ii) an overnight rate determined by the Administrative Agent or the L/C Issuer, as the case may be, in accordance with banking industry rules on interbank compensation.

“Owned Real Property” shall mean each parcel of Real Property that is owned in fee by the Borrower or any Subsidiary Loan Party that has an individual fair market value (as determined by the Borrower in good faith) of at least $5.0 million (provided that such $5.0 million threshold shall not be applicable in the case of Real Property that is integrally related to or otherwise necessary for the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property); provided that, (1) with respect to any such Real Property that is partially owned in fee and partially leased by the Borrower or any Subsidiary Loan Party, (a) Owned Real Property will include only that portion of such Real Property that is owned in fee and only if (i) such portion that is owned in fee has an individual fair market value (as determined by the Borrower in good faith) of at least $5.0 million (provided that such $5.0 million threshold shall not be applicable in the case of Real Property that is integrally related to the ownership or operation of a Mortgaged Property or otherwise necessary for such Mortgaged Property to be in compliance with all requirements of law applicable to such Mortgaged Property) and (ii) a mortgage in favor of the Collateral Agent (for the benefit of the Secured Parties) is permitted on such portion of Real Property owned in fee by applicable law and by the terms of any lease, or other applicable document governing any leased portion of such Real Property and (b) if the portion that is owned in fee constitutes Owned Real Property, the portion that is leased shall be considered Owned Real Property for purposes of the Collateral and Guarantee Requirement and will be Mortgaged Property hereunder to the extent such portion of such Real Property that is leased constitutes Material Leased Real Property and (2) the Borrower’s leasehold interest in the Ground Lease Property shall be considered Owned Real Property for purposes of the Collateral and Guarantee Requirement hereunder.

“Parent Entity” shall mean any direct or indirect parent of the Borrower.

“Participant” shall have the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).

“Partners” shall mean CVPR Gaming Holdings, LLC, STRON-MD Limited Partnership and PRT Two, LLC, together with their successors and assigns.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean the Perfection Certificate with respect to the Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.

“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) in, or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) after giving effect to such acquisition or investment and any related transactions, the Borrower shall be in Pro Forma Compliance; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent required by Section 5.10, any person acquired in such acquisition, if acquired by the Borrower or a Subsidiary Loan Party, shall be merged into the Borrower or a Subsidiary Loan Party or become, following the consummation of such acquisition in accordance with Section 5.10, a Subsidiary Loan Party; and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or do not become Subsidiary Loan Parties following the consummation of such acquisition when taken together shall not exceed the Available Amount.

“Permitted Cure Securities” shall mean any equity securities of the Borrower or a Parent Entity issued pursuant to the Cure Right other than Disqualified Stock.

“Permitted Encumbrances” shall mean those exceptions specified in the title policies delivered in respect of the Mortgaged Properties.

“Permitted Holder” shall mean each of (i) the Investors and their Affiliates, (ii) the Management Group, (iii) any Person that has no material assets other than the capital stock of the Borrower or a Parent Entity and that, directly or indirectly, holds or acquires beneficial ownership of 100% on a fully diluted basis of the voting Equity Interests of the Borrower, and of which no other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any of the other Permitted Holders specified in clauses (i) and (ii), beneficially owns more than the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii) on a fully diluted basis of the voting Equity Interests thereof, and (iv) any “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date) the members of which include any of the other Permitted Holders specified in clauses (i) and (ii) and that, directly or indirectly, hold or acquire beneficial ownership of the voting Equity Interests of the Borrower (a “Permitted Holder Group”), so long as (1) each member of the Permitted Holder Group has voting rights proportional to the percentage of ownership interests held or acquired by such member and (2) no Person or other “group” (other than the other Permitted Holders specified in clauses (i) and (ii)) beneficially owns more than the greater of 35% and the percentage beneficially owned by the Permitted Holders specified in clauses (i) and (ii) on a fully diluted basis of the voting Equity Interests held by the Permitted Holder Group.

“Permitted Investments” shall mean:

(a) direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;

(b) time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250.0 million and whose long-term debt, or whose parent holding company’s long-term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;

(d) commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(e) securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));

(f) shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e) above;

(g) money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000.0 million; and

(h) time deposit accounts, certificates of deposit and money market deposits in an aggregate face amount not in excess of 0.5% of the total assets of the Borrower and the Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and

(i) instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.

“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness) (and, in the case of revolving Indebtedness being Refinanced, to effect a corresponding reduction in the commitments with respect to such revolving Indebtedness being Refinanced); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(i), the average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the shorter of (i) the weighted average life to maturity of the Indebtedness being Refinanced and (ii) the weighted average life to maturity that would result if all payments of principal on the Indebtedness being Refinanced that were due on or after the date that is one year following the Term B Facility Maturity Date were instead due on the date that is one year following the Term B Facility Maturity Date and (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Obligations pursuant to intercreditor arrangements reasonably satisfactory to the Administrative Agent and shall be on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced; provided further, that with respect to a Refinancing of Indebtedness permitted hereunder that is subordinated, such Permitted Refinancing Indebtedness shall be on terms (excluding pricing and redemption premiums), taken as a whole, not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being Refinanced.

“Person” or “person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) that is, (i) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Borrower or any ERISA Affiliate, and (iii) in respect of which the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Plans and Specifications” shall have the meaning assigned to such term in the Disbursement Agreement.

“Platform” shall have the meaning assigned to such term in Section 9.17.

“Pledged Collateral” shall have the meaning assigned to such term in the Collateral Agreement.

“Post-Closing Collateral Requirement” shall mean the satisfaction of the Collateral and Guarantee Requirement set forth on Schedule 5.10(h) after the Closing Date by the Borrower and its Subsidiaries to the extent not satisfied on or prior to the Closing Date.

“Pre-Opening Expenses” shall mean, with respect to any fiscal period, the amount of expenses (other than interest expense) incurred with respect to capital projects which are classified as “pre-opening expenses” or “project opening costs” (or any similar or equivalent caption) on the applicable financial statements of the Borrower and the Subsidiaries for such period, prepared in accordance with GAAP.

“primary obligor” shall have the meaning given such term in the definition of the term “Guarantee”.

“Pro Forma Basis” shall mean, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions not otherwise permitted under Section 6.04 or 6.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation and any restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 6.01, 6.02, 6.03, 6.04 and 6.06, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Pro Forma Compliance” or pursuant to Sections 6.01, 6.02, 6.03, 6.04 and 6.06, occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or relevant transaction is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period, (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), bearing floating interest rates shall be computed on a pro forma basis as if the rates that would have been in effect during the period for which pro forma effect is being given had been actually in effect during such periods, and (z) with respect to each New Project which commences operations and records not less than one full fiscal quarter’s operations during the Reference Period, the operating results of such New Project shall be annualized on a straight line basis during such period and (iii) (A) any Subsidiary Redesignation then being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.

Pro forma calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include, for any fiscal period ending on or prior to the second anniversary of any relevant pro forma event (but not for any fiscal period ending after such second anniversary), adjustments to reflect operating expense reductions and other operating improvements, synergies or cost savings reasonably expected to result from such relevant pro forma event (including, to the extent applicable, the Transactions). The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements, synergies or cost savings and information and calculations supporting them in reasonable detail.

For purposes of this definition, any amount in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency for the most recent twelve month period immediately prior to the date of determination in a manner consistent with that used in calculating EBITDA for the applicable period.

“Pro Forma Compliance” shall mean, at any date of determination, that the Borrower and its Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), with the Financial Performance Covenant recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which the financial statements and certificates required pursuant to Section 5.04 have been or were required to have been delivered (provided that prior to delivery of financial statements for the first fiscal quarter during the Initial Period, such covenant shall be deemed to have been satisfied with respect to the definition of Permitted Business Acquisition and Sections 2.21(c), 6.01, 6.03, 6.05 and 6.09(b)).

“Project Budget” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Costs” shall have the meaning assigned to such term in the Disbursement Agreement.

“Project Site” shall mean the Real Property on which the Development will be developed.

“Projections” shall mean the projections of the Borrower included in the Information Memorandum and any other projections and any forward-looking statements of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Borrower or any of the Subsidiaries prior to the Closing Date.

“PRT Two Completion Guarantee” shall mean the Completion Guarantee dated as of the date hereof from PRT Two, LLC to the Administrative Agent in favor of the Lenders guaranteeing on a several, and not joint with any other guarantor, basis the obligations of the Borrower through the Commencement of Operations of the Development, in an aggregate amount not to exceed $0.455 million, with respect to the completion of the construction of the Development and availability of initial working capital contemplated in the Project Budget.

“Public Lender” shall have the meaning assigned to such term in Section 9.17.

“Qualified Equity Interests” shall mean any Equity Interests of the Borrower or any Parent Entity other than Disqualified Stock.

“Real Property” shall mean, collectively, all right, title and interest (including, without limitation, any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by the Borrower or any Subsidiary, together with, in each case, all easements, hereditaments and appurtenances relating thereto, and all improvements situated, placed or constructed upon, or fixed to or incorporated into, or which becomes a component part of or which is permanently moored to such real property, and appurtenant fixtures incidental to the ownership or lease thereof.

“Reference Period” shall have the meaning assigned to such term in the definition of the term “Pro Forma Basis”.

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness”, and “Refinancing” and “Refinanced” shall each have a meaning correlative thereto.

“Refinancing Amount” shall mean, in connection with any Refinancing of Indebtedness hereunder, the additional amount of Indebtedness in excess of the principal amount of Indebtedness being Refinanced that is incurred to fund such Refinancing; provided that the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses).

“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.22(a).

“Refinancing Term Lender” shall have the meaning assigned to such term in Section 2.22(b).

“Refinancing Term Loan Amendment” shall have the meaning assigned to such term in Section 2.22(c).

“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.22(a).

“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto, from, under or through the environment.

“Remedial Action” means all actions taken to (i) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the environment, (ii) prevent or minimize a Release or threatened Release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the environment, (iii) restore or reclaim natural resources or the environment, (iv) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (v) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.

“Replaced Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Replacement L/C Obligations” shall mean, at any time with respect to any Replacement Revolving Facility, an amount equal to the sum of (a) the then aggregate undrawn and unexpired amount of the then outstanding Replacement Letters of Credit under such Replacement Revolving Facility and (b) the aggregate amount of drawings under the Replacement Letters of Credit under such Replacement Revolving Facility that have not then been reimbursed.

“Replacement Letter of Credit” shall mean any letter of credit issued pursuant to a Replacement Revolving Facility.

“Replacement Revolving Credit Percentage” shall mean, as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, the percentage which such Lender’s Replacement Revolving Facility Commitment under such Replacement Revolving Facility then constitutes of the aggregate Replacement Revolving Facility Commitments under such Replacement Revolving Facility (or, at any time after such Replacement Revolving Facility Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Replacement Revolving Extensions of Credit then outstanding pursuant to such

Replacement Revolving Facility constitutes of the amount of the aggregate Replacement Revolving Extensions of Credit then outstanding pursuant to such Replacement Revolving Facility).

“Replacement Revolving Extensions of Credit” shall mean, as to any Replacement Revolving Lender at any time under any Replacement Revolving Facility, an amount equal to the sum of (a) the aggregate principal amount of all Replacement Revolving Loans made by such Lender pursuant to such Replacement Revolving Facility then outstanding and (b) such Lender’s Replacement Revolving Credit Percentage of the outstanding Replacement L/C Obligations under any Replacement Letter of Credit under such Replacement Revolving Facility.

“Replacement Revolving Facility” shall mean each Replacement Revolving Commitment Series of Replacement Revolving Facility Commitments and the Replacement Revolving Extensions of Credit made thereunder.

“Replacement Revolving Facility Amendment” shall have the meaning assigned to such term in Section 2.24(c).

“Replacement Revolving Facility Commitments” shall have the meaning assigned to such term in Section 2.24(a).

“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.24(a).

“Replacement Revolving Lender” shall have the meaning assigned to such term in Section 2.24(b).

“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.24(a).

“Replacement Term Loans” shall have the meaning assigned to such term in Section 9.08(e).

“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).

“Required Lenders” shall mean, at any time, Lenders having Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) that, taken together, represent more than 50% of the sum of all Term Loans and Commitments (and, if the Revolving Facility Commitments have been terminated, Revolving Facility Credit Exposures) at such time. The Loans, Commitments and Revolving Facility Credit Exposures of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.

“Required Percentage” shall mean, with respect to an Excess Cash Flow Period, 50%; provided that (a) if the Senior Secured Leverage Ratio at the end of the applicable Excess Cash Flow Period is greater than 3.00:1.00 but less than or equal to 4.00:1.00, such percentage shall be 25%, and (b) if the Senior Secured Leverage Ratio at the end of the applicable Excess Cash Flow Period is less than or equal to 3.00:1.00, such percentage shall be 0%.

“Required Prepayment Date” shall have the meaning assigned to such term in Section 2.11(e).

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.

“Revolving Facility” shall mean (i) the Revolving Facility Commitments in effect on the Closing Date and the extensions of credit made thereunder, and (ii) any Incremental Revolving Facility Commitments and the extensions of credit made thereunder.

“Revolving Facility Borrowing” shall mean a Borrowing comprised of Revolving Facility Loans.

“Revolving Facility Commitment” shall mean, with respect to each Revolving Facility Lender, the commitment of such Revolving Facility Lender to make Revolving Facility Loans pursuant to Section 2.01(c), as such commitment may be (a) reduced from time to time pursuant to Section 2.08, (b) reduced or increased from time to time pursuant to assignments by or to such Lender under Section 9.04, and (c) increased as provided under Section 2.21. The initial amount of each Revolving Facility Lender’s Revolving Facility Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Revolving Facility Commitment (or Incremental Revolving Facility Commitment), as applicable. The initial aggregate amount of the Revolving Facility Lenders’ Revolving Facility Commitments (prior to any Incremental Revolving Facility Commitments) is $10.0 million.

“Revolving Facility Credit Exposure” shall mean with respect to any Revolving Facility, at any time, the sum of (a) the aggregate Outstanding Amount of the Revolving Facility Loans and (b) the Outstanding Amount of the L/C Obligations. The Revolving Facility Credit Exposure of any Revolving Facility Lender shall be the product of (x) such Revolving Facility Lender’s Revolving Facility Percentage and (y) the aggregate Revolving Facility Credit Exposure of all Revolving Facility Lenders, collectively, at such time.

“Revolving Facility Lender” shall mean a Lender (including an Incremental Revolving Facility Lender) with a Revolving Facility Commitment or with outstanding Revolving Facility Loans.

“Revolving Facility Loan” shall mean a Loan made by a Revolving Facility Lender pursuant to Section 2.01(c).

“Revolving Facility Maturity Date” shall mean, in respect of the Revolving Facility Commitments in effect on the Closing Date, July 2, 2018 or, with respect to any series or tranche of Revolving Facility Commitments established pursuant to an Incremental Assumption Agreement, the maturity date for such series or tranche as set forth in such Incremental Assumption Agreement.

“Revolving Facility Percentage” shall mean, with respect to any Revolving Facility Lender, the percentage of the total Revolving Facility Commitments represented by such Lender’s Revolving Facility Commitment. If the Revolving Facility Commitments have terminated or expired, the Revolving Facility Percentages shall be determined based upon the Revolving Facility Commitments most recently in effect, giving effect to any assignments pursuant to Section 9.04.

“Rock” shall mean Rock Gaming Mothership LLC.

“Rock Gaming Completion Guarantee” shall mean the Completion Guarantee dated as of the date hereof from Rock to the Administrative Agent in favor of the Lenders guaranteeing on a several, and not joint with any other guarantor, basis the obligations of the Borrower through the Commencement of Operations of the Development, in an aggregate amount not to exceed $6.433 million, with respect to the completion of the construction of the Development and availability of initial working capital contemplated in the Project Budget.

“S&P” shall mean Standard & Poor’s Ratings Group, Inc.

“Sale and Lease-Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Same Day Funds” shall mean with respect to disbursements and payments in Dollars, immediately available funds.

“Scheduled Completion Date” shall have the meaning assigned to such term in the Disbursement Agreement.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form attached hereto as Exhibit J entered into by the Collateral Agent and the Administrative Agent on behalf of the Secured Parties, or another intercreditor agreement on such other terms not materially adverse to the interests of the Lenders or as reasonably satisfactory to the Administrative Agent, each as amended, restated, supplemented or otherwise modified from time to time in accordance with this Agreement.

“Second Priority Liens” shall mean Liens (other than Liens securing the Obligations) that are subordinated to the Liens securing the Obligations pursuant to, and otherwise subject to the terms of, any Second Lien Intercreditor Agreement (it being understood that such Liens may be senior in priority to, or pari passu with, or junior in priority to, the Liens securing any other Second Priority Liens).

“Secured Parties” shall mean the “Secured Parties” as defined in the Collateral Agreement.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Security Documents” shall mean the Mortgages, the Collateral Agreement, the Control Agreements, the Guarantee Agreement (if any), the Completion Guarantees and each of the security agreements, pledge agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Sections 4.03(i) or 5.10.

“Senior Secured Leverage Ratio” shall mean, on any date, the ratio of (a) Total First Lien Senior Secured Net Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Senior Secured Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

Notwithstanding the foregoing and the definition of “Test Period”, for purposes of calculating the Senior Secured Leverage Ratio in effect during the Initial Period:

(i) in respect of the first quarter of the Initial Period, the Test Period shall mean such fiscal quarter (taken as one accounting period), and EBITDA for the Test Period shall be EBITDA for such fiscal quarter multiplied by 4; and

(ii) in respect of the second quarter of the Initial Period, the Test Period shall mean the first and second quarter of the Initial Period (taken as one accounting period), and EBITDA for the Test Period shall be EBITDA for such first and second fiscal quarter (taken as one accounting period) multiplied by 2.

“Series” shall have the meaning given to such term in Section 2.22(b).

“Similar Business” shall mean a business, the majority of whose revenues are derived from the activities of CBAC Gaming, LLC and its subsidiaries as of the Closing Date or anticipated on the Closing Date to be conducted by them from and after the Closing Date and the Commencement of Operations of the Development or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto.

“Site Preparation” shall mean the preparation of the Project Site for the design, development, permitting, site preparation, construction, equipping, licensing, financing and opening of the Development, including without limitation the subdivision, parcelization, combination, commercial mapping, zoning modifications, granting of easements, licenses, special assessments, covenants, rights of way, declarations, conditions and restrictions and reservation of easements and common area spaces and similar instruments with respect to the property and assets consisting of the Project Site.

“Sponsor” shall mean (i) CEC and each Affiliate of CEC, (ii) Rock and each Affiliate of Rock, and (iii) any individual who is a partner or employee of CEC, Rock or their Affiliates, to the extent such individual is licensed by a relevant Gaming Authority on the Closing Date or thereafter replaces any such licensee.

“STRON-MD Completion Guarantee” shall mean the Completion Guarantee dated as of the date hereof from STRON-MD Limited Partnership to the Administrative Agent in favor of the Lenders guaranteeing on a several, and not joint with any other guarantor, basis the obligations of the Borrower through the Commencement of Operations of the Development, in an aggregate amount not to exceed $0.84 million, with respect to the completion of the construction of the Development and availability of initial working capital contemplated in the Project Budget.

“Subordinated Intercompany Debt” shall have the meaning assigned to such term in Section 6.01(e).

“subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Subsidiary” shall mean, unless the context otherwise requires, a subsidiary of the Borrower. Notwithstanding the foregoing (and except for purposes of the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.

“Subsidiary Loan Party” shall mean (a) each Wholly-Owned Domestic Subsidiary of the Borrower on the Closing Date as set forth on Schedule 1.01G and (b) each Wholly-Owned Domestic Subsidiary of the Borrower that becomes, or is required pursuant to Section 5.10 to become, a party to the Collateral Agreement after the Closing Date.

“Subsidiary Redesignation” shall have the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.

“Supplemental Company Account” shall have the meaning assigned to such term in the Disbursement Agreement.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of the Subsidiaries shall be a Swap Agreement.

“Tax Distributions” shall mean any distributions made pursuant to Section 6.06(b)(y) or (z).

“Taxes” shall mean all present or future taxes, levies, imposts, duties (including stamp duties), assessments, deductions, withholdings or similar charges (including ad valorem charges) imposed by any Governmental Authority and any and all interest, fines, additions to tax and penalties applicable thereto.

“Term B Borrowing” shall mean a Borrowing comprised of Funded Term B Loans or Delayed Draw Term B Loans.

“Term B Facility” shall mean (x) the Funded Term B Loan Commitments and the Funded Term B Loans made hereunder, and (y) the Delayed Draw Term B Loan Commitments and the Delayed Draw Term B Loans made hereunder.

“Term B Facility Maturity Date” shall mean July 2, 2020.

“Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).

“Term B Loans” shall mean the Funded Term B Loans, the Delayed Draw Term B Loans, and any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lender to the Borrower pursuant to Section 2.01(d).

“Term Borrowing” shall mean any Term B Borrowing or any Incremental Term Borrowing.

“Term Facility” shall mean the Term B Facility and/or any or all of the Incremental Term Facilities, Extended Term Facilities and Refinancing Term Loans.

“Term Facility Maturity Date” shall mean the latest of the Term B Facility Maturity Date and any Incremental Term Facility Maturity Date or, if the context so requires, either of such dates.

“Term Loan Commitment” shall mean any Funded Term B Loan Commitment, Delayed Draw Term B Loan Commitment or any Incremental Term Loan Commitment.

“Term Loan Installment Date” shall mean any Term B Loan Installment Date or any other Incremental Term Loan Installment Date.

“Term Loans” shall mean the Term B Loans, the Incremental Term Loans, the Extended Term Loans and/or the Refinancing Term Loans.

“Test Period” shall mean, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b).

“Total First Lien Senior Secured Net Debt” at any date shall mean (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by first priority Liens on the Collateral, less (ii), without duplication, the aggregate amount of all Unrestricted Cash and Permitted Investments (but excluding for these purposes Permitted Investments of the type set forth in clause (h) of the definition thereof) of the Borrower and its Subsidiaries on such date.

“Total Leverage Ratio” shall mean, on any date, the ratio of (a) Total Net Debt as of the last day of the Test Period most recently ended as of such date to (b) EBITDA for the Test Period most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided that the Total Leverage Ratio shall be determined for the relevant Test Period on a Pro Forma Basis.

“Total Net Debt” at any date shall mean the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date less the aggregate amount of all Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date.

“Transaction Documents” shall mean the Construction Contracts, the Loan Documents and all documents executed in connection therewith.

“Transactions” shall mean, collectively, the transactions to occur pursuant to or in connection with the Transaction Documents, including (i) the development, construction, ownership and operation of the Development, (ii) the execution and delivery of the Ground Lease Agreement and the other transactions contemplated thereby (including, without limitation, the acquisition of Real Property contemplated by the LDA (as defined in the Ground Lease Agreement)), (iii) the making of the Closing Date Equity Contribution, (iv) the Site Preparation, (v) the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the borrowings hereunder, (vi) the execution and delivery of the FF&E Facility and the creation of the Liens in respect thereof and (vii) payment of all fees and expenses to be paid in connection with the foregoing.

“Treasury Rate” shall mean, at any date, the yield to maturity as of such date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15 (519) that has become publicly available at least two Business Days prior to such date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such date to the eighteen-month anniversary of the Closing Date; provided, however, that if the period from such date to the eighteen-month anniversary of the Closing Date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year will be used.

“Type” shall mean, when used in respect of any Loan or Borrowing, the rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate and the ABR.

“Unfunded Pension Liability” shall mean, as of the most recent valuation date for the applicable Plan, the excess of (1) the Plan’s actuarial present value (determined on the basis of reasonable assumptions employed by the independent actuary for such Plan for purposes of Section 430 of the Code or Section 303 of ERISA) of its benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over (2) the fair market value of the assets of such Plan.

“Uniform Commercial Code” shall mean the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“Unreimbursed Amount” shall have the meaning specified in Section 2.05(c)(i).

“Unrestricted Cash” shall mean cash or cash equivalents of the Borrower or any of the Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries, including without limitation all “cage cash”.

“Unrestricted Subsidiary” shall mean (1) any Subsidiary of the Borrower designated by the Borrower as an Unrestricted Subsidiary hereunder after the Closing Date by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (a) no Default or Event of Default has occurred and is continuing or would result therefrom, (b) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 6.04 and (c) without duplication of clause (b), any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 6.04 and (2) any subsidiary of an Unrestricted Subsidiary. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom, (ii) immediately after giving effect to such Subsidiary Redesignation, the Borrower shall be in Pro Forma Compliance and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii), and containing the calculations and information required by the preceding clause (ii).

“U.S. Bankruptcy Code” shall mean Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“U.S. Lender” shall mean any Lender that is a “United States person” as defined by Section 7701(a)(30) of the Code.

“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended or modified from time to time.

“Venue Documents” shall have the meaning assigned to such term in Section 6.05(p).

“Venue Easements” shall have the meaning assigned to such term in Section 6.05(p).

“Waivable Mandatory Prepayment” shall have the meaning assigned to such term in Section 2.11(e).

“Wholly-Owned Domestic Subsidiary” of any person shall mean a Domestic Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Foreign Subsidiary” of any person shall mean a Foreign Subsidiary of such person that is a Wholly-Owned Subsidiary.

“Wholly-Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly-Owned Subsidiary of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean any Loan Party, the Administrative Agent or any other Person that is the applicable withholding agent.

“Working Capital” shall mean, with respect to the Borrower and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Yield” means, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, OID, upfront fees, LIBOR or base rate “floors” or otherwise, in each case, incurred or payable by the Borrower generally to the lenders in the syndication of such Indebtedness; provided that original issue discount and upfront fees shall be equated to interest rate assuming a 4-year life to maturity (or, if less, the stated life to maturity at the time of its incurrence of the applicable indebtedness); and provided, further, that “Yield” shall not include arrangement fees, structuring fees, commitment fees, underwriting fees and similar fees (regardless of whether paid in whole or in part to any or all lenders) not paid generally to all lenders in the syndication of such Indebtedness.

Section 1.02. Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document or any other agreement or contract shall mean such document, agreement or contract as amended, restated, supplemented or otherwise modified from time to time. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03. Effectuation of Transactions. Each of the representations and warranties of the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Closing Date Transactions, unless the context otherwise requires.

Section 1.04. Exchange Rates; Currency Equivalents. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such amount as so determined by the Administrative Agent or the L/C Issuer, as applicable. No Default or Event of Default shall arise as a result of any limitation or threshold set forth in U.S. Dollars in Article VI or paragraph (f) or (j) of Section 7.01 being exceeded solely as a result of changes in currency exchange rates from those rates applicable on the first day of each month in which such determination occurs or in respect of which such determination is being made.

Section 1.05. Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any country and any relevant market conventions or practices relating to the change in currency.

Section 1.06. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Local Time.

Section 1.07. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases (including, without limitation, for purposes of calculating any fees related thereto), whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Credits

Section 2.01. Commitments. Subject to the terms and conditions set forth herein:

(a) each Lender agrees to make Funded Term B Loans to the Borrower on the Closing Date in a principal amount not to exceed its Funded Term B Loan Commitment;

(b) (i) each Lender having a 12-Month Delayed Draw Term B Loan Commitment agrees to make 12-Month Delayed Draw Term B Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount not to exceed its 12-Month Delayed Draw Term B Loan Commitment and (ii) each Lender having an 18-Month Delayed Draw Term B Loan Commitment agrees to make 18-Month Delayed Draw Term B Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount not to exceed its 18-Month Delayed Draw Term B Loan Commitment; provided that no more than 5 Borrowings of Delayed Draw Term B Loans shall be permitted hereunder and each such Borrowing shall be in a principal amount of not less than $5.0 million or integral multiples of $1.0 million in excess thereof (unless constituting the remaining amount thereof);

(c) each Lender having a Revolving Facility Commitment agrees to make Revolving Facility Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (x) for the period from and including the date that is 30 days prior to the Scheduled Completion Date to but excluding the Commencement of Operations of the Development (i) such Lender’s Revolving Facility Credit Exposure exceeding 50% of such Lender’s Revolving Facility Commitment or (ii) the Revolving Facility Credit Exposure exceeding 50% of the total Revolving Facility Commitments and (y) for the period from and including the Commencement of Operations of the Development through and including the end of the Availability Period with respect to the Revolving Facility Commitments (i) such Lender’s Revolving Facility Credit Exposure exceeding such Lender’s Revolving Facility Commitment or (ii) the Revolving Facility Credit Exposure exceeding the total Revolving Facility Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Facility Loans;

(d) each Lender having an Incremental Term Loan Commitment or an Incremental Revolving Facility Commitment agrees, subject to the terms and conditions set forth in Section 2.21 and the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower and/or Incremental Revolving Facility Loans to the Borrower, in each case in Dollars, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment or Incremental Revolving Facility Commitment, as the case may be; and

(e) amounts borrowed under Section 2.01(a), 2.01(b) or, with respect to Incremental Term Loans, 2.01(d) and repaid or prepaid may not be reborrowed.

Section 2.02. Loans and Borrowings.

(a) Each Revolving Facility Loan and Term Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Borrowing of Revolving Facility Loans or Term Loans shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any ABR Loan or Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple. Subject to Section 2.05(c), at the time that each Term Borrowing or Revolving Facility Borrowing is made, such Borrowing shall be in an aggregate amount that is not less than the Borrowing Minimum and, in the case of a Eurocurrency Revolving Facility Borrowing, that is an integral multiple of the Borrowing Multiple; provided that an ABR Revolving Facility Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Revolving Facility Commitments. Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided that there shall not at any time be more than a total of 10 Eurocurrency Borrowings outstanding.

Section 2.03. Borrowing Procedure.

(a) Each Lender shall make each Funded Term B Loan to be made by it on the Closing Date by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 (noon), New York City time. On the Closing Date, the Administrative Agent shall promptly credit a portion of the proceeds of the Funded Term B Loans to the Interest Reserve Account and to the Loan Proceeds Account, in each case in the amounts set forth therefor in Exhibit R to the Disbursement Agreement (which is net of certain fees and expenses related to the Transactions payable on the date hereof).

(b) To request a Revolving Facility Borrowing and/or a Term Borrowing other than the Term B Loans to be made on the Closing Date, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 10:00 a.m., Local Time, three (3) Business Days before the date of any proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 10:00 a.m., Local Time, on the requested borrowing date. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by a Responsible Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.03:

(i) whether such Borrowing is to be a Borrowing of Revolving Facility Loans, Funded Term B Loans, 12-Month Delayed Draw Term B Loans, 18-Month Delayed Draw Term B Loans or Other Term Loans;

(ii) the aggregate amount of the requested Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi) the location and number of the Borrower’s account to which funds are to be disbursed.

The Revolving Facility Borrowing shall be made in Dollars. If no election as to the Type of Revolving Facility Borrowing or Term Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04. [Reserved].

Section 2.05. The Letter of Credit Commitment.

(a) General.

(i) Subject to the terms and conditions set forth herein, (A) the L/C Issuer agrees, in reliance upon the agreements of the Revolving Facility Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from and including the commencement of the Availability Period with respect to the Revolving Facility Commitments until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower or its Subsidiaries, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Facility Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower or its Subsidiaries and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (I) for the period from and including the date that is 30 days prior to the Scheduled Completion Date to but excluding the Commencement of Operations of the Development (x) the total Revolving Facility Credit Exposure shall not exceed 50% of the total Revolving Facility Commitments, and (y) no Lender’s Revolving Facility Credit Exposure shall exceed 50% of such Lender’s Revolving Facility Commitment and (II) for the period from and including the Commencement of Operations of the Development until the Letter of Credit Expiration Date (x) the total Revolving Facility Credit Exposure shall not exceed the total Revolving Facility Commitments, and (y) no Lender’s Revolving Facility Credit Exposure shall exceed such Lender’s Revolving Facility Commitment. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower or any Subsidiary may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(ii) The L/C Issuer shall not issue any Letter of Credit, if:

(A) subject to Section 2.05(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Majority Lenders under the Revolving Facility have approved such expiry date (such approval not to be unreasonably withheld or delayed); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Revolving Facility Lenders have approved such expiry date (such approval not to be unreasonably withheld or delayed).

(iii) The L/C Issuer shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the L/C Issuer from issuing such Letter of Credit, or any requirement of law applicable to the L/C Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the L/C Issuer shall prohibit, or request that the L/C Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the L/C Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the L/C Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the L/C Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the L/C Issuer in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of the L/C Issuer applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is in an initial stated amount less than $100.0 thousand, in the case of a commercial Letter of Credit, or $500.0 thousand, in the case of a standby Letter of Credit;

(D) except as otherwise agreed by the Administrative Agent and the L/C Issuer, such Letter of Credit is to be denominated in a currency other than Dollars;

(E) the L/C Issuer does not as of the issuance date of such requested Letter of Credit issue Letters of Credit in the requested currency;

(F) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(G) a default of any Revolving Facility Lender’s obligations to fund under Section 2.05(c) exists or any Revolving Facility Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Revolving Facility Lender to eliminate the L/C Issuer’s risk with respect to such Revolving Facility Lender.

(iv) The L/C Issuer shall not amend any Letter of Credit if the L/C Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The L/C Issuer shall be under no obligation to amend any Letter of Credit if (A) the L/C Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(vi) The L/C Issuer shall act on behalf of the Revolving Facility Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the L/C Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the L/C Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included the L/C Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to the L/C Issuer.

(b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.

(i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the L/C Issuer (with a copy to the

Administrative Agent) in the form of a Letter of Credit Request, appropriately completed and signed by a Responsible Officer of the Borrower. Such Letter of Credit Request must be received by the L/C Issuer and the Administrative Agent not later than 11:00 a.m. at least two (2) Business Days (or such later date and time as the Administrative Agent and the L/C Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the L/C Issuer: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount and currency thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the L/C Issuer may reasonably request. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail satisfactory to the L/C Issuer (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the L/C Issuer may reasonably request. Additionally, the Borrower shall furnish to the L/C Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the L/C Issuer or the Administrative Agent may reasonably request.

(ii) Promptly after receipt of any Letter of Credit Request, the L/C Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Request from the Borrower and, if not, the L/C Issuer will provide the Administrative Agent with a copy thereof. Unless the L/C Issuer has received written notice from any Revolving Facility Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Section 4.01 shall not then be satisfied, then, subject to the terms and conditions hereof, the L/C Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the L/C Issuer’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Revolving Facility Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the L/C Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Revolving Facility Percentage times the amount of such Letter of Credit.

(iii) If the Borrower so requests in any applicable Letter of Credit Request, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit the L/C Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date; provided, however, that the L/C Issuer shall not permit any such extension if (A) the L/C Issuer has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of Section 2.05(a)(ii) or (iii) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Majority Lenders under the Revolving Facility have elected not to permit such extension or (2) from the Administrative Agent, any Revolving Facility Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied, and in each such case directing the L/C Issuer not to permit such extension.

(iv) If the Borrower so requests in any applicable Letter of Credit Request, the L/C Issuer may, in its sole and absolute discretion, agree to issue a Letter of Credit that permits the automatic reinstatement of all or a portion of the stated amount thereof after any drawing thereunder (each, an “Auto-Reinstatement Letter of Credit”). Unless otherwise directed by the L/C Issuer, the Borrower shall not be required to make a specific request to the L/C Issuer to permit such reinstatement. Once an Auto-Reinstatement Letter of Credit has been issued, except as provided in the following sentence, the Revolving Facility Lenders shall be deemed to have authorized (but may not require) the L/C Issuer to reinstate all or a portion of the stated amount thereof in accordance with the provisions of such Letter of Credit. Notwithstanding the foregoing, if such Auto-Reinstatement Letter of Credit permits the L/C Issuer to decline to reinstate all or any portion of the stated amount thereof after a drawing thereunder by giving notice of such non-reinstatement within a specified number of days after such drawing (the “Non-Reinstatement Deadline”), the L/C Issuer shall not permit such reinstatement if it has received a notice (which may be by telephone or in writing) on or before the day that is five (5) Business Days before the Non-Reinstatement Deadline (A) from the Administrative Agent that the Majority Lenders under the Revolving Facility have elected not to permit such reinstatement or (B) from the Administrative Agent, any Revolving Facility Lender or the Borrower that one or more of the applicable conditions specified in Section 4.01 is not then satisfied (treating such reinstatement as an L/C Credit Extension for purposes of this Section 2.05(b)(iv)) and, in each case, directing the L/C Issuer not to permit such reinstatement.

(v) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the L/C Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

(c) Drawings and Reimbursements; Funding of Participations.

(i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the L/C Issuer shall notify the Borrower and the Administrative Agent thereof. Not later than (1) 1:00 p.m., Local Time, on the date that the L/C Issuer provides notice to the Borrower of any payment by the L/C Issuer under a Letter of Credit denominated in Dollars (if such notice is provided by 10:00 a.m., Local Time, on such date) or (2) 11:00 a.m., Local Time, on the next succeeding Business Day (if such notice is provided after 10:00 a.m., Local Time, on the date such notice is given) (each such applicable date, an “Honor Date”), the Borrower shall reimburse the L/C Issuer (and the L/C Issuer shall promptly notify the Administrative Agent of any failure by the Borrower to so reimburse the L/C Issuer by such time) in an amount equal to the amount of such drawing and in the applicable currency. If the Borrower fails to so reimburse the L/C Issuer by such time, the Administrative Agent shall promptly notify each Revolving Facility Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Revolving Facility Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Revolving Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum Borrowing Minimums or Borrowing Multiples, but subject to the amount of the unutilized portion of the Revolving Facility Commitments and the conditions set forth in Section 4.01 (other than the delivery of a Borrowing Request). Any notice given by the L/C Issuer or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(ii) Each Revolving Facility Lender shall upon any notice pursuant to Section 2.05(c)(i) make funds available to the Administrative Agent for the account of the L/C Issuer, in Dollars, at the Administrative Agent’s Office for Dollar-denominated payments in an amount equal to its Revolving Facility Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Facility Lender that so makes funds available shall be deemed to have made an ABR Revolving Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the L/C Issuer in Dollars.

(iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Revolving Loans because the conditions set forth in Section 4.01 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the L/C Issuer an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.13(c). In such event, each Revolving Facility Lender’s payment to the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Revolving Facility Lender in satisfaction of its participation obligation under this Section 2.05.

(iv) Until each Revolving Facility Lender funds its ABR Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse the L/C Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of the L/C Issuer.

(v) Each Revolving Facility Lender’s obligation to make ABR Revolving Loans or L/C Advances to reimburse the L/C Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Revolving Facility Lender may have against the L/C Issuer, the Borrower, any Subsidiary, or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make ABR Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.01 (other than delivery by the Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the L/C Issuer for the amount of any payment made by the L/C Issuer under any Letter of Credit, together with interest as provided herein.

(vi) If any Revolving Facility Lender fails to make available to the Administrative Agent for the account of the L/C Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), the L/C Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the L/C Issuer at a rate per annum equal to the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the L/C Issuer in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s ABR Revolving Loan included in the relevant Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of the L/C Issuer submitted to any Revolving Facility Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c)(vi) shall be conclusive absent manifest error.

(d) Repayment of Participations.

(i) At any time after the L/C Issuer has made a payment under any Letter of Credit and has received from any Revolving Facility Lender such Revolving Facility Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the L/C Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Revolving Facility Lender its Revolving Facility Percentage thereof in Dollars and in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the L/C Issuer pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 8.10 (including pursuant to any settlement entered into by the L/C Issuer in its discretion), each Revolving Facility Lender shall pay to the Administrative Agent for the account of the L/C Issuer its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Revolving Facility Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Revolving Facility Lenders under this Section 2.05(d)(ii) shall survive the payment in full of the Obligations and the termination of this Agreement.

(e) Obligations Absolute. The obligation of the Borrower to reimburse the L/C Issuer for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;

(ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting), the L/C Issuer or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(iii) any draft, demand, certificate or other document presented under such Letter of Credit that appears on its face to be valid proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) any payment by the L/C Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the L/C Issuer under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

(v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any Subsidiary.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the L/C Issuer. The Borrower shall be conclusively deemed to have waived any such claim against the L/C Issuer and its correspondents unless such notice is given as aforesaid.

(f) Role of L/C Issuer. Each Revolving Facility Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the L/C Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Facility Lenders or the Majority Lenders under the Revolving Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction); or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the L/C Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the L/C Issuer shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.05(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the L/C Issuer, and the L/C Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the L/C Issuer’s willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction) or the L/C Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the L/C Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the L/C Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

(g) Cash Collateral.

(i) Upon the request of the Administrative Agent if, as of the Letter of Credit Expiration Date, any L/C Obligation for any reason remains outstanding, the Borrower shall promptly Cash Collateralize the then Outstanding Amount of all L/C Obligations.

(ii) Sections 2.11(d) and 7.01 set forth certain additional requirements to deliver Cash Collateral hereunder. For purposes of this Section 2.05, Section 2.11(d) and Section 7.01, “Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Facility Lenders, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and the L/C Issuer (which documents are hereby consented to by the Lenders) (“Cash Collateral”). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the L/C Issuer and the Revolving Facility Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Except as otherwise agreed to by the Administrative Agent, Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Administrative Agent.

(h) Applicability of ISP and UCP. Unless otherwise expressly agreed by the L/C Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

(i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

(j) Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrower shall be obligated to reimburse the L/C Issuer hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrower, and that the Borrower’s business derives substantial benefits from the businesses of such Subsidiaries.

(k) Additional L/C Issuers. In the event that there shall be more than one L/C Issuer hereunder, each reference to “the L/C Issuer” hereunder with respect to any L/C Issuer shall refer to the person that issued such Letter of Credit. Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each L/C Issuer (other than the Administrative Agent) will also deliver to the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the last Business Day of each March, June, September and December (and on such other dates as the Administrative Agent may request), each L/C Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time together with such other information as the Administrative Agent may reasonably request.

Section 2.06. Funding of Borrowings.

(a) Each Lender shall make each Term Loan or Revolving Facility Loan to be made by it hereunder available to the Administrative Agent in Same Day Funds at the Administrative Agent’s Office not later than 10:00 a.m., Local Time, on the Business Day specified in the applicable Borrowing Request. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request; provided, however, that if, on the date the Borrowing Request with respect to a Revolving Facility Borrowing is given by the Borrower, there are L/C Borrowings outstanding, then the proceeds of such Borrowing, first, shall be applied to the payment in full of any such L/C Borrowings, and, second, shall be made available to the Borrower as provided above.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Loans (or, in the case of any Borrowing of ABR Loans, prior to 9:00 a.m., Local Time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) (or, in the case of a Borrowing of ABR Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.06(a)) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in Same Day Funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the Overnight Rate, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to ABR Loans under the applicable Facility. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

Section 2.07. Interest Elections.

(a) Each Borrowing of Revolving Facility Loans or Term Loans initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07; provided that except as otherwise provided herein, a Eurocurrency Loan may be continued or converted only on the last day of an Interest Period for such Eurocurrency Loan. The Borrower may elect different options with respect to different portions of the affected Revolving Facility Borrowing or Term Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in the form of Exhibit D and signed by a Responsible Officer of the Borrower.

(c) Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to Sections 2.07(c)(iii) and (iv) shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding

Borrowing may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

Section 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Revolving Facility Commitments shall terminate on the Revolving Facility Maturity Date with respect thereto, (ii) the Funded Term B Loan Commitments shall terminate at 2:00 p.m., Local Time, on the Closing Date, and (iii) the 12-Month Delayed Draw Term B Loan Commitments shall terminate on the 12-month anniversary of the Closing Date and (iv) the 18-Month Delayed Draw Term B Loan Commitments shall terminate on the 18-month anniversary of the Closing Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Revolving Facility Commitments and/or the Delayed Draw Term B Loan Commitments; provided that (i) each such reduction shall be in an amount that is an integral multiple of $1.0 million and not less than $5.0 million (or, if less, the remaining amount of the Revolving Facility Commitments or the Delayed Draw Term B Loan Commitments, as applicable) and (ii) the Borrower shall not terminate or reduce the Revolving Facility Commitments if, after giving effect to any concurrent prepayment of the Revolving Facility Loans in accordance with Section 2.11, the Revolving Facility Credit Exposure would exceed the total Revolving Facility Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Facility Commitments or the Delayed Draw Term B Loan Commitments, as applicable, under Section 2.08(b) at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08(c) shall be irrevocable; provided that a notice of termination of the Revolving Facility Commitments or the Delayed Draw Term B Loan Commitments, as applicable, delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the applicable Lenders in accordance with their respective Commitments.

Section 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Revolving Facility Lender the then unpaid principal amount of each Revolving Facility Loan to the Borrower on the Revolving Facility Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount and currency of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to Section 2.09(b) or (c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”); provided, that such Lender complies with any filing or application requirements under the Gaming Laws and, prior to the execution and delivery of such Note, such Lender shall have obtained all necessary approvals or waivers from any applicable Gaming Authority. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10. Repayment of Term Loans and Revolving Facility Loans.

(a) Subject to the other paragraphs of this Section 2.10,

(i) after the completion of two full fiscal quarters of the Borrower after the Commencement of Operations of the Development, the Borrower shall repay an aggregate principal amount of the Term B Borrowings on the last day of each fiscal quarter of the Borrower thereafter (or, if such date is not a Business Day, the next preceding Business Day (each such date being referred to as a “Term B Loan Installment Date”)) in an aggregate principal amount with respect to each Term B Loan Installment Date equal to 0.25% of the aggregate Term B Loans outstanding, in the case of the Funded Term B Loans, on the Closing Date and, in the case of the Delayed Draw Term B Loans, the last date on which a Term B Borrowing comprised of Delayed Draw Term B Loans was funded;

(ii) in the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”);

(iii) to the extent not previously paid, outstanding Term B Loans shall be due and payable on the Term B Facility Maturity Date;

(iv) the Refinancing Term Loans of any Series shall mature as provided in the applicable Refinancing Term Loan Amendment; and

(v) the Extended Term Loans of any Extension Series shall mature as provided in the applicable Extension Amendment.

(b) To the extent not previously paid, outstanding Revolving Facility Loans shall be due and payable on the Revolving Facility Maturity Date.

(c) Prepayment of the Term Loans from:

(i) all Net Proceeds pursuant to Section 2.11(b) and Excess Cash Flow pursuant to Section 2.11(c) shall be applied to the Term Loans pro rata among each Term Facility, with the application thereof being applied to the next eight (8) remaining installments thereof in direct order of maturity and any remaining amount thereof applied to the following remaining installments thereof on a ratable basis; provided that, subject to the pro rata application to Loans outstanding within any Class of Term Loans, the Borrower may allocate such prepayment in its sole discretion among the Class or Classes of Term Loans as the Borrower may specify (so long as the Term B Loans are allocated at least their pro rata share of such prepayment); and

(ii) any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans as the Borrower may direct under the applicable Class or Classes as the Borrower may direct; provided that any such prepayments shall be applied ratably to outstanding Funded Term B Loans and Delayed Draw Term B Loans (and with respect to the Delayed Draw Term B Loans, such prepayments shall be applied ratably to outstanding 12-Month Delayed Draw Term B Loans and 18-Month Delayed Draw Term B Loans).

(d) Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) or (c) shall be applied so that the aggregate amount of such prepayment is allocated among the Term Loans in the applicable Class or Classes of Term Loans (including Other Term Loans, if any) to be repaid, pro rata based on the aggregate principal amount of outstanding Term Loans in the applicable Class or Classes, irrespective of whether such outstanding Term Loans are ABR Loans or Eurocurrency Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.11(e), then, with respect to such mandatory prepayment, prior to the repayment of any Term Loan, the Borrower may select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, (i) in the case of an ABR Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurocurrency Borrowing, three Business Days before the scheduled date of such repayment. Repayments of Eurocurrency Borrowings pursuant to this Section 2.10 shall be accompanied by accrued interest on the amount repaid.

Section 2.11. Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (except as provided in Section 2.11(a)(ii) or (iii) and subject to Section 2.16), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, upon prior notice to the Administrative Agent before 10:00 a.m. Local Time by telephone (confirmed by telecopy) (x) in the case of an ABR Loan, not less than one Business Day prior to the date of prepayment and (y) in the case of Eurocurrency Loans, not less than three (3) Business Days prior to the date of prepayment, which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Facilities. Each such notice shall be signed by a Responsible Officer of the Borrower and shall specify the date and amount of such prepayment and the Class(es) and the Type(s) of Loans to be prepaid and, if Eurocurrency Loans are to be prepaid, the Interest Period(s) of such Loans. The Administrative Agent will promptly notify each applicable Lender of its receipt of each such notice, and of the amount of such Lender’s pro rata share of such prepayment.

(ii) In the event that any Term B Loan is voluntarily repaid in whole or in part pursuant to Section 2.11(a)(i) after disbursement of such Term B Loan from the Loan Proceeds Account and on or prior to the date that is eighteen months after the Closing Date, the Borrower shall pay to the Lenders having such repaid Term B Loan a prepayment premium equal to the Applicable Premium as of the date of such prepayment.

(iii) In the event that, after the date that is eighteen months after the Closing Date and prior to the date that is fifty-four months after the Closing Date there shall occur any amendment, amendment and restatement or other modification of this Agreement which reduces the Yield with respect to the Term B Loans or any Term B Loan is voluntarily repaid in whole or in part pursuant to Section 2.11(a)(i), the Borrower shall pay to the Lenders having Term B Loans subject to such reduced Yield or having such repaid Term B Loan, as applicable, a premium, as applicable, equal to:

(1) 3.0%, if the date of such amendment and restatement, modification, prepayment or refinancing, as the case may be, occurs after the date that is eighteen months after the Closing Date but on or prior to the date that is thirty months after the Closing Date, and

(2) 2.0%, if the date of such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, occurs after the date that is thirty months after the Closing Date but on or prior to the date that is forty-two months after the Closing Date, and

(3) 1.0% if the date of such amendment, amendment and restatement, modification, prepayment or refinancing, as the case may be, occurs after the date that is forty-two months after the Closing Date but on or prior to the date that is fifty-four months after the Closing Date.

(b) Subject to Sections 2.11(e) and (f), the Borrower shall apply all Net Proceeds promptly upon receipt thereof to prepay Term Loans in accordance with Sections 2.10(c) and (d).

(c) (i) Subject to Sections 2.11(e) and (f), within five (5) Business Days after financial statements are delivered under Section 5.04(a) with respect to each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (i) the Required Percentage of such Excess Cash Flow, minus (ii) the sum of (A) the amount of any voluntary prepayments during such Excess Cash Flow Period of Term Loans (and with respect to the first Excess Cash Flow Period, plus the amount of any voluntary prepayments of Term Loans made prior to such Excess Cash Flow Period) and (B) the amount of any permanent voluntary reductions during such Excess Cash Flow Period of Revolving Facility Commitments to the extent that an equal amount of Revolving Facility Loans was simultaneously repaid, to prepay Term Loans in accordance with Sections 2.10(c) and (d). Not later than the date on which the payment is required to be made pursuant to the foregoing sentence for each applicable Excess Cash Flow Period, the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such Excess Cash Flow Period and the calculation thereof in reasonable detail; and (ii) if the Borrower or any Subsidiary incurs or issues any Indebtedness after the Closing Date (other than Indebtedness permitted under Section 6.01), the Borrower shall cause to be prepaid an aggregate principal amount of Term Loans in an amount equal to 100% of the net cash proceeds received therefrom on or prior to the date which is five (5) Business Days after the receipt by the Borrower or such Subsidiary of such proceeds.

(d) If the Administrative Agent notifies the Borrower at any time that the Revolving Facility Credit Exposure at such time exceeds an amount equal to 105% of the Revolving Facility Commitments then in effect, then, within two (2) Business Days after receipt of such notice, the Borrower shall (at the Borrower’s option) prepay Revolving Facility Loans and/or the Borrower shall Cash Collateralize the L/C Obligations in an aggregate amount sufficient to reduce the Revolving Facility Credit Exposure as of such date of payment to an amount not to exceed 100% of the Revolving Facility Commitments then in effect. The Administrative Agent may, at any time and from time to time after any such initial deposit of such Cash Collateral, request that additional Cash Collateral be provided in order to protect against the results of further exchange rate fluctuations.

(e) Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three (3) Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the second Business Day prior to the Required Prepayment

Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment Date, (i) the Borrower shall pay to the Administrative Agent the amount of the Waivable Mandatory Prepayment less the amount of Declined Proceeds, which amount shall be applied by the Administrative Agent to prepay the Term Loans of those Lenders that have elected to accept such Waivable Mandatory Prepayment (each, an “Accepting Lender”) (which prepayment shall be applied to the scheduled installments of principal of the Term Loans in the applicable Class(es) of Term Loans in accordance with paragraphs (c) and (d) of Section 2.10), and (ii) the Borrower may retain a portion of the Waivable Mandatory Prepayment in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option and decline such Waivable Mandatory Prepayment (such declined amounts, the “Declined Proceeds”). Such Declined Proceeds retained by the Borrower may be used for any purpose not otherwise prohibited by this Agreement.

(f) Notwithstanding any other provisions of this Section 2.11 to the contrary, (i) to the extent that any Net Proceeds of any Asset Sale by a Foreign Subsidiary or Excess Cash Flow attributable to a Foreign Subsidiary is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in Section 2.11(b) or Section 2.11(c) but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to cause the applicable Foreign Subsidiary to promptly use commercially reasonable efforts to take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be effected and such repatriated Net Proceeds or Excess Cash Flow will be promptly applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(b) or Section 2.11(c), to the extent provided herein and (ii) to the extent that the Borrower has determined in good faith that repatriation of any or all of such Net Proceeds or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary; provided that, in the case of this Section 2.11(f)(ii), on or before the date on which any Net Proceeds or Excess Cash Flow so retained would otherwise have been required to be applied to prepayments pursuant to Section 2.11(b) or Section 2.11(c), (x) the Borrower applies an amount equal to such Net Proceeds or Excess Cash Flow to such prepayments as if such Net Proceeds or Excess Cash Flow had been received by the Borrower rather than such Foreign Subsidiary, less the amount of additional taxes that would have been payable or reserved against if such Net Proceeds or Excess Cash Flow had been repatriated or (y) such Net Proceeds or Excess Cash Flow is applied to the permanent repayment of Indebtedness of a Foreign Subsidiary.

Section 2.12. Fees.

(a) The Borrower agrees to pay (x) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year, and the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a commitment fee in Dollars (a “Revolving Commitment Fee”) and (y) to each Delayed Draw Term B Loan

Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December in each year, and the date on which the Delayed Draw Term B Loan Commitments of all the Lenders shall be terminated as provided herein, a commitment fee in Dollars (a “Delayed Draw Commitment Fee” and, together with the Revolving Commitment Fee, the “Commitment Fee”), in each case, on the daily amount of the Available Unused Commitment of such Lender during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Commitments of such Lender shall be terminated.

(b) The Borrower from time to time agrees to pay (i) to each Revolving Facility Lender (other than any Defaulting Lender), through the Administrative Agent, on the last Business Day of March, June, September and December of each year and the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fee in Dollars (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily aggregate Outstanding Amount of L/C Obligations (excluding the portion thereof attributable to Unreimbursed Amounts), during the preceding quarter (or shorter period commencing on the Closing Date or ending with the Revolving Facility Maturity Date or the date on which the Revolving Facility Commitments shall be terminated) at the rate per annum equal to the Applicable Margin for Eurocurrency Revolving Facility Borrowings effective for each day in such period and (ii) to each L/C Issuer, for its own account (x) on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Facility Commitments of all the Lenders shall be terminated as provided herein, a fronting fee in Dollars in respect of each Letter of Credit issued by such L/C Issuer for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a rate equal to  1/8 of 1% per annum (or such other rate specified in the applicable Incremental Assumption Agreement) of the daily stated amount of such Letter of Credit), plus (y) in connection with the issuance, amendment or transfer of any such Letter of Credit or any drawing thereunder, such L/C Issuer’s customary documentary and processing fees and charges (collectively, “L/C Issuer Fees”). All L/C Participation Fees and L/C Issuer Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(c) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”). The Borrower additionally agrees to pay the fees set forth in the Collateral Agent Fee Letter.

(d) The Borrower agrees to pay on the Closing Date to each Revolving Facility Lender party to this Agreement on the Closing Date, as compensation for the issuance of such Lender’s Revolving Facility Commitment on the Closing Date, if any, a closing fee (the “Revolver Closing Fee”) in an amount equal to 2.00% of the stated principal amount of such Lender’s Revolving Facility Commitment on the Closing Date, if any.

(e) The Borrower agrees to pay on the Closing Date to each Delayed Draw Term B Lender party to this Agreement on the Closing Date, as compensation for the issuance of such Lender’s Delayed Draw Term B Loan Commitment on the Closing Date, if any, a closing fee (the “Delayed Draw Closing Fee”) in an amount equal to 1.00% of the stated principal amount of such Lenders Delayed Draw Term B Loan Commitment on the Closing Date, if any.

(f) The Borrower agrees to pay on the Closing Date to each Term B Lender party to this Agreement on the Closing Date, as fee compensation for the funding of such Lender’s Funded Term B Loan, a closing fee (the “Term Closing Fee” and together with the Revolver Closing Fee and the Delayed Drawn Closing Fee, the “Closing Fees”) in an amount equal to 1.00% of the stated principal amount of such Lender’s Funded Term B Loan, payable to such Lender from the proceeds of its Funded Term B Loan as and when funded on the Closing Date. Such Closing Fees will be in all respects fully earned, due and payable on the Closing Date and nonrefundable and non-creditable thereafter.

(g) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that L/C Issuer Fees shall be paid directly to the applicable L/C Issuers or otherwise agreed between the Administrative Agent and the Borrower. Once paid, none of the Fees shall be refundable under any circumstances.

Section 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at (x) the Eurocurrency Rate for the Interest Period in effect for such Borrowing, plus (y) the Applicable Margin.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in paragraph (a) of this Section; provided that this Section 2.13(c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.

(d) Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan, (ii) in the case of Revolving Facility Loans, upon termination of the Revolving Facility Commitments and (iii) in the case of the Term Loans, on the applicable Term Facility Maturity Date; provided that (i) interest accrued pursuant to Section 2.13(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Facility Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR at times when the ABR is based on the prime rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year). The applicable ABR or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders or the Majority Lenders under the Revolving Facility that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) any Eurocurrency Borrowing shall be converted to or continued as on the last day of the Interest Period applicable thereto as an ABR Borrowing, and (iii) if any Borrowing Request requests a Eurocurrency Borrowing, such Borrowing shall be made as an ABR Borrowing.

Section 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Mandatory Costs) or L/C Issuer; or

(ii) subject any Lender or L/C Issuer to any Tax with respect to any Loan Document or any Eurocurrency Loan made by it or any Letter of Credit or participation therein (other than Taxes indemnifiable under Section 2.17 or Excluded Taxes); or

(iii) impose on any Lender or the L/C Issuer or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or L/C Issuer of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or L/C Issuer hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or L/C Issuer, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or L/C Issuer determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or L/C Issuer’s capital or on the capital of such Lender’s or L/C Issuer’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such L/C Issuer, to a level below that which such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such L/C Issuer’s policies and the policies of such Lender’s or such L/C Issuer’s holding company with respect to capital adequacy), then from time to time the Borrower shall pay to such Lender or such L/C Issuer, as applicable, such additional amount or amounts as will compensate such Lender or such L/C Issuer or such Lender’s or such L/C Issuer’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an L/C Issuer setting forth the amount or amounts necessary to compensate such Lender or L/C Issuer or its holding company, as applicable, as specified in Sections 2.15(a) and (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or L/C Issuer, as applicable, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Promptly after any Lender or any L/C Issuer has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or L/C Issuer shall notify the Borrower thereof. Failure or delay on the part of any Lender or L/C Issuer to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or L/C Issuer’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an L/C Issuer pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or L/C Issuer, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or L/C Issuer’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

Section 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurocurrency Loan other than on the last day of the

Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, such loss, cost or expense to any Lender shall be deemed to be the amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue a Eurocurrency Loan, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in dollars of a comparable amount and period from other banks in the Eurocurrency market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

Section 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made free and clear of and without withholding or deduction for any Taxes except as required by law; provided, that if any applicable Withholding Agent shall be required to withhold or deduct any Tax in respect of such payments, then (i) if such Tax is an Indemnified Tax or Other Tax, the sum payable by the applicable Loan Party shall be increased as necessary so that after all required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent or any Lender, as applicable, receives an amount equal to the sum it would have received had no such withholding or deductions been made, (ii) such Withholding Agent shall make such withholding or deductions and (iii) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Loan Party shall jointly and severally indemnify the Administrative Agent and each Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes payable or paid by the Administrative Agent or such Lender, as applicable, on or with respect to any payment by or on account of any obligation of such Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any Other Taxes (including Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender, or by the Administrative Agent on its own behalf, on behalf of another Agent or on behalf of a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Foreign Lender shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), two original copies of whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI (or any subsequent versions thereof or successors thereto), (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I (a “Non-Bank Certificate”), and (y) duly completed copies of Internal Revenue Service Form W-8BEN (or any subsequent versions thereof or successors thereto), (iv) to the extent the Foreign Lender is not the beneficial owner (e.g., where the Foreign Lender is a partnership or participating Lender), duly completed copies of Internal Revenue Service Form W-8IMY, together with appropriate forms and certificates described in Sections 2.17(e)(i) through (iii) and any additional Form W-8IMYs, withholding statements and other information as may be required by law (provided that, where a Foreign Lender is a partnership (and not a participating Lender) and one or more of its direct or indirect partners are claiming the portfolio interest exemption, the Foreign Lender may provide the Non-Bank Certificate on behalf of such direct or indirect partners) or (v) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

(f) Each U.S. Lender shall deliver to the Borrower and the Administrative Agent two duly completed copies of Internal Revenue Service Form W-9 (or any subsequent versions thereof or successors thereto) certifying that such U.S. Lender is exempt from U.S. federal backup withholding on or before the date such U.S. Lender becomes a party and upon the expiration of any form previously delivered by such U.S. Lender.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative

Agent as may be necessary for the Borrower or the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA and to determine the amount, if any, to deduct and withhold from such payment.

(h) Notwithstanding any other provision of Section 2.17(e), (f) or (g), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(i) Each Lender shall, whenever a lapse in time or change in circumstances renders any documentation previously provided pursuant to Sections 2.17(e), (f) or (g) obsolete, expired or inaccurate in any respect, deliver promptly to the Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the Borrower or the Administrative Agent) or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(j) If the Administrative Agent is a U.S. branch described in Section 1.1441-1(b)(2)(iv)(A) of the Treasury Regulations, the Administrative Agent shall deliver to the Borrower a properly completed and duly executed Internal Revenue Service Form W-8IMY certifying that the Administrative Agent is a U.S. branch and intends to be treated as a U.S. person for purposes of withholding under Chapter 3 of the Code, and the Borrower and the Administrative Agent shall treat the Administrative Agent as a U.S. person for purposes of withholding under Chapter 3 of the Code, pursuant to Treas. Reg. Section 1.1441-1(b)(2)(iv).

(k) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which such Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to such Loan Party (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of the Administrative Agent or such Lender (including any Taxes imposed with respect to such refund) as is determined by the Administrative Agent or Lender in good faith, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Loan Party, upon the request of the Administrative Agent or such Lender, agrees to repay as soon as reasonably practicable the amount paid over to such Loan Party (plus any penalties, additions to tax, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, such Lender or the Administrative Agent, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant Governmental Authority (provided that such Lender or the Administrative Agent may delete any information therein that it deems confidential). A Lender or the Administrative Agent shall claim any refund that it determines is available to it, unless it concludes in its sole discretion that it would be adversely affected by making such a claim. This Section 2.17(k) shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems to be confidential) to the Loan Parties or any other person. Notwithstanding anything to the contrary, in no event will the Administrative Agent or any Lender be required to pay any amount to a Loan Party the payment of which would place such Administrative Agent or Lender in a less favorable net after tax position than such Administrative Agent or Lender would have been in if the Indemnified Taxes or Other Taxes in question had never been imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(l) If the Borrower determines that a reasonable basis exists for contesting an Indemnified Tax or Other Tax for which a Loan Party has paid additional amounts or indemnification payments, each affected Lender or Agent, as the case may be, shall use reasonable efforts to cooperate with the Borrower as the Borrower may reasonably request in contesting such Tax. The Borrower shall indemnify and hold each Lender and Agent harmless against any out-of-pocket expenses incurred by such person in connection with any request made by the Borrower pursuant to this Section 2.17(l). Nothing in this Section 2.17(l) shall obligate any Lender or Agent to take any action that such person, in its sole judgment, determines may result in a material detriment to such person.

(m) For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 2.17, include any L/C Issuer.

Section 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of drawings under Letters of Credit, or of amounts payable under Section 2.15, 2.16, or 2.17, or otherwise) without condition or deduction for any defense, recoupment, set-off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Administrative Agent, for the account of the respective Lenders to which such payment is owed, at the applicable Administrative Agent’s Office in Dollars and in Same Day Funds not later than 12:00 p.m. on the date specified herein. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except payments to be made directly to the applicable L/C Issuer as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.

(b) If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, Unreimbursed Amounts, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal of Loans and Unreimbursed Amounts then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and Unreimbursed Amounts then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Term Loans, Revolving Facility Loans or participations in Letters of Credit resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Facility Loans and participations in Letters of Credit and accrued interest thereon than the proportion received by any other Lender entitled thereto, then the Lender receiving such greater proportion shall purchase participations in the Term Loans, Revolving Facility Loans and participations in Letters of Credit of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders entitled thereto ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Term Loans, Revolving Facility Loans and participations in Letters of Credit; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph (c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Letters of Credit to any assignee or participant. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the applicable L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable L/C Issuer, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable L/C Issuer, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or L/C Issuer with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Overnight Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(d) or (e), 2.06(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall (at the request of the Borrower) use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender is a Defaulting Lender, or if any Lender is the subject of a Disqualification, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Facility Commitment or Revolving Facility Loan and the L/C Issuer), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Obligations, accrued interest thereon, accrued fees and all other amounts payable to it under the Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that if such removed Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

(c) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders affected and with respect to which the

Required Lenders shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)(B)) to replace such Non-Consenting Lender by deeming such Non-Consenting Lender to have assigned its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless, in the case of an assignment of Term Loans, such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Facility Commitment or Revolving Facility Loan and the L/C Issuer); provided that: (a) all Obligations of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment (including any amount payable pursuant to Section 2.11(a)) and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Borrower, Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Borrower’s request, compliance with Section 9.04 shall not be required to effect such assignment.

Section 2.20. Illegality. If any Lender reasonably determines that any change in law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make or maintain any Eurocurrency Loans in any currency, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligations of such Lender to make or continue Eurocurrency Loans in such currency or to convert ABR Borrowings to Eurocurrency Borrowings shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall upon demand from such Lender (with a copy to the Administrative Agent), either (i) in the case of Loans denominated in Dollars if the affected Lender may lawfully continue to maintain such Loans as Eurocurrency Loans until the last day of such Interest Period, convert all Eurocurrency Loans of such Lender to ABR Loans on the last day of such Interest Period (or, otherwise, immediately convert such Eurocurrency Loans to ABR Loans) or (ii) prepay such Eurocurrency Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

Section 2.21. Incremental Commitments.

(a) The Borrower may, by written notice to the Administrative Agent, at any time and from time to time, request Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments, as applicable, in an aggregate amount not to exceed the Incremental Amount from one or more Incremental Term Lenders and/or Incremental Revolving Facility Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans and/or Incremental Revolving Facility Commitments, as the case may be, in their own discretion. Any such notice shall set forth (i) the amount of the Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments being requested (which shall be in minimum increments of $5.0 million and a minimum amount of $5.0 million or equal to the remaining amount available pursuant to the foregoing sentence, as applicable, or such lesser amount as approved by the Administrative Agent), (ii) the date on which such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments are requested to become effective (any such date, an “Increased Amount Date”), (iii) in the case of Incremental Term Loan Commitments, whether such Incremental Term Loan Commitments are to be Term B Loan Commitments or commitments to make term loans with pricing and/or amortization and/or maturity and/or other terms different from the Term B Loans (“Other Term Loans”), and (iv) in the case of Incremental Revolving Facility Commitments, whether such Incremental Revolving Facility Commitments are to be Revolving Facility Commitments or commitments to make revolving loans with pricing and/or fees and/or maturity and/or other terms different from Revolving Loans under the Revolving Facility Commitments (“Other Revolving Loans”).

(b) The Borrower and each Incremental Term Lender and/or Incremental Revolving Facility Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender and/or Incremental Revolving Facility Commitment of such Incremental Revolving Facility Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans and/or Incremental Revolving Facility Commitments; provided that (i) except as to pricing, amortization, participation in mandatory prepayments and final maturity date (which shall, subject to clause (ii) and (iii) of this proviso, be determined by the Borrower and the Incremental Term Lenders in their sole discretion), the Other Term Loans shall have (x) substantially the same terms as the Term B Loans, as applicable, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Term B Facility Maturity Date, (iii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term B Loans, (iv) except as to pricing, participation in mandatory prepayments and commitment reductions, and final maturity date (which shall, subject to clause (v) of this proviso, be determined by the Borrower and the Incremental Revolving Facility Lenders in their sole discretion), the Other Revolving Loans shall have (x) substantially the same terms as the Revolving Facility Loans under the Revolving Facility Commitments or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (v) the final maturity date of any Other Revolving Loans shall be no earlier than the Revolving Facility Maturity Date applicable to Revolving Facility Commitments and (vi) any Incremental Revolving Facility Lender shall be reasonably satisfactory to the Borrower and the Administrative Agent; provided further that the Yield in respect of any Other Term Loan incurred prior to the date that is eighteen (18) months after the Closing Date may not exceed the Yield for the Term B Loans by more than  1/2 of 1% or if it does so exceed such Yield, the Applicable Margin for the Term B Loans shall be increased so that the Yield in respect of such Other Term Loan incurred prior to the date that is eighteen (18) months after the Closing Date is no more than  1/2 of 1% higher than the Yield for the Term B Loans. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments and/or Incremental Revolving Loan Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto.

(c) Notwithstanding the foregoing, no Incremental Term Loan Commitment or Incremental Revolving Facility Commitment shall become effective under this Section 2.21 unless (i) on the date of such effectiveness, no Default or Event of Default shall have occurred and be continuing or would result therefrom and (ii) the Borrower shall be in Pro Forma Compliance after giving effect to such Incremental Term Loan Commitments and/or Incremental Revolving Facility Commitments and the Loans to be made thereunder and the application of the proceeds therefrom as if made and applied on such date, (iii) the condition set forth in Section 4.01(b) shall have been satisfied, and (iv) the Borrower shall have delivered or caused to be delivered such officer’s certificate, legal opinions, board resolutions, secretary’s certificates or other similar documents reasonably requested by the Administrative Agent in connection with any such transaction.

(d) Incremental Term Loans and Incremental Revolving Facility Commitments and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents. Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Incremental Term Loans (other than Other Term Loans) in the form of additional Term B Loans, when originally made, are included in each Borrowing of outstanding Term B Loans, as applicable, on a pro rata basis, and (ii) all Revolving Facility Loans in respect of Incremental Revolving Facility Commitments with respect to any Revolving Facility, when originally made, are included in each Borrowing of outstanding Revolving Facility Loans under such Revolving Facility on a pro rata basis. The Borrower agrees that Section 2.16 shall apply to any conversion of Eurocurrency Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.22. Refinancing Term Loans.

(a) The Borrower may by written notice to the Administrative Agent request the establishment of one or more additional tranches of term loans denominated in Dollars under this Agreement (“Refinancing Term Loans”), which Refinances any Term Loan under this Agreement on a dollar-for-dollar basis (but including any Refinancing Amount). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Section 4.01 shall be satisfied;

(ii) the weighted average life to maturity of such Refinancing Term Loans shall not be shorter than the then remaining weighted average life to maturity of the Funded Term B Loans at the time of such refinancing (or if longer, shall have a minimum weighted average life to maturity required pursuant to any previously established Refinancing Term Loan Amendment or Extension Amendment);

(iii) all other terms applicable to such Refinancing Term Loans (other than provisions relating to pricing and maturity which shall be as agreed between the Borrower and the Lenders providing such Refinancing Term Loans) shall be substantially identical to, or less favorable to the Lenders providing such Refinancing Term Loans than, those applicable to the then outstanding Term Loans being refinanced or otherwise reasonably acceptable to the Administrative Agent except to the extent such covenants and other terms apply solely to any period after the latest final maturity of the Term Loans and Revolving Facility Commitments in effect on the Refinancing Effective Date immediately prior to the borrowing of such Refinancing Term Loans; and

(iv) all Refinancing Term Loans and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and the other Loan Documents and the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be required (which shall not require any consent from any Lender) in order to ensure that the Refinancing Term Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations.

(b) The Borrower may approach any Lender or any other Person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans (a “Refinancing Term Lender”); provided that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated a series (a “Series”) of Refinancing Term Loans for all purposes of this Agreement; provided that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Term Loan Amendment, be designated as an increase in any previously established Series of Refinancing Term Loans made to the same Borrower.

(c) The Refinancing Term Loans shall be established pursuant to an amendment to this Agreement among the Borrower, the Administrative Agent and the Refinancing Term Lenders providing such Refinancing Term Loans (a “Refinancing Term Loan Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender). Each Refinancing Term Loan Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto.

Section 2.23. Extended Term Loans and Extended Revolving Facility Commitments.

(a) The Borrower may at any time and from time to time request that all or any portion of the Term Loans under any Facility (an “Existing Term Loan Facility”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this

Section 2.23. In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders under the applicable Existing Term Loan Facility) (an “Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established which shall be substantially identical to the Term Loans under the Existing Term Loan Facility from which such Extended Term Loans are to be converted except that:

(i) all or any of the scheduled amortization payments of principal of the Extended Term Loans (including the maturity date) may be delayed to later dates than the scheduled amortization payments of principal of the Term Loans (including the maturity date) of such Existing Term Loan Facility to the extent provided in the applicable Extension Amendment;

(ii) the pricing with respect to the Extended Term Loans may be different than the pricing for the Term Loans of such Existing Term Loan Facility and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Extension Amendment;

(iii) the Extension Amendment may provide for other covenants and terms that are reasonably acceptable to the Administrative Agent or that apply solely to any period after the latest final maturity of the Term Loans and Revolving Facility Commitments in effect on the effective date of the Extension Amendment immediately prior to the establishment of such Extended Term Loans; and

(iv) no Extended Term Loans may be optionally prepaid prior to the date on which the Term Loans under the Existing Term Loan Facility from which they were converted are repaid in full unless such optional prepayment is accompanied by a pro rata optional prepayment of the Term Loans under such Existing Term Loan Facility.

(b) The Borrower may at any time and from time to time request that all or any portion of the Revolving Facility Commitments under any Facility (an “Existing Revolving Facility”) be converted to extend the scheduled maturity date(s) and/or termination date(s) of any payment of principal with respect to all or a portion of any Revolving Facility Loans and/or Revolving Facility Commitments (any such Revolving Facility which has been so converted, “Extended Revolving Facility”) and to provide for other terms consistent with this Section 2.23. In order to establish any Extended Revolving Facility, the Borrower shall provide an Extension Request to the Administrative Agent (who shall provide a copy of such Extension Request to each of the Lenders under the applicable Existing Revolving Facility) setting forth the proposed terms of the Extended Revolving Facility to be established which shall be substantially identical to the Existing Revolving Facility which is being converted except that:

(i) all or any of the scheduled payments of principal (including the maturity date) and/or termination dates of the Extended Revolving Facility may be delayed to later dates than the scheduled payments of principal (including the maturity date) and/or termination dates of such Existing Revolving Facility to the extent provided in the applicable Extension Amendment;

(ii) the pricing and commitment fees with respect to the Extended Revolving Facility may be different than the pricing and commitment fees for the Existing Revolving Facility and upfront fees may be paid to the Extending Lenders, in each case, to the extent provided in the applicable Extension Amendment;

(iii) the Extension Amendment may provide for other covenants and terms that are reasonably acceptable to the Administrative Agent or that apply solely to any period after the latest final maturity or termination date of the Term Loans and Revolving Facility Commitments in effect on the effective date of the Extension Amendment immediately prior to the establishment of such Extended Revolving Facility; and

(iv) no commitments in respect of such Extended Revolving Facility may be optionally reduced or terminated prior to the date on which the commitments under the Existing Revolving Facility from which they were converted are terminated unless such optional reduction or termination is accompanied by a pro rata optional reduction of the commitments under such Existing Revolving Facility.

(c) Any Extended Term Loans or Extended Revolving Facility converted pursuant to any Extension Request shall be designated a series (an “Extension Series”) of Extended Term Loans or Extended Revolving Facility Commitments, as applicable, for all purposes of this Agreement; provided that any Extended Term Loans or Extended Revolving Facility converted from an Existing Term Loan Facility or Existing Revolving Facility may, to the extent provided in the applicable Extension Amendment, be designated as an increase in any previously established Extension Series with respect to such Existing Term Loan Facility or Existing Revolving Facility, as applicable.

(d) The Borrower shall provide the applicable Extension Request at least five (5) Business Days prior to the date on which Lenders under the Existing Term Loan Facility or Existing Revolving Facility are requested to respond. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Facility or Existing Revolving Facility converted into Extended Term Loans or an Extended Revolving Facility pursuant to any Extension Request. Any Lender (an “Extending Lender”) wishing to have all or any portion of its Term Loans under the Existing Term Loan Facility or its Existing Revolving Facility subject to such Extension Request converted into Extended Term Loans or Extended Revolving Facility, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans under the Existing Term Loan Facility or Existing Revolving Facility which it has elected to request be converted into Extended Term Loans or Extended Revolving Facility, as applicable (subject to any minimum denomination requirements reasonably imposed by the Administrative Agent). In the event that the aggregate amount of Term Loans under the Existing Term Loan Facility subject to Extension Elections exceeds the amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans subject to Extension Elections shall be converted to Extended Term Loans on a pro rata basis based on the amount of Term Loans included in each such Extension Election. In the event that the aggregate amount of commitments under an Existing Revolving Facility subject to Extension Elections exceeds the amount of commitments under an Extended Revolving Facility requested pursuant to the Extension Request, commitments subject to Extension Elections shall be converted to commitments under an Extended Revolving Facility on a pro rata basis based on the amount of commitments included in each such Extension Election.

(e) Extended Term Loans and Extended Revolving Facilities shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement among the Borrower, the Administrative Agent and each Extending Lender providing an Extended Term Loan or Extended Revolving Facility thereunder which shall be consistent with the provisions set forth in paragraph (a) or (b) above (but which shall not require the consent of any other Lender). Each Extension Amendment shall be binding on the Lenders, the Loan Parties and the other parties hereto. All Extended Term Loans and Extended Revolving Facilities and all obligations in respect thereof shall be Obligations under this Agreement and the other Loan Documents that are secured by the Collateral on a pari passu basis with all other Obligations under this Agreement and in connection with any Extension Amendment, the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as are required (which shall not require any consent from any Lender) in order to ensure that the Extended Term Loans and Extended Revolving Facility Commitments are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations.

Section 2.24. Replacement Revolving Facility Commitments.

(a) The Borrower may by written notice to Administrative Agent request the establishment of one or more additional Facilities providing for revolving commitments (“Replacement Revolving Facility Commitments” and the revolving loans thereunder “Replacement Revolving Loans”) which Refinances all or any portion of a Revolving Facility. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the Borrower proposes that the Replacement Revolving Facility Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent; provided that:

(i) before and after giving effect to the establishment of such Replacement Revolving Facility Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.01 shall be satisfied;

(ii) after giving effect to the establishment of any Replacement Revolving Facility Commitments and any concurrent reduction in the aggregate amount of any other Revolving Facility Commitments, the aggregate amount of Revolving Facility Commitments shall not exceed the aggregate amount of the Revolving Facility Commitments outstanding immediately prior to the Replacement Revolving Facility Effective Date;

(iii) no Replacement Revolving Facility Commitments shall have a scheduled termination date prior to the Revolving Facility Maturity Date;

(iv) all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees and pricing which shall be as agreed between the Borrower and the Lenders providing such Replacement Revolving Facility

Commitments and (y) the amount of any letter of credit sublimit, if any, under such Replacement Revolving Facility which shall be as agreed between the Borrower, the Lenders providing such Replacement Revolving Facility Commitments, the Administrative Agent and the replacement L/C Issuer, if any, under such Replacement Revolving Facility Commitments) shall be substantially identical to, or less favorable to the Lenders providing such Replacement Revolving Facility Commitments than, those applicable to the Revolving Facility being replaced or otherwise reasonably acceptable to the Administrative Agent; and

(v) the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as are required (which shall not require any consent from any Lender) in order to ensure that the Replacement Revolving Loans are provided with the benefit of the applicable Security Documents on a pari passu basis with the other Obligations.

(b) The Borrower may approach any Lender or any other Person that would be a permitted Assignee of a Revolving Facility Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Facility Commitments (a “Replacement Revolving Lender”); provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Facility Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Facility Commitment and the selection of Replacement Revolving Lender shall be subject to any consent that would be required pursuant to Section 9.04. Any Replacement Revolving Facility Commitment made on any Replacement Revolving Facility Effective Date shall be designated a series (a “Replacement Revolving Commitment Series”) of Replacement Revolving Facility Commitments for all purposes of this Agreement; provided that any Replacement Revolving Facility Commitments may, to the extent provided in the applicable Replacement Revolving Facility Amendment, be designated as an increase in any previously established Replacement Revolving Commitment Series of the same Borrower.

(c) The Replacement Revolving Facility Commitments shall be established pursuant to an amendment to this Agreement among the Borrower, the Administrative Agent and the Replacement Revolving Lenders providing such Replacement Revolving Facility (a “Replacement Revolving Facility Amendment”) which shall be consistent with the provisions set forth in paragraph (a) above (but which shall not require the consent of any other Lender).

(d) On any Replacement Revolving Facility Effective Date, subject to the satisfaction of the foregoing terms and conditions, each of the Replacement Revolving Lenders with Replacement Revolving Facility Commitments of such Replacement Revolving Commitment Series shall purchase from each of the other Lenders with Replacement Revolving Facility Commitments of such Replacement Revolving Commitment Series, at the principal amount thereof and in the applicable currencies, such interests in the Replacement Revolving Loans under such Replacement Revolving Commitment Series outstanding on such Replacement Revolving Facility Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Replacement Revolving Loans of such Replacement Revolving Commitment Series will be held by Replacement Revolving Lenders thereunder ratably in accordance with their respective Replacement Revolving Facility Commitments.

ARTICLE III

Representations and Warranties

On the date of each Credit Event, the Borrower represents and warrants to each of the Lenders that:

Section 3.01. Organization; Powers. The Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized or formed, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization or formation, (b) has all requisite power and authority, and the legal right, to own its property and assets, to lease the property it operates as lessee and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party, including, in the case of the Borrower, to borrow and otherwise obtain credit hereunder, in the case of each Loan Party, to grant the Liens contemplated to be granted by it under the Security Documents, and in the case of each Subsidiary Loan Party, to Guarantee the Obligations contemplated by the Guarantee Agreement.

Section 3.02. Authorization. The execution, delivery and performance by the Borrower and each of the Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Closing Date Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by the Borrower and such Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by-laws of the Borrower or any such Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any material indenture, certificate of designation for preferred stock, agreement or other instrument to which the Borrower or any such Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in Section 3.02(b)(i) or (ii), would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by the Borrower or any such Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.

Section 3.03. Enforceability. This Agreement has been duly executed and delivered by the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

Section 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Closing Date Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such actions, consents and approvals under Gaming Laws or Liquor Laws or from Gaming Authorities or Liquor Authorities the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect, (e) such as have been made or obtained and are in full force and effect or is reasonably expected to be timely made or obtained and be in full force and effect, (f) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (g) filings or other actions listed on Schedule 3.04.

Section 3.05. Financial Statements. The (a) audited consolidated balance sheet of Borrower and the related audited consolidated statements of operations, owners’ equity and cash flows delivered pursuant to Section 5.04(a), and (b) unaudited consolidated balance sheet of Borrower and related unaudited consolidated statements of operations and cash flows delivered pursuant to Section 5.04(b), in each case, (i) present fairly in all material respects the consolidated financial position of Borrower as at such date specified therein and the consolidated results of operations of Borrower for such periods covered thereby in accordance with GAAP applied consistently throughout the periods involved (except for the absence of footnotes and year-end adjustments for any financial statements other than those prepared for a fiscal year end) and (ii) disclose all material liabilities, direct or contingent, of the applicable Persons as of the date thereof in accordance with GAAP.

Section 3.06. No Material Adverse Effect. After the Closing Date, there has been no event or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.

Section 3.07. Title to Properties; Possession Under Leases.

In each case, as of the respective date set forth below, as applicable:

(a) As of (i) the Closing Date, (ii) the date on which any Real Property is acquired or leased by the Borrower or a Subsidiary and (iii) the date of the delivery of Mortgages (including pursuant to Section 5.10(c) or (d)), each of the Borrower and its Subsidiaries has or will have (A) good and marketable fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and (B) good title to its personal property and assets, in each case, except for Permitted Liens. The Mortgaged Properties are free from defects that materially adversely affect, or would reasonably be expected to materially adversely affect, the Mortgaged Properties suitability, taken as a whole, for the purposes for which they are contemplated to be used under the Loan Documents and the Project Documents (as defined in the Disbursement Agreement). Each parcel of Real Property and the use thereof (as contemplated under the Loan Documents and the Project Documents) complies in all material respects with all applicable laws (including building and zoning ordinances and codes) and with all insurance requirements except such failure which would not reasonably be expected to have a Material Adverse Effect.

(b) As of the Closing Date and as of the Commencement of Operations of the Development (i) the Borrower and each Subsidiary has complied in all material respects with all obligations under all material leases to which it is a party, (ii) all leases to which it is a party are legal, valid, binding and in full force and effect and are enforceable in accordance with their terms, except where such failure would not reasonably be expected to have an Material Adverse Effect and (iii) neither the Borrower nor any of its Subsidiaries has defaulted, or with the passage of time would be in default, under any leases to which it is a party, except for such defaults as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as set forth on Schedule 3.07(b), the Borrower and each of the Subsidiaries enjoys peaceful and undisturbed possession under the leases to which it is a party, except for leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No claim is being asserted or, to the knowledge of the Borrower, threatened, in writing with respect to any lease payment under any material lease other than any such Lien or claim that would not reasonably be expected to have a Material Adverse Effect.

(c) As of the Commencement of Operations of the Development, each of the Borrower and the Subsidiaries owns or possesses, or is licensed to use, all patents, trademarks, service marks, trade names and copyrights, all applications for any of the foregoing and all licenses and rights with respect to the foregoing necessary for the present conduct of its business, without any conflict (of which the Borrower has been notified in writing) with the rights of others, and free from any burdensome restrictions on the present conduct of the Borrower, except where such conflicts and restrictions would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or except as set forth on Schedule 3.07(c).

(d) As of the Closing Date, neither the Borrower nor any of the Subsidiaries has received any written notice of, nor is there to the knowledge of Borrower or any of its Subsidiaries, any pending, threatened or contemplated condemnation proceeding affecting any portion of the Mortgaged Properties in any material respect or any sale or disposition thereof in lieu of condemnation.

(e) As of the Closing Date, neither the Borrower nor any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted under Section 6.02 or 6.05.

(f) Each parcel of Real Property subject to a Mortgage is (or will be upon completion of the Development) served by installed, operating and adequate water, electric, gas, telephone, sewer, sanity sewer, storm drain facilities and other public utilities necessary for the uses contemplated under the Loan Documents and the Project Documents (as defined in the Disbursement Agreement) to the extent required by applicable law, except such failure to be served that would not reasonably be expected to cause a Material Adverse Effect.

Section 3.08. Subsidiaries.

(a) Schedule 3.08(a) sets forth as of the Closing Date the legal name and jurisdiction of incorporation, formation or organization of each Subsidiary of the Borrower and, as to each such Subsidiary, the percentage of each class of Equity Interests owned by the Borrower or by any such Subsidiary.

(b) As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of the Subsidiaries, except rights of employees to purchase Equity Interests in connection with the Transactions or as set forth on Schedule 3.08(b).

Section 3.09. Litigation; Compliance with Laws.

(a) There are no actions, suits or proceedings at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting the Borrower or any of the Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of the Borrower, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any violations of Environmental Laws, which are subject to Section 3.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(c) Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its contractual obligations, and no condition exists which, with the giving of notice or the lapse of time or both, would constitute such a default, except such defaults that would not reasonably be expected to have a Material Adverse Effect.

(d) The Borrower and each Subsidiary are in compliance in all material respects with all Gaming Laws and Liquor Laws that are applicable to them and their businesses, except where a failure to so comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.10. Federal Reserve Regulations.

(a) Neither the Borrower nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X or to involve any broker or dealer in violation of Regulation T. Following the application of the proceeds of the Term Loans on each funding date, Margin Stock will not constitute more than 25% of the value of the assets of the Loan Parties on each such date. None of the transactions contemplated by this Agreement will violate or result in the violation of any of the provisions of the regulations of the Board, including Regulation T, U or X.

Section 3.11. Investment Company Act. Neither the Borrower nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.

Section 3.12. Use of Proceeds.

(a) The Borrower will use the proceeds of the Term B Loans solely (a) to finance the Development and related Project Costs (including without limitation to fund fees, expenses, contingencies, land acquisition costs, licensing, debt service and financing costs related thereto), (b) to fund any working capital requirements and for other general corporate purposes, including debt service, and (c) to pay fees and expenses incurred in connection with the Loan Documents and the Transactions.

(b) The Borrower will use the proceeds of the Revolving Facility Loans and may request the issuance of Letters of Credit solely for general corporate purposes, including, without limitation, for Permitted Business Acquisitions and project development but excluding Project Costs in respect of the Development; provided, that prior to the Availability Period with respect to the Revolving Facility Commitments, the Borrower may not request Revolving Facility Loans under the Revolving Facility.

Section 3.13. Tax Returns; Taxes. Except as set forth on Schedule 3.13:

(a) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each of the Subsidiaries has filed or caused to be filed all federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct in all respects;

(b) Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, each of the Borrower and each of the

Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in Section 3.13(a) and all other Taxes or assessments that are due and payable with respect to all periods or portions thereof ending on or before the applicable Credit Event (or made adequate provision (in accordance with GAAP) for the payment of all Taxes not yet due), including in its capacity as a withholding agent (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.03 and for which the Borrower or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP); and

(c) Other than as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to each of the Borrower and each of the Subsidiaries, there are no claims being asserted in writing with respect to any Taxes.

Section 3.14. No Material Misstatements.

(a) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning the Borrower, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.

(b) The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.

Section 3.15. Employee Benefit Plans.

(a) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, any of its Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) as of the most recent valuation date preceding the date of this Agreement, no Plan has any material Unfunded Pension Liability; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of the Borrower or its Subsidiaries has engaged in a “prohibited transaction” (as defined in Section 406 of ERISA and Code Section 4975) in connection with any employee pension benefit plan (as defined in Section 3(2) of ERISA) that would subject the Borrower or any Subsidiary to tax.

(b) Each of the Borrower and the Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(c) Except as would not reasonably be expected to result in a Material Adverse Effect, there are no pending or, to the knowledge of the Borrower, threatened claims (other than claims for benefits in the normal course), sanctions, actions or lawsuits, asserted or instituted against any Plan or any person as fiduciary or sponsor of any Plan that would reasonably be expected to result in liability to the Borrower or any of its Subsidiaries.

Section 3.16. Environmental Matters.

(a) Except as set forth in Schedule 3.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice or order has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits, claims or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of any Environmental Laws or any Environmental Liability, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries has obtained all environmental permits, licenses and other approvals necessary for its planned development and operations to comply with all Environmental Laws and is in compliance with the terms of such permits, licenses and other approvals and with all Environmental Laws, (iii) no Hazardous Material is located at, on or under any property currently owned, operated or leased, by the Borrower or any of its Subsidiaries, and no Hazardous Material has been used, generated, owned, treated, stored, handled, controlled, transported, disposed of or Released at, under, on, from or to any property currently owned, operated or leased by the Borrower or any of its Subsidiaries, in each case in a manner that would reasonably be expected to give rise to any Environmental Liability of the Borrower or any of its Subsidiaries, (iv) there are no agreements in which the Borrower or any of its Subsidiaries has assumed or undertaken responsibility for any Environmental Liability of any other person, which in any such case has not been made available to the Administrative Agent prior to the date hereof, (v) to the Borrower’s knowledge, there are no Environmental Liabilities of the Borrower or any Subsidiary, whether accrued, contingent, absolute, determined, determinable or otherwise, including such liabilities relating to off-site disposal, and, to the Borrower’s knowledge, there are no facts, conditions, situations or set of circumstances which would reasonably be expected to result in or be the basis for any such Environmental Liability, and (vi) there are no liens or use restrictions under Environmental Laws on any of the property or other assets owned, operated or leased by the Borrower or any Subsidiary, no governmental actions have been taken or, to the Borrower’s knowledge, are in process which could subject any of such properties or assets to such liens or use restrictions and none of the Borrower or any Subsidiary would be required to place any notice or restriction relating to Hazardous Materials at any property owned by it in any deed to such property.

Section 3.17. Security Documents.

(a) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection in such Collateral can be obtained by possession or filing Uniform Commercial Code financing statements, in each case prior and superior in right to the Lien of any other person (except for Permitted Liens).

(b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the domestic Intellectual Property, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the Closing Date).

(c) Following satisfaction of the Post-Closing Collateral Requirement, each of the Mortgages executed and delivered on or after the Closing Date pursuant to Section 5.10 will be effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable Lien on all of the applicable Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, and all relevant mortgage taxes and recording charges are duly paid, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title, and interest of the applicable Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens.

(d) Each of the Control Agreements, together with the Collateral Agreement, is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid, binding and enforceable security interest in the accounts described therein and the proceeds and products thereof; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and as may be otherwise limited by the Gaming Laws. Upon the execution of the Collateral Agreement and each Control

Agreement, each such Control Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in the accounts described therein and the proceeds and products thereof, as security for the Obligations, in each case subject only to Permitted Liens; provided that licensing by the Gaming Authorities may be required to enforce and/or exercise certain security interests and such enforcement and/or exercise may be otherwise limited by the Gaming Laws.

(e) Notwithstanding anything herein (including this Section 3.17) or in any other Loan Document to the contrary, other than to the extent set forth in the any foreign law pledge agreements (if any), neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary, or as to the rights and remedies of the Agents or any Lender with respect thereto, under foreign law.

Section 3.18. Location of Real Property and Leased Premises.

(a) The Perfection Certificate completely and correctly identifies, in all material respects, as of the Closing Date all material Real Property owned by the Borrower and the Subsidiary Loan Parties. As of the Closing Date, the Borrower and the Subsidiary Loan Parties own in fee all the Real Property set forth as being owned by them in the Perfection Certificate.

(b) The Perfection Certificate lists correctly in all material respects, as of the Closing Date, all material Real Property that is leased by the Borrower and the Subsidiary Loan Parties as the lessee and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiary Loan Parties have in all material respects valid leases in all the Real Property set forth as being leased by them as the lessee in the Perfection Certificate.

Section 3.19. Solvency.

(a) On the Closing Date, immediately after giving effect to the Transactions that occur on the Closing Date, (i) the fair value of the assets of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of the Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

(b) On the Closing Date, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by them or any such subsidiary and the timing and amounts of cash to be payable on or in respect of their Indebtedness or the Indebtedness of any such subsidiary.

Section 3.20. Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Borrower or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Borrower or any of the Subsidiaries or for which any claim may be made against the Borrower or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Borrower or any of the Subsidiaries (or any predecessor) is a party or by which the Borrower or any of the Subsidiaries (or any predecessor) is bound.

Section 3.21. No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

Section 3.22. Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect and except as set forth in Schedule 3.22, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, registered trademarks, registered service marks or trade names, registered copyrights or mask works, domain names, applications and registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of the Borrower, the Borrower and its Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating Intellectual Property Rights of any person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened.

Section 3.23. Senior Debt. The Obligations will constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof, if any) under the documentation governing any subordinated Indebtedness permitted to be incurred hereunder or any Permitted Refinancing Indebtedness in respect thereof constituting subordinated Indebtedness.

Section 3.24. Liens. There are no Liens on any of the properties or assets of any of the Borrower or its Subsidiaries (other than Permitted Liens).

Section 3.25. Patriot Act., Etc. (a) Each of the Borrower and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the USA PATRIOT Act. No part of the proceeds of the Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

(b) Neither the Borrower nor any Subsidiary of the Borrower (i) is a person whose property or interest in property is blocked or subject to blocking pursuant to Section 1 of Executive Order 13224 of September 23, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)), (ii) engages in any dealings or transactions prohibited by Section 2 of such executive order, or is otherwise associated with any such person in any manner that violates Section 2 of such executive order, or (iii) is a person on the list of “Specially Designated Nationals and Blocked Persons” or subject to the limitations or prohibitions under any other U.S. Department of Treasury’s Office of Foreign Assets Control regulation or executive order.

Section 3.26. Insurance. Schedule 3.26 sets forth a true, complete and correct description in all material respects of all material insurance maintained or required to be maintained by or on behalf of the Borrower or the Subsidiaries as of the Closing Date. As of the Closing Date, such insurance is in full force and effect and all premiums (or, if applicable, all installments thereof due on or before the Closing Date) have been duly paid and such insurance is provided in such amounts and covering such risks and liabilities (and with such deductibles, retentions and exclusions) as are in accordance with normal and prudent industry practice. As of the Closing Date, none of the Loan Parties has any reason to believe that it will not be able to (i) maintain (or obtain when and as required) the insurance coverage required to be maintained under the Loan Documents or (ii) renew its existing coverage as and when such coverage expires or to obtain similar coverage from similar insurers.

ARTICLE IV

Conditions of Lending and Disbursement

The obligations of (a) the Lenders to make Loans and (b) any L/C Issuer to permit any L/C Credit Extension hereunder (each, a “Credit Event”) are subject to the satisfaction of the following conditions in Section 4.01 and Section 4.02:

Section 4.01. All Credit Events. On the date of each Borrowing and on the date of each L/C Credit Extension:

(a) The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of an L/C Credit Extension, the applicable L/C Issuer and the Administrative Agent shall have received a Letter of Credit Request as required by Section 2.05(b).

(b) The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(c) At the time of and immediately after such Borrowing or L/C Credit Extension, as applicable, no Event of Default or Default shall have occurred and be continuing.

(d) With respect to any Borrowing or L/C Credit Extension incurred pursuant to Section 2.01(c)(x) or Section 2.05(a)(i)(I), at the time of and immediately after such Borrowing or L/C Credit Extension, as applicable, the Borrower shall be in compliance with the In-Balance Test.

Each such Borrowing (subject to the immediately preceding paragraph) and each L/C Credit Extension shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing or L/C Credit Extension as to the matters specified in paragraphs (b) and (c) of this Section 4.01.

Section 4.02. First Credit Event. On the Closing Date:

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy or other electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received, on behalf of itself, the Collateral Agent and the Lenders, a written opinion of (i) Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties and (ii) each local counsel specified on Schedule 4.02(b), in each case, (A) dated the Closing Date, (B) addressed to, the Administrative Agent, the Collateral Agent and the Lenders on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent’s counsel.

(c) The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii) and (iii) below:

(i) a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation or limited liability company, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership, certified by the Secretary or Assistant Secretary of each such Loan Party;

(ii) a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying

(A) that attached thereto is a true and complete copy of the bylaws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below,

(B) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors of such Loan Party (or its managing general partner, managing member or equivalent) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,

(C) that the certificate or articles of incorporation, certificate of limited partnership, articles of incorporation or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above,

(D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party and

(E) as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party; and

(iii) a certificate of a director or an officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above.

(d) Except for matters to be completed following the Closing Date in accordance with Section 5.10(h), the elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released.

(e) On the Closing Date, after giving effect to the Transactions which are to be completed on or prior to such date and the other transactions contemplated hereby, the Borrower and its Subsidiaries shall have no outstanding Indebtedness other than (i) the Loans and other extensions of credit under this Agreement and (ii) other Indebtedness permitted pursuant to Section 6.01.

(f) The Lenders shall have received a solvency certificate substantially in the form of Exhibit B and signed by a Financial Officer of the Borrower confirming the solvency of the Borrower and its Subsidiaries on a consolidated basis on the Closing Date after giving effect to the Transactions to occur on the Closing Date.

(g) Each of the Agents shall have received all fees payable thereto or to any Lender on or prior to the Closing Date and, to the extent invoiced at least one (1) Business Day prior to the Closing Date, all other amounts due and payable pursuant to the Loan Documents on or prior to the Closing Date, including, to the extent invoiced at least one (1) Business Day prior to the Closing Date, reimbursement or payment of all reasonable out-of-pocket expenses (including reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and Thompson Hine LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.

(h) The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act that has been requested not less than five (5) Business Days prior to the Closing Date.

(i) The Administrative Agent shall have received executed copies of the Completion Guarantees, the FF&E Agreement (and the security document and financing statements in connection therewith) and the FF&E Intercreditor Agreement, each in form reasonably satisfactory to the Administrative Agent.

(j) The Borrower shall have (i) received the Closing Date Equity Contribution and (ii) obtained commitments in respect of the FF&E Facility in an aggregate amount of not less than $30.0 million.

(k) The Administrative Agent shall have received the results of a recent lien, bankruptcy and judgment search in each relevant jurisdiction with respect to the Loan Parties and such search shall reveal no Liens on any of the Collateral or other assets of the Loan Parties except for Permitted Liens and except for Liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent.

(l) The Term B Facility shall have received a corporate credit rating from each of Moody’s and S&P.

(m) The Administrative Agent shall have received Plans and Specifications and GMP contracts (including, for the avoidance of doubt, with respect to the casino and the parking garage) in respect of the Development covering at least 70% (or such lesser percentage as agreed to by the Administrative Agent) of the Hard Costs (as defined in the Disbursement Agreement) and otherwise reasonably satisfactory to the Construction Consultant and the Administrative Agent.

(n) The Maryland Department of Environment shall have approved the final Response Action Plan with respect to the Development (the “RAP”) pursuant to the currently ongoing public participation and administrative review process as of the Allocation Date and the estimated cost of fully implementing the RAP shall not be projected to exceed $4.0 million, in the good faith determination of the Borrower, or, if such estimated cost shall be projected to exceed $4.0 million, the Borrower shall be in compliance with the In-Balance Test as of the Closing Date after giving effect to (i) an increase in the amount of the required Closing Date Equity Contribution and/or decrease in the amount of the Required Contingency (as defined in the Disbursement Agreement) (such decrease not to exceed $2.0 million) and (ii) such increased estimated cost.

(o) Gaming Approval. The Borrower shall have obtained all regulatory approvals and consents to the execution and delivery of this Agreement and the other Loan Documents required to be obtained by the Borrower from the State of Maryland Lottery & Gaming Control Agency.

(p) The Borrower shall have paid to the Administrative Agent, for the account of each Lender that has a Funded Term B Loan Commitment as of the Closing Date, a ticking fee on the daily amount of the outstanding Funded Term B Loan Commitments for the period from the Allocation Date to the Closing Date at a rate per annum equal to (a) 1.00%, for the period from the Allocation Date through the date that is 30 days after the Allocation Date, (b) one-half of the rate specified with respect to Eurocurrency Loans in clause (i) of the definition of “Applicable Margin”, for the period from the date that is 31 days after the Allocation Date through the date that is 90 days after the Allocation Date and (c) the rate specified with respect to Eurocurrency Loans in clause (i) of the definition of “Applicable Margin” for any period thereafter.

For purposes of determining compliance with the conditions specified in this Section 4.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.

Section 4.03. Disbursement Conditions. On or prior to the date of the first disbursement from the Loan Proceeds Account (which may be drawn pursuant to the Disbursement Agreement upon the satisfaction of the conditions in this Section 4.03), the Administrative Agent shall have received (or waived the applicable requirement, as applicable):

(a) Plans, Etc. A complete set of all available Plans and Specifications requested to be delivered, including a site plan (showing all necessary approvals, utility connections and site improvements) and all available inspection and test records and reports made by or for the Loan Parties or their architects;

(b) Consultant’s Report. A report from the Construction Consultant to the effect that (i) it has received and reviewed the construction related items required by this Section 4.03 and the Disbursement Agreement as of the date of such report in respect of the Development and certifications from the professionals of record asserting that (a) the available Plans and Specifications have been approved to the extent required at such time by all applicable

Governmental Authorities and (b) the improvements as shown by the Plans and Specifications will comply with applicable zoning and other laws in all material respects and (ii) construction of the improvements, along with all necessary roads and utilities, are expected to be finished on or before the Scheduled Completion Date;

(c) Progress and Construction Schedules. A projected construction schedule showing the anticipated timeline for development of the Development;

(d) Project Budget. The Administrative Agent shall have received the Project Budget;

(e) Material Contracts. The Administrative Agent shall have received a fully executed and complete, conformed copy of each Material Contract with respect to the Development executed on or prior to the Closing Date and listed on Schedule 4.03(e).

(f) Utility Availability. The Construction Consultant shall be reasonably satisfied that arrangements shall have been or will be made as and when necessary for the provision of all utilities necessary for the construction, operation and maintenance of the Development as contemplated by the Loan Documents and the Plans and Specifications.

(g) Insurance Coverage. Evidence of insurance required pursuant to Section 5.02 along with certificates showing the Collateral Agent listed as an additional insured or loss payee, as applicable;

(h) Approvals and Permits. All permits, licenses and entitlements required to be obtained from Governmental Authorities on or prior to such date in respect of the Development shall have been obtained, and there shall be no litigation, governmental, administrative or legislative or judicial action, actual or pending, as of such date with respect to such permits, licenses and entitlements that would reasonably be expected to have a Material Adverse Effect on the Development taken as a whole; and

(i) Post-Closing Collateral Requirements. A certificate from a Responsible Officer of the Borrower certifying that the Borrower has completed all material Post-Closing Collateral Requirements (other than such requirements for which the Administrative Agent has extended and/or waived the relevant completion).

ARTICLE V

Affirmative Covenants

The Borrower covenants and agrees with each Lender that so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn or paid thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Subsidiaries to:

Section 5.01. Existence; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise permitted under Section 6.05; provided that the Borrower may liquidate or dissolve one or more Subsidiaries if the assets of such Subsidiaries (to the extent they exceed estimated liabilities) are acquired by the Borrower or a Wholly-Owned Subsidiary of the Borrower in such liquidation or dissolution, except that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as otherwise permitted under Section 6.05).

(b) Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business, and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

Section 5.02. Required Insurance Coverage.

(a) The Borrower, at its expense, shall maintain with financially sound and reputable insurance companies, and shall deliver to the Administrative Agent certificates of insurance evidencing, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated persons engaged in the same or similar businesses as the Borrower and the Subsidiaries) as are customarily carried under similar circumstances by such other persons, including the following:

(i) commercial general liability insurance with limits of not less than $1.0 million per occurrence combined single limit and $2.0 million in the aggregate where applicable for the policy period extended to cover: (i) contractual liability assumed by the Borrower, (ii) independent contractors liability, (iii) broad form property damage liability, (iv) products & completed operations coverage on an “if any” basis, (v) waiver of subrogation against the Collateral Agent, (vi) severability of interest provision, and (vii) personal & advertising injury liability;

(ii) automobile liability insurance including coverage on owned, hired and non-owned automobiles with bodily injury and property damage limits of not less than $1.0 million per occurrence combined single limit, with a waiver of subrogation against the Collateral Agent; provided that coverage as to owned vehicles may occur on or promptly after the first date the Borrower or any of the Subsidiaries have vehicles;

(iii) umbrella/excess liability in excess of commercial general liability, automobile liability and employers’ liability coverages with a limit of liability of not less than $50.0 million per occurrence;

(iv) all-risk property (special cause of loss) insurance on the improvements and betterments in an amount not less than the full insurable value on a replacement cost basis of the insured improvements and personal property related thereto. During the construction period, if the general property insurance coverage does not apply, property insurance shall be written in a so-called “Builder’s Risk Completed Value Non-Reporting Form” with no coinsurance requirement and shall contain a provision granting the insured permission to occupy prior to completion to the extent commercially available;

(v) terrorism insurance for certified acts of terrorism on the improvements and betterments in an amount not less than the full insurable value on a replacement cost basis of the insured improvements and personal property related thereto to the extent that such coverage is commercially available at a commercially reasonable price. During the construction period, terrorism insurance shall be written in a so-called “Builder’s Risk Completed Value Non-Reporting Form.” It is further understood that such coverage may be provided by a captive insurance company (a “Captive Insurance Company”) except with respect to losses which are not reinsured by the federal government under TRIA which shall be reinsured by an insurance company having an A.M. Best rating of not less than A- VII. Such reinsurance agreements between such Captive Insurance Company and all such reinsurance companies providing the referenced reinsurance shall provide for direct access to such reinsurers through a direct access cut-through endorsement for all named insureds, loss payees and mortgagees. The Administrative Agent and Lenders hereby acknowledge and agree that Romulus Risk and Insurance Company, Inc. is an acceptable Captive Insurance Company for providing such certified terrorism coverage for the Borrower;

(vi) workers’ compensation and employers’ liability insurance in accordance with the applicable laws of the state of Maryland. The policy limit under the employers’ liability insurance section shall not be less than $1.0 million for any one accident which may occur on or after the first date the Borrower or any of the Subsidiaries have employees; and

(vii) If any building structures or improvements included in Mortgaged Property lie, within a “special flood hazard area” as designated on maps prepared by the Federal Emergency Management Agency (or any successor agency) flood insurance shall be carried for the duration of the Loans in compliance with applicable law and the National Flood Insurance Program as set forth in the flood laws, including the required deductibles.

(b) Policy Requirements. All insurance policies shall (i) be issued by financially sound and reputable insurance companies, (ii) include “Deutsche Bank Trust Company Americas, as Collateral Agent, its successors and/or assigns as their interest may appear” as additional insureds on all liability insurance and as mortgagee and loss payee on property and flood insurance (as applicable), (iii) be endorsed to show that the Borrower’s insurance shall be primary and all insurance, if any, carried by the Collateral Agent or Lenders is strictly excess and secondary and shall not contribute with the Borrower’s insurance as it relates to the Mortgaged Property, (iv) provide that it shall not be canceled, (x) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Collateral Agent (giving the Collateral Agent the right to cure defaults in the payment of premiums) or (y) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Collateral Agent (the Borrower shall deliver a copy of the policy (and to the extent any such policy is cancelled or renewed, a renewal or replacement policy) or other evidence thereof to the Collateral Agent, or insurance certificate with respect thereto), (v) be evidenced by a certificate of insurance to be provided to the Collateral Agent, and (vi) include either policy or binder numbers on the ACORD form (which form the Collateral Agent may rely on). It is agreed and understood that all policies required by the Loan Documents including this Section 5.02, shall be subject to commercially reasonable deductibles and/or retentions for businesses of similar size and quality. It is further agreed and understood that all insurance coverage required by the Loan Documents including this Section 5.02, other than required flood insurance, may be effected under blanket policies covering the Mortgaged Property and other property and assets of CBAC Gaming, LLC and its Affiliates not part of the Mortgaged Property.

(c) Evidence of Insurance; Payment of Premiums. The Borrower shall deliver to the Administrative Agent, as soon as practicable with the endeavor to be at least fourteen (14) days before the expiration of an existing policy, evidence acceptable to the Administrative Agent of the continuation of the coverage of the expiring policy. If the Administrative Agent has not received satisfactory evidence of such continuation of coverage in the time frame herein specified, the Administrative Agent shall have the right, but not the obligation, to purchase such insurance for the Administrative Agent’s interest only. Any amounts so disbursed by the Administrative Agent pursuant to this Section shall be repaid by the Borrower within ten (10) days after written demand therefor. Nothing contained in this Section shall require the Agents or the Lenders to incur any expense or take any action hereunder, and inaction by the Agents or the Lenders shall never be considered a waiver of any right accruing to the Agents or the Lenders on account on this Section. The payment by the Administrative Agent of any insurance premium for insurance which the Borrower is obligated to provide hereunder but which the Administrative Agent believes has not been paid, shall be conclusive between the parties as to the legality and amounts so paid. The Borrower agrees to pay all premiums on such insurance as they become due, and will not permit any condition to exist on or with respect to the Mortgaged Property which would wholly or partially invalidate any insurance thereon.

(d) No Liability. The Administrative Agent shall not by the fact of approving, disapproving, accepting, preventing, obtaining or failing to obtain any such insurance, incur any liability for the form or legal sufficiency of insurance contracts, solvency of insurers, or payment of losses, and the Borrower hereby expressly assumes full responsibility therefor and all liability, if any, thereunder.

Section 5.03. Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (a) timely file all Tax returns required to be filed by it and (b) pay and discharge all (i) Taxes (including in its capacity as withholding agent) imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, and (ii) all material lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as (a) the validity or amount thereof shall be contested in good faith by appropriate proceedings, (b) the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves with respect thereto in accordance with GAAP and (c) such contest operates to suspend collection of the contested Tax, assessment, charge, levy or claim and enforcement of a Lien (other than a Permitted Lien).

Section 5.04. Financial Statements, Reports, etc. Furnish to the Administrative Agent for distribution by the Administrative Agent to the Lenders:

(a) No later than ninety (90) (or in the case of the first fiscal year for which annual financial statements are required, one hundred twenty (120)) days following the end of each fiscal year (commencing with the fiscal year beginning after the Commencement of Operations of the Development), a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and, commencing with the second fiscal year beginning after the Commencement of Operations of the Development, setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein);

(b) No later than forty-five (45) (or, in the case of the first fiscal quarter for which quarterly financial statements are required to be delivered hereunder, within seventy-five (75) days) following the end of each of the first three fiscal quarters of each fiscal year (commencing with the first full fiscal quarter after the Commencement of Operations of the Development), a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth (commencing with the second fiscal year after the Commencement of Operations of the Development) in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10-Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 5.04(b) to the extent such quarterly reports include the information specified herein);

(c) (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto and (ii) commencing with the fiscal quarter in which the Financial Performance Covenant is applicable, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the Financial Performance Covenant and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by its policies, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);

(d) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Borrower or any of the Subsidiaries with the SEC, or after an initial public offering, distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this paragraph (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Borrower;

(e) not later than sixty (60) days after the beginning of each fiscal year (commencing with the fiscal year beginning after the Commencement of Operations of the Development), a reasonably detailed consolidated annual budget for such fiscal year, including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;

(f) upon the reasonable request of the Administrative Agent and upon acquisition of any Owned Real Property, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 5.10(f);

(g) promptly, following receipt thereof by the Borrower or any of its Subsidiaries, copies of all environmental audits, investigations, analyses and reports of any kind or character delivered to the Borrower or any of its Subsidiaries by Governmental Authorities with respect to any environmental matter at the Project Site or any of the Mortgaged Properties that would reasonably be expected to have a Material Adverse Effect;

(h) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Borrower or any of the Subsidiaries, or compliance with the terms of any Loan Document, or the Development, as in each case the Administrative Agent may reasonably request (for itself or on behalf of the Lenders);

(i) promptly upon request by the Administrative Agent on behalf of the Lenders from time to time, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act; and

(j) on the Closing Date and within thirty (30) days of the end of each full fiscal month of the Borrower (or, if earlier, at the time of making any Disbursement Request (as defined in the Disbursement Agreement) with respect to such fiscal month, if any) thereafter through the Commencement of Operations of the Development, deliver to the Administrative Agent an In-Balance Test Certificate, with such supporting detail for the calculations set forth in such In-Balance Test Certificate as the Administrative Agent or the Construction Consultant shall reasonably request and such other information as the Administrative Agent or the Construction Consultant shall reasonably request in connection with the calculation of the In-Balance Test.

In the event the Borrower elects to report at Holdings’ or a Parent Entity’s level on a consolidated basis such consolidated reporting at Holdings’ or such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 5.04 for the Borrower (together with a reconciliation showing the adjustments necessary to determine compliance by the Borrower and its Subsidiaries with the Financial Performance Covenant) will satisfy the requirements of such paragraphs.

Section 5.05. Litigation and Other Notices. Furnish to the Administrative Agent, for distribution by the Administrative Agent to the Lenders, written notice of the following promptly after any Responsible Officer of the Borrower obtains actual knowledge thereof:

(a) any Event of Default or Default (including, without limitation, that any Person has given notice to any Loan Party or taken any other action with respect to any event or condition set forth in Section 7.01(h)), specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority (including any action, suit or proceeding by or subject to decision by any Gaming Authority) or in arbitration, against the Borrower or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to the Borrower or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect;

(d) the development or occurrence of any ERISA Event that, when taken together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect; and

(e) promptly after the same are available, copies of any written communication to Borrower or any of its Subsidiaries from any Gaming Authority advising it of a material violation of, or material non-compliance with, any Gaming Law by the Borrower or any of its Subsidiaries.

Section 5.06. Compliance with Laws; Compliance with Construction Contracts.

(a) Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property (including any laws related to campaign finance or political contributions and all Gaming Laws and Liquor Laws), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.

(b) Comply in all respects with its respective obligations and enforce all of its respective rights under all Construction Contracts, except where the failure to so comply or enforce its rights would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

Section 5.07. Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent including the Construction Consultant or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

Section 5.08. Use of Proceeds. Use the proceeds of the Loans in the manner set forth in Section 3.12.

Section 5.09. Compliance with Environmental Laws. Comply, and use commercially reasonable efforts to cause all lessees and other Persons, if any, on or occupying any properties of the Borrower or any of its Subsidiaries to comply, with all Environmental Laws applicable to their respective operations and properties (including without limitation, implementation of the RAP as promptly as practicable, including arranging for expedited sampling turnaround and re-sampling, if necessary, and compliance with any other Remedial Actions required with respect to the Project Site, to the extent required by applicable law); and obtain and renew all authorizations and permits required pursuant to Environmental Laws for their respective operations and properties, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.10. Further Assurances; Additional Security.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), necessary or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied (including, in connection with any collateral assignment to the Collateral Agent of any Construction Contract the counterparty to which is a general construction manager, general contractor or architect (if there is an architect of record) and such contract governs Project Costs in excess of $25.0 million, the use of commercially reasonable efforts to obtain from such counterparty a customary, as determined by the Borrower in good faith, consent to such assignment), all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents, subject in each case to paragraph (g) below.

(b) If any asset (other than Real Property, which is covered by paragraph (c) below) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $1.0 million is acquired by the Borrower or any Subsidiary Loan Party after the Closing Date (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the perfected Lien of the Collateral Agent upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 5.10(g) or any Security Document) will (i) as promptly as practicable notify the Collateral Agent thereof and (ii) take or cause the Subsidiary Loan Parties to take such actions as shall be necessary to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties, subject to paragraph (g) below.

(c) Promptly notify the Administrative Agent of the acquisition of and grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and Mortgages in such Owned Real Property of the Borrower or any such Subsidiary Loan Parties that the Administrative Agent shall reasonably request to create in favor of the Collateral Agent, for the benefit of the Secured Parties, as are not covered by the original Mortgages, to the extent acquired after the Closing Date, pursuant to documentation substantially in the form of the Mortgages or in such other form as is reasonably satisfactory to the Administrative Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens at the time of perfection thereof, record or file, and cause each such Subsidiary Loan Party to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary Loan Party to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Administrative Agent, with respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent contemporaneously therewith a title insurance policy, flood determination and evidence of flood insurance, if required by law, legal opinion, FIRREA appraisal (if required by law) and a survey and otherwise comply with the Collateral and Guarantee Requirements applicable to Mortgages and Mortgaged Property.

(d) If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after Closing Date, and if such Subsidiary is a Wholly-Owned Domestic Subsidiary (other than a Domestic Subsidiary that is (i) an FSHCO, (ii) a Subsidiary of a Foreign Subsidiary or (iii) at the Borrower’s option, any Immaterial Subsidiary), within ten (10) Business Days after the date such Wholly-Owned Domestic Subsidiary is formed or acquired, notify the Collateral Agent and the Administrative Agent thereof and, within twenty (20) Business Days after the date such Wholly-Owned Domestic Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Domestic Subsidiary and with respect to any Equity Interest in or Indebtedness of, or Owned Real Property owned by, such Domestic Subsidiary owned by or on behalf of the Borrower or any Subsidiary Loan Party, subject in each case to paragraph (g) below.

(e) If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date, and if such Subsidiary is a “first tier” Foreign Subsidiary, within ten (10) Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent thereof and, within twenty (20) Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Administrative Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of the Borrower or any Subsidiary Loan Party, subject in each case to paragraph (g) below.

(f) Furnish to the Collateral Agent promptly (and in any event within thirty (30) days after such change) written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure, (C) in any Loan Party’s organizational identification number, or (D) in any Loan Party’s jurisdiction of organization; provided that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties with the same priority as prior to such change (it being understood that, subject to the foregoing, any Loan Party may change the name under which it conducts its business or its corporate name, trade name, trademarks, brand name or other public identifiers).

(g) The Collateral and Guarantee Requirement and the other provisions of this Section 5.10 and the other provisions of the Loan Documents with respect to Collateral need not be satisfied with respect to (i) any Real Property held by the Borrower or any of its Subsidiaries as a lessee under a lease (other than as contemplated by the definition of “Owned Real Property”) or any Real Property owned in fee that is not Owned Real Property, (ii) motor vehicles subject to certificates of title or ownership except to the extent that the filing of Uniform Commercial Code financing statements are sufficient for perfection of security interests in such motor vehicles, (iii) cash, deposit accounts and securities accounts (other than the Interest Reserve Account, the Loan Proceeds Account, the Draw Account, the Initial Company Account and the Supplemental Company Account) (it being understood and agreed (1) that the Lien of the Collateral Agent may extend to such assets pursuant to the terms of the Collateral Agreement, but that such Lien need not be perfected to the extent perfection requires any action other than the filing of customary financing statements (and all representations, warranties, covenants and other terms of the Loan Documents with respect to Collateral shall be construed accordingly) and (2) that there shall be no lockbox arrangements nor any control agreements relating to the Borrower’s and its Subsidiaries’ bank accounts) (other than the Interest Reserve Account, the Loan Proceeds Account, the Draw Account, the Initial Company Account and the Supplemental Company Account), (iv) any Equity Interests owned on or acquired after Closing Date in accordance with this Agreement if, and to the extent that, and for so long as doing so would violate applicable law or regulation (including any Gaming Law or regulation) or (other than in the case of any person which is a Wholly-Owned Subsidiary, Equity Interests in such person issued or acquired after such person became a Wholly-Owned Subsidiary) a shareholder agreement or other contractual obligation (in each case, after giving effect to Section 9-406(d), 9-407(a) or 9-408 of the Uniform Commercial Code and other applicable law) binding on such Equity Interests, (v) any assets owned on or acquired after Closing Date to the extent that, and for so long as, taking such actions would violate applicable law or regulation (including any Gaming Law or regulation) or an enforceable contractual obligation (after giving effect to Section 9-406(d), 9-407(a), 9-408 or 9-409 of the Uniform Commercial Code and other applicable law) binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets (1) owned on Closing Date or (2) acquired after the Closing Date with Indebtedness of the type permitted pursuant to Section 6.01(i) that is secured by a Permitted Lien) permitted by this Agreement, (vi) those assets as to which the Administrative Agent and the Borrower shall reasonably determine in writing that the costs or other consequences of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby, (vii) any Equity Interests of any Subsidiary to the extent that the pledge of such Equity Interests would result in material adverse tax consequences to the Borrower or any Subsidiary as reasonably determined in good faith by the Borrower and (viii) any assets at any time constituting FF&E Collateral at such time. Notwithstanding anything to the contrary in this Agreement, the Collateral Agreement, or any other Loan Document, (i) the Administrative Agent may grant extensions of time for, or waive the requirements to obtain, the creation or perfection of security interests in or the obtaining of title insurance, legal opinions, FIRREA appraisals, flood insurance and surveys with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Borrower, that perfection or obtaining of such items is not required by law or cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required by this Agreement or the other Loan Documents, (ii) Liens required to be granted from time to time pursuant to the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and, to the extent appropriate in the applicable jurisdiction, as otherwise agreed between the Administrative Agent and the Borrower, (iii) the Administrative Agent and the Borrower may make such modifications to the Security Documents, and execute and/or consent to such easements, covenants, rights of way or similar instruments (and Administrative Agent may agree to subordinate the lien of any mortgage to any such easement, covenant, right of way or similar instrument or record or may agree to recognize any tenant pursuant to an agreement in a form and substance reasonably acceptable to the Administrative Agent), as are reasonable or necessary in connection with the Site Preparation and/or otherwise in connection with the Development or transactions otherwise permitted hereunder and (iv) for the avoidance of doubt, the Garage Mortgage shall only secure that portion of the Term Facility allocated to the acquisition and development of the Garage Property (as set forth more fully in the Garage Mortgage).

(h) The Borrower shall or shall cause the applicable Subsidiary Loan Parties to take such actions set forth on Schedule 5.10(h) within the timeframes set forth for the taking of such actions on Schedule 5.10(h) (or within such longer timeframes as the Administrative Agent shall permit in its reasonable discretion) (it being understood and agreed that all representations, warranties and covenants of the Loan Documents with respect to the taking of such actions are qualified by the non-completion of such actions until such time as they are completed or required to be completed in accordance with this Section 5.10(h)).

Section 5.11. Rating. Exercise commercially reasonable efforts to maintain ratings for the Term B Loans from each of S&P and Moody’s.

ARTICLE VI

Negative Covenants

The Borrower covenants and agrees with each Lender that, so long as this Agreement shall remain in effect (other than in respect of contingent indemnification and expense reimbursement obligations for which no claim has been made) and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Subsidiaries to:

Section 6.01. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Closing Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b) Indebtedness created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(c) Indebtedness of the Borrower or any Subsidiary pursuant to Swap Agreements that were entered into in the ordinary course of business and not for speculative purposes;

(d) Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than thirty (30) days following such incurrence;

(e) Indebtedness of the Borrower to any Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary; provided that other than in the case of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries, (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Parties shall be subject to Section 6.04 and (ii) Indebtedness of the Borrower to any Subsidiary and Indebtedness of the Borrower or any Subsidiary Loan Party to any Subsidiary that is not a Subsidiary Loan Party (the “Subordinated Intercompany Debt”) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the connection with the Development or in the ordinary course of business, including those incurred to secure health, safety and environmental obligations;

(g) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business;

(h) (i) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to such acquisition, merger, consolidation or amalgamation, the assumption and incurrence of any Indebtedness and any related transactions, the Borrower shall be in Pro Forma Compliance;

(i) (i) Capital Lease Obligations, mortgage financings and other purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity

Interests of any person owning such property, and including fees and expenses incurred in connection with licenses in respect thereof) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Borrower shall be in Pro Forma Compliance, and (ii) any Permitted Refinancing Indebtedness in respect thereof; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this Section 6.01(i) shall not, at any time prior to the Commencement of Operations of the Development, exceed $25.0 million;

(j) Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, and any Permitted Refinancing Indebtedness in respect thereof;

(k) other Indebtedness in an aggregate principal amount outstanding not to exceed the greater of $25.0 million and 4.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence of Indebtedness for which financial statements have been delivered pursuant to Section 5.04; provided that the aggregate principal amount of Indebtedness outstanding pursuant to this Section 6.01(k) shall not, at any time prior to the Commencement of Operations of the Development, exceed $25.0 million;

(l) to the extent constituting Indebtedness, agreements to pay service fees to professionals (including architects, engineers and designers) in furtherance of and/or in connection with the Development, in each case to the extent such agreements and related payment provisions are reasonably consistent with commonly accepted industry practices (provided that no such agreements shall give rise to Indebtedness for borrowed money);

(m) after the Commencement of Operations of the Development, Guarantees (i) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement (subject to the proviso at the end of this Section 6.01(m)), (ii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 6.04 (other than Section 6.04(v)), and (iii) by any Subsidiary that is not a Subsidiary Loan Party of Indebtedness of another Subsidiary that is not a Subsidiary Loan Party; provided that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 6.01(m) shall be permitted prior to the Commencement of Operations of the Development to the extent such Guarantees are of Indebtedness of the Borrower or any Subsidiary Loan Party or are subordinated to the Obligations;

(n) Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(o) Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business or consistent with past practice or industry practice;

(p) Indebtedness supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(q) Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(r) after the Commencement of Operations of the Development, (i) other Indebtedness so long as (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Total Leverage Ratio on a Pro Forma Basis shall not be greater than 6.50 to 1.00 and (ii) Permitted Refinancing Indebtedness in respect thereof; provided, however, that Indebtedness of Subsidiaries that are not Subsidiary Loan Parties that is outstanding pursuant to clause (r)(i) shall not at any time exceed $10.0 million in the aggregate;

(s) Junior Capital in an aggregate principal amount not to exceed $25.0 million at any one time outstanding;

(t) unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within ninety (90) days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Agreement;

(u) Indebtedness representing deferred compensation to employees of the Borrower or any Subsidiary incurred in the ordinary course of business;

(v) from and after the Commencement of Operations of the Development, Indebtedness of the Loan Parties that is either unsecured or secured by Liens ranking junior to the Liens securing the Obligations and the aggregate principal amount of which does not exceed the Incremental Amount and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that

(i) the Administrative Agent shall have received a certificate signed by a Financial Officer of the Borrower stating that other than in the case of any such Permitted Refinancing Indebtedness, the Borrower has elected to decrease the Incremental Amount as a result of the incurrence of such Indebtedness as contemplated by the definition of Incremental Amount; and

(ii) the terms of such Indebtedness do not provide for any scheduled repayment, mandatory redemption or sinking fund obligations prior to the date that is ninety-one (91) days following the latest Term B Facility Maturity Date in effect on the date of incurrence (other than customary offers to repurchase upon a change of control, asset sale or event of loss and customary acceleration rights after an event of default);

(w) Indebtedness of the Borrower and the Subsidiaries incurred under lines of credit or overdraft facilities (including, but not limited to, intraday, ACH and purchasing card/T&E services) extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by one or more of the Lenders or their Affiliates and (in each case) established for the Borrower’s and the Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured under the Security Documents;

(x) Indebtedness incurred on behalf of (or, after the Commencement of Operations of the Development, representing Guarantees of Indebtedness thereof) joint ventures not in excess, at any one time outstanding, of $20.0 million; provided that the Guarantees of such Indebtedness shall be permitted prior to the Commencement of Operations of the Development to the extent such Guarantees are subordinated to the Obligations pursuant to an intercreditor agreement reasonably satisfactory to the Administrative Agent;

(y) Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;

(z) (i) Indebtedness in respect of FF&E Financings in an aggregate principal amount outstanding at any time not to exceed $30.0 million and (ii) any Permitted Refinancing Indebtedness incurred in respect thereof; and

(aa) all premium (if any, including tender premiums), expenses, defeasance costs, interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (z) above.

Notwithstanding the foregoing, the aggregate principal amount of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties outstanding pursuant to the foregoing clause (a) and (k) of this Section 6.01 shall not exceed the greater of $25.0 million and 4.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence of Indebtedness for which financial statements have been delivered pursuant to Section 5.04.

For purposes of determining compliance with this Section 6.01, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date that such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.

For purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness described in Sections 6.01(a) through (aa) but may be permitted in part under any combination thereof and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness described in Sections 6.01(a) through (aa), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will only be required to include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses and such item of Indebtedness shall be treated as having been incurred or existing pursuant to only one of such clauses. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.

Section 6.02. Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):

(a) Liens on property or assets of the Borrower and the Subsidiaries existing on the Closing Date and set forth on Schedule 6.02(a), and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;

(b) any Lien created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing obligations in respect of Swap Agreements and the Overdraft Line secured pursuant to the Security Documents) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) any Lien on any property or asset of the Borrower or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that such Lien (i) does not apply to any property or assets of the Borrower or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder and require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (ii) is not created in contemplation of or in connection with such acquisition;

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in compliance with Section 5.03; provided that the applicable Loan Party has established reserves to the extent required by GAAP in respect thereof, or other adequate provision for the payment thereof shall have been made and maintained at all times during such contest;

(e) Liens imposed by law, including landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens, securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;

(f) (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in connection with the Transactions or in the ordinary course of business, including those incurred to secure health, safety and environmental obligations;

(h) zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in connection with the Transactions (to the extent such encumbrances would not reasonably be expected to materially impair the completion or operation of the Development) or in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary or would not reasonably be expected to materially impair the completion or operation of the Development;

(i) Liens securing Indebtedness and Permitted Refinancing Indebtedness permitted by Section 6.01(i) (limited to the assets financed with such Indebtedness and any accessions thereto and the proceeds and products thereof and related property; provided that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender and incurred under Sections 6.01(i));

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds and products thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed $25.0 million;

(m) any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;

(n) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary, including with respect to credit card chargebacks and similar obligations or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Borrower or any Subsidiary in the ordinary course of business;

(o) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(p) Liens securing obligations in respect of trade-related letters of credit, bank guarantees or similar obligations permitted under Section 6.01(f) or (o) and covering the property (or the documents of title in respect of such property) financed by such letters of credit, bank guarantees or similar obligations and the proceeds and products thereof;

(q) leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;

(r) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(s) Liens solely on any cash earnest money deposits made by the Borrower or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;

(t) Liens with respect to property or assets (i) of any Subsidiary that is not a Subsidiary Loan Party securing Indebtedness of a Subsidiary that is not a Subsidiary Loan Party permitted under Section 6.01 and (ii) that does not constitute Collateral;

(u) [Reserved];

(v) the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;

(w) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(x) Liens on Equity Interests in joint ventures securing obligations of such joint ventures;

(y) Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;

(z) Permitted Encumbrances; provided that the same do not (i) materially interfere with the development, construction or operation of the Development (taken as a whole), or (ii) result in a Material Adverse Effect or a judgment of foreclosure on any part of the Mortgaged Properties;

(aa) Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

(bb) Liens securing financing arrangements for insurance premiums; provided that such Liens are limited to the applicable unearned insurance premiums;

(cc) Liens in favor of the Borrower or any Subsidiary Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in the form and substance reasonably satisfactory to the Administrative Agent;

(dd) Liens on deposits securing Swap Agreements that were entered into in the ordinary course of business and not entered into for speculative purposes;

(ee) any amounts held by a trustee in the funds and accounts under an indenture securing any escrow arrangements or revenue bonds issued for the benefit of the Borrower or any Subsidiary;

(ff) the Venue Easements and any other easements, covenants, rights of way or similar instruments which do not materially impact or impair the completion or operation of the Development (taken as a whole), in an adverse manner granted in connection with the leases or instruments contemplated under Sections 6.05(n) or (r) or otherwise entered into in connection with the Transactions;

(gg) Second Priority Liens on Collateral;

(hh) the filing of a reversion, subdivision or final map(s), record(s) of survey and/or amendments to any of the foregoing over Real Property held by the Loan Parties designed (A) to merge one or more of the separate parcels thereof together so long as (i) the entirety of each such parcel shall be owned by Loan Parties, (ii) no portion of the Mortgaged Property is merged with any Real Property that is not part of the Mortgaged Property and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect or (B) to separate one or more of the parcels thereof together so long as (i) the entirety of each resulting parcel shall be owned by Loan Parties, (ii) no portion of the Mortgaged Property ceases to be subject to a Mortgage and (iii) the gross acreage and footprint of the Mortgaged Property remains unaffected in any material respect;

(ii) from and after the lease or sublease of any interest pursuant to Section 6.05(n) or (p), any reciprocal easement agreement entered into between a Loan Party and the holder of such interest;

(jj) Liens on cash and Permitted Investments on deposit with Lenders and Affiliates of Lenders securing obligations owing to such Persons under any treasury, depository, overdraft or other cash management services agreements or arrangements with the Borrower or any of its Subsidiaries;

(kk) Liens on FF&E Collateral securing FF&E Financings; and

(ll) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien permitted by the foregoing clauses; provided, however, that (x) such new Lien shall be limited to all or part of the same type of property that secured the original Lien (plus improvements on and accessions to such property), and (y) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (A) the outstanding principal amount or, if greater, committed amount of the applicable Indebtedness at the time the original Lien became a Lien permitted hereunder, and (B) an amount necessary to pay any fees and expenses, including premiums, related to such refinancing, refunding, extension, renewal or replacement.

For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens described in Section 6.02(a) through (ll) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens described in Sections 6.02(a) through (ll), the Borrower shall, in its sole discretion, classify or reclassify, or later divide, classify or reclassify, such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this covenant and will only be required to include the amount and type of such Lien or such item of Indebtedness secured by such Lien in one of the above clauses and such Lien securing such item of Indebtedness will be treated as being incurred or existing pursuant to only one of such clauses. In addition, with respect to any Lien securing Indebtedness that was permitted to secure such Indebtedness at the time of the incurrence of such Indebtedness, such Lien shall also be permitted to secure any Increased Amount of such Indebtedness.

Section 6.03. Sale and Lease-Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that a Sale and Lease-Back Transaction shall be permitted (a) with respect to property owned (i) by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property or (ii) by any Foreign Subsidiary regardless of when such property was acquired and (b) with respect to any property owned by the Borrower or any Domestic Subsidiary, (i) if at the time the lease in connection therewith is entered into, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (B) after giving effect to the entering into of such lease, the Borrower shall be in Pro Forma Compliance and (ii) if such Sale and Lease-Back Transaction is of property owned by the Borrower or any Domestic Subsidiary as of the Closing Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section 2.11(b); provided further that the Borrower or the applicable Domestic Subsidiary shall receive at least fair market value (as determined by the Borrower in good faith) for any property disposed of in any Sale and Lease-Back Transaction pursuant to Section 6.03(a)(i) or (b) (as approved by the Board of Directors of the Borrower in any case of any property with a fair market value in excess of $5.0 million); provided further that (x) the Net Proceeds of Sale and Lease-Back Transactions permitted by this Section 6.03 in any fiscal year shall not, at any time prior to the Commencement of Operations of the Development exceed $10.0 million and (y) any such Net Proceeds received prior to the Commencement of Operations of the Development are used to repay the Term B Loans.

Section 6.04. Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly-Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:

(a) the Transactions;

(b) (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary of Indebtedness otherwise permitted hereunder of the Borrower or any Subsidiary; provided that the sum of (A) Investments made after the Closing Date by the Borrower or any Subsidiary Loan Party pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties,

(B) intercompany loans made after the Closing Date by the Borrower or any Subsidiary Loan Party to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii) and (C) Guarantees after the Closing Date by the Borrower or any Subsidiary Loan Party of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii) shall not exceed an aggregate net amount outstanding equal to (1) the Available Amount at such time (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (b)) plus (2) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elect to apply to this Section 6.04(b)(2)); and provided further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations and intercompany sales of the Borrower and the Subsidiaries shall not be included in calculating the limitation in this paragraph at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05 (other than Section 6.05(h));

(e) loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed $2.0 million in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of any Parent Entity solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f) accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements that were entered into in the ordinary course of business and not for speculative purposes;

(h) Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 6.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this paragraph (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date);

(i) Investments resulting from pledges and deposits under Sections 6.02(f), (g), (k), (r), (s) and (dd);

(j) other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed (i) the greater of $25.0 million and, from and after the Commencement of Operations of the Development, 2.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.04(j)(ii), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that if any Investment pursuant to this paragraph (j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall, at the election of the Borrower, thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this paragraph (j) for so long as such person continues to be a Subsidiary of the Borrower;

(k) Investments constituting Permitted Business Acquisitions;

(l) from and after the Commencement of Operations of the Development, Investments in a Similar Business in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed the greater of $25.0 million and 2.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 5.04 (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (l)); provided that if any Investment pursuant to this paragraph (l) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall, at the election of the Borrower, thereafter be deemed to have been made pursuant to paragraph (b) above and shall cease to have been made pursuant to this paragraph (l) for so long as such person continues to be a Subsidiary of the Borrower;

(m) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(n) after the Commencement of Operations of the Development, Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger or consolidation was or is permitted under this Section 6.04 or Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o) acquisitions by the Borrower of obligations of one or more officers or other employees of any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of any Parent Entity, so long as no cash is actually advanced by the Borrower or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;

(p) Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;

(q) Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Borrower or any Parent Entity;

(r) Investments in joint ventures established to develop or operate nightclubs, bars, restaurants, recreation, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within the Development, which Investments may be made pursuant to (or in lieu of) dispositions in the manner contemplated under Section 6.05(p) or received in consideration for dispositions under Section 6.05(p);

(s) Investments consisting of Restricted Payments permitted by Section 6.06;

(t) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(u) [Reserved];

(v) Guarantees permitted under Section 6.01 (except to the extent such Guarantee is expressly subject to Section 6.04);

(w) advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or the applicable Subsidiary;

(x) Investments by the Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate paragraph of Section 6.06 for all purposes of this Agreement);

(y) [Reserved];

(z) Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other persons;

(aa) purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of intellectual property in each case in the ordinary course of business, to the extent such purchases and acquisitions constitute Investments;

(bb) Investments received substantially contemporaneously in exchange for or with the proceeds of Qualified Equity Interests of the Borrower or any Parent Entity; provided that such Investments are not included in any determination of the Cumulative Credit;

(cc) to the extent constituting Investments, any Loan Party may consummate a transaction permitted by Section 6.05 and any Loan Party may take actions permitted pursuant to Section 6.07;

(dd) any Investment made pursuant to an Operations Management Agreement; and

(ee) any Investment (i) deemed to exist as a result of a Subsidiary that is not a Loan Party distributing a note or other intercompany debt to a parent of such Subsidiary that is a Loan Party (to the extent there is no cash consideration or services rendered for such note), (ii) consisting of intercompany current liabilities in connection with the cash management, tax and accounting operations of the Borrower and the Subsidiaries and (iii) consisting of intercompany loans, advances or Indebtedness having a term not exceeding 364 days (inclusive of any roll-overs or extensions of terms) and made in the ordinary course of business.

Any Investment in any person other than the Borrower or a Subsidiary Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above.

Section 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or any substantial part of the assets of any other person, except that this Section 6.05 shall not prohibit:

(a) (i) the purchase and sale of inventory, or the sale of receivables pursuant to non-recourse factoring arrangements, in each case in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary or, with respect to operating leases, otherwise for fair market value on market terms (as determined in good faith by the Borrower), (iii) the sale of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale or disposition of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary into or with the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger, consolidation or amalgamation of any Subsidiary into or with any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is a Subsidiary Loan Party and, in the case of each of clauses (i) and (ii), no person other than the Borrower or Subsidiary Loan Party receives any consideration, (iii) the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Loan Party into or with any other Subsidiary that is not a Subsidiary Loan Party, (iv) the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders (it being understood that in the case of any liquidation or dissolution of a Subsidiary Loan Party, such Subsidiary Loan Party shall transfer its assets to a Loan Party, and in the case of any change in legal form, a Subsidiary that is a Subsidiary Loan Party will remain a Subsidiary Loan Party (unless such Subsidiary Loan Party is otherwise permitted to cease being a Subsidiary Loan Party hereunder) and such transaction shall not have an adverse effect on the perfection or priority of the Liens granted under the Security Documents), or (v) any Subsidiary may merge, consolidate or amalgamate into or with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.10;

(c) sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise) (other than sales, transfers, leases or other dispositions by the Borrower or a Subsidiary Loan Party to a Subsidiary that is not a Subsidiary Loan Party);

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Permitted Liens, and Restricted Payments permitted by Section 6.06;

(f) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(g) sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 6.05 to the extent not constituting (in one transaction or in a series of related transactions) the disposition of all or substantially all of the assets of the Borrower and its Subsidiaries on a consolidated basis; provided that (i) no Default or Event of Default exists or would result therefrom, (ii) with respect to any such sale, transfer, lease or other disposition with aggregate gross proceeds (including noncash proceeds) in excess of $10.0 million, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, (iii) the Net Proceeds thereof are applied in accordance with Section 2.11(b), (iv) with respect to any sale, transfer or other disposition in excess of $5.0 million, such disposition is for at least 75% cash consideration; provided that for purposes of this clause (iv), (1) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet or in the notes thereto) of the Borrower or any Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Obligations) that are assumed by the transferee of any such assets or otherwise cancelled in connection with such transaction, (2) any notes or other obligations or other securities or assets received by the Borrower or a Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received), (3) any Designated Non-Cash Consideration received by the Borrower or any of the Subsidiaries in such Asset Sale having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non-Cash Consideration received pursuant to this clause (3) that is at that time outstanding, not to exceed $25.0 million (with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) and (4) with respect to any lease of assets by the Borrower or a Subsidiary that constitutes a disposition, receipt of lease payments over time on market terms (as determined in good faith by the Borrower) where the payment consideration is at least 75% cash consideration shall, in each case, be deemed to be cash and (v) prior to the Commencement of Operations of the Development, the aggregate gross proceeds (including noncash proceeds) of dispositions pursuant to this Section 6.05(g) shall not exceed $10.0 million in any fiscal year of the Borrower;

(h) Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided that following any such merger, consolidation or amalgamation involving the Borrower, the Borrower is the surviving corporation;

(i) leases, licenses, easements, or subleases or sublicenses of any real or personal property in the ordinary course of business;

(j) sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or its Subsidiaries;

(k) acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of the definition of “Net Proceeds”;

(l) [Reserved];

(m) any exchange of gaming equipment and related assets for gaming equipment and related assets of comparable or greater value; provided that (i) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $10.0 million, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $25.0 million, such exchange shall have been approved by at least a majority of the Board of Directors of the Borrower or a Parent Entity; provided further that (i) no Default or Event of Default shall exist or would result therefrom, (ii) with respect to any such exchange with aggregate consideration in excess of $25.0 million, immediately after giving effect thereto, the Borrower shall be in Pro Forma Compliance, and (iii) the Net Proceeds, if any, thereof are applied in accordance with Section 2.11(b);

(n) subject to the last paragraph of this Section 6.05, the Borrower and its Restricted Subsidiaries may enter into any leases, subleases, easements or licenses with respect to any of its Real Property;

(o) any disposition made pursuant to an Operations Management Agreement;

(p) the (i) lease, sublease or license of any portion of the Development to persons who, either directly or through Affiliates of such persons, intend to operate or manage nightclubs, bars, restaurants, recreation, spa, pool, exercise or gym facilities, or entertainment or retail venues or similar or related establishments or facilities within the Development and (ii) the grant of declarations of covenants, conditions and restrictions and/or easements with respect to common area spaces and similar instruments benefiting such tenants of such lease and subleases generally and/or entered into connection with the Development (collectively, the “Venue Easements”, and together with any such leases or subleases, collectively the “Venue Documents”); provided that (A) no Event of Default shall exist and be continuing at the time any such Venue Document is entered into or would occur as a result of entering into such Venue Document, (B) the Loan Parties shall be required to maintain control (which may be through required contractual standards) over the primary aesthetics and standards of service and quality of the business being operated or conducted in connection with any such leased, subleased or licensed space and (C) no Venue Document or operations conducted pursuant thereto would reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Development (taken as a whole); provided further that upon request by the Borrower, the Collateral Agent on behalf of the Secured Parties shall provide the tenant, subtenant or licensee under any Venue Document with a subordination, non-disturbance and attornment agreement in such form as is reasonably satisfactory to the Administrative Agent and the applicable Loan Party;

(q) the dedication of space or other dispositions of property in connection with and in furtherance of the development, construction and operation of the Development (taken as a whole); provided that in each case such dedication or other dispositions are in furtherance of, and do not materially impair or interfere with the use or operations (or intended use or operations) of, the Development (taken as a whole);

(r) the granting of easements, rights of way, rights of access and/or similar rights to any Governmental Authority, utility providers, cable or other communication providers and/or other parties providing services or benefits to the Development, the Real Property held by the Loan Parties or the public at large that would not reasonably be expected to interfere in any material respect with the construction, development or operation of the Development (taken as a whole); provided that upon request by the Borrower, the Administrative Agent shall direct the Collateral Agent on behalf of the Secured Parties to subordinate its Mortgage on such Real Property to such easement, right of way, right of access or similar agreement in such form as is reasonably satisfactory to the Administrative Agent and the applicable Loan Party; and

(s) any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower and its Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.

Notwithstanding the foregoing provisions of this Section 6.05, subsections (n) and (r) above shall be subject to the additional provisos that: (a) no Event of Default shall exist and be continuing at the time such transaction, lease, sublease, easement or license is entered into, (b) such transaction, lease, sublease, easement or license would not reasonably be expected to materially interfere with, or materially impair or detract from, the operation of the Development (taken as a whole), and (c) no lease, sublease, easement nor license may provide that a Loan Party subordinate its fee, condominium or leasehold interest to any lessee or any party financing any lessee; provided that, upon request by the Borrower, the Administrative Agent shall direct the Collateral Agent on behalf of the Secured Parties to provide the tenant under any such lease or sublease or licensee under any such license or easement holder under such easement with a subordination, non-disturbance and attornment agreement in such form as is reasonably satisfactory to the Administrative Agent (it being understood and agreed that no such agreement shall be required to be provided unless (A) no Event of Default shall exist and be continuing at such time or would occur as a result thereof, (B) no Material Adverse Effect would result therefrom, and (C) prior to the Commencement of Operations of the Development, such agreement would not reasonably be expected to materially interfere with, or materially impair or detract from, the Development (taken as a whole)). To the extent any Collateral is sold or disposed of in a transaction expressly permitted by this Section 6.05 to any person other than the Borrower or any Subsidiary Loan Party, such Collateral shall be sold or disposed of free and clear of the Liens created by the Loan Documents (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by the Borrower or such Subsidiary Loan Party will not be so released), and the Administrative Agent shall take, and is hereby authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing so long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

Section 6.06. Restricted Payments. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any Equity Interests of the Borrower or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the Borrower) (the foregoing, “Restricted Payments”); provided, however, that the following shall be permitted:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly-Owned Subsidiary of the Borrower (or, in the case of non-Wholly-Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests);

(b) (x) Restricted Payments may be made in respect of (i) overhead, legal, accounting and other professional fees and expenses of any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of any Parent Entity whether or not consummated, (iii) franchise and similar taxes, and other fees and expenses, required to maintain any Parent Entity’s corporate existence, (iv) payments permitted by Section 6.07(b) (other than clauses (vii) and (xxiii) thereof), and (v) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers, directors and employees of any Parent Entity, in each case in order to permit any Parent Entity to make such payments; provided that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries, (y) with respect to any taxable period ending after the Closing Date for which the Borrower is a partnership or disregarded entity for U.S. federal income tax purposes, distributions to any person that held an Equity Interest for such taxable period in an amount necessary to permit such person to make a pro rata distribution to its direct or indirect equity holders such that each such equity holder receives an amount from such pro rata distribution sufficient to enable such equity holder to pay its U.S. federal, state and/or local income taxes (as applicable) attributable to its direct or indirect ownership of the Borrower and its Subsidiaries with respect to such taxable period (assuming that each such equity holder is subject to tax at the highest combined marginal federal, state, and/or local income tax rate applicable to any such equity holder for such taxable period (which, for the avoidance of doubt, shall include the higher of the federal income tax rate applicable to individuals and the federal income tax rate applicable to corporations if such equity holders include individuals and corporations) and taking into account the deductibility of state and local income taxes for U.S. federal income tax purposes (and, if the federal income tax rate applicable to individuals is used pursuant to the immediately preceding parenthetical, any limitations thereon)), and (z) with respect to any taxable period for which the Borrower and/or any of its Subsidiaries are members of an affiliated, consolidated, combined or unitary tax group for U.S. federal and/or applicable state, local or foreign tax purposes of which a Parent Entity is the common parent, distributions to such Parent Entity in amount not to exceed the amount of any U.S. federal, state, local or foreign Taxes that the Borrower and/or its Subsidiaries, as applicable, would have paid for such taxable period had the Borrower and/or its Subsidiaries, as applicable, been a stand-alone corporate taxpayer or a stand-alone corporate group (less any portion of such amounts directly payable by the Borrower and/or its Subsidiaries);

(c) Restricted Payments may be made to any Parent Entity the proceeds of which are used to purchase or redeem the Equity Interests of any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of any Parent Entity, the Borrower or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year (1) $2.0 million, plus (2) (x) the amount of net proceeds contributed to the Borrower that were received by any Parent Entity during such calendar year from sales of Equity Interests of any Parent Entity to directors, consultants, officers or employees of any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) the amount of net proceeds received by the Borrower or any Subsidiary or that were received by any Parent Entity and contributed to the Borrower during such calendar year from any key-man life insurance policies received during such calendar year, subject, with respect to unused amounts from clause (1) of this proviso that are carried forward, to an overall limit in any fiscal year of $4.0 million;

(d) noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options shall be permitted;

(e) from and after the Commencement of Operations of the Development, Restricted Payments may be made in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 6.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided that no Default has occurred and is continuing or will result therefrom and, after giving effect to such Restricted Payment, the Borrower and its Subsidiaries shall be in Pro Forma Compliance;

(f) the Borrower may make Restricted Payments in connection with the consummation of the Transactions;

(g) from and after the date that is five (5) years after the Closing Date, Restricted Payments may be made to fund, directly or indirectly, the purchase or redemption of the Equity Interests of CBAC Gaming, LLC (or its successors and assigns) held by the Partners (or their successors and assigns) on the Closing Date in accordance with the terms of the operating agreement of CBAC Gaming, LLC as in effect on the Closing Date;

(h) [Reserved];

(i) to the extent constituting Restricted Payments, the Loan Parties may pay Project Costs as permitted pursuant to the Disbursement Agreement;

(j) any Restricted Payment made under any Operations Management Agreement;

(k) Restricted Payments may be made to any Parent Entity to finance any Investment permitted to be made pursuant to Section 6.04 (other than an Investment consisting of the purchase of the Equity Interests of any Parent Entity); provided that (A) such Restricted Payment shall be made substantially concurrently with the closing of such Investment and (B) such parent shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary Loan Party or (2) the merger, consolidation or amalgamation (to the extent permitted in Section 6.05) of the person formed or acquired into the Borrower or a Subsidiary Loan Party in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 5.10; and

(l) (i) Restricted Payments may be made up to an amount contributed as capital contributions to the Borrower or received through issuances of Equity Interests and used to fund Project Costs at any time that the conditions to funding disbursements for Project Costs under the Disbursement Agreement were not satisfied; provided that (x) the In-Balance Test in respect of the last day of the most recently ended month is satisfied after giving pro forma effect to any such Restricted Payment, and (y) each of the conditions to a Credit Event set forth in Section 4.01 shall be satisfied (other than delivery of a Borrowing Request) at the time of making such Restricted Payment (ii) Restricted Payments consisting of a Guarantor Refund (as defined in each Completion Guarantee) as and when permitted pursuant to the terms of such Completion Guarantee may be made.

Section 6.07. Transactions with Affiliates.

(a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of Equity Interests of the Borrower in a transaction involving aggregate consideration in excess of $5.0 million, unless such transaction is (i) otherwise required under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate.

(b) The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of a Parent Entity or of the Borrower;

(ii) loans or advances to employees or consultants of any Parent Entity, the Borrower or any of the Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among the Borrower or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity);

(iv) the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of any Parent Entity, the Borrower and the Subsidiaries in the ordinary course of business (limited, in the case of any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries);

(v) transactions pursuant to the Transaction and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $5.0 million, set forth on Schedule 6.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect (as determined in good faith by the Borrower) and other transactions, agreements and arrangements described on Schedule 6.07, and any amendment thereto or similar transactions, agreements or arrangements entered into by the Borrower or any of the Subsidiaries to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect (as determined in good faith by the Borrower);

(vi) (A) any employment agreements entered into by the Borrower or any of the Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto;

(vii) Restricted Payments permitted under Section 6.06, including payments to any Parent Entity;

(viii) any purchase by a Parent Entity of the Equity Interests of the Borrower;

(ix) any one or more agreements to pay, and the direct or indirect payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Investors (A) in the case of CEC and its Affiliates, in an aggregate amount in any fiscal year not to exceed the sum of (1) 2.0% of Net Operating Revenues (for the purposes of this clause (A), as defined in the Management Agreement) and 5.0% of EBITDA (for purposes of this clause (A), as defined in the Management Agreement), plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A) (1) above originally), (B) in the case of the other Investors and their Affiliates, in an aggregate amount in any fiscal year not to exceed the sum of (1) the amount contemplated by the agreements set forth on Schedule 6.07, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (B) (1) above originally), plus, in each case, (C) so long as no Event of Default has occurred and is continuing, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)(1) or (B)(1) above in connection with the termination of any such agreement with any Sponsor or the amounts otherwise payable in connection therewith; provided that if any such payment pursuant to clause (C) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom;

(x) transactions with Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business;

(xi) any transaction in respect of which the Borrower delivers to the Administrative Agent a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that (i) such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Borrower or such Subsidiary, as applicable, from a financial point of view;

(xii) the payment of all fees, expenses, bonuses and awards related to the Transactions;

(xiii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business;

(xiv) incurrence of Junior Capital in compliance with Section 6.01 and the repayment, prepayment, repurchase, redemption or other acquisition or retirement for value of any such Junior Capital;

(xv) any transactions made pursuant to any Operations Management Agreement;

(xvi) the issuance, sale, transfer of Equity Interests of the Borrower to any Parent Entity in connection with capital contributions by such Parent Entity to the Borrower;

(xvii) the issuance of Equity Interests to the management of any Parent Entity, the Borrower or any Subsidiary in connection with the Transaction;

(xviii) (x) payments permitted under Section 6.06(b) and (y) transactions pursuant to any tax sharing agreement otherwise consistent with clause (x);

(xix) [reserved];

(xx) payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the Board of Directors of the Borrower in good faith, (ii) made in compliance with applicable law and (iii) otherwise permitted under this Agreement;

(xxi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Subsidiaries;

(xxii) transactions between the Borrower or any of its Subsidiaries and any person, a director of which is also a director of the Borrower or any direct or indirect parent company of the Borrower, provided, however, that (A) such director abstains from voting as a director of the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other person and (B) such person is not an Affiliate of the Borrower for any reason other than such director’s acting in such capacity;

(xxiii) transactions permitted by, and complying with, the provisions of Section 6.04(b), 6.04(h), 6.04(o), 6.04(x), 6.05(b) or 6.06;

(xxiv) transactions undertaken in good faith (in the reasonable opinion of the Borrower) for the purpose of improving the consolidated tax efficiency of CBAC Gaming, LLC and its Subsidiaries (provided that such transactions, taken as a whole, are not materially adverse to the Borrower and the Subsidiaries);

(xxv) investments by the Sponsors in securities of the Borrower or any of the Subsidiaries so long as (A) the investment is being offered generally to other investors on the same or more favorable terms and (B) the investment constitutes less than 5.0% of the outstanding issue amount of such class of securities; or

(xxvi) the payment of Project Costs as permitted pursuant to the Disbursement Agreement and the reimbursement of Affiliates of the Loan Parties permitted under Section 4.5 of the Disbursement Agreement.

Notwithstanding the foregoing, for purposes of the restrictions set forth in this Section 6.07, the Investors and their respective Affiliates (other than the Borrower and its Subsidiaries) shall not be considered Affiliates of the Borrower or its Subsidiaries with respect to any transaction, so long as such transaction is in the ordinary course of business, or pursuant to the agreements listed in Schedule 6.07, a management agreement or shared services agreement entered into with Borrower and/or its Subsidiaries or, in each case, amendments, modifications or supplements thereto, or replacements thereof, that are not materially adverse to Borrower or its Subsidiaries (including management/shared services agreements between the Borrower and Affiliates and/or Subsidiaries of the Borrower with respect to properties or projects other than the Development).

Section 6.08. Business of the Borrower and the Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted or anticipated to be conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, or any business or activity pursuant to any Operations Management Agreement.

Section 6.09. Limitation on Payments and Modifications of Subordinated Indebtedness; Modifications of Certain Agreements; etc.

(a) Amend or modify in any manner materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower)), the articles or certificate of incorporation, by-laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any Subsidiary Loan Party.

(b) (i) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the loans under any Indebtedness of the Borrower or any Subsidiary that is expressly subordinate to the Obligations (“Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing (other than, in each case, Junior Capital) except for (A) Refinancings with Permitted Refinancing Indebtedness permitted by Section 6.01, (B) payments of regularly scheduled interest and fees due thereunder, other non-accelerated and non-principal payments thereunder, scheduled payments thereon necessary to avoid the Junior Financing to constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, and payment within 365 days of the scheduled maturity date of any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by any Parent Entity from the issuance, sale or exchange by any Parent Entity of Qualified Equity Interests made within eighteen months prior thereto, (D) the conversion of any Junior Financing to Equity Interests of the Borrower or any Parent Entity, and (E) after the Commencement of Operations of the Development, so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution the Borrower would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity made, in an aggregate amount, not to exceed the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 6.09(b)(i)(E), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be applied; or

(ii) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing that constitutes Material Indebtedness or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not materially adverse to Lenders taken as a whole (as determined in good faith by the Borrower) and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders taken as a whole (as determined in good faith by the Borrower), or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness” or constitute Junior Capital.

(c) Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01, the FF&E Financing, or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction;

(C) any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary;

(D) customary provisions in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(E) any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;

(F) any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01 or Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Loan Documents;

(G) customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;

(H) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(I) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(J) customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;

(K) customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;

(L) customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;

(M) any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;

(N) restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(O) customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;

(P) restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business; or

(Q) any encumbrances or restrictions of the type referred to in Sections 6.09(c)(i) and 6.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in Sections 6.09(b)(A) through (P); provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, not materially more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.

Section 6.10. Financial Performance Covenant. Permit the Senior Secured Leverage Ratio on the last day of any fiscal quarter (commencing with the first fiscal quarter ending during the Initial Period) to exceed the ratio specified for such period below for such fiscal quarter:

Fiscal Quarter	Senior Secured Leverage Ratio

First fiscal quarter ending during the Initial Period (the “First Test Date”) through third fiscal quarter ending after the First Test Date	7.50:1:00

Fourth fiscal quarter through seventh fiscal quarter ending after the First Test Date	6.00:1:00

Eighth fiscal quarter ending after the First Test Date and thereafter	4.75:1:00

Section 6.11. Fiscal Year. Change the fiscal year-end of the Borrower to a date other than December 31; provided, however, that the Borrower may, upon written notice to the Administrative Agent, change its fiscal year to end on any other day reasonably acceptable to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement that are necessary to reflect such change in fiscal year end.

ARTICLE VII

Events of Default

Section 7.01. Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):

(a) any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made; provided that the inaccuracy of any representation or warranty contained only in the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such inaccuracy constitutes a Disbursement Agreement Event of Default;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise; provided that the failure to pay any amount due under the Disbursement Agreement (and not otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(c) default shall be made in the payment of any interest on any Loan or the reimbursement with respect to any L/C Obligation or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days; provided that the failure to pay any amount due under the Disbursement Agreement (and not a payment of interest or of any Commitment Fees, the L/C Participation Fees, the L/C Issuer Fees, the Administrative Agent Fees and the fees payable from time to time to the Collateral Agent or any amount otherwise due hereunder) shall constitute an Event of Default hereunder only to the extent such failure to pay constitutes a Disbursement Agreement Event of Default;

(d) default shall be made in the due observance or performance by the Borrower of any covenant, condition or agreement contained in Sections 5.01(a) (with respect to the Borrower), 5.05(a) or 5.08 or Article VI (subject to Section 7.03);

(e) default shall be made in the due observance or performance by the Borrower or any Loan Party of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of thirty (30) days (or sixty (60) days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower; provided that the failure to perform or comply with any such provision of the Disbursement Agreement shall constitute an Event of Default hereunder only to the extent such failure to perform or to comply constitutes a Disbursement Agreement Event of Default;

(f) (i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or (ii) the Borrower or any of the Material Subsidiaries shall fail to pay the principal of any Material Indebtedness at the stated final maturity thereof; provided that this Section 7.01(f) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g) there shall have occurred a Change in Control;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of the Borrower or any Material Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of the Borrower or any Material Subsidiary (other than as permitted hereunder); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of the property or assets of the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by the Borrower or any Material Subsidiary to pay one or more final judgments aggregating in excess of $25.0 million (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 30 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of the Borrower or any Material Subsidiary to enforce any such judgment;

(k) (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA or (v) the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan that would subject the Borrower or any Subsidiary to tax; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;

(l) (i) any material provision of any Loan Document shall for any reason be asserted in writing by the Borrower or any Loan Party not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are material to the Borrower and the Loan Parties on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or except from the failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or take the actions described on Schedule 3.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the guarantees pursuant to the Guarantee Agreement (if any) or the pledges pursuant to the Security Documents by the Borrower and the Subsidiary Loan Parties securing any of the Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof); provided that no Event of Default shall occur under this Section 7.01(l) if the Loan Parties cooperate with the Secured Parties to replace or perfect such security interest and Lien, such security interest and Lien is replaced and the rights, powers and privileges of the Secured Parties are not materially adversely affected by such replacement;

(m) the occurrence of a License Revocation with respect to a license issued to the Borrower or any Subsidiary by any Gaming Authority with respect to gaming operations at any gaming facility of the Borrower or any Subsidiary that results in the cessation or suspension of gaming operations at the Development for 10 consecutive calendar days to the extent that such License Revocation, together with all prior License Revocations that are still in effect, would reasonably be expected to have a Material Adverse Effect; or

(n) the Commencement of Operations of the Development shall not have occurred on or prior to the later of (i) March 31, 2016 and (ii) the date that is twenty-four (24) months (or thirty (30) months, if extended in accordance with Section 5.4 of the Ground Lease Agreement) after the License Award Date (as defined in the Ground Lease Agreement) (the later of such dates, the “Final Date”);

(o) except in connection with a Force Majeure Event (as defined in the Disbursement Agreement), after the first Disbursement (as defined in the Disbursement Agreement) from the Loan Proceeds Account with respect to the Development and prior to the Commencement of Operations of the Development, the Borrower shall abandon pursuit of the Development for a period in excess of 180 days;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand cash collateral pursuant to Section 2.05(g); and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(g), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.

Section 7.02. Remedies upon Event of Default. Without limiting any other rights or remedies of the Administrative Agent, the Collateral Agent or the Lenders provided for elsewhere in this Agreement, the other Loan Documents, or by applicable Law, or in equity, or otherwise, subject to Section 9.22(b):

(a) Upon the occurrence and during the continuance of any Event of Default, Administrative Agent, on behalf of the Lenders, may take possession of the Mortgaged Properties to complete the Development, pay all Project Costs and commence the operation thereof, cure any defaults by the Borrower under the Mortgages and do anything which is necessary or appropriate in its sole judgment, acting on behalf of the Lenders and as directed from time to time by the Required Lenders, to fulfill the obligations of the Borrower to the Lenders under this Agreement and the other Loan Documents, including either the right to avail itself of and procure performance of existing Construction Contracts or let any Construction Contracts with the same contractors or others. Without restricting the generality of the foregoing and for the purposes aforesaid, the Administrative Agent, on behalf of the Lenders, is permitted, in its capacity as agent or through any sub-agents or subcontractors, upon taking possession of the Mortgaged Properties, whether directly or through the appointment of a receiver: to complete the Development and commence the operation thereof; to acquire any other interests in real property necessary for or useful in the completion of the Development; to use undisbursed funds remaining in the Loan Proceeds Account, the Construction Disbursement Account, the Draw Account, the Initial Company Account or the Supplemental Company Account or which may be reserved, escrowed or set aside for any purposes hereunder at any time, or to advance funds in excess of the Term B Loan Commitment, to complete the Development, pay all Project Costs and commence the operation thereof; to make changes in the “Final Plans and Specifications” (as such term is defined in the Disbursement Agreement) which shall be necessary or desirable to complete the construction of the Development in substantially the manner contemplated by such Final Plans and Specifications; to retain or employ new general contractors, subcontractors, architects, engineers and inspectors as shall be required for said purposes; to pay, settle or compromise all existing bills and claims, which may be liens or security interests, or to avoid such bills and claims becoming Liens against the Mortgaged Properties; to execute all applications and certificates, to prosecute and defend all actions or proceedings in connection with the construction and operation of the Development; to take action and require such performance as it deems necessary under any of the bonds to be furnished hereunder and to make settlements and compromises with the surety or sureties thereunder, and in connection therewith, to execute instruments of release and satisfaction; and to do any and every act in furtherance of the foregoing as it shall deem reasonable and necessary in its sole discretion.

(b) Upon the occurrence and during the continuance of any Event of Default, the Administrative Agent may withhold further disbursement of the proceeds of the Loans from the Loan Proceeds Account or the Draw Account.

(c) Upon the occurrence and during the continuance of any Event of Default, the Required Lenders may direct the Administrative Agent and the Collateral Agent to, and the Administrative Agent and Collateral Agent thereupon shall, on behalf of the Lenders, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by the Borrower (except as to notices expressly provided for in any Loan Document), proceed to protect, exercise and enforce their rights and remedies under the Loan Documents against the Borrower and any other Loan Party and such other rights and remedies as are provided by Law or equity.

(d) Any right, remedy, privilege or power of any Secured Party shall be exercised by the Collateral Agent and not by any Secured Party individually. The order and manner in which the Lenders’ rights and remedies are to be exercised shall be determined by the Required Lenders and all payments received by the Administrative Agent and the Lenders, or any of them, shall be applied as provided for herein. No application of payments under this clause (d) will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of the Lenders hereunder or thereunder or at law or in equity.

Section 7.03. Right to Cure. Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails (or, but for the operation of this Section 7.03, would fail) to comply with the Financial Performance Covenant, until the expiration of the 10th Business Day subsequent to the date the certificate calculating such Financial Performance Covenant is required to be delivered pursuant to Section 5.04(c), any Parent Entity and/or the Borrower shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of any Parent Entity and/or the Borrower (and, with respect to any Parent Entity, in each case, to contribute any such cash to the capital of the Borrower (collectively, the “Cure Right”), and upon the receipt by the Borrower of such cash (the “Cure Amount”) pursuant to the exercise by any Parent Entity and/or the Borrower of such Cure Right, such Financial Performance Covenant shall be recalculated giving effect to a pro forma adjustment by which EBITDA shall be increased with respect to such applicable quarter and any four-quarter period that contains such quarter, solely for the purpose of measuring the Financial Performance Covenant and not for any other purpose under this Agreement (including, for the avoidance of doubt, pricing, financial ratio based conditions or any baskets with respect to the covenants contained herein), by an amount equal to the Cure Amount; provided that, (i) in each four-fiscal-quarter period there shall be at least one fiscal quarter in which a Cure Right is not exercised, (ii) in each eight-fiscal-quarter period there shall be no more than six fiscal quarters in which the Cure Right is exercised, (iii) for purposes of this Section 7.03, the Cure Amount shall be no greater than the amount required for purposes of complying with the Financial Performance Covenant, (iv) there shall be no pro forma reduction in Indebtedness with the proceeds of any Cure Right for determining compliance with the Financial Performance Covenant as of the end of such applicable quarter and (v) for the avoidance of doubt, in connection with the recalculation of the Senior Secured Leverage Ratio as of the end of such applicable quarter, the cash received in connection with the exercise of the Cure Right after the end of such fiscal quarter shall not be included in the determination of the Total First Lien Senior Secured Net Debt used in such recalculation. If, after giving effect to the adjustments in this paragraph, the Borrower shall then be in compliance with the requirements of the Financial Performance Covenant, the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenant as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenant that had occurred shall be deemed cured for this purposes of the Agreement.

ARTICLE VIII

The Agents

Section 8.01. Appointment.

(a) Each Lender hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender under this Agreement and the other Loan Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, including any duty to give direction to the Disbursement Agent under the Disbursement Agreement, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) (it being understood and agreed that the Administrative Agent shall have the right but not the obligation to request any such direction), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the other Loan Parties that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

(b) No Agent shall be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

(c) The Administrative Agent, each Lender and each L/C Issuer hereby irrevocably designate and appoint the Collateral Agent as the agent with respect to the Collateral, and each of the Administrative Agent, each Lender and each L/C Issuer irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Collateral Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Collateral Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Collateral Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08), and (c) except as expressly set forth herein, the Collateral Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of the other Loan Parties that is communicated to or obtained by the bank serving as Collateral Agent or any of its Affiliates in any capacity. The Collateral Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08) or in the absence of its own gross negligence or willful misconduct. The Collateral Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Collateral Agent.

Section 8.02. Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Loan Documents by or through one or more co-agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any co-agents, sub-agents or attorneys-in-fact selected by it with reasonable care and the exculpatory provisions below shall apply to such agents or attorneys in-fact. Any such co-agents, sub-agents or attorneys-in-fact shall be entitled to the benefits of all provisions of this Article VIII and Article IX as though such co-agents, sub-agents or attorneys-in-fact were an Agent.

Section 8.03. Exculpatory Provisions. Neither the Administrative Agent nor the Collateral Agent, nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except for its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrower or any other Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of the Borrower or any other Loan Party to perform its obligations hereunder or thereunder. Neither the Administrative Agent nor the Collateral Agent shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. The provisions of this Article VIII (other than Section 8.09 which benefits, and may be enforced by, the Loan Parties) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Disbursement Agent and the Lenders, and neither Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.

Section 8.04. Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent. The Administrative Agent may also rely upon the statements made to it orally or by telephone and believed by it to be made by the proper person and shall not incur any liability for relying thereon. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with the Administrative Agent. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action, provided that such Agent shall not be required to take any action that, in its judgment or the judgment of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable requirements of law. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans. Each party to this Agreement acknowledges and agrees that the Administrative Agent will use an outside service provider for the tracking of all Uniform Commercial Code financing statements required to be filed pursuant to the Loan Documents and notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof, and that such service provider will be deemed to be acting at the request and on behalf of the Borrower and the other Loan Parties. No Agent shall be liable for any action taken or not taken by such service provider.

Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Collateral Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Collateral Agent, it is understood that in all cases the Collateral Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Administrative Agent as the Collateral Agent deems appropriate. Upon receipt of such written instruction, advice or concurrence from the Administrative Agent, the Collateral Agent shall take such discretionary actions in accordance with such written instruction, advice or concurrence. This provision is intended solely for the benefit of the Collateral Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

The rights, privileges, protections, immunities and benefits given to the Collateral Agent under the Collateral Agreement, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent hereunder.

Section 8.05. Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders, provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.08).

Section 8.06. Non-Reliance on Administrative Agent, Collateral Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or Collateral Agent hereinafter taken, including any review of the affairs of the Borrower or any other Loan Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or Collateral Agent to any Lender or any L/C Issuer. Each Lender and each L/C Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent,

Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrower and the other Loan Parties. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of the Borrower or any other Loan Party that may come into the possession of the Administrative Agent or Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

Section 8.07. Indemnification. The Lenders agree to indemnify the Administrative Agent and the Collateral Agent, each in its capacity as such (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to their respective portions of the total Term Loans and Revolving Facility Commitments (or, if the Revolving Facility Commitments shall have terminated, in accordance with the Revolving Facility Commitments in effect immediately prior to such termination) held on the date on which indemnification is sought, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including at any time following the payment of the Loans) be imposed on, incurred by or asserted against the Administrative Agent or the Collateral Agent in any way relating to or arising out of the Commitments, this Agreement, any of the other Loan Documents, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent or the Collateral Agent under or in connection with any of the foregoing, provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s or the Collateral Agent’s gross negligence or willful misconduct as determined by a final judgment of a court of competent jurisdiction. The agreements in this Section 8.07 shall survive the payment of the Loans and all other amounts payable hereunder and the resignation or removal of the Administrative Agent and the Collateral Agent, respectively. Without limiting the foregoing, the Collateral Agent shall not be required to provide any instruction under any Control Agreement unless the Collateral Agent receives from the Lenders indemnity or security acceptable to it prior to giving such instruction.

Section 8.08. Agents in Their Individual Capacity. The Administrative Agent, the Collateral Agent and their respective Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrower or any other Loan Party as though such persons were not the Administrative Agent and Collateral Agent hereunder and under the other Loan Documents. If the Administrative Agent or the Collateral Agent is at any time also a Lender hereunder, with respect to the Loans made by it, the Administrative Agent and the Collateral Agent shall each have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the Administrative Agent or the Collateral Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent and the Collateral Agent in their individual capacities.

Section 8.09. Successor Agents. Each of the Administrative Agent and Collateral Agent may at any time give notice of its resignation to the Lenders, the L/C Issuer and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the reasonable consent of the Borrower so long as no Event of Default under Section 7.01(b), (c), (h) or (i) is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may on behalf of the Lenders and the L/C Issuer, appoint a successor Agent meeting the qualifications set forth above; provided that if the retiring Agent shall notify the Borrower and the Lenders that no qualifying person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice after 30 days and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except in the case of the Collateral Agent holding collateral security on behalf of any Secured Parties, the retiring Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender and the L/C Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as the Administrative Agent or Collateral Agent, as the case may be, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article VIII and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent.

Any resignation by an Administrative Agent pursuant to this Section who is also an L/C Issuer shall also constitute its resignation as L/C Issuer. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring L/C Issuer (b) the retiring L/C Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor L/C Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring L/C Issuer to effectively assume the obligations of the retiring L/C Issuer with respect to such Letters of Credit.

In the event that the Administrative Agent or the Collateral Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in the such Agent’s sole discretion may cause such Agent to incur potential liability under the Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), any Environmental Law or any other federal, state or local law, such Agent reserves the right, instead of taking such action, to either resign as such Agent or arrange for the transfer of the title or control of the asset to a court-appointed receiver. The Administrative Agent and the Collateral Agent shall not be liable to the Borrower, the Lenders or any other Person for any Environmental Liabilities or any liability arising under CERCLA, any Environmental Law, or under any federal, state or local law, rule or regulation by reason of such Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to the presence, Release or threatened Release of Hazardous Materials.

Section 8.10. Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the L/C Issuer or any Lender, or the Administrative Agent, the L/C Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the L/C Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the L/C Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the L/C Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

Section 8.11. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise

(i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the L/C Issuer and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the L/C Issuer and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the L/C Issuer and the Administrative Agent under Article II or Section 9.05) allowed in such judicial proceeding; and

(ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the L/C Issuer to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the L/C Issuer, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Article II and Section 9.05.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the L/C Issuer any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the L/C Issuer to authorize the Administrative Agent to vote in respect of the claim of any Lender or the L/C Issuer or in any such proceeding.

Section 8.12. Collateral and Guaranty Matters. Each Lender hereby further authorizes the Administrative Agent and Collateral Agent on behalf of and for the benefit of the Secured Parties, to be the representative of the Secured Parties with respect to the Security Documents and the Completion Guarantees, including without limitation pursuant to Section 9.18 and clause (iii) of the last sentence of Section 5.10(g) hereof. The Lenders and the L/C Issuer irrevocably authorize each of the Collateral Agent and Administrative Agent, at its option and in its discretion, to release any Lien on any property granted to or held by the Collateral Agent under any Loan Document and the guarantees provided by the Loan Parties or any guarantor under any Loan Document (i) upon payment in full of all Obligations (other than contingent indemnification obligations and expense reimbursement claims to the extent no claim therefor has been made), (ii) at the time the property subject to such Lien is transferred or to be transferred as part of or in connection with any transfer permitted hereunder or under any other Loan Document (and the Administrative Agent or Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry) to any person other than a Loan Party, (iii) subject to Section 9.08, if the release of such Lien is approved, authorized or ratified in writing in accordance with Section 9.08, (iv) pursuant to Section 9.18, or (v) if the property subject to such Lien is owned by a Completion Guarantor under the Completion Guarantees, upon release of such Completion Guarantor from its guaranty obligations pursuant to the Completion Guarantees. Without in any way diminishing the authority granted to the Collateral Agent under the preceding sentence, within ten (10) days after written request by the Collateral Agent at any time, each of the Lenders agrees to confirm in writing the Collateral Agent’s authority to release its interest in particular types or items of property in accordance with this Section and the failure of any Lender to deliver any such requested confirmation shall be deemed to be a confirmation by such Lender of the Collateral Agent’s authority.

Section 8.13. Co-Syndication Agents and Co-Lead Arrangers. Neither the Co-Syndication Agents nor any of the Co-Lead Arrangers shall have any duties or responsibilities hereunder in its capacity as such.

Section 8.14. Intercreditor Matters. The Administrative Agent and Collateral Agent shall be authorized from time to time on and after the Closing Date, without the consent of any Lender, to execute or to enter into amendments of, and amendments and restatements of, the Security Documents, any Second Lien Intercreditor Agreement, FF&E Intercreditor Agreement and additional and replacement intercreditor agreements, in each case in order to effect the subordination of and to provide for certain additional rights, obligations and limitations in respect of, any Liens required or permitted by the terms of this Agreement to be pari passu Liens, Second Priority Liens or other Liens junior to the Obligations, that are, in each case, incurred in accordance with Section 2.21, 2.22, 2.23 or Article VI of this Agreement, and to establish certain relative rights as between the holders of the Obligations and the holders of the Indebtedness secured by such pari passu Liens, Second Priority Liens or other Liens junior to the Obligations. Without in any way diminishing the authority granted to the Collateral Agent under the preceding sentence, within ten (10) days after written request by the Collateral Agent at any time, each of the Lenders agrees to confirm in writing the Collateral Agent’s authority to execute and deliver such documents in accordance with this Section and the failure of any Lender to deliver any such requested confirmation shall be deemed to be a confirmation by such Lender of the Collateral Agent’s authority.

Section 8.15. Observation; the Construction Consultant.

(a) Exculpation. It is expressly understood and agreed that no Agent is under any duty to supervise or to observe the work of construction, and that any such observation by or on behalf of any Agent is for the sole purpose of protecting the interests of Agents and the Lenders with respect to the Mortgaged Properties. Failure to observe the work or any part thereof shall not constitute a waiver of any Agent’s rights hereunder. Observation not followed by notice of Default shall not constitute a waiver of any Default then existing; nor shall it constitute an acknowledgment that there has been or will be compliance with the Plans and Specifications or applicable legal requirements or that the construction is free from defective materials or workmanship.

(b) Authority of Construction Consultant. The Borrower acknowledges that (i) the Construction Consultant has been retained by Administrative Agent on behalf of, and with the consent of, the Lenders, to act as a consultant and only as a consultant to Administrative Agent in connection with the construction of the Development, (ii) except as provided in the Loan Documents, the Construction Consultant shall in no event or under any circumstance have any power or authority to make any decision or to give any approval or consent or to do any other act or thing which is binding upon Administrative Agent or the Lenders and any such purported decision, approval, consent, act or thing by the Construction Consultant on behalf of the Administrative Agent or the Lenders shall be void and of no force or effect, (iii) except as provided in the Loan Documents, notwithstanding the recommendations of the Construction Consultant, the Administrative Agent and the Lenders reserve the right to make any and all decisions required to be made by the Administrative Agent and the Lenders under this Agreement and to give or refrain from giving any and all consents or approvals required to be given by Administrative Agent or the Lenders under this Agreement and to accept or not accept any matter or thing required to be accepted by the Administrative Agent or the Lenders under this Agreement, without in any instance being bound or limited in any manner or under any circumstance whatsoever by any opinion expressed or not expressed, or advice given or not given, or information, confirmation form or report provided or not provided, by the Construction Consultant to the Administrative Agent, the Lenders or any other Person with respect thereto, and (iv) except as provided in the Loan Documents, the Administrative Agent, the Disbursement Agent and the Lenders reserve the right in their sole and absolute discretion to disregard or disagree, in whole or in part, with any opinion expressed, advice given or information, confirmation form or report furnished or provided by the Construction Consultant to the Administrative Agent, the Disbursement Agent, the Lenders or any other Person. Notwithstanding the foregoing, the parties acknowledge that the Administrative Agent and Disbursement Agent are unwilling to be responsible for making certain decisions relating to the administration and disbursement of the Term B Facility and that therefore the right to grant (or withhold) certain approvals as specified herein or in the Disbursement Agreement has been expressly given to the Construction Consultant by the Borrower and Lenders. The Construction Consultant has not been selected by the Administrative Agent, the Collateral Agent or the Disbursement Agent and shall not be deemed to be a sub-agent of the Administrative Agent, the Collateral Agent or the Disbursement Agent. No grossly negligent acts or willful omissions of the Construction Consultant shall be deemed to be in any way undertaken on behalf of, attributed to, or ratified or adopted by, the Administrative Agent, the Collateral Agent or the Disbursement Agent and such Agents shall have no liability for such grossly negligent acts or willful omissions of the Construction Consultant.

(c) Acceptance of Construction Documents. Any Agent’s receipt, review or acceptance of the Plans and Specifications, the Construction Contracts, subcontracts, bonds and other related agreements shall not be deemed in any respect a representation or warranty, express or implied, that the Development will be structurally sound, have a value of any particular magnitude or otherwise satisfy a particular standard, and no Agent shall have any duty to inform the Borrower of such Agent’s assessment of any such construction document.

Section 8.16. Withholding Tax. To the extent required by any applicable laws, the Administrative Agent may withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. Without limiting or expanding the provisions of Section 2.17, each Lender shall indemnify and hold harmless the Administrative Agent against, and shall make payable in respect thereof within 10 days after demand therefor, any and all Taxes and any and all related losses, claims, liabilities and expenses (including fees, charges and disbursements of any counsel for the Administrative Agent) incurred by or asserted against the Administrative Agent by the IRS or any other Governmental Authority as a result of the failure of the Administrative Agent to properly withhold Tax from amounts paid to or for the account of such Lender for any reason (including, without limitation, because the appropriate form was not delivered or not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of, withholding Tax ineffective). A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due the Administrative Agent under this Section 8.16. The agreements in this Section 8.16 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, the term “Lender” shall, for purposes of this Section 8.16, include any L/C Issuer.

ARTICLE IX

Miscellaneous

Section 9.01. Notices; Communications.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to any Loan Party, the Administrative Agent or the L/C Issuer to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and

(ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders and the L/C Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender or the L/C Issuer pursuant to Article II if such Lender or the L/C Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices or communications (i) sent to an e-mail address shall be deemed received when delivered and (ii) posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefore.

(d) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Documents required to be delivered pursuant to Section 5.04 may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower post such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that (A) the Borrower shall deliver paper copies of such documents to the Administrative Agent that requests the Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent, and (B) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Except for certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Section 9.02. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and each L/C Issuer and shall survive the making by the Lenders of the Loans, the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or L/C Obligation or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not been terminated. Without prejudice to the survival of any other agreements contained herein, indemnification and reimbursement obligations contained herein (including pursuant to Sections 2.15, 2.17, 8.07 and 9.05) shall survive the payment in full of the principal and interest hereunder, the expiration of the Letters of Credit and the termination of the Commitments or this Agreement.

Section 9.03. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the Borrower, each L/C Issuer, the Administrative Agent, the Collateral Agent and each Lender and their respective permitted successors and assigns.

Section 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the L/C Issuer that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the L/C Issuer that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the L/C Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.

(b) (i) Subject to the conditions set forth in Section 9.04(b)(ii), any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent (not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment of a Term Loan unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided further, that no consent of the Borrower shall be required (1) for an assignment of a Term Loan from a Lender under the Term Facility (a “Term Lender”) to a Term Lender, an affiliate of a Term Lender, or an Approved Fund (as defined below) with respect to a Term Lender or (2) for an assignment of a Revolving Facility Commitment from a Revolving Facility Lender to a Revolving Facility Lender, an affiliate of an Revolving Facility Lender, or an Approved Fund with respect to an Revolving Facility Lender or (3) if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing, any other Person or (4) in the case of assignments during the primary syndication of the Commitments and Loans, to persons identified and agreed to by the Borrower prior to the Closing Date; provided, further, that no assignment shall be permitted to a Competitor without the prior written consent of the Borrower (it being acknowledged that the withholding of consent in respect of any assignment to a Competitor shall not be unreasonable); and

(B) the Administrative Agent; and

(C) the L/C Issuer; provided that no consent of the L/C Issuer shall be required for an assignment of all or any portion of a Term Loan.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) $1.0 million in the case of Term Loans (and shall be in an amount of an integral multiple thereof) and (y) $2.5 million in the case of Revolving Facility Loans or Revolving Facility Commitments (and shall be in an amount of an integral multiple thereof), unless each of the Borrower and the Administrative Agent otherwise consent; provided that (1) no such consent of the Borrower shall be required if an Event of Default under Section 7.01(b), (c), (h) or (i) has occurred and is continuing and (2) such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Approved Funds treated as one assignment), if any;

(B) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent (or, if previously agreed with the Administrative Agent, manually), and shall pay to the Administrative Agent a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

(C) the Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and any tax forms required to be delivered pursuant to Section 2.17;

(D) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned; and

(E) each Lender having a Delayed Draw Term B Loan Commitment as of the Closing Date (an “Initial Delayed Draw Term B Lender”) shall not assign any such Delayed Draw Term B Loan Commitments unless otherwise consented to by the Borrower in its sole discretion (and, for the avoidance of doubt, such restriction shall not apply to any Delayed Draw Term B Loans that have been fully funded by such Lender or the sale of a participation of such Delayed Draw Term B Loan Commitments made in compliance with this Agreement).

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) below, from and after the effective date specified in each Assignment and Acceptance the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and L/C Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the L/C Issuer and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the L/C Issuer and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in this Section 9.04(b) and any written consent to such assignment required by this Section 9.04(b), the Administrative Agent promptly shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 9.04(b)(v).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, sell participations to one or more banks or other entities (other than a Competitor) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the L/C Issuer and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided that (x) with respect to the Funded Term B Loans and, following the date the Term B Facility has been fully funded and the proceeds thereof distributed to the Borrower pursuant to the Disbursement Agreement, any other Loans and Commitments, such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that (1) requires the consent of each Lender directly affected thereby pursuant to Section 9.08(b)(i), (ii), (iii) or (vi) and (2) directly affects such Participant and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to Section 9.04(c)(iii), the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections (including, for the avoidance of doubt, subsections (e), (f), (g) and (i) of Section 2.17) and Section 2.19) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 9.04(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal and interest amounts of each Participant’s interest in the Loans held by it (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and each party hereto shall treat each person whose name is recorded in the Participant Register as the owner of the participation in question for all purposes of this Agreement, notwithstanding notice to the contrary; provided that no Lender shall have any obligation to disclose all or any portion of a Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Obligation is in registered form for U.S. federal income tax purposes or such disclosure is otherwise required by applicable law.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent, which consent shall state that it is being given pursuant to this Section 9.04(c)(iii); provided that each potential Participant shall provide such information as is reasonably requested by the Borrower in order for the Borrower to determine whether to provide its consent.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender or its Affiliates, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender or its Affiliates, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.

(e) The Borrower, upon receipt of written notice from the relevant Lender, agrees to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in paragraph (d) above.

(f) Notwithstanding the foregoing, any Conduit Lender may assign any or all of the Loans it may have funded hereunder to its designating Lender without the consent of the Borrower or the Administrative Agent. Each of the Borrower, each Lender and the Administrative Agent hereby confirms that it will not institute against a Conduit Lender or join any other person in instituting against a Conduit Lender any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding under any state bankruptcy or similar law, for one year and one day after the payment in full of the latest maturing commercial paper note issued by such Conduit Lender; provided, however, that each Lender designating any Conduit Lender hereby agrees to indemnify, save and hold harmless each other party hereto and each Loan Party for any loss, cost, damage or expense arising out of its inability to institute such a proceeding against such Conduit Lender during such period of forbearance.

(g) If the Borrower wishes to replace the Loans or Commitments under any Facility with ones having different terms, it shall have the option, with the consent of the Administrative Agent and subject to at least three (3) Business Days’ advance notice to the Lenders under such Facility, instead of prepaying the Loans or reducing or terminating the Commitments to be replaced, to (i) require the Lenders under such Facility to assign such Loans or Commitments to the Administrative Agent or its designees and (ii) amend the terms thereof in accordance with Section 9.08 (with such replacement, if applicable, being deemed to have been made pursuant to Section 9.08(d)). Pursuant to any such assignment, all Loans and Commitments to be replaced shall be purchased at par (allocated among the Lenders under such Facility in the same manner as would be required if such Loans were being optionally prepaid or such Commitments were being optionally reduced or terminated by the Borrower), accompanied by payment of any accrued interest and fees thereon and any amounts owing pursuant to Section 9.05(b) and any amounts that would be owing pursuant to Section 2.11(a)(ii) at such time if such Loans were being repaid at such time pursuant to Section 2.11(a)(ii) rather than being assigned pursuant to this Section 9.04(g). By receiving such purchase price, the Lenders under such Facility shall automatically be deemed to have assigned the Loans or Commitments under such Facility pursuant to the terms of the form of Assignment and Acceptance attached hereto as Exhibit A, and accordingly no other action by such Lenders shall be required in connection therewith. The provisions of this paragraph (g) are intended to facilitate the maintenance of the perfection and priority of existing security interests in the Collateral during any such replacement.

(h) Notwithstanding anything to the contrary herein, (A) no assignment may be made to an Ineligible Institution and (B) to the extent the list of Ineligible Institutions on file with the Administrative Agent has been made available to all Lenders, no participation may be sold to an Ineligible Institution. Notwithstanding anything to the contrary herein, the rights of the Lenders to make assignments and grant participations shall be subject to the approval of any Gaming Authority, to the extent required by applicable Gaming Laws.

(i) Notwithstanding anything to the contrary contained herein, any Lender may assign all or any portion of its Term Loans (including Delayed Draw Term B Loans but not,

for the avoidance of doubt, Delayed Draw Term B Loan Commitments; provided, that, for the avoidance of doubt, nothing herein shall be deemed to prohibit the sale of a participation of Delayed Draw Term B Loan Commitments made in compliance with this Agreement) hereunder to any Affiliate Lender, provided that:

(A) no Default or Event of Default has occurred or is continuing or would result therefrom;

(B) the assigning Lender and Affiliate Lender purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit H hereto (an “Affiliated Lender Assignment and Assumption”) in lieu of an Assignment and Acceptance;

(C) no Term Loan may be assigned to an Affiliate Lender pursuant to this Section 9.04(i) if, immediately after giving effect to such assignment, Affiliate Lenders in the aggregate would own Term Loans with a principal amount in excess of 25% (the “Affiliated Lender Cap”) of the principal amount of all Term Loans then outstanding;

(D) Affiliate Lenders will be subject to the restrictions specified in Section 9.23;

(E) except as previously disclosed in writing to the Administrative Agent and the Lenders, the Affiliate Lender acquiring such Term Loans shall represent and warrant to the assigning Lender as of the date of such assignment pursuant to this Section 9.04(i), that such Affiliate Lender does not have any non-public Material Information (“MNPI”) with respect to the Borrower or its Subsidiaries or their securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI with respect to the Borrower or its Subsidiaries or securities) on or prior to such date; and

(F) Affiliated Lenders shall not purchase any Revolving Facility Loans or Revolving Facility Commitments.

(j) Exculpation of the Administrative Agent and Co-Lead Arrangers. Notwithstanding anything to the contrary contained herein, the Administrative Agent (or any Co-Lead Arranger) shall not have any responsibility or liability for monitoring the list of Ineligible Institutions, determining whether any Person is a Competitor or enforcing any Person’s compliance with the terms of any of the provisions set forth herein with respect to Ineligible Institutions or Competitors. Each of the parties hereto agrees and acknowledges that the Administrative Agent shall not be liable for any losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever incurred or suffered by any Person in connection with any compliance or non-compliance with this Section 9.04 or any purported assignment exceeding the Affiliated Lender Cap or for any assignment being deemed null and void hereunder.

Section 9.05. Expenses; Indemnity.

(a) The Borrower agrees to pay (i) all reasonable documented out-of-pocket expenses (including Other Taxes) incurred by the Administrative Agent, the Collateral Agent, the Co-Lead Arrangers and each L/C Issuer in connection with the preparation, negotiation, syndication and execution of this Agreement, the other Loan Documents and the FF&E Intercreditor Agreement, or in connection with the administration of this Agreement and any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated thereby are consummated), including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP, as counsel for the Administrative Agent and the Co-Lead Arrangers, Thompson Hine LLP, as counsel for the Collateral Agent, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction, and (ii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents, any Lender or any L/C Issuer in connection with the enforcement of their rights in connection with this Agreement, the other Loan Documents and the FF&E Intercreditor Agreement, in connection with the Loans made or the Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of counsel for the Agents and the Lenders (limited to the reasonable fees, charges and disbursements of one counsel for the Administrative Agent and the Co-Lead Arrangers, Thompson Hine LLP, as counsel for the Collateral Agent, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction and, in the event of a conflict of interest from and after an Event of Default, one additional counsel in each jurisdiction to similarly situated parties taken as a whole.

(b) The Borrower agrees to indemnify the Agents, the Co-Lead Arrangers, the Co-Documentation Agents, each L/C Issuer, each Lender, each of their respective Affiliates, and each of their respective directors, partners, officers, employees, agents, trustees and advisors (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable documented related expenses, including reasonable documented counsel fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction and, in the event of a conflict of interest, one additional counsel in each jurisdiction to similarly situated parties taken as a whole (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or the FF&E Intercreditor Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of or otherwise relating to the Transactions and the other transactions contemplated hereby, (ii) the use of the proceeds of the Loans or the use of any Letter of Credit or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Borrower or any of its Subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Agents, any Co-Lead Arranger, any L/C Issuer or any Lender shall be treated as several and separate Indemnitees, but each of them, together with its respective Related Parties (other than advisors), shall be treated as a single Indemnitee), (y) other than in the case of the Administrative Agent and the Collateral Agent (each acting in its capacity as such) or their respective Related Parties (acting in their capacities as representatives of the Administrative Agent or the Collateral Agent in its capacity as such), arising from a material breach of any such Indemnitee or any of its Related Parties’ obligations under the Loan Documents or the FF&E Intercreditor Agreement, or (z) other than in the case of the Administrative Agent and the Collateral Agent or their respective Related Parties (acting in their capacities as representatives of the Administrative Agent or the Collateral Agent), arise out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee or any of its Related Parties against any other Indemnitee (or any of its Related Parties) (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or other financial institution acting in a similar capacity hereunder). Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction and, in the event of a conflict of interest, one additional counsel in each jurisdiction to similarly situated parties taken as a whole (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws, Environmental Liabilities, Remedial Actions and the Borrower or any of its Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on, from any Real Property; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties (other than advisors) (for purposes of this proviso only, each of the Agents, any Co-Lead Arranger, any L/C Issuer or any Lender shall be treated as several and separate Indemnitees, but each of them, together with its respective Related Parties (other than advisors), shall be treated as a single Indemnitee), (y) other than in the case of the Administrative Agent and the Collateral Agent (each acting in its capacity as such) or their respective Related Parties (acting in their capacities as representatives of the Administrative Agent or the Collateral Agent, respectively in its capacity as such), arise from a material breach of any such Indemnitee or any of its Related parties’ obligations under the Loan Documents, or (z) other than in the case of the Administrative Agent and the Collateral Agent or their respective Related Parties (acting in their capacities as representatives of the Administrative Agent or the Collateral Agent), arise out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve the Borrower or any of its Affiliates and that is brought by an Indemnitee or any of its Related Parties against any other Indemnitee (or any of its Related Parties) (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Agent or other financial institution acting in a similar capacity hereunder). None of the Indemnitees (or any of their respective affiliates) shall be responsible or liable to the Sponsors, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement, any other Loan Document or the FF&E Intercreditor Agreement, or any investigation made by or on behalf of the Agents, any Co-Lead Arranger, any L/C Issuer or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.

(c) Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative of any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to Taxes, except Taxes that represent damages or losses resulting from a non-Tax claim.

(d) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement, the other Loan Documents or the FF&E Intercreditor Agreement or the transactions contemplated hereby or thereby.

(e) To the fullest extent permitted by applicable law, no director, officer, employee, manager, incorporator or holder of any Equity Interests in the Borrower (other than a Loan Party) or any direct or indirect parent corporation (other than a Loan Party), as such, has any liability for any obligations of the Borrower or any other Loan Party under Loan Documents or the FF&E Intercreditor Agreement, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Lender and each other Secured Party hereby waives and releases all such liability. For the avoidance of doubt, this Section 9.05(e) shall not in any way limit or impair any party’s obligations pursuant to the terms of any agreement entered into by such party in favor of the Agents or the Lenders, including without limitation the obligations of any Completion Guarantor pursuant to the Completion Guarantees.

(f) The agreements in this Section 9.05 shall survive the resignation or removal of any Agent, any L/C Issuer, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations and the termination of this Agreement.

Section 9.06. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each L/C Issuer is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender or such L/C Issuer to or for the credit or the account of the Borrower or any Subsidiary against any of and all the obligations of the Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such L/C Issuer, irrespective of whether or not such Lender or such L/C Issuer shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured. The rights of each Lender and each L/C Issuer under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such L/C Issuer may have.

Section 9.07. Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT WITH RESPECT TO GAMING LAWS, IN WHICH CASE MARYLAND LAW SHALL APPLY.

Section 9.08. Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, any L/C Issuer or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each L/C Issuer and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.08(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Sections 2.21, 2.22, 2.23 and 6.11, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower, the Collateral Agent and the Administrative Agent (and consented to by the Required Lenders), and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent, the Collateral Agent (in the case of any Security Document), the Disbursement Agent (in the case of the Disbursement Agreement), the Loan Party or Loan Parties that are party thereto and, to the extent required thereby, consented to by the Required Lenders; provided, however, that no such agreement shall:

(i) decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any L/C Obligation, or extend the stated expiration of any Letter of Credit beyond the Revolving Facility Maturity Date, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided that any amendment to the financial covenant definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this Section 9.08(b)(i),

(ii) (x) increase or extend the Commitment of any Lender or (y) decrease the Commitment Fees or L/C Participation Fees or other fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, in the case of clause (y), such consent of such Lender shall be the only consent required hereunder to make such modification) (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default shall not constitute an increase of the Commitments of any Lender),

(iii) extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date or extend any date on which payment of interest on any Loan or any L/C Obligation or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(iv) amend the provisions of Section 4.02 of the Collateral Agreement, or any analogous provision of any other Security Document, in a manner that would by its terms alter the pro rata sharing of payments required thereby, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification),

(v) reduce the voting rights of any Lender under this Section 9.08 or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of such Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date),

(vi) release all or substantially all the Collateral or release all or substantially all of the value of the guarantees by the Subsidiary Loan Parties under the Guarantee Agreement (if any), unless, in each case, to the extent sold or otherwise disposed of in a transaction permitted by this Agreement or the other Loan Documents, without the prior written consent of each Lender;

(vii) effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently from those of Lenders participating in another Facility, without the consent of the Majority Lenders participating in the adversely affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment required by Section 2.11 so long as the application of any prepayment still required to be made is not changed);

provided, further, that no such amendment shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or an L/C Issuer hereunder without the prior written consent of the Administrative Agent or such L/C Issuer acting as such at the effective date of such amendment, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any successor or assignee of such Lender.

(c) Without the consent of any Lender or L/C Issuer, the Loan Parties and the Administrative Agent or Collateral Agent may (in their respective sole discretion, or shall, to the extent required by any Loan Document) enter into any amendment, modification or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, or as required by local law to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.

(d) Notwithstanding the foregoing, (i) this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower (a) to add one or more additional credit or debt facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Facility Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit or debt facilities in any determination of the Required Lenders or Majority Lenders and (ii) this Agreement and the other Loan Documents may be amended, modified or waived by the Borrower and the Initial Delayed Draw Term B Lenders in order to effect any amendment, modification or waiver of any condition with respect to the funding and/or disbursement to the Borrower of any proceeds of a Delayed Draw Term B Loan hereunder or thereunder.

(e) Notwithstanding the foregoing, this Agreement may be amended with the written consent of the Borrower, the Administrative Agent and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Term B Loans (“Replaced Term Loans”) with one or more replacement “B” term loan tranche(s) hereunder (“Replacement Term Loans”), provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Replaced Term Loans, (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Replaced Term Loans, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Replaced Term Loans at the time of such refinancing and (d) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Replaced Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Term Loans in effect immediately prior to such refinancing.

(f) Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Borrower and the Administrative

Agent (1) if such modifications are not materially adverse to the Lenders and are requested by Gaming Authorities and/or (2) to the extent necessary (A) to integrate any Incremental Term Loans, any Refinancing Term Loans, any Replacement Term Loans, or any Extended Term Loans on substantially the same basis as the Term Loans, (B) to integrate any Incremental Revolving Facility Commitments, Extended Revolving Facility Commitments or any Replacement Revolving Facility Commitments or (C) to cure any ambiguity, omission, defect or inconsistency.

(g) Notwithstanding anything in this Section 9.08 to the contrary, (i) in connection with the incurrence by any Loan Party or any Subsidiary thereof of additional Indebtedness, each of the Administrative Agent and the Collateral Agent agree to execute and deliver any amendments, amendments and restatements, re-statements or waivers of or supplements to or other modifications to, any Security Document, to the extent otherwise consistent with the requirements of the Loan Documents, and to consent to any filings or take any other actions (it being understood that the Collateral Agent shall not be obligated to make any filings), as directed by the Administrative Agent upon the request of the Borrower, in connection therewith, as may be reasonably deemed by the Borrower to be necessary or reasonably desirable for any Lien on the assets of any Loan Party permitted to secure such additional Indebtedness to become a valid, perfected lien (with such priority as may be designated by the relevant Loan Party or Subsidiary, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified or otherwise and (ii) the Agents are authorized by the Lenders to enter into the agreements and instruments permitted under Section 6.05.

Section 9.09. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any L/C Issuer, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender in accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such L/C Issuer, shall be limited to the Maximum Rate; provided that such excess amount shall be paid to such Lender or such L/C Issuer on subsequent payment dates to the extent not exceeding the legal limitation.

Section 9.10. Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Notwithstanding the foregoing, the Fee Letter shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

Section 9.11. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12. Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 9.13. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original.

Section 9.14. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 9.15. Jurisdiction; Consent to Service of Process.

(a) Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, the Borough of Manhattan, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement or any of the other Loan Documents in the courts of any jurisdiction, except that each of the Loan Parties agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts (it being acknowledged and agreed by the parties hereto that any other forum would be inconvenient and inappropriate in view of the fact that more of the Lenders who would be affected by any such action or proceeding have contacts with the State of New York than any other jurisdiction), and (b) in any such action or proceeding brought against any Loan Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Loan Party from asserting or seeking the same in the New York Courts.

(b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by applicable law.

Section 9.16. Confidentiality. Each of the Lenders, each L/C Issuer and each of the Agents agrees that it shall maintain in confidence any information relating to any Parent Entity, the Borrower and any Subsidiary furnished to it by or on behalf of any Parent Entity, the Borrower or any Subsidiary (other than information that (a) has become available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such L/C Issuer or such Agent without violating this Section 9.16 or (c) was or becomes available to such Lender, such L/C Issuer or such Agent from a third party which, to such person’s knowledge, had not breached an obligation of confidentiality to any Parent Entity, the Borrower or any other Loan Party) and shall not reveal the same other than to its Affiliates, directors, trustees, officers, employees, agents and advisors with a need to know or to any person that approves or administers the Loans on behalf of such Lender or to any numbering, administration or settlement service providers (so long as each such person shall have been instructed to keep the same confidential), except: (A) to the extent necessary to comply with law or any legal process or the requirements of any Governmental Authority, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of normal reporting or review procedures to, or examinations by, Governmental Authorities or self regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (C) in order to enforce its rights under any Loan Document in a legal proceeding, (D) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16 or terms substantially similar to this Section 9.16) and (E) to any direct or indirect contractual counterparty in Swap Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16 or terms substantially similar to this Section 9.16).

Section 9.17. Platform; Borrower Materials. The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Co-Lead Arrangers will make available to the Lenders and the L/C Issuer materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”). The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (i) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof, (ii) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Co-Lead Arrangers, the L/C Issuer and the Lenders to treat such Borrower Materials as either publicly available information or not material information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws, (iii) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (iv) the Administrative Agent and the Co-Lead Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the L/C Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the L/C Issuer or any other person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

Section 9.18. Release of Liens, Guarantees and Pledges. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any Equity Interests or assets to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released (provided that, for the avoidance of doubt, with respect to any disposal consisting of an operating lease or license, the underlying property retained by such Loan Party will not be so released) and the Administrative Agent and Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction not prohibited by Section 6.05 and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary Loan Party, such Subsidiary Loan Party’s obligations under the Loan Documents shall be automatically terminated and the Administrative Agent and Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower to terminate or evidence the termination of such Subsidiary Loan Party’s obligations under the Loan Documents so long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement. In the event that any Loan Party incurs any Indebtedness under an FF&E Facility in respect of any assets owned by any Loan Party prior to the incurrence of such Indebtedness, and such assets are to become FF&E Collateral under such FF&E Facility, any Liens created by any Loan Document in respect of such assets shall be automatically released upon the incurrence of such Indebtedness (so long as the fair market value of such assets (as determined by the Borrower in good faith) is not greater than the net cash proceeds of such Indebtedness at the time of incurrence thereof) and the Administrative Agent and Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrower and at the Borrower’s expense in connection with the release of any Liens created by any Loan Document in respect of such assets so long as the Borrower shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement. In addition, the Administrative Agent agrees to take such actions as are reasonably requested by the Borrower and at the Borrower’s expense to terminate or evidence the termination of the Liens and security interests created by the Loan Documents when all the Obligations (other than contingent indemnification Obligations and expense reimbursement claims to the extent no claim therefor has been made) are paid in full and all Letters of Credit and Commitments are terminated.

In addition, the Administrative Agent and the Collateral Agent shall, upon the request of the Borrower, and is hereby irrevocably authorized by the Lenders to:

(i) release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i), to the extent required by the terms of the obligations secured by such Liens;

(ii) consent to and enter into (and execute documents permitting the filing and recording of, where appropriate) (x) the grant of easements, covenants, conditions, restrictions, declarations and/or rights to use common areas and (y) subordination, non-disturbance and attornment agreements, in each case in favor of the ultimate purchasers, or tenants under leases or subleases or licensees under licenses or easement holders under easements of any portion of the Development, as applicable, in connection with the transactions contemplated by Sections 6.05(n), (p) and (r); and

(iii) subordinate any Mortgage to any easements, rights of way, covenants, conditions and restrictions and other similar rights reasonably acceptable to the Administrative Agent which are requested by the Loan Parties pursuant to the transactions contemplated by Sections 6.05(p) and (r); provided that such actions shall be taken only to the extent that the material terms thereof are either substantially similar to forms of similar documents attached to the Loan Documents or are otherwise reasonably acceptable to the Administrative Agent;

provided that neither the Administrative Agent nor the Collateral Agent shall be required to take any such action unless (A) no Event of Default shall exist and be continuing at such time or would occur as a result thereof and (B) no Material Adverse Effect (as determined by the Borrower in good faith and certified to the Collateral Agent in writing) would result therefrom.

Section 9.19. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other person who may be entitled thereto under applicable law).

Section 9.20. USA PATRIOT Act Notice. The parties hereto acknowledge that in order to help the United States government fight the funding of terrorism and money laundering activities, pursuant to Federal regulations that became effective on October 1, 2003 (Section 326 of the USA PATRIOT Act) all financial institutions are required to obtain, verify, record and update information that identifies each person establishing a relationship or opening an account. The parties to this Agreement agree that they will provide to the Collateral Agent, Administrative Agent and Lenders such information as each may request, from time to time, in order for the Collateral Agent, Administrative Agent and Lenders to satisfy the requirements of the USA PATRIOT Act, including but not limited to the name, address, tax identification number and other information that will allow it to identify the individual or entity who is establishing the relationship or opening the account and may also ask for formation documents such as articles of incorporation or other identifying documents to be provided.

Section 9.21. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees that: (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower, the other Loan Parties and their respective Affiliates, on the one hand, and the Agents, the Co-Lead Arrangers and the Lenders, on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Agent, each Co-Lead Arranger and each Lender is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for any of the Borrower, any Loan Party or any of their respective Affiliates, stockholders, creditors or employees or any other person; (iii) none of the Agents, any Co-Lead Arranger or any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Loan Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any Agent, any Co-Lead Arranger or any Lender has advised or is currently advising the Borrower or any other Loan Party or their respective Affiliates on other matters) and none of the Agents, any Co-Lead Arranger or any Lender has any obligation to the Borrower, the other Loan Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Agents, the Co-Lead Arrangers, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and the other Loan Parties and their respective Affiliates, and none of the Agents, any Co-Lead Arranger or any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Agents, the Co-Lead Arrangers and the Lenders have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower and the other Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Agents, the Co-Lead Arrangers and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty.

Section 9.22. Application of Gaming Laws.

(a) This Agreement and the other Loan Documents are subject to Gaming Laws and Liquor Laws.

(b) Without limiting the foregoing, the Lenders, Agents and the other Secured Parties acknowledge that (i) they are subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, in their discretion, for licensing or findings of qualification or to file or provide other information and (ii) all rights, remedies and powers in or under this Agreement and the other Loan Documents, including with respect to the Collateral, the Mortgaged Properties and the ownership and operation of facilities are subject to the jurisdiction of the Gaming Authorities and Liquor Authorities, and may be exercised only to the extent that the exercise thereof does not violate any applicable provisions of the Gaming Laws and Liquor Laws and only to the extent that required approvals (including prior approvals) are obtained from the relevant Gaming Authorities and Liquor Authorities and (iii) the rights of Lenders to make assignments and grant participations in Loans and Commitments shall be subject to applicable Gaming Laws.

(c) Lenders, Agents and the other Secured Parties agree to cooperate with all Gaming Authorities and Liquor Authorities in connection with the provision in a timely manner of such documents or other information as may be requested by such Gaming Authorities and Liquor Authorities relating to the Loan or Loan Documents.

(d) Lenders acknowledge and agree that if the Borrower receives a notice from any applicable Gaming Authority that any Lender is a disqualified holder (and such Lender is notified by the Borrower in writing of such disqualification), the Borrower shall, following any available appeal of such determination by such Gaming Authority (unless the rules of the applicable Gaming Authority do not permit such Lender to retain its Loans or Commitments pending appeal of such determination), have the right to (i) cause such disqualified holder to transfer and assign, without recourse all of its interests, rights and obligations in its Loans and Commitments or (ii) in the event that (A) the Borrower is unable to assign such Loan after using its best efforts to cause such an assignment and (B) no Default or Event of Default has occurred and is continuing, prepay such disqualified holder’s Loan. Notice to such disqualified holder shall be given ten days prior to the required date of assignment or prepayment, as the case may be, and shall be accompanied by evidence demonstrating that such transfer or prepayment is required pursuant to Gaming Laws. If reasonably requested by any disqualified holder, the Borrower will use commercially reasonable efforts to cooperate with any such holder that is seeking to appeal such determination and to afford such holder an opportunity to participate in any proceedings relating thereto. Notwithstanding anything herein to the contrary, any prepayment of a Loan shall be at a price that, unless otherwise directed by a Gaming Authority, shall be equal to the sum of the principal amount of such Loan and interest to the date such Lender or holder became a disqualified holder (plus any fees and other amounts accrued for the account of such disqualified holder to the date such Lender or holder became a disqualified holder).

(e) If during the existence of an Event of Default hereunder or any of the other Loan Documents it shall become necessary or, in the opinion of the Administrative Agent,

advisable for an agent, supervisor, receiver or other representative of the Lenders to become licensed or found suitable under any Gaming Law as a condition to receiving the benefit of any Collateral encumbered by the Loan Documents or to otherwise enforce the rights of the Agents, Secured Parties and the Lenders under the Loan Documents, the Borrower hereby agrees to consent to the application for such license or finding of suitability and to execute such further documents as may be required in connection with the evidencing of such consent.

Section 9.23. Affiliate Lenders.

(a) Each Lender who is an Affiliate of the Borrower (with any Person having beneficial ownership of more than 20% of the voting Equity Interests of the Borrower deemed an Affiliate of the Borrower for purposes of this Section 9.23) (an “Affiliate Lender”), in connection with any (i) consent (or decision not to consent) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document, (ii) other action on any matter related to any Loan Document or (iii) direction to the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, agrees that, except with respect to any amendment, modification, waiver, consent or other action described in clauses (1), (2) or (3) of the first proviso of Section 9.08(b) or that adversely affects such Affiliate Lender in any material respect as compared to other Lenders, such Affiliate Lender shall be deemed to have voted its interest as a Lender without discretion in such proportion as the allocation of voting with respect to such matter by Lenders who are not Affiliate Lenders.

(b) Notwithstanding anything to the contrary in this Agreement, no Affiliate Lender shall have any right to (a) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (b) receive any information or material prepared by Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrower or its representatives, or (c) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or the Collateral Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Loan Documents.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

CBAC BORROWER, LLC

By:	/s/ John Payne
	Name:	John Payne
	Title:	Senior Vice President

[Signature page to Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH, as Administrative Agent and Lender

By:	/s/ Mary Kay Coyle
	Name:	Mary Kay Coyle
	Title:	Managing Director

By:	/s/ Dusan Lazarov
	Name:	Dusan Lazarov
	Title:	Director

[Signature page to Credit Agreement]

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:	Deutsche Bank National Trust Company

By:	/s/ Rodney Gaughan
	Name:	Rodney Gaughan
	Title:	Vice President

By:	/s/ Wanda Camacho
	Name:	Wanda Camacho
	Title:	Vice President

[Signature page to Credit Agreement]

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, As Lender

By:	/s/ JOHN D. TORONTO
	Name:	JOHN D. TORONTO
	Title:	AUTHORIZED SIGNATORY

/s/ Tyler R. Smith
Tyler R. Smith
Authorized Signatory

[Signature page to Credit Agreement]

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Charles D. Johnston
	Name:	Charles D. Johnston
	Title:	Authorized Signatory

[Signature page to Credit Agreement]

EXHIBIT A

[FORM OF]

ASSIGNMENT AND ACCEPTANCE

This Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, any other Loan Document and any other documents or instruments delivered pursuant to any of the foregoing to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document or any other documents or instruments delivered pursuant to any of the foregoing or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:[1]
[and is an [Affiliate] [Approved Fund] of [identify Lender]2 ]

3.	Borrower:	CBAC Borrower, LLC

4.	Administrative Agent:	Deutsche Bank AG New York Branch, as administrative agent under the Credit Agreement.

[1]	Assignee cannot be an Ineligible Institution.
[2]	Select as applicable.

5.	Credit Agreement:	Credit Agreement dated as of July 2, 2013, among CBAC Borrower, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent for the Lenders, and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders.

6.	Assigned Interest:

Facility	Aggregate Amount of Commitment/ Loans	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[3]
Funded Term B Loans	$	$		%
Delayed Draw Term B Loans	$	$		%
Revolving Facility Loans	$	$		%

Effective Date:             ,     20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to and Acknowledged:

DEUTSCHE BANK AG NEW YORK
BRANCH, as Administrative Agent

By:
Name:
Title:

[Consented to:][4]

CBAC BORROWER, LLC

By:
Name:
Title:

[Consented to:][5]

[L/C ISSUER]

By:
Name:
Title:

[4]

No consent of the Borrower shall be required (1) for an assignment of a Term Loan from a Term Lender to a Term Lender, an affiliate of a Term Lender, or an Approved Fund with respect to a Term Lender or (2) for an assignment of a Revolving Facility Commitment from a Revolving Facility Lender to a Revolving Facility Lender, an affiliate of a Revolving Facility Lender, or an Approved Fund with respect to a Revolving Facility Lender or (3) if an Event of Default under Section 7.01(b), (c), (h) or (i) of the Credit Agreement has occurred and is continuing, any other Person or (4) in the case of assignments during the primary syndication of the Commitments and Loans, to persons identified and agreed to by Borrower prior to the Closing Date.

[5]	No consent of the L/C Issuer shall be required for an assignment of all or any portion of a Term Loan.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ACCEPTANCE

1. Representations and Warranties Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (vi) if it is a Foreign Lender, attached to this Assignment and Acceptance is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4. General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[FORM OF]

SOLVENCY CERTIFICATE

[            ], 2013

This Solvency Certificate is delivered pursuant to Section 4.02(f) of the Credit Agreement dated as of July 2, 2013 (as the same may be amended, restated, or otherwise modified from time to time, the “Credit Agreement”), among CBAC Borrower, LLC, a Delaware limited liability company, (the “Borrower”), the Lenders from time to time party thereto (“Lenders”), Deutsche Bank AG New York Branch, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Deutsche Bank Trust Company Americas, as collateral agent for the Lenders (in such capacity, the “Collateral Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby certifies, solely in his capacity as an officer, as follows:

1. I am a Financial Officer of the Borrower. I am familiar with the Transactions, and have reviewed such documents and made such investigation as I have deemed relevant for the purposes of this Solvency Certificate.

2. As of the date hereof, immediately after giving effect to the consummation of the Transactions that occur on the Closing Date, on and as of such date (i) the fair value of the assets of Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Borrower and its Subsidiaries on a consolidated basis; (ii) the present fair saleable value of the property of Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Borrower and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

3. As of the date hereof, the Borrower does not intend to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond their ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by them or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of their debts or the debts of any such Subsidiary.

This Solvency Certificate is being delivered by the undersigned officer only in his capacity as a Financial Officer of the Borrower and not individually and the undersigned shall have no personal liability to the Administrative Agent, the Collateral Agent or the Lenders with respect thereto.

B-1

IN WITNESS WHEREOF, the undersigned has executed this Solvency Certificate on the date first written above.

CBAC BORROWER, LLC

By:
Name:
Title:

[Signature page to Solvency Certificate]

EXHIBIT C

[FORM OF]

BORROWING REQUEST

Deutsche Bank AG New York Branch,

as Administrative Agent for

the Lenders referred to below

60 Wall Street

New York, New York 10005

Attention: MaryKay Coyle

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of July 2, 2013, among CBAC Borrower, LLC, a Delaware limited liability company, (the “Borrower”), the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent for the Lenders, and Deutsche Bank Trust Company Americas, as collateral agent for the Lenders (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

The undersigned hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing
(which shall be a Business Day)

(B)	Principal Amount of Borrowing (aggregate amount)

(C)	Class[1]

(D)	Type of Borrowing[2]

(E)	Interest Period and the last day thereof[3]
(in the case of a Eurocurrency Borrowing)

(F)	Account Number and Location

[1]

Specify whether a Borrowing of Funded Term B Loans, Revolving Facility Loans, 12-Month Delayed Draw Term B Loans, 18-Month Delayed Draw Term B Loans, Other Term Loans, Incremental Revolving Facility Loans or Incremental Term Loans.

[2]	Specify a Eurocurrency Borrowing or an ABR Borrowing.
[3]	The initial Interest Period applicable to a Eurocurrency Borrowing shall be subject to the definition of “Interest Period” in the Credit Agreement.

C-1

CBAC BORROWER, LLC

By:
Name:
Title:

[Signature page to Borrowing Request]

EXHIBIT D

[FORM OF]

INTEREST ELECTION REQUEST

Deutsche Bank AG New York Branch,

as Administrative Agent

for the Lenders referred to below

[                    ]

[                    ]

Attention: [                    ]

[Date]

Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of July 2, 2013, among CBAC Borrower, LLC, a Delaware limited liability company, (the “Borrower”), the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as administrative agent for the Lenders, and Deutsche Bank Trust Company Americas, as collateral agent for the Lenders (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

This notice constitutes a notice of conversion or notice of continuation, as applicable (an “Election”), under Section 2.07 of the Credit Agreement, and the Borrower hereby irrevocably notifies the Administrative Agent of the following information with respect to the conversion or continuation requested hereby:

(i)	Borrowing to which Interest Election applies:
Principal Amount:
Type (ABR/Eurocurrency):
Interest Period (if Eurocurrency):

(ii)	Effective Date of Election (which shall be a Business Day):

(iii)	Resulting Borrowings(s)
Resulting Borrowing (1)
Principal Amount (or % of
Borrowing in (i)):
Type (ABR/Eurocurrency):
Interest Period (if Eurocurrency)[1] :

[1]	The Interest Period applicable to a Eurocurrency shall be subject to the definition of “Interest Period” in the Credit Agreement.

D-1

Resulting Borrowing (2)[2]
Principal Amount (or % of
Borrowing in (i)):
Type (ABR/Eurocurrency):
Interest Period (if Eurocurrency)[3] :

CBAC BORROWERS, LLC

By:
Name:
Title:

[2]	Add as many resulting Borrowings as applicable.
[3]	The Interest Period applicable to a Eurocurrency shall be subject to the definition of “Interest Period” in the Credit Agreement.

[Signature page to Borrowing Request]

EXHIBIT F

MASTER DISBURSEMENT AGREEMENT

among

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as the Disbursement Agent and the Collateral Agent,

and

DEUTSCHE BANK AG NEW YORK BRANCH,

as the Administrative Agent

and

CBAC BORROWER, LLC,

as the Borrower

dated as of July 2, 2013

-i-

(continued)

-ii-

(continued)

-iii-

TABLE OF EXHIBITS

Exhibit
A	[Reserved]
B	Form of Borrower’s Final Completion Certificate
C-1	Form of Conditional Waiver and Release Upon Final Payment
C-2	Form of Unconditional Waiver and Release Upon Final Payment
D	Form of Construction Consultant’s Final Completion Certificate
E	Form of Construction Manager’s Final Completion Confirmation Form
F	Form of Final Plans and Specifications Amendment Certificate
G	Form of In-Balance Test Certificate
H	Form of Construction Consultant’s Opening Date Confirmation Form
I	Closing Date Plans and Specifications
J-1	Form of Disbursement Request
J-2	Form of Construction Consultant’s Disbursement Confirmation Form
K	Form of Borrower’s Substantial Completion Certificate
L-1	Form of Conditional Waiver and Release Upon Progress Payment
L-2	Form of Unconditional Waiver and Release Upon Progress Payment
M-1	Form of Construction Consultant’s Substantial Completion Certificate
M-2	Form of Architect’s Substantial Completion Certificate
N	Form of Project Budget Amendment Confirmation Form
O	Form of Borrower’s Project Opening Date Certificate
P	[Reserved]
Q	Form of Pre-Approved Contractor Consent to Assignment
R	Closing Date Funds Flow

This MASTER DISBURSEMENT AGREEMENT (as amended, supplemented, restated or otherwise modified from time to time, this “Agreement”) is dated as of July 2, 2013 by and among Deutsche Bank Trust Company Americas, as disbursement agent on behalf of the Administrative Agent (as defined below), and as Collateral Agent under the Credit Agreement (together with any successor disbursement agent permitted hereunder or successor Collateral Agent permitted thereunder, as applicable, the “Disbursement Agent” or the “Collateral Agent,” as applicable), Deutsche Bank AG New York Branch, as Administrative Agent under the Credit Agreement (together with any successor Administrative Agent permitted thereunder, the “Administrative Agent”; and the Disbursement Agent, the Collateral Agent and the Administrative Agent, collectively, the “Agents”), and CBAC Borrower, LLC, a Delaware limited liability company (the “Borrower”). Capitalized terms used herein have the meanings specified in Section 1 or, if not defined therein, the meanings specified in the Credit Agreement (defined below) unless stated otherwise.

RECITALS

A. Project and Other Activities. The Borrower intends to own, lease, develop, build and operate a casino and related amenities in Baltimore, Maryland (such property, the “Property” and such development, the “Development”).

B. Credit Facility. Concurrently herewith, the Lenders under that certain Credit Agreement (as amended, supplemented, restated or otherwise modified from time to time, the “Credit Agreement”), dated as of the date hereof, by and among the Borrower, the Agents, the financial institutions from time to time party thereto in the capacity of Lenders, and the other agents and arrangers party thereto, are providing Commitments to extend one or more first priority term loans to the Borrower, including, without limitation, Funded Term B Loans made on the date hereof in an aggregate principal amount of up to $225,000,000, Delayed Draw Term B Loans made from time to time hereafter in an aggregate principal amount of up to $75,000,000 (collectively, as more particularly defined in the Credit Agreement, the “Term Facility”) and Revolving Facility Loans, in an aggregate principal amount of up to $10,000,000 (as more particularly defined in the Credit Agreement, the “Revolving Facility”; together with the Term Facility, the “Credit Facility”).

C. Use of Funds. The proceeds of the loans extended under the Credit Facility will be used solely (a) to finance the Development and related Project Costs (including without limitation to fund fees, expenses, contingencies, Land Acquisition Costs, licensing, debt service and financing costs related thereto), (b) to fund any working capital requirements and for other general corporate purposes, including debt service, and (c) to pay fees and expenses incurred in connection with the Loan Documents, as applicable, and the Transactions (collectively, the “Permitted Fund Uses”).

D. Equity Contribution and Deposits. On or before the Closing Date, (i) the remaining amount of the Closing Date Equity Contribution not funded prior to such date, in the amount shown on Exhibit R, shall be deposited into the Initial Company Account for application pursuant to the terms hereof and (ii) the entire amount of the Funded Term B Loans will be borrowed by the Borrower, of which the amount shown on Exhibit R will be deposited in the Interest Reserve Account for application pursuant to the terms hereof and the remaining amount, after payment of fees and expenses incurred in connection therewith, will be deposited into the Loan Proceeds Account.

E. Delayed Draw Term B Loans. From time to time (i) Delayed Draw Term B Loans may be borrowed by the Borrower, of which an amount equal to the projected interest expense on such Loans from such date through the Interest Reserve Date will be deposited in the Interest Reserve Account for application pursuant to the terms and provisions hereof and the remaining amount will be deposited into the Loan Proceeds Account, and (ii) the Borrower will deposit additional amounts, if any, at the times and on the terms provided herein, into the Supplemental Company Account.

F. Accounts. The amounts on deposit in the Accounts will be disbursed for Permitted Fund Uses. All cash and other Permitted Investments (as defined in the Credit Agreement) maintained in the Accounts are and shall be owned beneficially by the Borrower, subject to the security interests created therein by the Collateral Agreement and certain other Loan Documents (for the benefit of the Agents and the Lenders), all as more particularly specified herein and subject to the terms and conditions of this Agreement, the Account Control Agreements and the other Loan Documents.

G. Purpose. The parties have entered into this Agreement in order to set forth (i) the conditions upon which, and the manner in which, funds will be deposited in, transferred among and disbursed from the Accounts, and (ii) certain representations, warranties and covenants of the Borrower.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions and Rules of Interpretation.

1.1. Definitions. The terms identified below in this Section 1 shall have the meanings herein specified:

“Account Bank” means (i) with respect to the Initial Company Account, the Construction Disbursement Account and the Draw Account, U.S. Bank National Association, (ii) with respect to the Loan Proceeds Account, the Interest Reserve Account and (if needed) the Supplemental Company Account, Deutsche Bank Trust Company Americas, and (iii) as to the Post-Completion Reserve Account (if needed), a securities intermediary or depositary bank that is a Qualified Bank, or, in any case, any one or more successor securities intermediaries or depositary banks under one or more Accounts, which successor shall be a Qualified Bank.

“Account Control Agreement” means each of those certain Account Control Agreements, dated as of the date hereof (as to the Initial Company Account, the Construction Disbursement Account, the Draw Account, the Loan Proceeds Account and the Interest Reserve Account), between any Account Bank that may be party thereto from time to time and the Borrower and the Collateral Agent, as the same may be amended, restated, supplemented or otherwise modified from time to time or replaced from time to time in which case such Account Control Agreement may give effect to the customary provisions required by the replacement deposit bank or securities intermediary.

“Accounts” means the Initial Company Account, the Loan Proceeds Account, the Interest Reserve Account, the Construction Disbursement Account, the Draw Account, the Supplemental Company Account, the Post-Completion Reserve Account, and any other accounts or sub-accounts established from time to time with respect thereto.

“Agents” has the meaning given in the preamble.

“Agreement” has the meaning given in the preamble.

“Anticipated Completion Date” means the earlier of (i) the then-applicable Scheduled Completion Date or (ii) the actual date on which the Borrower reasonably expects the Substantial Completion Date to occur.

“Anticipated Investment Income” means, at any time, with respect to an Account, the amount of investment income which the Borrower reasonably determines will accrue on the funds in each such Account (other than the Interest Reserve Account) through the Anticipated Completion Date of the Development (and components thereto), taking into account the current and future anticipated rates of return on investments in each such account permitted under the Loan Documents, the anticipated times and amounts of draws from each such account for the payment of Project Costs and the nature and tenor of the investments in which such funds are permitted to be invested.

“Applicable Permits” means all Permits (including, without limitation, all Gaming Licenses) that are required for the performance of the design, development, site preparation, construction (including off-site work), repair, equipping (including fixtures), leasing, opening and operation of the Development.

“Architect” means KA, Inc. as architect of record with respect to certain components of the Development (excluding the anticipated parking garage), together with any replacements, successors and assigns. If there is no architect of record with respect to an applicable component of the Development or if such architect of record is not then actively involved in the Development, then the applicable design-build Contractor or the Construction Manager of such applicable component of the Development, together with its successor and permitted assigns may perform the duties and act in the capacity as Architect hereunder with respect to such component.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Borrower” has the meaning given in the preamble.

“Completion Guarantee Cash Collateral” means cash or cash equivalents in an aggregate amount equal to the Security Amount (as defined in each Completion Guarantee) under each Completion Guarantee.

“Construction Consultant” means Inspection & Valuation International, Inc., and any other Person designated from time to time by the Administrative Agent, acting at the direction of the Required Lenders under the Credit Agreement to serve as the Construction Consultant under the Loan Documents.

“Construction Contracts” means, collectively, the contracts entered into from time to time between the Borrower and any Contractor in connection with the design, engineering, installation and construction of the Development or the supply of materials, fixtures, equipment or services in connection with the construction of the Development, including the General Contracts (and the Material Contracts (as defined in the Credit Agreement) with respect to the development or construction of the Development).

“Construction Disbursement Account” means account number #-###-####-####, in the name of the Borrower, established as of the date hereof at the applicable Account Bank, or such account in replacement or substitution thereof.

“Construction Manager” means The Whiting-Turner Contracting Company, together with any replacements, successors, and assigns as permitted under the applicable General Contract(s). If a construction manager has not been retained by the Borrower with respect to the Development (or any given component of the Development) at any time, the Borrower (or CBAC Gaming, LLC or one of its Affiliates acting on its behalf) may perform the duties and act in the capacity of the Construction Manager hereunder with respect to such aspect of the Development.

“Contractor” means any architect, consultant, designer, contractor, supplier or other Person engaged by the Borrower in connection with the design, engineering, installation and construction of the Development.

“Contractor/Subcontractor Subject to Bonding” means each Materials Contractor/Subcontractor that is not (i) party to a Construction Contract or subcontract entered into prior to the date hereof, (ii) delivering supplies to the Property (as opposed to performing work or installing materials at the Property) or performing work of a nature that is not required under applicable law to be bonded, (iii) a Construction Manager or Architect, (iv) a Contractor or subcontractor with a fixed contract price or value less than $1,000,000, or (v) performing work in connection with the construction and installation of elevators at the Property.

“Contractor/Subcontractor Subject to Retainage” means each Materials Contractor/Subcontractor performing work or installing materials at the Property (as opposed to delivering supplies to the Property); provided, however that the Construction Manager shall be considered a Contractor/Subcontractor Subject to Retainage only to the extent required under the applicable General Contract.

“Credit Agreement” has the meaning given in the recitals hereto.

“Credit Facility” has the meaning given in the recitals hereto.

“De Minimis Adjustment” means an amendment to the Project Budget that complies with the requirements of Section 6.1.1 that does not cause any Line Item in the Project Budget to increase by an amount of more than $5,000,000 or cause the aggregate amount of amendments to the Project Budget made without the recommendation for approval of the Construction Consultant pursuant to Section 6.1 to exceed $5,000,000 since the Closing Date.

“De Minimis Draw” has the meaning given in Section 4.2.

“De Minimis Draw Request” has the meaning given in Section 4.2.

“De Minimis Invoice Amount” means, with respect to any invoice for payment from a Contractor, an amount equal to or less than $100,000.

“De Minimis Scope Change” means any Scope Change to the Development or a component of the Development which (i) individually does not increase or decrease the amount of Project Costs projected for the Development by more than $1,000,000 and (ii) in the aggregate with all prior De Minimis Scope Changes made without the information and submittals requested pursuant to Section 6.3 does not increase or decrease the amount of Project Costs in the Project Budget by more than $3,000,000.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deferred Subcontractor Waivers” means the Borrower’s right to defer, in connection with a Disbursement, the delivery date of Lien releases and waivers from subcontractors covering work under such Disbursement to the time of and as a condition to the following Disbursement, but not in any event more than sixty (60) days, so long as the applicable Construction Manager has delivered its Lien release and waiver with respect to the Disbursement covering such work.

“Delivery Date” means the first date of delivery of the Project Budget, the Project Schedule or the Plans and Specifications, as applicable.

“Development” has the meaning given in the recitals hereto.

“Disbursement” means a transfer of funds in accordance with Sections 4.1, 4.2 or 4.3, as applicable.

“Disbursement Agent” has the meaning given in the preamble.

“Disbursement Agent Responsible Officer” means any officer of the Disbursement Agent with direct responsibility for the administration of and/or Disbursement Agent’s performance under this Agreement.

“Disbursement Request” has the meaning given in Section 4.1.1(a).

“Disbursement Request Date” means each date the Borrower requests a Disbursement be made pursuant to a Disbursement Request.

“Disputed Amounts” with respect to the Development, means amounts for work, services, materials, fixtures or equipment for which the Borrower has in good faith provided a written notice to withhold payment pursuant to applicable law or contested in good faith through other appropriate proceedings; provided, that (i) such disputes are not reasonably likely, individually or in the aggregate, to cause a Material Adverse Effect or result in the loss of any material Collateral or title thereto, (ii) adequate reserves with respect to such obligations contested in good faith are maintained on the books of the Borrower to the extent required by GAAP, and (iii) if at the time of initial contest the aggregate amount of all disputed claims then being contested with respect to the Development exceeds $10,000,000, then upon notice from Administrative Agent, the Borrower shall either, at the Borrower’s discretion, with respect to each then disputed claim applicable to the Development that individually exceeds $2,000,000 (or, in the event the aggregate amount of all disputed claims then being contested with respect to the Development exceeds $25,000,000, with respect to each then disputed claim applicable to the Development that individually exceeds $250,000): (a) obtain and post a surety bond for such disputed claim effective to discharge the claimant’s lien rights or notice of lien in accordance with applicable law, or (b) set aside the Reserved Amount applicable to such disputed claim in the Loan Proceeds Account pending resolution of such contest, and any excess of such Reserved Amount over the amount originally allocated for such work, services, materials, fixtures or equipment in the Project Budget shall be excluded from the calculations of Project Funds for purposes of the In-Balance Test, to the extent not already provided for in the Project Budget, or (c) provide evidence to Administrative Agent that the title insurance policies in favor of the Collateral Agent insure over such claim.

“Draw Account” means account number #-###-####-####, in the name of the Borrower, established as of the date hereof at the applicable Account Bank, or such account in replacement or substitution thereof.

“Event of Default” has the meaning given in Section 7.

“Final Completion Date” means the first date on which each of the following conditions has been satisfied:

(a) the Substantial Completion Date shall have occurred;

(b) the Borrower shall deliver to the Administrative Agent an officers’ certificate substantially in the form of Exhibit B (or in a form(s) otherwise reasonably satisfactory to the Construction Consultant) to the effect that (i) all amounts required to be paid to Contractors have been paid (including any Punchlist Completion Amounts and Retainage Amounts, but excluding any Disputed Amounts with respect to which the applicable Reserved Amounts have been deposited into the Post-Completion Reserve Account and shall continue to be held therein as collateral for the Obligations pending final resolution of such Disputed Amounts), and (ii) the Borrower (or applicable Construction Manager) has received final Lien releases and waivers from each Materials Contractor/Subcontractor in the forms of Exhibits C-1 and C-2 (with immaterial modifications thereto as may be reasonably required by such Materials Contractor/Subcontractor, or in a form(s) otherwise reasonably satisfactory to the Administrative Agent and the Construction Consultant), as applicable, other than with respect to Liens covered by such Reserved Amounts deposited in the Post-Completion Reserve Account;

(c) the Administrative Agent shall have received a confirmation form of the Construction Consultant substantially in the form of Exhibit D (or in a form otherwise reasonably satisfactory to the Construction Consultant) and a certificate of each of the Construction Managers substantially in the form of Exhibit E (or in a form otherwise reasonably satisfactory to the Construction Consultant), confirming the factual certification described in clause (b) above;

(d) the Administrative Agent and the Construction Consultant shall have received “as-built” Plans and Specifications in CAD format showing the final specifications of all improvements comprising the Development, subject to modifications based on so-called “field conditions” and Punchlist Items; and

(e) the Administrative Agent shall have received certificates of insurance in customary form, demonstrating compliance in all material respects with the insurance requirements for the Development applicable after completion of construction as specified in Section 5.02 of the Credit Agreement.

If requested by the Administrative Agent or the Construction Consultant (not more than thirty (30) days prior to the Final Completion Date), the Borrower shall, within sixty (60) days of such request, provide copies of all material warranty documentation, together with all guaranties and maintenance agreements, in each case to the extent provided to and for the benefit of the Borrower.

“Final Plans and Specifications” means, with respect to any particular work or improvement that constitutes a portion or component of the Development, the Plans and Specifications for such work or improvement to the extent such Plans and Specifications have received all approvals, waivers or variances from all Governmental Authorities required to approve such Plans and Specifications that are necessary to commence construction of such work or improvements, if any; and, if applicable, have been signed by the applicable Architect; provided, however, that the Final Plans and Specifications may be modified from time to time in accordance with the terms hereof.

“Final Plans and Specifications Amendment Certificate” means an officers’ certificate from the Borrower substantially in the form attached hereto as Exhibit F (or in a form otherwise reasonably satisfactory to the Construction Consultant and the Administrative Agent), together with the Construction Manager’s certificate(s), Construction Consultant’s confirmation form, and Architect’s certificate(s) as provided in Exhibits 1, 2 and 3 of Exhibit F.

“Force Majeure Event” means any of the following events that causes a delay in the construction of the Development, but only to the extent such event is outside the reasonable control of the Person claiming delay due to such Force Majeure Event has occurred and could not have been overcome through the exercise of reasonable care and diligence by such Person (and only to the extent such Person has used and continues to use reasonable efforts to mitigate the impact of the delay): (a) an act of God (including, without limitation, a tornado, flood, earthquake, hurricane, etc.); (b) fires or other casualties (including, without limitation, any Casualty Event); (c) strikes, lockouts or other labor disturbances; (d) acts of war, riots, insurrections, civil commotions, acts of terrorism or similar acts of destruction; (e) Requirements of Law enacted after the Delivery Date of the Project Schedule; (f) orders or judgments; (g) embargoes, shortages or unavailability of materials, supplies, labor, equipment and systems that first arise after the Delivery Date of the Project Schedule; (h) the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication beyond the reasonable control of the Person claiming such delay due to the same; or (i) any other cause or condition (other than lack of funds, Requirements of Law enacted on or prior to the Delivery Date of the Project Schedule or unavailability of materials, supplies, labor, equipment and systems that arise on or before the Delivery Date of the Project Schedule) beyond the reasonable control of the Person claiming such delay due to the same.

“General Contract(s)” means each of the Standard Form of Agreement between Owner and Design-Builder between CBAC Gaming, LLC and The Whiting-Turner Contracting Company, dated April 9, 2013, as amended, and the Standard Form of Agreement between Owner and Construction Manager as Constructor between CBAC Gaming, LLC and The Whiting-Turner Contracting Company, dated April 15, 2013, as amended.

“Governmental Action” means any consent, approval, recording, qualification, waiver or authorization of any Governmental Authority.

“Hard Costs” means Project Costs incurred after the date hereof in accordance with the Project Budget (as in effect from time to time) under

(i) the following Line Items:

(a) General Conditions/Fees;

(b) Construction Improvements (but excluding Information Technology costs within such Line Item category); and

(c) Permits, Fees & Taxes; and

(ii) any other Line Item or sub-line item categories set forth in the Project Budget (as in effect from time to time) designated as “Hard Costs.”

“In-Balance Test” shall be satisfied with respect to the Development as of any date of determination if, as of such date, taking into account (if in connection with a Disbursement Request) the funds to be disbursed pursuant to such Disbursement and the pro-forma reduction in Remaining Costs from the application of such funds, the Project Funds equal or exceed the Remaining Costs (plus the Required Contingency), as set forth in an In-Balance Test Certificate calculated as of such date.

“In-Balance Test Certificate” means a certificate of a Responsible Officer of the Borrower substantially in the form of Exhibit G (or in a form otherwise reasonably satisfactory to the Construction Consultant and the Administrative Agent) setting forth the calculation of the Project Funds, and the Remaining Costs for the Development in accordance with the then-current Project Budget, as determined by the Borrower in good faith as of the date of such certificate.

“Initial Company Account” means account number #-###-####-####, in the name of the Borrower, established as of the date hereof at the applicable Account Bank, or such account in replacement or substitution thereof.

“Interest Reserve Account” means account number ######.#, in the name of the Borrower, established at the applicable Account Bank or such account in replacement or substitution thereof.

“Interest Reserve Date” means, as of any date of determination, the date that is three (3) months after the Scheduled Opening Date then in effect.

“Key Construction and Design Contract” means any of the General Contract(s) and/or the Construction Contract(s) the counterparty to which is an Architect.

“Land Acquisition Costs” means all cash costs incurred (whether prior to or after the date hereof) or to be incurred in connection with the acquisition of the Property (including without limitation pursuant to the terms of the Ground Lease Agreement (as defined in the Credit Agreement) and the LDA (as defined in the Ground Lease Agreement)), including all fees and expenses in connection therewith.

“Land Disbursement Request” has the meaning given in Section 4.3.

“Line Item” means

(i) with respect to the Project Budget (as in effect from time to time) each of the following line item categories of the Project Budget:

(a) General Conditions/Fees,

(b) Construction Improvements,

(c) Land, Gaming License & Sponsor Reimbursement

(d) Design and Consulting,

(e) Permits, Fees & Taxes,

(f) FF&E/OS&E,

(g) Pre-Opening Expenses,

(h) Project Contingency,

(i) Closing Costs, and

(j) Interest; and

(ii) any other line item categories set forth in the Project Budget (as in effect from time to time) that have been added in accordance with Section 6.1, provided that the Line Items shall be sufficient in the reasonable determination of the Borrower to construct the Minimum Opening Date Facilities.

“Loan Proceeds Account” means account number ######.#, in the name of the Borrower, established at the applicable Account Bank, or such account in replacement or substitution thereof.

“Materials Contractor/Subcontractor” means a Contractor or subcontractor of a Construction Manager (i) performing work and/or installing materials at the Property (but excluding any services, e.g., engineering, consulting, architect/design), or (ii) delivering supplies directly to the Property.

“Minimum Opening Date Facilities” means facilities located in Baltimore, Maryland containing a gaming space of approximately 75,000 square feet with approximately 2,000 gaming positions, a new parking garage structure of approximately 2,000 parking spaces and related amenities and facilities (excluding restaurant and food court amenities operated by third parties).

“New York Courts” has the meaning given in Section 12.13.

“Opening Date” means the first date on which each of the following has occurred:

(a) all material Applicable Permits with respect to the operation of the Development and the Minimum Opening Date Facilities have been issued and are in full force and effect;

(b) the Borrower (or applicable Construction Manager) has received Lien releases and waivers from each Materials Contractor/Subcontractor in the forms of Exhibits C-1, C-2, L-1 or L-2 (with immaterial modifications thereto as may be reasonably required by such Materials Contractor/Subcontractor, or in a form(s) otherwise reasonably satisfactory to the Administrative Agent and the Construction Consultant), as applicable, covering all work on the Development through the Disbursement Request Date immediately prior to the Opening Date, other than Liens related to Permitted Amounts and Deferred Subcontractor Waivers;

(c) the Construction Consultant has delivered a confirmation form to the Administrative Agent, substantially in the form attached as Exhibit H (or in a form otherwise reasonably satisfactory to the Administrative Agent), confirming that the Development has been constructed and is generally complete in all material respects in accordance with the Final Plans and Specifications;

(d) the Development is open to the public and operating and has at least the Minimum Opening Date Facilities open and operating; and

(e) a permanent or temporary certificate of occupancy with respect to each building, facility or venue comprising a portion of the Minimum Opening Date Facilities requiring such certificate has been issued by the appropriate Governmental Authority.

“PC” or “Percent Complete” means the percentage of the Development substantially completed as of the applicable calculation date based upon the (x) Hard Costs described under the Line Item labeled “Construction Improvements” that have been incurred as of such date in accordance with the Project Budget divided by the (y) total amount set forth for such Hard Costs described under such Line Item.

“Permits” means all permits, entitlements or other approvals issued under applicable law required to be obtained at such time.

“Permitted Amounts” means, without duplication, (i) Punchlist Completion Amounts, (ii) Retainage Amounts, (iii) Disputed Amounts, and (iv) De Minimis Invoice Amounts (not to exceed two percent (2%) of the then-applicable “Construction Improvements” Line Item in the aggregate).

“Permitted Fund Uses” has the meaning given in the recitals hereto.

“Plans and Specifications” means the then current drawings, plans and specifications for the Development or a portion or component thereof prepared by the Borrower, the applicable Architect or the applicable Construction Manager and made available to the Construction Consultant at the location set forth on Exhibit I or such other location as otherwise agreed upon by the Borrower and the Construction Consultant, which Plans and Specifications will, collectively, provide for at least the Minimum Opening Date Facilities.

“Platform” has the meaning given in Section 12.7.

“Post-Completion Reserve Account” means an additional Account which may be established on or about the Final Completion Date at the direction of the Borrower, if needed, to hold all Reserved Amounts related to Disputed Amounts that remain unresolved on such date, which account shall be in the name of the Borrower, established at an Account Bank or such account in replacement or substitution thereof.

“Posted Documents” has the meaning given in Section 12.7.

“Project Budget” means the project budget delivered to the Administrative Agent pursuant to Section 4.03(d) of the Credit Agreement, as amended from time to time in accordance with the terms of this Agreement.

“Project Budget Amendment Certificate” has the meaning given in Section 6.1.3.

“Project Costs” means all costs incurred or to be incurred in connection with the acquisition, financing (excluding fees and expenses payable in connection with the Credit Agreement and other costs or items not required to be paid in cash prior to the date on which the Final Completion Date is then projected to occur), design, development, permitting, site preparation, construction (including off-site work), repair, equipping (including fixtures), licensing, leasing and opening of the Development.

“Project Documents” means the Construction Contracts and each other agreement entered into relating to the development, construction, maintenance or operation of the Development (other than the Loan Documents).

“Project Funds” mean, at any given time, the sum (without duplication) of (a) the aggregate amounts on deposit in the Accounts, (b) the Anticipated Investment Income from and after such date as set forth in a calculation provided to Administrative Agent in the format set forth in Attachment 1 to Exhibit G, (c) the aggregate amount of cash and cash equivalents of the Borrower and the other Loan Parties (other than on deposit in the Accounts), which amount shall be as set forth in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent, (d) the amount available in respect of the Completion Guarantees to the extent Security (as defined in the respective Completion Guarantee) has been provided and is then in effect, and (e) the amount of any lending commitments available (including under the Credit Facility and the FF&E Financing) to the Borrower (if any), as set forth in a certificate of a Responsible Officer of the Borrower delivered to the Administrative Agent.

“Project Schedule” means the schedule for construction and completion of the Development delivered to the Agents pursuant to Section 4.03(c) of the Credit Agreement, as amended from time to time in accordance with the terms of this Agreement.

“Punchlist Completion Amount” means from time to time from and after the Substantial Completion Date, the estimated cost to complete all remaining Punchlist Items certified by the Borrower, and reasonably confirmed by the Construction Consultant pursuant to clause (c) of the definition of “Substantial Completion Date,” with respect to each Disbursement from and after the Substantial Completion Date, as included in Schedule 2 to Exhibit J-1 (with respect to the Borrower), and by reference in Exhibit J-2 (with respect to the Construction Consultant).

“Punchlist Items” means from time to time from and after the Substantial Completion Date, minor or insubstantial details of construction or mechanical adjustment, the non-completion of which, when all such items are taken together, will not interfere in any material respect with the use or occupancy of the Development for its intended purposes.

“Qualified Bank” means (a) a banking corporation or association organized and doing business under the laws of the United States of America or of any State, (b) is authorized under such laws to exercise banking powers, (c) has a combined capital and surplus of at least $50,000,000 as of the Closing Date and (d) is subject to supervision or examination by federal or state authorities.

“Realized Savings” means, as of any date, with respect to any Line Item in the Project Budget, the excess of (i) the Remaining Budgeted Amount for such Line Item over (ii) the Remaining Costs with respect to such Line Item; provided, however, that Realized Savings for any Line Item shall be deemed to be zero unless and until the Borrower has delivered an executed Project Budget Amendment Certificate (together with all exhibits thereto) which includes such Realized Savings and such certificate is reasonably satisfactory to the Construction Consultant and Administrative Agent (except that any savings achieved by De Minimis Adjustments shall be included so long as the Borrower has given the Construction Consultant written notice thereof); provided, further, that no Realized Savings shall be obtainable with respect to the “Project Contingency” Line Item in the Project Budget; provided, still further, that the Realized Savings for any Line Item pertaining to amounts payable pursuant to a guaranteed maximum price contract shall be deemed to be zero, except to the extent such contract has been amended to reduce the guaranteed maximum price thereunder.

“Remaining Budgeted Amount” for any Line Item means the Total Budgeted Amount for such Line Item in the Project Budget less the amount previously spent with respect to such Line Item.

“Remaining Costs” means, at any date of determination and with respect to any Line Item in the Project Budget (other than the “Project Contingency” Line Item in the Project Budget), the Borrower’s reasonable best estimate of the amount of Project Costs the Borrower expects to expend after such date of determination and prior to the Final Completion Date to complete the tasks set forth in such Line Item as certified by the Borrower; provided that, prior to the first Delivery Date of the Project Budget, the Remaining Costs shall be the Borrower’s reasonable best estimate of the amounts estimated therefor in good faith by the Borrower from time to time to be applicable to the Development prior to such Delivery Date (and the term “Project Budget” as used herein shall be as construed accordingly), including, for the avoidance of doubt, Retainage Amounts and the full amount of any claims for payments by Contractors that are being disputed by the Borrower, as certified from time to time by the Borrower. For the avoidance of doubt, costs excluded from the definition of “Project Costs” shall not constitute Remaining Costs hereunder.

“Required Contingency” means, at any time, a minimum amount required to be maintained with respect to the “Project Contingency” Line Item in the Project Budget, which shall be:

(a) on the Closing Date, an amount equal to $16,614,390;

(b) at any time after the Closing Date, and until the PC for the applicable Project is 25%, an amount equal to $8,307,195;

(c) at any time after the PC is greater than or equal to 25%, and until the PC for the applicable Project is 50%, an amount equal to $6,050,000;

(d) at any time after the PC is greater than or equal to 50%, and until the PC for the applicable Project is 75%, an amount equal to $3,800,000; and

(e) at any time after the PC is greater than or equal to 75%, and until the PC for the applicable Project is 90%, an amount equal to $1,500,000; and

(f) at any time after the PC is greater than or equal to 90%, zero dollars.

“Required Retainage Amount” means, with respect to each payment made to each Contractor/Subcontractor Subject to Retainage (i) prior to the time when such Contractor or subcontractor has completed 50% of the work under the Construction Contract or applicable subcontract, an amount equal to 10% of such payment and (ii) at and after such time, an amount equal to 5% of such payment.

“Requirements of Law” means, as to any person, any law, treaty, order, rule or regulation or binding, non-appealable determination of an arbitrator or a court or other Governmental Authority, including, without limitation, zoning and subdivision ordinances, building codes, Applicable Permits, Environmental Laws, Gaming Laws and Liquor Laws, in each case applicable to or binding upon such person or any of its Real Property or to which such person or any of its Real Property is subject.

“Reserved Amount” means, as of any date of determination, as applicable: (a) 150% of the Punchlist Completion Amount for uncompleted Punchlist Items, or (b) 150% of the aggregate of all Disputed Amounts, or (c) 100% of the Retainage Amounts (if applicable).

“Retainage Amounts” means, at any given time, amounts that have accrued and are owing under the terms of a Construction Contract for work, materials or services already provided but which at such time (in accordance with the terms of the Construction Contract) are being withheld from payment to the Contractor thereunder until certain subsequent events (e.g., completion benchmarks) have been achieved.

“Revolving Facility” has the meaning given in the recitals hereto.

“Scheduled Completion Date” means September 30, 2015, as the same may from time to time be modified pursuant to Section 6.7.

“Scheduled Opening Date” means March 31, 2015, as the same may from time to time be modified pursuant to Section 6.7.

“Scope Change” means any change in the design, layout or quality of the Development that will, in order to implement such change, reasonably require updates to the Plans and Specifications and one or more material modifications of Construction Contracts to which the Borrower is a party (meaning (x) an amendment or modification to any General Contract increasing the Borrower’s costs thereunder by more than $15,000,000 or (y) any one or more amendments or modifications to Construction Contracts that, in the aggregate, would materially and unreasonably lessen the scope or lower the quality of the Development, or which would be reasonably expected to materially inhibit the construction of the Minimum Opening Date Facilities) (unless such change is due to or related to Requirements of Law); provided that it is acknowledged that any refinements, detailing, correction of minor errors or omissions, or embellishments to the Plans and Specifications in a manner which is not materially inconsistent with such Plans and Specifications shall not be considered a “Scope Change.”

“Substantial Completion Date” means the first date on which each of the following conditions has been satisfied:

(a) the Borrower shall have delivered to the Administrative Agent (with a copy to the Construction Consultant):

(i)	an officers’ certificate substantially in the form of Exhibit K, certifying that:

(A) the Opening Date has occurred;

(B) all material Applicable Permits with respect to the operation of the Development and the Minimum Opening Date Facilities have been issued and are in full force and effect;

(C) all utilities reasonably necessary for the construction of the Minimum Opening Date Facilities are available to the Development;

(D) all amounts required to be paid to Contractors in connection with completing the Development have been paid, other than Permitted Amounts, so long as the applicable Reserved Amounts have been reserved in the Accounts, and other than with respect to Deferred Subcontractor Waivers; and

(E) the Borrower (or applicable Construction Manager) has received Lien releases and waivers from each Materials Contractor/Subcontractor in the forms of Exhibits C-1, C-2, L-1 and L-2 (with immaterial modifications thereto as may be reasonably required by such Materials Contractor/Subcontractor, or in a form(s) otherwise reasonably satisfactory to the Administrative Agent and the Construction Consultant), as applicable, covering all work on the Development through the Disbursement Request Date immediately prior to the Opening Date, other than with respect to Permitted Amounts and Deferred Subcontractor Waivers; and

(ii)	a confirmation form of the Construction Consultant, substantially in the form of Exhibit M-1 (or in a form otherwise reasonably satisfactory to the Administrative Agent), confirming the factual certification described in clause (i) above.

(b) the Borrower shall have delivered a list of any remaining Punchlist Items with respect to the Development to the Administrative Agent and the Construction Consultant;

(c) the Borrower shall have delivered its budgeted costs with respect to Punchlist Items with respect to the Development to the Administrative Agent and the Construction Consultant and such budgeted costs shall not appear to the Construction Consultant, acting reasonably, to be materially understated; and

(d) the Architect(s) shall have delivered a certificate substantially in the form of Exhibit M-2 (or in a form otherwise reasonably satisfactory to the Administrative Agent and the Construction Consultant), confirming that, with respect to the portion of the Development constructed pursuant to the Plans and Specifications prepared or managed by such Architect, the construction performed to date is to such Architect’s actual knowledge substantially complete in conformance in all material respects with the Plans and Specifications of each material portion of the work reflected in the Final Plans and Specifications with respect to the Development, and each such certificate or notice shall have been accepted by the Borrower and reviewed by the Construction Consultant in accordance herewith.

“Supplemental Company Account” means an additional Account which may be established on or following the Closing Date at the written direction of the Borrower, if needed, to hold all amounts required to be deposited therein pursuant to Section 2.2.6, which account shall be in the name of the Borrower, established at Deutsche Bank Trust Company Americas or such account in replacement or substitution thereof.

“Total Budgeted Amount” with respect to any Line Item at any given time means the total amount of Project Costs budgeted for such Line Item at such time.

1.2. Rules of Interpretation. Captions in this Agreement are for convenience only and shall not be considered or referred to in resolving questions of interpretation of this Agreement. The singular includes the plural, and the plural includes the singular. Except as otherwise defined, accounting terms have the meanings assigned to them by U.S. GAAP, as in effect on the date hereof, as applied by the accounting entity to which they refer. The words “include,” “includes” and “including” are not limiting. A reference in a document to an Article, Section, Exhibit, Schedule, Annex or Appendix is to the Article, Section, Exhibit, Schedule, Annex or Appendix of such document unless otherwise indicated. Exhibits, Schedules, Annexes or Appendices to any document shall be deemed incorporated by reference in such document. In the event of any conflict between the provisions of this Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) and any Exhibit, Schedule, Annex or Appendix hereto, the provisions of this Agreement (exclusive of the Exhibits, Schedules, Annexes and Appendices thereto) shall control. References to any document, instrument or agreement (x) shall include all exhibits, schedules and other attachments thereto, (y) shall include all documents, instruments or agreements issued or executed in replacement thereof, and (z) shall mean such document, instrument or agreement, or replacement or predecessor thereto, as amended, modified and supplemented from time to time and in effect at any given time. The words “hereof,” “herein” and “hereunder” and words of similar import when used in any document shall refer to such document as a whole and not to any particular provision of such document unless the context demands otherwise. References to “days” shall mean calendar days, unless the term “Business Days” shall be used, except that any deadline to perform an obligation of a Loan Party falling on a day other than a Business Day shall be deemed extended until the next succeeding Business Day. References to a time of day shall mean such time in New York, New York, unless otherwise specified.

2. Appointment of Disbursement Agent; Establishment of Accounts; Related Provisions.

2.1. Appointment of the Disbursement Agent. The Disbursement Agent is hereby appointed by the Borrower and the Administrative Agent as disbursement agent hereunder, and the Disbursement Agent hereby agrees to act as such and to accept and promptly cause to be deposited into the Loan Proceeds Account, the Interest Reserve Account and the Supplemental Company Account all cash, payments and other amounts to be delivered to the Disbursement Agent for deposit into such Accounts, and to promptly cause to be withdrawn from such Accounts, for deposit into the Construction Disbursement Account, the Draw Account, or the Post-Completion Reserve Account, or otherwise, such payments as may be expressly provided for pursuant to the terms of this Agreement and/or the Credit Agreement.

2.2. Establishment of Accounts.

2.2.1. Establishment of the Initial Company Account. On or prior to the Closing Date, the Borrower will establish the Initial Company Account with the applicable Account Bank. The Borrower shall cause the Initial Company Account to be maintained by the applicable Account Bank at all times until the Initial Company Account is permitted to be closed in accordance with Section 4.7. The Borrower shall cause to be deposited into the Initial Company Account the portion of the Closing Date Equity Contribution to be made on the Closing Date. All investment income or interest received from amounts on deposit in the Initial Company Account shall remain in the Initial Company Account.

2.2.2. Establishment of the Loan Proceeds Account. On or prior to the Closing Date, the Borrower will establish the Loan Proceeds Account with the applicable Account Bank. The Borrower shall cause the Loan Proceeds Account to be maintained by the applicable Account Bank at all times until the Loan Proceeds Account is permitted to be closed in accordance with Section 4.7. On the Closing Date, the Administrative Agent shall deposit the net proceeds of the Funded Term B Loans (as set forth on Exhibit R) into the Loan Proceeds Account, and from and after the Closing Date the Administrative Agent shall deposit the net proceeds of the Delayed Draw Term B Loans into the Loan Proceeds Account as and when borrowed from time to time thereafter (in each case net of the amount of proceeds thereof deposited into the Interest Reserve Account in connection therewith). All investment income or interest received from amounts on deposit in the Loan Proceeds Account are for the benefit of the Borrower and are to be deposited in the Initial Company Account in accordance with Section 2.2.7.

2.2.3. Establishment of the Construction Disbursement Account. On or prior to the Closing Date, Borrower will establish the Construction

Disbursement Account with the applicable Account Bank. The Borrower shall cause the Construction Disbursement Account to be maintained by the applicable Account Bank at all times until the Construction Disbursement Account is permitted to be closed in accordance with Section 4.7. All investment income or interest received from amounts on deposit in the Construction Disbursement Account shall remain in the Construction Disbursement Account.

2.2.4. Establishment of the Interest Reserve Account. On or prior to the Closing Date, Borrower will establish the Interest Reserve Account with the applicable Account Bank. The Borrower shall cause the Interest Reserve Account to be maintained by the applicable Account Bank at all times until the Interest Reserve Account is permitted to be closed in accordance with Section 4.6. On the Closing Date, the Administrative Agent shall deposit a portion of the proceeds of the Funded Term B Loans in the amount shown on Exhibit R in the Interest Reserve Account. From time to time, upon any drawing of Delayed Draw Term B Loans by the Borrower under the Credit Agreement, the Administrative Agent shall deposit an amount equal to the projected interest expense on such Loan from such date through the Interest Reserve Date in the Interest Reserve Account (net of an amount equal to the projected Delayed Draw Commitment Fees that would have accrued prior and until the Interest Reserve Date if not for such drawing). All investment income or interest received from amounts on deposit in the Interest Reserve Account shall remain in the Interest Reserve Account.

2.2.5. Establishment of the Draw Account. On or prior to the Closing Date, Borrower will establish the Draw Account with the applicable Account Bank. The Borrower shall cause the Draw Account to be maintained by the applicable Account Bank at all times until the Draw Account is permitted to be closed in accordance with Section 4.7. All investment income or interest received from amounts on deposit in the Draw Account shall remain in such Draw Account.

2.2.6. Establishment of the Supplemental Company Account. If, at any time prior to the Final Completion Date, any amounts are (i) funded for the account of the Borrower by Completion Guarantors pursuant to their respective Completion Guarantee at the times and on the terms contemplated by such Completion Guarantee and Section 4.8, (ii) received by any Loan Party in respect of liquidated or other damages under the Project Documents relating to the Development, net of costs and expenses in obtaining such amounts and taxes relating thereto, and/or (iii) paid under any payment and performance bonds delivered to any Loan Party under the Construction Contracts or subcontracts relating to the Development (other than amounts directly applied to the payment of Project Costs), then, in any such event, the Borrower shall promptly establish a Supplemental Company Account with an Account Bank, and deposit any such amounts received into such Supplemental Company Account. All investment income or interest received from amounts on deposit in the Supplemental Company Account shall remain in such Supplemental Company Account.

2.2.7. Investment Income.

(a) Cash in the Accounts may be invested in such Permitted Investments as may be selected from time to time by the Borrower, by written direction to the Disbursement Agent or applicable Account Bank, provided that all costs and expenses thereof shall be paid by the Borrower. The Disbursement Agent shall cause any investment income or interest received from amounts on deposit in the Loan Proceeds Account to be deposited in the Initial Company Account on the 10th day of each month (or if such 10th day is not a Business Day, the next succeeding Business Day) at the following wiring instructions (as the same may be modified from time to time by written notice to the Disbursement Agent from either the Administrative Agent or the Borrower, as applicable): U.S. Bank, Portland, OR, ABA 121201694, Account No. 153795157343, CBAC Borrower, LLC – Initial Company Account.

(b) The Disbursement Agent shall have no obligation to invest or reinvest funds if deposited with the Disbursement Agent after 11:00 a.m. (E.S.T.) on such day of deposit. Instructions received after 11:00 a.m.(E.S.T.) will be treated as if received on the following Business Day. The Disbursement Agent shall have no responsibility for any investment losses resulting from the investment, reinvestment or liquidation of the funds. Any interest or other income received on such investment and reinvestment of the funds shall become part of the funds and any losses incurred on such investment and reinvestment of the funds shall be debited against the funds. If a selection is not made and a written direction not given to the Disbursement Agent, the funds shall remain uninvested with no liability for interest therein. It is agreed and understood that the entity serving as Disbursement Agent may earn fees from third parties associated with the investments outlined above in accordance with the terms of such investments (provided any such fees shall not be paid out of the funds so invested). Notwithstanding the foregoing, the Disbursement Agent shall have the power to sell or liquidate the foregoing investments whenever the Disbursement Agent shall be required to release all or any portion of the funds pursuant to Section 4 or 10. In no event shall the Disbursement Agent be deemed an investment manager or adviser in respect of any selection of investments hereunder. It is understood and agreed that certain Permitted Investments selected by the Borrower could involve the Disbursement Agent or its affiliates receiving additional compensation from third parties (provided any such fees shall not be paid out of the funds so invested) that could be deemed to be in the Disbursement Agent’s economic self-interest for (1) serving as investment adviser, administrator, shareholder servicing agent, custodian or sub-custodian with respect to certain of the investments, (2) using affiliates to effect transactions in certain investments and (3) effecting transactions in investments, but the Borrower hereby waives any such potential conflict arising from the involvement by the Disbursement Agent or its affiliates in such a Permitted Investment selected by the Borrower.

(c) The Disbursement Agent does not have any interest in the funds deposited with the Account Banks hereunder but is serving as disbursement agent only and having only temporary possession thereof. The Borrower shall pay or reimburse the Disbursement Agent upon request for any transfer taxes or other taxes relating to the funds incurred in connection herewith and shall indemnify and hold harmless the Disbursement Agent from any amounts that it is obligated to pay in the way of such taxes. Any payments of income from the Accounts shall be subject to withholding regulations then in force with respect to United States taxes. The Borrower will provide each Account Bank or the Disbursement Agent, as appropriate, with appropriate W-9 forms for tax identification number certifications or W-8 forms for non-resident alien certifications. It is understood that the Disbursement Agent shall only be responsible for income reporting with respect to income earned on the funds (to the extent such reporting is not performed by the applicable Account Bank) and will not be responsible for any other reporting. This paragraph shall survive notwithstanding any termination of this Agreement or the resignation or removal of the Disbursement Agent. Nothing in this Section 2.2.7(c) shall supersede the provisions of the Account Control Agreement(s) as applicable to any Account Bank.

2.3. Withdrawals from Accounts.

2.3.1. Withdrawals from the Initial Company Account. Notwithstanding anything to the contrary in Section 4.1 but subject to the terms of the Account Control Agreement, the Borrower shall be permitted from time to time after the Closing Date, so long as no Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to such withdrawal (other than any Default or Event of Default that would be cured in connection with such withdrawal), to draw checks on and otherwise withdraw such amounts on deposit in the Initial Company Account to pay Permitted Fund Uses, including without limitation, Project Costs.

2.3.2. Withdrawals from the Supplemental Company Account. Upon written instruction from the Administrative Agent, the Disbursement Agent shall be permitted to withdraw amounts on deposit in the Supplemental Company Account for deposit in the Construction Disbursement Account and/or the Draw Account in accordance with Article 4, for payment to the Agents pursuant to Section 3.1 or Section 3.3.1, payment to the Disbursement Agent pursuant to Section 3.3.2, or as otherwise permitted by Section 4.3.

2.3.3. Withdrawals from the Loan Proceeds Account. Upon written instruction from the Administrative Agent, the Disbursement Agent shall be permitted to withdraw amounts on deposit in the Loan Proceeds Account for deposit in the Construction Disbursement Account and/or the Draw Account in accordance with Article 4, for payment to the Agents pursuant to Section 3.1 or Section 3.3.1 or payment to the Disbursement Agent pursuant to Section 3.3.2, or as otherwise permitted by Section 4.3.

2.3.4. Withdrawals from the Construction Disbursement Account. Subject to the terms of the Account Control Agreement, the Borrower shall be permitted from time to time to draw checks on and otherwise withdraw amounts on deposit in the Construction Disbursement Account to pay Permitted Fund Uses.

2.3.5. Withdrawals from the Interest Reserve Account. The Agents shall be permitted to withdraw amounts on deposit in the Interest Reserve Account in accordance with Section 4.6.

2.3.6. Withdrawals from the Draw Account. From time to time, the Administrative Agent shall direct the Disbursement Agent to transfer De Minimis Draws from the Supplemental Company Account and/or the Loan Proceeds Account into the Draw Account pursuant to Section 4.2, provided that in no event shall a De Minimis Draw be so deposited if it, when combined with any amounts remaining in the Draw Account, would exceed $5,000,000 in the aggregate. Subject to the terms of the Account Control Agreement, the Borrower shall be permitted from time to time to draw checks on and otherwise withdraw amounts on deposit in the Draw Account to pay Permitted Fund Uses, including, without limitation, Project Costs.

2.4. Acknowledgment of Security Interest; Control. Pursuant to the Collateral Agreement, in order to secure the Obligations, the Borrower has pledged to, and created in favor of the Collateral Agent a first-lien security interest in and to the Accounts, all cash, cash equivalents, instruments, investments, securities entitlements and other securities or amounts at any time on deposit in or credited to the Accounts, and all proceeds of any of the foregoing. All moneys, cash equivalents, instruments, investments and securities at any time on deposit in or credited to any of the Accounts shall constitute collateral security for the payment and performance of the Obligations, and shall at all times be subject to the control of the Collateral Agent, and shall be held in the custody of the securities intermediary or account bank on the terms set forth in the relevant Account Control Agreement (or another account control agreement reasonably satisfactory to the Collateral Agent), if applicable.

2.5. The Borrower’s Rights. The Borrower shall not have any rights or powers with respect to any amounts in the Supplemental Company Account, the Loan Proceeds Account or the Interest Reserve Account, or any part thereof, except (a) as provided in the relevant Account Control Agreement, if applicable, and/or (b) the right to have such amounts applied in accordance with the provisions hereof and the Loan Documents.

2.6. Account Statements. The applicable Account Bank shall provide to the Borrower and the Administrative Agent monthly statements identifying transactions, transfers or holdings of funds. The applicable Account Bank shall provide access to its on-line bank statements and transaction activities reports subject to the Borrower providing such Account Banks with the information needed to establish the Borrower with access to such on-line system.

3. Certain Responsibilities of the Disbursement Agent.

3.1. Disbursements from the Loan Proceeds Account. Subject to Sections 3.5 and 4.1.3, the Disbursement Agent shall disburse or cause to be disbursed funds from the Loan Proceeds Account in accordance with Disbursement Requests after approval thereof in accordance with the terms hereof and only upon satisfaction (or waiver by the Administrative Agent) of the applicable conditions to disbursement set forth herein. In addition and notwithstanding anything herein to the contrary, upon at least three (3) Business Days’ prior written notice from the Borrower to the Disbursement Agent and the Administrative Agent, subject to any conditions set forth in the Credit Agreement, the Disbursement Agent shall disburse or cause to be disbursed funds from the Loan Proceeds Account to the Administrative Agent on behalf of the Borrower in connection with a repayment in full (and not in part) of the Credit Facility pursuant to Section 2.11 of the Credit Agreement.

3.2. Transfer of Funds at the Direction of the Administrative Agent. Subject to Sections 3.5 and 4.1.3, but notwithstanding any other provision to the contrary in this Agreement, from and after the date the Disbursement Agent receives written notice from the Administrative Agent that an Event of Default exists until such time as the Disbursement Agent receives written notice from the Administrative Agent that such Event of Default no longer exists, disbursement, withdrawal and transfer of amounts from the Supplemental Company Account (if any), the Loan Proceeds Account and the Interest Reserve Account shall be made only by or at the direction of the Administrative Agent; provided, however, that Disbursement Requests submitted by the Borrower hereunder solely for payments of insurance premiums on insurance policies required for the Development under the Loan Documents or for the payment of Taxes assessed against the Development or Property shall be honored to the extent of Disbursements necessary for payment of such amounts notwithstanding the continuance of any such Event of Default, unless and until the Administrative Agent shall have notified the Disbursement Agent that such Disbursements are not to be made or shall have issued a prohibition notice or a notice of sole control pursuant to the applicable Account Control Agreement.

3.3. Payment of Compensation.

3.3.1. Compensation of the Administrative Agent. On the first Business Day after each anniversary of this Agreement, upon the receipt of direction from the Administrative Agent specifying payments to be made, the Disbursement Agent shall transfer the fees and any other amounts scheduled to be paid under Section 2.12(c) of the Credit Agreement from the Loan Proceeds Account directly to the Administrative Agent (with concurrent notice of such payment to the Borrower), which amount shall constitute compensation for services to be performed by the Administrative Agent during such year.

3.3.2. Compensation of the Disbursement Agent. On the first Business Day after each anniversary of this Agreement, the Disbursement Agent shall transfer the fees and any other amounts scheduled to be paid under the Collateral Agent Fee Letter (as defined in the Credit Agreement) from the Loan Proceeds Account directly to the Disbursement Agent, or, if insufficient funds are in the Loan Proceeds Account, from the Supplemental Company Account (in either case with concurrent notice of such payment to the Borrower), which amount shall constitute compensation for services to be performed by the Disbursement Agent during such year. If for any reason the amounts on deposit in the Supplemental Company Account are insufficient to pay such amounts owed to the Disbursement Agent, upon written request from the Disbursement Agent the Borrower shall, within ten (10) Business Days of such request, make such payment directly or deposit sufficient amounts in such Account(s) for such payments. If Disbursement Agent has received any fees attributable to the period after which a successor Disbursement Agent assumes the role of Disbursement Agent, any successor Disbursement Agent shall be entitled to receive from the immediately prior Disbursement Agent the prorated amounts set forth in Section 11.1.4 for the period after which such successor Disbursement Agent becomes the disbursement agent under this Agreement pursuant to Section 11.1.4.

3.4. Periodic Review.

3.4.1. Review by Administrative Agent. The Administrative Agent shall act in good faith in the performance of its duties hereunder. Commencing upon execution and delivery hereof, the Administrative Agent shall have the right, but shall have no obligation, to meet periodically at reasonable times upon reasonable advance notice with representatives of each of the Agent(s), the Architect(s), the Construction Manager(s), the Borrower, the Construction

Consultant and such other employees, consultants or agents thereof as the Administrative Agent shall reasonably request to be present for such meetings. In addition, the Administrative Agent shall have the right, but shall have no obligation, at reasonable times during customary business hours and at reasonable intervals upon prior notice to review, to the extent it deems reasonably necessary or appropriate to permit it to perform its duties hereunder, all information (including Construction Contracts) supporting any Disbursement Request and any certificates in support of any of the foregoing. The Administrative Agent shall be entitled to examine, copy and make extracts of the books, records, accounting data and other documents of the Borrower that are reasonably necessary to permit it to perform its duties hereunder, including, without limitation, bills of sale, statements, receipts, contracts or agreements to the extent related to any materials, fixtures or articles incorporated into the Development (excluding each of the foregoing which is subject to attorney client privilege, attorney work product or subject to confidentiality restrictions binding on the Borrower).

3.4.2. Review by Construction Consultant. The Borrower shall permit the Construction Consultant (acting as a representative for the Lenders) to meet periodically at reasonable times during customary business hours and at reasonable intervals with representatives of the Borrower, the Construction Manager(s), the Architect(s) and such other employees, consultants or agents thereof as the Administrative Agent or the Construction Consultant shall reasonably request to be present for such meetings (it being understood that the parties intend, so far as reasonably practicable, to coordinate such meetings to coincide with any schedule of regular meetings established between the Borrower and the Construction Manager(s)). Subject to any restrictions imposed by Gaming Laws or Gaming Authorities and safety-related requirements, the Borrower shall permit the Construction Consultant (a) to perform such inspections of the Property as the Construction Consultant deems reasonably necessary or appropriate in the performance of its duties on behalf of the Lenders, (b) at reasonable times during customary business hours upon prior notice, to the extent it deems reasonably necessary to permit it to perform its duties, to review and examine the Plans and Specifications and all shop drawings relating to the Development, and all information (including Construction Contracts) supporting the amendments to the Project Budget, amendments to any Construction Contracts, any Disbursement Request and any certificates in support of any of the foregoing and to inspect materials stored at the Property, and (c) to review the insurance required pursuant to the terms of the Loan Documents. The Borrower hereby authorizes the Administrative Agent or the Construction Consultant to contact any payee of the Borrower for purposes of confirming receipt of progress payments; provided that the Administrative Agent or the Construction Consultant shall have no obligation to contact any such payee to so confirm. In addition, the Administrative Agent or the Construction Consultant shall be entitled to (at such Person’s sole cost and expense except as may be otherwise provided in the Loan Documents) examine, copy and make extracts of the books, records, accounting data and other documents of the Borrower relating to the construction of the Development, including, without limitation, bills of sale, statements, receipts, Lien releases and waivers, contracts or agreements, to the extent related to any materials, fixtures or articles incorporated into the Development (excluding each of the foregoing which is subject to attorney client privilege, attorney work product or subject to confidentiality restrictions binding on the Borrower). From time to time, at the reasonable request of the Administrative Agent or the Construction Consultant, the Borrower shall deliver to the Administrative Agent or the Construction Consultant, as applicable, the Project Schedule. Subject to any restrictions imposed by Gaming Laws or Gaming Authorities and safety-related requirements, the Borrower shall reasonably cooperate with the Construction Consultant in assisting the Construction Consultant to perform its duties and exercising its review and inspection rights hereunder to take such further steps as the Administrative Agent or the Construction Consultant may request as are reasonably necessary in order to accomplish the performance of such obligations or the exercise of such rights.

3.5. Special Procedures for Unpaid Contractors. If an Event of Default has occurred and is continuing, the Borrower agrees that the Disbursement Agent may, but shall not be obligated to, make or cause to be made advances and transfer any or all sums in the Loan Proceeds Account to the extent directed by the Administrative Agent, either by a check (which may be made payable jointly to a Contractor and one or more of its subcontractors, vendors or materialmen) payable to, or by a deposit directly into the account of: (a) any Contractor for any amounts due and owing (including without limitation Retainage Amounts then due and payments in settlement of any Disputed Amounts) to such Contractor under the relevant Construction Contract; or (b) any other subcontractors, vendors or materialmen, in each case in payment of amounts due and owing (including without limitation Retainage Amounts then due and payments in settlement of any Disputed Amounts) to such parties from the Borrower without further authorization from the Borrower and, upon the occurrence and continuation of an Event of Default, the Borrower hereby appoints the Administrative Agent as its true and lawful attorney-in-fact to make or cause the making of such direct payments and this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable; provided that the Administrative Agent shall (i) not exercise its rights under this power of attorney except to make payments (x) as directed by the Borrower pursuant to a Disbursement Request or (y) in accordance with Section 4.1.3, and (ii) provide notices to the Borrower of any such advances not less than three (3) Business Days prior to payment of the same; provided, however, that the Administrative Agent shall not be liable for any failure to provide such written notice. No further direction or authorization from the Borrower shall be necessary to warrant or permit the Disbursement Agent to make or cause the making of such advances in accordance with the foregoing sentence. The Administrative Agent shall consult with, and may (but shall not be obligated to) seek recommendations from, the Construction Consultant in directing any advances or transfers under this Section 3.5.

4. Disbursements.

4.1. Procedure for Approving Disbursements from the Supplemental Company Account and the Loan Proceeds Account.

4.1.1. Disbursement Requests.

(a) The Borrower shall have the right from time to time from and after the satisfaction (or waiver by the Administrative Agent) of the conditions in Section 4.03 of the Credit Agreement, no more frequently than once per calendar month, to submit to the

Administrative Agent and the Construction Consultant a complete and executed request form substantially in the form of Exhibit J-1 (or in a form otherwise reasonably satisfactory to the Administrative Agent and the Construction Consultant) (a “Disbursement Request”), not later than ten (10) Business Days prior to the scheduled date of such Disbursement (or such shorter period as may be approved from time to time by the Administrative Agent), which shall be accompanied by the completed schedules thereto (and complete and (as applicable) executed attachments to such schedules), for the disbursement of funds from the Supplemental Company Account and the Loan Proceeds Account to the Construction Disbursement Account (it being understood that disbursement requests to the Draw Account shall be governed by Section 4.2 and each disbursement request in respect of Land Acquisition Costs shall be governed by Section 4.3). The Borrower, the Administrative Agent and the Disbursement Agent shall agree upon the scheduled dates for such monthly Disbursements, and such dates may change from time to time but only by agreement of the Borrower, the Administrative Agent and the Disbursement Agent.

(b) If all or any portion of the applicable Disbursement Request satisfies the requirements of Section 4.1.2, the Construction Consultant shall deliver to the Administrative Agent a complete and executed confirmation form substantially in the form of Exhibit J-2 within seven (7) Business Days following submission of such complete and final Disbursement Request. The Administrative Agent may request in writing additional documentation not later than four (4) Business Days after submission of such Disbursement Request. If any such additional documentation is requested, the 7-Business Day period for Construction Consultant to issue such confirmation form shall be extended but solely to the extent the Administrative Agent or Construction Consultant reasonably requires additional time (not to exceed three (3) Business Days after the date of delivery of such requested documentation to the Administrative Agent or Construction Consultant, as applicable) to review any such information provided subsequent to delivery of the Disbursement Request. After the Construction Consultant has submitted to the Administrative Agent such confirmation form (or if the Construction Consultant has failed to timely submit such confirmation form or any good-faith written objection to the Disbursement Request to the Administrative Agent and the Borrower as provided in subsection (c) below, and such failure shall continue for one (1) Business Day after a written notice (which may be by email) is received by the Construction Consultant (with a contemporaneous copy to the Administrative Agent) stating such failure), then within three (3) Business Days following submission of such confirmation form (or the expiration of such time period for review by the Construction Consultant and the reminder period as aforesaid), to the extent set forth in such Disbursement Request, the Administrative Agent shall direct the Disbursement Agent to, and the Disbursement Agent shall, transfer or cause to be transferred funds in the amount specified in such Disbursement Request (or if applicable, the portion that satisfied the requirements of Section 4.1.2) from the Supplemental Company Account and/or the Loan Proceeds Account to the Construction Disbursement Account.

(c) The Administrative Agent and the Construction Consultant shall notify the Borrower in writing via email and the Disbursement Agent in writing as soon as reasonably possible (and in any event within four (4) Business Days following submission of the applicable Disbursement Request, as provided for in Section 4.1.1(b)) if either of them determines that any Disbursement Request fails to satisfy the requirements of Section 4.1.2, which notice shall describe the nature of such failure with reasonable specificity. In addition, in the event that the Borrower obtains additional information or documentation or discovers any errors in or updates required to be made to any Disbursement Request prior to the Disbursement Request Date, the Borrower may revise and resubmit such Disbursement Request to the Administrative Agent and the Construction Consultant; provided, however, that to the extent such additional information or documentation or errors are of such a material nature as to reasonably require that the Construction Consultant re-commence its review of the Disbursement Request, then the date of such resubmittal shall be deemed to be the date in which the Borrower initially submits such Disbursement Request for purposes of this Section 4.1.1, provided further, however, that in such event the Construction Consultant shall nevertheless utilize its best efforts to complete such review as quickly as reasonably practicable. Each of the Administrative Agent and the Construction Consultant shall review such supplemental Disbursement Request prior to the review deadline set forth in Section 4.1.1(b). The Borrower shall not be entitled to any Disbursement unless and until a final, executed Disbursement Request, with all exhibits and attachments thereto, has been properly completed and submitted to the Administrative Agent and the Construction Consultant in accordance with this Section 4.1 and the Construction Consultant has provided the confirmation form and supporting Construction Consultant’s report in respect of such Disbursement Request required under this Section 4.1; provided that in the event that the Construction Consultant recommends for approval only a portion of the payments or disbursements requested by the Disbursement Request or, if based on its review of the Disbursement Request, the Administrative Agent finds any minor errors or inaccuracies in the Disbursement Request, but the Disbursement Request otherwise conforms to the requirements of this Agreement, the Administrative Agent shall (A) notify the Borrower thereof, (B) revise (to the extent it is able to do so and with the Borrower’s consent, which may be provided electronically) or request that the Borrower revise such certificates to remove the request for the disapproved payment and/or rectify any errors or inaccuracies and (C) confirm the requested Disbursement Request after making the required revisions (or receiving from the Borrower the revised certificates) on the basis of the certificates and supporting Construction Consultant’s confirmation form as so revised.

4.1.2. Conditions to Disbursements. The Agents’ compliance with a Disbursement Request for the Development as provided in Section 4.1.1 shall be subject to the following conditions, each of which may be waived in whole or part by the Administrative Agent. Upon receipt of written notice from the Administrative Agent that all of the conditions below have been satisfied or waived by the Administrative Agent, the Disbursement Agent shall make or cause to be made the Disbursements specified in the corresponding Disbursement Request in accordance with Section 4.1.1. If the Administrative Agent is satisfied that conditions precedent have been met with respect to only a portion of certain costs, expenses or reimbursements requested, then it shall specify which portion of the costs, expenses or reimbursements shall be made in the notice to the Disbursement Agent.

(a) The Borrower shall have submitted to the Administrative Agent and the Construction Consultant a Disbursement Request as provided for herein pertaining to the amounts requested for disbursement, together with (i) all schedules thereto substantially in the form contemplated thereby; (ii) all Lien releases and waivers required to be attached under clause (c) of such Disbursement Request, in the forms of Exhibits C-1 (conditionally releasing claims related to work, materials or equipment covered by final payments to be paid from the applicable Disbursement funds), C-2 (unconditionally releasing claims related to work, materials or equipment covered by final payments paid from prior Disbursements), L-1 (conditionally releasing claims related to work, materials or equipment covered by progress payments to be paid from the applicable Disbursement funds) or L-2 (unconditionally releasing claims related to work, materials or equipment covered by progress payments paid from prior Disbursements) (with immaterial modifications thereto as may be reasonably required by such Materials Contractor/Subcontractor, or in a form(s) otherwise reasonably satisfactory to the Administrative

Agent and the Construction Consultant), as applicable, other than with respect to Deferred Subcontractor Waivers, (iii) a certification by the Borrower that, assuming receipt of funds, the Substantial Completion Date is expected to occur on or before the applicable Scheduled Completion Date (as modified pursuant to Section 6.7) and the Opening Date is expected to occur on or before the applicable Scheduled Opening Date (as modified pursuant to Section 6.7), in each case to the extent such applicable date has not already occurred; and (iv) the certifications of the Construction Manager(s) and the Architect(s) substantially in the forms of Exhibits 1 and 2 to Exhibit J-1 (or in forms otherwise reasonably satisfactory to the Construction Consultant and the Administrative Agent), to the extent required pursuant to the terms of the Disbursement Request;

(b) The requirements set forth in Exhibit J-2 have been satisfied such that the Construction Consultant is able to deliver such confirmation form;

(c) The Borrower shall have delivered to the Construction Consultant a written inventory substantially in the form of Schedule 4 to the Borrower’s Disbursement Request identifying all materials, machinery, fixtures, furniture, gaming or other equipment or other items for incorporation into the Property for which the Borrower intends to pay with the proceeds of the Disbursement all or a portion of the purchase price thereof, but which, at the time of the Disbursement Request, (x) are not located at the Property, or (y) are located at the Property but are not expected to be incorporated into the Property within a reasonable period of time (but in any event, not to exceed one hundred eighty (180) days) after such Disbursement Request (such materials, the “Unincorporated Materials”) and including the cost of such Unincorporated Materials, together with a certification that the following conditions have been satisfied with respect to such Unincorporated Materials: (i) all Unincorporated Materials for which full payment is being made with the proceeds of the Disbursement to be disbursed, are, or will be upon full payment, owned by a Loan Party, as evidenced by paid invoices, bills of sale, certificates of title or other evidence reasonably satisfactory to the Administrative Agent; (ii) the Unincorporated Materials are consistent with the Plans and Specifications, to the extent applicable; (iii) all Unincorporated Materials are properly inventoried, securely stored, protected against theft and damage at the Property, or, if not located at the Property, that the Borrower has (x) instructed the applicable contracting party to so secure and protect such Unincorporated Materials and (y) identified, to the best of the Borrower’s knowledge (without investigation other than inquiry to the applicable Construction Manager), the most recent storage location and/or the applicable contracting party supplying or manufacturing such Unincorporated Materials; and (iv) all Unincorporated Materials are reasonably adequately insured against casualty, loss and theft for an amount equal to their replacement costs (to the extent required under the Loan Documents); provided, however, that the Borrower shall be obligated to include on such written inventory substantially in the form of Schedule 4 to the Borrower’s Disbursement Request, and make such certification as to, only those items of Unincorporated Materials for which the Borrower paid, when taken together with the amounts paid for all other Unincorporated Materials then outstanding as of the date of such certification, in excess of $5,000,000 in the aggregate (by way of example only, if the costs paid for the then-outstanding Unincorporated Materials totaled $7,000,000, the Borrower must include in such inventory and make such certification as to at least $2,000,000 worth of Unincorporated Materials);

(d) With respect to each Disbursement Request other than the first Disbursement Request issued hereunder, the Borrower shall have certified to the Administrative Agent on the date of each Disbursement that (A) the amounts previously drawn by the Borrower from the Construction Disbursement Account, the Draw Account or the Initial Company Account, as applicable, to pay Permitted Fund Uses (other than Land Acquisition Costs) have, in fact, been used (or will be used in conjunction with such further Disbursement Request) to pay

Permitted Fund Uses (other than Land Acquisition Costs) in accordance with the Project Budget and the applicable Disbursement Request (in the case of monies drawn from the Construction Disbursement Account), and (B) after giving effect to the requested Disbursement, the balance in the Construction Disbursement Account will not exceed the amount required to pay Project Costs then due and payable as specified in the applicable Disbursement Request and/or the balance in the Draw Account will not exceed the aggregate maximum dollar threshold permitted from time to time under Section 2.3.6, as applicable.

(e) The Borrower shall have delivered the In-Balance Test Certificate to the Administrative Agent, which shall demonstrate that the In-Balance Test is satisfied;

(f) Each of the following conditions precedent shall have been satisfied or waived:

(i)	the representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects only as of such earlier date); and

(ii)	no Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the Disbursements requested to be made on such date (other than any Default or Event of Default that would be cured in connection with such Disbursement);

(g) No responsible officer of the Administrative Agent shall have received a written notice from the Borrower that an Event of Default exists; provided that this condition shall be deemed satisfied if such party has delivered a subsequent notice stating that such Event of Default no longer exists; and

(h) The Borrower shall have paid or arranged for payment out of the requested Disbursement of all fees, expenses and other charges then due and owing under the Loan Documents as of the date the Disbursement Request was submitted.

The Administrative Agent and the Construction Consultant shall be entitled to rely upon the certifications of the Borrower and the Construction Manager(s) in the relevant Disbursement Request in determining that the conditions specified in this Section 4.1.2 have been satisfied unless the Administrative Agent shall have received further certifications indicating that prior certifications are inaccurate.

4.1.3. Non-Satisfaction of Conditions; Direct Payment by Disbursement Agent. Notwithstanding anything to the contrary in this Agreement, in the event that any of the conditions of Section 4.1.2 described above have been satisfied or waived by the Administrative Agent in respect of only a portion of the costs, expenses or reimbursements requested pursuant thereto, instead of all of a Disbursement Request, then such Disbursement shall be approved by the Administrative Agent but only with respect to those costs, expenses and reimbursements for which all the conditions of Section 4.1.2 described above have been satisfied or waived by the Administrative Agent. In the event that any of the conditions of Section 4.1.2 described above has not been satisfied or waived by the Administrative Agent in respect of any Disbursement Request, and so long as such conditions are not satisfied or waived by the Administrative Agent (for the purposes of which determination the Administrative Agent shall in all cases be entitled to rely upon the certificates and attachments thereto provided to the Administrative Agent in accordance with the terms of this Agreement), the Disbursement Agent shall, in accordance with the notice from the Administrative Agent received pursuant to Section 4.1.2, not disburse or cause to be disbursed any funds from the Supplemental Company Account or the Loan Proceeds Account, as the case may be, pursuant to a Disbursement Request; provided, however, that, if an Event of Default has occurred and is continuing, the Disbursement Agent shall, to the extent instructed by the Administrative Agent in its reasonable judgment (acting in consultation with the Construction Consultant) and irrespective of whether the Borrower has submitted a Disbursement Request, make or cause to be made at any time payments from amounts credited to the Supplemental Company Account or the Loan Proceeds Account for amounts due to any Materials Contractor/Subcontractor, the Construction Consultant or otherwise in respect of Project Costs (including without limitation Retainage Amounts then due and payments in settlement of any Disputed Amounts) or to reasonably prevent the condition of the Property from deteriorating or to preserve any work completed.

4.1.4. Closing Date Funds Flow. Notwithstanding anything to the contrary herein, the proceeds of each of the Funded Term B Loans and the Closing Date Equity Contribution on the Closing Date will be applied as set forth on Exhibit R attached hereto.

4.2. De Minimis Draw Requests. The Borrower shall have the right from time to time, no more frequently than once per calendar month, to submit to the Administrative Agent a written request for the disbursement of funds from the Supplemental Company Account and/or the Loan Proceeds Account to the Draw Account (a “De Minimis Draw Request”). Compliance with a De Minimis Draw Request shall be subject to the following conditions, each of which may be waived in whole or part by the Administrative Agent: (a) no Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the Disbursements requested to be made on such date (other than any Default or Event of Default that would be cured in connection with such De Minimis Draw), (b) the amount of cash requested in such De Minimis Draw Request, when combined with any amounts remaining in the Draw Account, shall not exceed $5,000,000 in the aggregate, and (c) the Borrower shall have delivered the In-Balance Test Certificate to the Administrative Agent with respect to such portion, which shall demonstrate that after giving effect to the De Minimis Draw (and taking into account the application of the proceeds thereof), the In-Balance Test is or will be satisfied. Upon receipt of notice from the Administrative Agent that all of the above conditions have been satisfied or waived by the Administrative Agent, the Disbursement Agent shall make or cause to be made the Disbursements specified in the corresponding De Minimis Draw Request (each, a “De Minimis Draw”). At the time of each Disbursement Request or further De Minimis Draw Request on the Development, the Borrower shall provide to the Administrative Agent with respect to Project Costs paid out of the Draw Account for such Project during the preceding month (or months, if a Disbursement Request(s) were not submitted for the preceding month), (i) an itemized description of such Project Costs paid thereby, (ii) Lien releases and waivers from each

Materials Contractor/Subcontractor, other than with respect to Permitted Liens, Permitted Amounts and Deferred Subcontractor Waiver, in the forms of Exhibits C-1, C-2, L-1 and L-2 (with immaterial modifications thereto as may be reasonably required by such Materials Contractor/Subcontractor, or in a form(s) otherwise reasonably satisfactory to the Administrative Agent and the Construction Consultant), as applicable, covering all work related to Project Costs paid from the Draw Account more than thirty (30) days prior to the date of such Disbursement Request but for which Lien releases and waivers have not yet been delivered to the Administrative Agent, and (iii) if applicable, an update to the Project Budget to reflect the payment of such Project Costs.

4.3. Land Acquisition Costs Requests. The Borrower shall have the right from time to time to submit to the Administrative Agent a written request for the disbursement of funds from the Supplemental Company Account and/or the Loan Proceeds Account to the Draw Account, the Construction Disbursement Account, or another account designated by the Borrower (subject to Section 2.4, it being understood that such account shall be treated as the Construction Disbursement Account for purposes of Section 2.4) for the payment of Land Acquisition Costs (a “Land Disbursement Request”). Compliance with a Land Disbursement Request shall be subject to the following conditions, each of which may be waived in whole or part by the Administrative Agent: (a) no Default or Event of Default shall have occurred and be continuing on such date or immediately after giving effect to the Disbursements requested to be made on such date (other than any Default or Event of Default that would be cured in connection with such Disbursement), (b) the Borrower shall have delivered the In-Balance Test Certificate to the Administrative Agent, which shall demonstrate that, after giving effect to such Land Disbursement Request, the In-Balance Test is satisfied, and (c) the Collateral and Guarantee Requirement under the Credit Agreement will be (taking into account such funding) satisfied to the extent and on the terms required by the Credit Agreement. Upon receipt of notice from the Administrative Agent that all of the above conditions have been satisfied or waived by the Administrative Agent, the Disbursement Agent shall make or cause to be made the Disbursements specified in the corresponding Land Disbursement Request. At the time of each Land Disbursement Request, Borrower shall provide to the Administrative Agent with respect to Land Acquisition Costs paid with the proceeds of the immediately preceding Land Disbursement Request (if any) an itemized description of such Land Acquisition Costs paid thereby, together with a copy of the final settlement statement in connection therewith (provided, that if a final settlement statement is not available at the time of such Land Disbursement Request, the Borrower may deliver a draft settlement statement together with such Land Disbursement Request and a final settlement statement at any time prior to funding of the Land Disbursement Request).

4.4. Application of Disbursement Requests. Each Disbursement pursuant to a Disbursement Request hereunder shall be funded in the following order and priority: first, funds from the Supplemental Company Account (if any), to the extent available, shall be utilized; and second, funds from the Loan Proceeds Account, to the extent available, shall be utilized. Each such Disbursement shall be fulfilled to the extent such funds are available, provided the other conditions precedent to any disbursement set forth in this Section 4 are satisfied. Nothing in this Section 4.4 shall be construed or deemed to limit the Borrower’s rights under Section 4.5 below.

4.5. Borrower’s Payment and Reimbursement of Previously Funded Project Costs. If, at any time after the Closing Date, the Borrower shall be unable to satisfy the conditions precedent to any disbursement set forth in Section 4.1.2, the Borrower shall be entitled to pay Project Costs then due and owing from other funds available to the Borrower (including, without limitation, amounts on deposit in the Initial Company Account or cash-on-hand, but excluding (i) funds in the Supplemental Company Account and (ii) funds available in the Loan Proceeds Account), and if (and to the extent) the funds used to pay such Project Costs were not funds required to be deposited into the Supplemental Company Account pursuant to Section 2.2.6, to later seek reimbursement of such Project Costs from the Supplemental Company Account and/or the Loan Proceeds Account as part of a Disbursement Request as and when permitted in accordance with the terms of this Agreement at the time (if any) that the Borrower is able to satisfy the conditions precedent to disbursement set forth in Section 4.1.2. In connection with such a subsequent Disbursement Request reimbursing the Borrower for previously paid Project Costs, the Disbursement Agent must receive notice from the Borrower that all of the conditions set forth in Section 4.1.2 have been satisfied or waived in accordance with Section 4.1.2. At any time after the Closing Date, the Borrower shall be entitled to pay Project Costs then due and owing from funds available to the Borrower outside of the Supplemental Company Account (if any), the Loan Proceeds Account or the Interest Reserve Account, including without limitation from the Initial Company Account, the Draw Account or Construction Disbursement Account and regardless of whether the conditions precedent to any disbursement set forth in Section 4.1.2 may be satisfied, and the failure to satisfy such conditions precedent with respect to such funds shall not in itself be a Default or Event of Default under this Agreement or any other Loan Document, but this sentence shall not in any way excuse the performance of any other obligations of the Borrower under this Agreement.

4.6. Interest Payments. At least five (5) Business Days prior to each Interest Payment Date, the Administrative Agent shall inform the Disbursement Agent and the Borrower of the amount of interest required to be paid on such Interest Payment Date with respect to the Credit Facility. At least five (5) Business Days prior to each date where a Delayed Draw Commitment Fee is required to be paid pursuant to Section 2.12(a) of the Credit Agreement, the Administrative Agent shall inform the Disbursement Agent and the Borrower of the amount of such Delayed Draw Commitment Fee. On the Business Day immediately preceding each such applicable payment date, the Disbursement Agent shall withdraw such amount provided by the Administrative Agent so required to be paid on such date from amounts on deposit in or credited to the Interest Reserve Account, and such amount shall be paid to the Administrative Agent for payment to the Lenders without the requirement of obtaining any further consent or action on the part of the Borrower with respect thereto, and the Borrower hereby constitutes and appoints the Disbursement Agent as its true and lawful attorney in fact to make such payments and this power of attorney shall be deemed to be a power coupled with an interest and shall be irrevocable for as long as funds are available in the Interest Reserve Account in accordance with this Agreement (or until such sooner date as there is no longer interest payable under the Loan Documents). In the event that the Final Completion Date has occurred and the Disbursement Agent is instructed by the Borrower to close the Loan Proceeds Account pursuant to Section 4.7, the Disbursement Agent shall disburse or cause the disbursement of all remaining funds in the Interest Reserve Account, if any, to an account specified in writing by the Borrower to the Disbursement Agent and thereafter, the Disbursement Agent shall close the Interest Reserve Account. The Borrower acknowledges that nothing in this Section 4.6 shall in any way exonerate or diminish its obligation to make all payments under the Loan Documents as and when due.

4.7. Final Disbursement. At any time upon there being no funds remaining in the Initial Company Account, the Borrower shall be permitted to close the Initial Company Account, and upon instruction from the Borrower to terminate the applicable Account Control Agreement, the Collateral Agent at the expense of the Borrower shall promptly deliver any and all notices to the applicable Account Bank under such Account Control Agreement necessary to close such Account. After the Final Completion Date and the payment of all Project Costs, and so long as no Event of Default has occurred and is then continuing, the Disbursement Agent shall, after the establishment of and funding to a Post-Completion Reserve Account with an Account Bank in the amount of any Reserved Amounts related to any remaining Disputed Amounts, if applicable, deposit any remaining proceeds in the Supplemental Company Account and/or the Loan Proceeds Account into an account specified in writing by the Borrower to the Administrative Agent and the Disbursement Agent, and thereafter the Disbursement Agent shall close the Supplemental Company Account, the Loan Proceeds Account and the Interest Reserve Account, and upon instruction from the Borrower to terminate the applicable Account Control Agreements, the Collateral Agent shall promptly deliver any and all notices to the applicable Account Bank(s) under the applicable Account Control Agreements necessary to close such Accounts and direct any remaining proceeds therein to be deposited into an account specified in writing by the Borrower to the Disbursement Agent. Notwithstanding the foregoing, with the Administrative Agent’s consent, the Borrower shall be permitted to close an Account in connection with moving such Account to another Qualified Bank.

4.8. Completion Guarantees. Pursuant to their respective Completion Guarantees, the Completion Guarantors have each agreed, on a several and not joint basis, to guarantee the completion of the Development up to certain respective maximum amounts, subject to the terms and limitations therein. Amounts required to be paid under the Completion Guarantees shall be funded within the time period stated in such Completion Guarantee following written demand from the Administrative Agent and shall be deposited into the Supplemental Company Account for disbursement in accordance with the terms of this Agreement. No amount shall be treated as a payment under a Completion Guarantee unless the respective Completion Guarantor notifies the Administrative Agent that such funds constitute a payment under such Completion Guarantor’s respective Completion Guarantee.

4.9. In-Balance Test Certificate. On the Closing Date and within thirty (30) days of the end of each full fiscal month of the Borrower (or, if earlier, at the time of making any Disbursement Request or Land Acquisition Request with respect to such fiscal month, if any) thereafter through the Final Completion Date, the Borrower shall deliver to the Administrative Agent an In-Balance Test Certificate, with such supporting detail for the calculations set forth in such In-Balance Test Certificate as the Administrative Agent shall reasonably request and such other information as the Administrative Agent shall reasonably request in connection with the calculation of the In-Balance Test.

4.10. Delivery of Informational Materials Related to Payments of Project Costs from Initial Company Account. During any month that a Borrower elects to pay Permitted Fund Uses (other than Land Acquisition Costs) from the Initial Company Account, to the extent not already required to be provided by the other provisions of this Agreement, the Borrower shall provide to the Administrative Agent, on an informational basis only and not as a condition in any way, to the extent not already provided, (a) any documentation the Borrower has received from the applicable Contractors or subcontractors being paid from such funds in the Initial Company Account during such month and from the applicable Construction Manager(s) or Architect(s) in connection with the work performed or materials supplied for which such payments to such Contractors or subcontractors are being made, (b) an itemized description of such Permitted Fund Uses paid thereby, (c) if applicable, Lien releases and waivers from each Materials Contractor/Subcontractor, other than with respect to Permitted Liens, Permitted Amounts and Deferred Subcontractor Waiver, in the forms of Exhibits C-1, C-2, L-1 and L-2 (with immaterial modifications thereto as may be reasonably required by such Materials Contractor/Subcontractor, or in a form(s) otherwise reasonably satisfactory to the Administrative Agent and the Construction Consultant), as applicable, covering all work related to Project Costs paid from such funds more than thirty (30) days prior to such delivery date but for which Lien releases and waivers have not yet been delivered to the Administrative Agent, (d) if applicable, an updated title search identifying all Liens of record through a date not more than thirty (30) days prior to such delivery date confirming that there are no intervening Liens or encumbrances with respect to the Development, other than the Permitted Liens or with respect to Permitted Amounts, and (e) if applicable, an update to the Project Budget to reflect the payment of such Project Costs. Construction Consultant shall have the right to observe the progress of such work, and to request such additional information as it would have had the right to request in connection with a Disbursement Request for funds from the Loan Proceeds Account. Notwithstanding the foregoing, the Disbursement conditions set forth in Section 4.1.2 do not apply to withdrawal of funds from the Initial Company Account.

5. Representations and Warranties. The Borrower represents and warrants on the date of each Disbursement, for the benefit of the Agents and the Construction Consultant as follows, with respect to the Development:

5.1. Sufficiency of Interests and Project Documents. Other than those services to be performed and materials to be supplied that can be reasonably expected to be commercially available when and as required, the Borrower (a) owns or will own or holds or will hold under lease or pursuant to easements or other agreements all of the property interests reasonably necessary to develop, construct, complete, own, operate, lease and/or possess for operation the Development on the applicable Mortgaged Property in accordance with all applicable laws, and (b) holds all Applicable Permits as contemplated in the Project Documents as and when necessary under applicable law. Borrower believes in good faith that the improvements to be constructed on the Property, the improvement costs outlined in the Project Budget, and the Plans and Specifications are sufficient to provide at least the Minimum Opening Date Facilities.

5.2. Project Budget. The Project Budget, as it may have been amended in accordance with the terms hereof, (a) is based on reasonable assumptions at the time made as to all legal and factual matters material to the estimates set forth therein and is consistent with the provisions of the Loan Documents and the Project Documents in all material respects, (b) sets forth, for each Line Item, the total costs anticipated in good faith to be incurred after the Closing Date in order to achieve the Final Completion Date promptly following the Scheduled Completion Date, and (c) sets forth a total amount of Project Costs, including contingencies, which is less than or equal to the portion of the Project Funds.

5.3. Force Majeure. To the Borrower’s actual knowledge, satisfaction of all conditions to the occurrence of the Opening Date by the Scheduled Opening Date has not been materially and adversely affected by any Force Majeure Event.

5.4. Project Schedule. The Project Schedule accurately specifies in summary form the work that the Borrower proposes to be completed with respect to the Development in each calendar month from the Delivery Date through the Scheduled Completion Date, all of which the Borrower expects in good faith to be achieved; provided that, to the extent necessary to reflect any modifications therein, the Borrower shall update the Project Schedule on at least a monthly basis through the Final Completion Date.

5.5. Plans and Specifications. From and after the Delivery Date of the Plans and Specifications, the Plans and Specifications (a) are, to the Borrower’s knowledge, based on reasonable assumptions as to all legal and factual matters material thereto, (b) are, and, except to the extent permitted in Section 6.3, will be from time to time, substantially consistent with the provisions of the Project Documents in all material respects, (c) have been prepared in good faith, and (d) fairly represent the Borrower’s good-faith expectation as to the matters covered thereby. The Final Plans and Specifications, if any, (i) have been prepared in good faith, and (ii) are, to the Borrower’s knowledge, accurate in all material respects and fairly represent the Borrower’s reasonable expectations as to the matters covered thereby.

6. Covenants. The Borrower covenants and agrees, with and for the benefit of the Agents and the Construction Consultant, to comply with each of the following provisions:

6.1. Amendments to Project Budget. The Project Budget may be amended from time to time only in the manner set forth herein, including De Minimis Adjustments made by the Borrower to the extent permitted herein. Subject to the provisions of this Section 6.1, the Borrower shall have the right from time to time to amend the Project Budget without recommendation for approval of the Construction Consultant or any party to this Agreement (but subject to compliance with the In-Balance Test after giving effect to such amendment) to increase, decrease or reallocate the amounts allocated for specific Line Items, all in accordance with the provisions hereof. In addition, to the extent that, at any time, the Remaining Costs for a particular Line Item shall exceed the Remaining Budgeted Amount with respect to such Line Item, the Borrower shall amend the Project Budget in accordance with the provisions hereof to eliminate such excess. Notwithstanding anything herein to the contrary, (a) the “Project Contingency” Line Item may not be reduced below the Required Contingency without the approval of the Administrative Agent and the Construction Consultant, and (b) the assumptions used in the calculation of the “Interest” Line Item may not be modified in a manner that results in a reduction in the interest rate reflected in such Line Item without the reasonable consent of the Administrative Agent. With respect to any amendment to the Project Budget, for each applicable Line Item being amended, the Remaining Budgeted Amount must equal or exceed the Remaining Costs contemplated by such Line Item.

6.1.1. Sources of Funds for Line Item Increases. A Line Item in the Project Budget may be increased or an additional line item category may be added to the Project Budget only if the funds for such increase or additional category are made available in the Project Budget from one of the following:

(a) an increase in Realized Savings from another Line Item;

(b) the reduction of the “Project Contingency” Line Item, provided, however, that the “Project Contingency” Line Item may not be reduced below the Required Contingency;

(c) additional cash contributions (or a legally binding written commitment from any Completion Guarantor to make additional cash contributions available in respect of Project Costs on a timely basis (including, without limitation, any increase in amounts guaranteed by any Completion Guarantee and/or amounts held as Security under the same, but without duplication of any such amounts in effect prior to such increase)) or other funds deposited in the Initial Company Account or the Supplemental Company Account that were not previously included in the Project Budget; or

(d) other sources of funds that are permitted to be included in the definition of Project Funds but which were not previously included in the Project Budget.

6.1.2. Project Budget Amendment Process. Any amendment to the Project Budget (including those made pursuant to De Minimis Adjustments) shall be in writing. Any such amendment shall identify with reasonable particularity (a) the Line Item to be increased or decreased (if any), (b) the amount of the increase or decrease (if any), (c) in the event of an increase in a construction Line Item, the source proposed to be utilized to pay for the increase in accordance with Section 6.1.1, (d) in the case of a decrease in a construction Line Item, the Realized Savings in the amount of such decrease, and/or (e) the additional line item category. The parties acknowledge that a portion of any cost reduction achieved with respect to the work performed under a Construction Contract or subcontract may be payable to the applicable Construction Manager or another Contractor or subcontractor under such Construction Contract or subcontract (subject to the conditions contained in such Construction Contract or subcontract with respect to application of savings) and that in such case the entire reduction may not become Realized Savings. The “Construction Improvements” Line Item may be reduced only upon obtaining, and in the amount of, Realized Savings. Any amounts of Realized Savings, contingency amounts or previously allocated reserves so identified for use in connection with a particular Line Item thenceforth shall be deemed dedicated to the particular Line Item, unless and until the Project Budget is amended to reduce the amounts budgeted for the Line Item of the Project Budget.

6.1.3. Project Budget Amendment Certificate. The Borrower shall submit a Project Budget amendment to the Administrative Agent, with a copy to the Construction Consultant, by an officers’ certificate substantially in the form of Exhibit N (or in a form otherwise reasonably satisfactory to the Administrative Agent) (a “Project Budget Amendment Certificate”), together with the certificate of the Construction Managers and the confirmation form of the Construction Consultant as provided substantially in the form of Exhibits 1 and 2 to the Project Budget Amendment Certificate, if applicable, provided that an Officer’s Certificate and the Exhibits thereto shall not be required for De Minimis Adjustments. Upon submission of such Project Budget Amendment Certificate, together with the Exhibits thereto, and upon the delivery of any De Minimis Adjustment, as applicable, such amendment shall become effective hereunder, and the Project Budget shall thereafter be as so amended.

6.2. Construction Contracts; Subcontracts. Subject to Section 6.3, the Borrower may from time to time enter into Construction Contracts and amendments to Construction Contracts not inconsistent with the Minimum Opening Date Facilities, the Plans and Specifications and the Project Budget, as each is in effect from time to time. Within thirty (30) days following request therefor from the Administrative Agent, the Borrower shall deliver to the Agents and the Construction Consultant copies of all Construction Contracts entered into by the Borrower after the Closing Date (and any subcontracts thereunder available to the Borrower) and then in effect, and any material amendment, supplement or other modification to any such Construction Contracts entered into by the Borrower after the Closing Date (and to any such subcontracts, if available to the Borrower), in each case, to the extent not previously delivered to such Persons. As provided in Section 5.10(a) of the Credit Agreement, in connection with any collateral assignment to the Collateral Agent of any General Contract (or the Construction Contract(s) the counterparty to which is an Architect (if there is an architect of record)) and such contract governs Project Costs in excess of $25.0 million, the Borrower shall use commercially reasonable efforts to obtain from the counterparty to such contract a customary, as determined by the Borrower in good faith, consent to such assignment or such consent that is reasonably acceptable to the Collateral Agent (the Collateral Agent hereby confirming that the consent to assignment substantially in the form attached hereto as Exhibit Q is acceptable to the Collateral Agent) (and provide Collateral Agent with a copy of any such consent).

6.3. Final Plans and Specifications; Scope Changes. The Borrower shall not construct or permit to be constructed any material portion or component of the

Development except in substantial conformance with the Final Plans and Specifications or portion of the Final Plans and Specifications for such portion or component of the Development or the construction plan sets approved by the applicable Governmental Authority for such portion or component. The Borrower shall not direct, consent to or enter into any Scope Change if such Scope Change, in the reasonable judgment of Construction Consultant (based solely on its experience, familiarity and review of the Development and the representations and certifications provided by the Borrower, the applicable Architect and the applicable Construction Manager, as applicable), (a) will increase the amount of Project Costs, unless the Borrower amends the Project Budget as provided in Section 6.1 so that, after giving effect to the proposed Scope Change, the Borrower shall be in compliance with the In-Balance Test, (b) will cause the Development to not contain the Minimum Opening Date Facilities, (c) will reasonably be expected to cause the Opening Date to occur after the Final Date (as defined in the Credit Agreement), or (d) will materially modify the Final Plans and Specifications, unless the Final Plans and Specifications, as amended, have been delivered to the Construction Consultant together with a Final Plans and Specifications Amendment Certificate substantially in the form of Exhibit F (or in a form otherwise reasonably satisfactory to the Construction Consultant) delivered to the Administrative Agent, with a copy to the Construction Consultant; provided that the foregoing provisions of this clause (d) shall not be required prior to entering into a De Minimis Scope Change so long as the Final Plans and Specifications Amendment Certificate is thereafter provided to the Administrative Agent, with a copy to the Construction Consultant prior to the later to occur of (x) concurrently with the next succeeding Disbursement Request or (y) sixty (60) days after such Scope Change is confirmed by the Construction Consultant as aforesaid. The Borrower shall notify the Construction Consultant when the Plans and Specifications for a significant portion or component of the Development (which components or portions shall be determined by the Borrower) become Final Plans and Specifications, and the Borrower shall either concurrently or promptly thereafter deliver to the Construction Consultant such Final Plans and Specifications.

6.4. Notice that the Opening Date has Occurred. Within ten (10) Business Days after the Opening Date, the Borrower shall deliver an officers’ certificate substantially in the form of Exhibit O to the Administrative Agent and the Construction Consultant, together with a confirmation form from the Construction Consultant substantially in the form of Exhibit 1 to Exhibit O (or in a form otherwise reasonably satisfactory to the Administrative Agent and the Construction Consultant) concurring with such certificate of the Borrower. The parties hereto acknowledge and agree that portions of the Development may be open for business prior to the occurrence of the Opening Date as determined by the Borrower in the exercise of its reasonable and prudent discretion.

6.5. Notices. Promptly upon a Responsible Officer obtaining actual knowledge thereof, the Borrower shall provide to the Construction Consultant and the Administrative Agent written notice of (a) any event, occurrence or circumstance which would reasonably be expected to render the Borrower incapable of, or prevent the Borrower from achieving the Opening Date on or before the Scheduled Opening Date, or the Substantial Completion Date on or before the Scheduled Completion Date then in effect, (b) any termination or event of default or notice thereof under any Material Contract if such termination or default would reasonably be expected to have a Material Adverse Effect, (c) any note of any schedule delay delivered under the General Contract and all remedial plans and material updates thereof, and (d) receipt of any “substantial completion” or “final completion” certificates or notices thereof delivered under the General Contract (with copies thereof).

6.6. New Permits and Permit Modifications. Within ten (10) Business Days following request therefor from the Administrative Agent, the Borrower shall deliver to the Construction Consultant and the Administrative Agent copies of all Applicable Permits that are obtained by the Borrower after the Closing Date, and any material amendment, supplement or other modification to any Applicable Permit received by the Borrower after the Closing Date, in each case, to the extent not previously delivered to such Persons.

6.7. Project Schedule Amendments. The Borrower may, from time to time, amend the Project Schedule to change the Scheduled Opening Date and/or the Scheduled Completion Date by delivering to the Construction Consultant and the Administrative Agent a revised Project Schedule reflecting the new Scheduled Opening Date and/or Scheduled Completion Date, as applicable, and complying with the provisions of Section 6.1 with respect to the changes in the Project Budget that will result from such change of the Scheduled Opening Date and/or the Scheduled Completion Date.

6.8. Services and Utilities. The Borrower shall use commercially reasonable efforts to ensure that all utilities and related services necessary for the construction of the Development and the operation thereof for its intended purpose are, or when required, will be, available to the Development.

6.9. Casualty Events. If any Casualty Event shall occur, the Borrower shall (a) promptly upon discovery or receipt of notice thereof provide written notice with respect to any Casualty Event the restoration cost of which is in good faith expected to exceed $2,500,000 to the Administrative Agent, and (b) diligently pursue (or cause the applicable Loan Party to pursue diligently) (whether by legal or administrative action, negotiation, mediation, arbitration or settlement) on a commercially reasonable basis all its rights to compensation against all relevant insurers, reinsurers, Project Document counterparties and/or Governmental Authorities, as applicable, in respect of such Casualty Event to the extent that the Borrower (or any other Loan Party) has a reasonable basis for a claim for compensation or reimbursement (that in the Borrower’s reasonable opinion is sufficiently collectible), including, without limitation, under any insurance policy required to be maintained hereunder or under the Collateral Agreement. All amounts and proceeds (including instruments providing for future payment) in respect of any Casualty Event, including the proceeds of any insurance policy required to be maintained by any Loan Party hereunder or under the Collateral Agreement, net of costs and expenses in obtaining such amounts and taxes relating thereto (such net amount, collectively, the “Loss Proceeds”), in respect of any such Casualty Event received prior to the Substantial Completion Date, shall be deposited in a deposit account subject to Section 2.4 (it being understood that such account shall be treated as a Construction Disbursement Account for purposes of Section 2.4). The Borrower shall use commercially reasonable efforts to provide that the insurers, reinsurers, counterparties, Governmental Authorities or other payors of such Loss Proceeds pay all such Loss Proceeds directly into such account. If any such Loss Proceeds are paid directly to the Borrower, any Subsidiary of the Borrower, or the Agents, (i) such Loss Proceeds shall be received in trust for the Collateral Agent, (ii) such Loss Proceeds shall be segregated from other funds of the Borrower or such other Person, and (iii) the Borrower or such other Person shall deposit (or, if applicable, the Borrower shall cause such of its

Subsidiaries to deposit) such Loss Proceeds in the same form as received (with any necessary endorsement) in accordance with this Section 6.9. Any such Loss Proceeds shall be applied in the manner required by and in compliance with the Credit Agreement.

6.10. Construction. The Borrower shall cause the Development to be constructed in a good and workmanlike manner in accordance in all material respects with the Plans and Specifications, the Loan Documents and all Requirements of Law, except, in each case, to the extent such failure would not reasonably be expected to materially interfere with the development, construction or operation of the Development, taken as a whole. Except in connection with a Force Majeure Event, the Borrower shall (a) cause the work of construction of the Development to be commenced on or before the commencement date for the Development set forth in the Project Schedule and (b) diligently pursue construction of the Development in a timely manner in accordance with the Project Schedule and in accordance in all material respects with the Plans and Specifications.

6.11. Reports. At any time and from time to time prior to the Final Completion Date (but in no event more frequently than quarterly), the Administrative Agent may request in writing an updated Lien search for the Property, and the Borrower shall provide such Lien search within ten (10) Business Days of such request (or as soon thereafter as is practicable using diligent efforts). Prior to the Final Completion Date, the Borrower shall deliver to the Administrative Agent and the Construction Consultant, within thirty (30) days after the end of each month, (a) a monthly status report describing in reasonable detail the progress of the construction of each Project since the immediately preceding report hereunder, including without limitation, the cost incurred to the end of the month, and such other information which the Administrative Agent may reasonably request including information and reports reasonably requested by the Construction Consultant, and (b) all progress reports provided by each Contractor or subcontractor pursuant to the General Contract.

6.12. Contractor and Subcontractor Bonding. The Borrower shall, with respect to each Construction Contract or subcontract with a Contractor/Subcontractor Subject to Bonding, either (i) procure a customary (in the Borrower’s reasonable opinion) subguard insurance policy, or (ii) procure and deliver to the Collateral Agent an original payment and performance bond in a customary (in the Borrower’s reasonable opinion) form and naming the Collateral Agent (for the benefit of the Lenders) as an additional beneficiary (and, with the Borrower, as a co-obligee) thereunder; provided, however that if the applicable Construction Manager procures a subguard insurance that satisfies the requirements of clause (i), any such subcontract shall be deemed to have satisfied this Section 6.12.

6.13. Contractor and Subcontractor Retainage. The Borrower shall, and shall cause each Construction Manager to, withhold the Required Retainage Amount from each Contractor/Subcontractor Subject to Retainage. Any such retainage so withheld shall not be released until the first to occur of (i) the date the relevant Contractor or subcontractor has substantially completed all of its work under its Construction Contract or subcontract, as applicable, or (ii) the Substantial Completion Date.

7. Events of Default. Upon the occurrence of any of the following specified events (each an “Event of Default”):

(a) the occurrence and continuation of an “Event of Default” under any Loan Document;

(b) any representation, warranty or certification confirmed or made herein or in any Disbursement Request or other certificate submitted with respect hereto by the Borrower shall prove to have been false or misleading in any material respect when so made;

(c) the Borrower shall fail to pay any monetary obligations when due hereunder and such default shall continue unremedied for a period of five (5) Business Days after notice of such failure from the Administrative Agent to the Borrower;

(d) the Borrower shall fail to perform or observe any of its obligations hereunder (other than those listed in clauses (a), (b) or (c) above) where such Default shall not have been remedied within thirty (30) days after notice of such failure from the Administrative Agent to the Borrower, or such longer period reasonably necessary to remedy such Default provided that the Borrower has commenced and is diligently pursuing such remedy to completion; or

(e) without the consent of the Administrative Agent (not to be unreasonably withheld, conditioned or delayed), any of the Key Construction and Design Contracts shall terminate, become invalid or illegal, or otherwise cease to be in full force and effect (other than due to the full completion of the applicable counterparty’s obligations thereunder), provided that no Event of Default shall be deemed to have occurred as a result of such termination if (i) the Borrower provides written notice to the Administrative Agent, promptly upon the Borrower becoming aware of such Key Construction and Design Contract ceasing to be in full force or effect, that the Borrower intends to replace such Key Construction and Design Contract or that replacement is not necessary, (ii) the Borrower thereafter obtains a replacement Construction Manager or Architect (as the case may be) thereunder reasonably acceptable to the Administrative Agent (if in the good faith determination of the Borrower a replacement is necessary), and (iii) the Borrower thereafter enters into a replacement Key Construction and Design Contract on terms no less beneficial to the Borrower in any material respect than the Key Construction and Design Contract so terminated (or otherwise as reasonably satisfactory to the Administrative Agent), within ninety (90) days after such termination (if in the good faith determination of the Borrower a replacement is necessary); provided, however, that any such replacement Key Construction and Design Contract may require the Borrower to pay additional amounts to such replacement Construction Manager or Architect (as the case may be) than would have otherwise been payable under the terminated Key Construction and Design Contract and may contain less beneficial terms, if such additional payments do not cause the Development to fail the In-Balance Test (after giving effect to any additional Project Funds) and such terms would not reasonably be expected to have a Material Adverse Effect;

then in such event the Administrative Agent (acting at the direction of the Required Lenders) and the Collateral Agent (acting solely at the direction of the Administrative Agent (acting in accordance with this sentence)) may, without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived (to the extent permitted by applicable law), exercise any or all rights and remedies at law or in equity (in any combination or order that the Administrative Agent may elect, subject to the foregoing), including without limitation or prejudice to the Agents’ other rights and remedies, as applicable, (x) subject to the provisos in Section 3.3, refuse, and the Agents shall not be obligated, to make or cause to be made any Disbursements or make or cause to be made any payments from the Loan Proceeds Account, and (y) to exercise any and all rights and remedies available under any of the Loan Documents.

The Disbursement Agent shall not be deemed to have notice of any Default or Event of Default unless a Disbursement Agent Responsible Officer has actual knowledge thereof.

8. Limitation of Liability.

8.1. Liability of Disbursement Agent. The Disbursement Agent shall act on behalf of the Administrative Agent throughout the term of this Agreement in accordance with the terms hereof, and the Disbursement Agent may not take any action which contravenes the terms of this Agreement or, to the extent not in contravention of this Agreement, of any written or verbal instruction given by the Administrative Agent. The responsibility and liability of the Disbursement Agent under this Agreement shall be limited as follows: (a) the Disbursement Agent does not represent, warrant or guaranty to the Administrative Agent, the Collateral Agent or the Lenders the performance of the Borrower, the Construction Consultant, the Architects, the Construction Managers or any other Contractor, subcontractor or provider of materials or services in connection with construction of the Development; (b) the Disbursement Agent shall not have any responsibility to the Borrower, the Administrative Agent, the Collateral Agent or the Lenders as a consequence of performance by the Disbursement Agent hereunder except for any gross negligence or willful misconduct of the Disbursement Agent (as determined by a court of competent jurisdiction in a final and nonappealable judgment); (c) the Borrower shall remain solely responsible for all aspects of its business and conduct in connection with the Development, including, but not limited to, the quality and suitability of the Plans and Specifications, the supervision of the work of construction, the qualifications, financial condition and performance of all architects, engineers, contractors, subcontractors, suppliers, consultants and property managers, the accuracy of all applications for payment, and the proper application of all permitted withdrawals (but not Disbursements) made from the Initial Company Account; (d) the Disbursement Agent is not obligated to supervise, observe or inform the Borrower, the Administrative Agent, the Collateral Agent, the Architects, the Construction Managers, any other Contractors or any third party of any aspect of the construction of the Development or any other matter referred to above; (e) the Disbursement Agent shall not have any duty to take any discretionary action or exercise any discretionary powers (and the Disbursement Agent shall have the right but not the obligation to request direction from the Administrative Agent in taking any such discretionary action or exercising any such discretionary powers); and (f) the Disbursement Agent owes no duty of care to the Borrower, the Construction Consultant, the Architects, the Construction Managers, any other Contractor or any other Person to protect against, or to inform any such party against, any negligent, faulty, inadequate or defective design or construction of the Development. The Disbursement Agent shall have no duties or obligations hereunder except as expressly set forth herein (including with respect to review of the substantive terms and conditions of any contracts delivered to the Disbursement Agent), shall be responsible only for the performance of such duties and obligations expressly set forth herein, shall not be required to take any action otherwise than in accordance with the express terms hereof and shall not be in any manner liable or responsible for any loss or damage arising by reason of any act or omission to act by it hereunder or in connection with any of the transactions contemplated hereby, including, but not limited to, any loss that may occur by reason of forgery, false representation or any other reason, except for its bad faith, gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and nonappealable judgment). The Disbursement Agent shall be deemed to have satisfied its obligations to make or cause to be made any Disbursement required hereunder upon the delivery of the applicable Disbursement Request or other written instruction, duly acknowledged by the Disbursement Agent, to the applicable Account Bank under the applicable Account Control Agreement in respect of the applicable Supplemental Company Account (if any), the Loan Proceeds Account from which such Disbursement is to be made. The Disbursement Agent shall have no liability for the failure of any such Account Bank to comply with any Disbursement Request or other written instructions. Copies of any certificate that are provided to the Disbursement Agent pursuant to this Agreement or otherwise shall not be construed as requiring the Disbursement Agent’s approval of, nor shall the Disbursement Agent be liable or in any way responsible for, without limitation, the Project Budget. In addition, the Disbursement Agent shall not have any responsibility to inquire into or determine the form, execution, validity, value, genuineness, authenticity, or sufficiency of (and shall not be liable for acting in accordance with) any certificates, documents or instruments submitted to it (or securities deposited) in connection with its duties hereunder, or for any description therein, and shall be entitled to deem the signatures on any such certificates, documents or instruments submitted to it hereunder as being those purported to be authorized to sign such certificates, documents or instruments on behalf of the parties hereto and shall be entitled to rely (so long as such reliance is reasonable and in good faith) upon the genuineness of the signatures of such signatories without inquiry and without requiring substantiating evidence of any kind. To the extent permitted by applicable law, the Borrower shall not assert, and the Borrower hereby waives, any claim against the Agents, the Construction Consultant and each of their respective Affiliates, and each of their and their respective Affiliates’ officers, directors, agents and employees, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement, instrument or transaction contemplated hereby. The Administrative Agent agrees to instruct the Construction Consultant to take the actions to be taken under this Agreement by the Construction Consultant. The Administrative Agent shall have the right to replace the Construction Consultant. The Construction Consultant shall be required to act reasonably and in good faith in making determinations and carrying out its duties, rights and responsibilities hereunder. Each of the exculpatory provisions applicable to the Disbursement Agent contained in this Section 8 shall also apply to the Construction Consultant in the event that such party incurs any liability as a result of its covenant and agreement to perform the duties described herein.

8.2. Judicial Direction. If at any time the Disbursement Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects the funds it is holding (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of such funds), the Disbursement Agent is authorized to comply therewith in any manner it or legal counsel of its own choosing reasonably deems appropriate, and if the Disbursement Agent complies in good faith with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, Disbursement Agent shall not be liable to any of the parties hereto or to any other person or entity even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect.

8.3. Nonremunerative Damages. In no event shall the Disbursement Agent be liable (i) for any indirect, consequential, punitive or special damages, regardless of the form of action and whether or not any such damages were foreseeable or contemplated, (ii) for the investment or reinvestment of any cash held by it hereunder, in each case in good faith, in accordance with the terms hereof, including without limitation any liability for any delays (not resulting from its gross negligence or willful misconduct) in the investment or reinvestment of funds held, or any loss of interest or income incident to any such delays, or (iii) for an amount in excess of the value of the funds held, valued as of the date of deposit, but only to the extent of direct money damages.

8.4. Reimbursement from Accounts. If any fees, expenses or costs incurred by, or any obligations owed to, the Disbursement Agent or its counsel hereunder or otherwise reimbursable under Section 9.05 of the Credit Agreement and are not promptly paid when due, the Disbursement Agent may reimburse itself therefor from the funds in the Accounts in accordance with Section 3.3.2 and may sell, liquidate, convey or otherwise dispose of any investment in respect of the funds in the Accounts for such purpose.

8.5. Reliance on Disbursement Agent Judgment. Disbursement Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

8.6. No Obligation to Invest. The Disbursement Agent shall not be under any duty to give the funds held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement. Uninvested funds held hereunder shall not earn or accrue interest.

8.7. Reliance on Others’ Communications. When the Disbursement Agent acts on any information, instructions, communications (including, but not limited to, communications with respect to the delivery of securities or the wire transfer of funds) sent by telex, facsimile, email or other form of electronic or data transmission, the Disbursement Agent, absent gross negligence, shall not be responsible or liable in the event such communication is not an authorized or authentic communication of the Borrower or the Administrative Agent or is not in the form the Borrower or the Administrative Agent sent or intended to send (whether due to such sender’s fraud, distortion or otherwise).

8.8. Ambiguous Instructions. In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Disbursement Agent hereunder, the Disbursement Agent may, in its sole discretion, refrain from taking any action other than to retain possession of the funds held in the Accounts, unless the Disbursement Agent receives written instructions, signed by the Borrower and/or the Administrative Agent, as applicable, which eliminates such ambiguity or uncertainty.

8.9. Conflicting Instructions. In the event of any dispute between or conflicting claims among the Borrower and the Administrative Agent and any other person or entity with respect to any Account funds, the Disbursement Agent shall be entitled, in its sole but good-faith discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Account funds so long as such dispute or conflict shall continue, and the Disbursement Agent shall not be or become liable in any way to the Borrower and the Administrative Agent for failure or refusal to comply with such conflicting claims, demands or instructions. The Disbursement Agent shall be entitled to refuse to act until, in its sole but good-faith discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Disbursement Agent or (ii) the Disbursement Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all losses which it may incur by reason of so acting. Any court order, judgment or decree shall be accompanied by a legal opinion by counsel for the presenting party, satisfactory to the Disbursement Agent, to the effect that said order, judgment or decree represents a final adjudication of the rights of the parties by a court of competent jurisdiction, and that the time for appeal from such order, judgment or decree has expired without an appeal having been filed with such court. The Disbursement Agent shall act on such court order and legal opinions without further question. The costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) incurred in connection with such proceeding shall (except to the extent such dispute arose out of a default under this Agreement or the other Loan Documents on the part of the Agents) be paid by the Borrower in accordance with Section 9.05 of the Credit Agreement and Section 8.4.

8.10. Instructions from Arbitrator. The Disbursement Agent shall have no responsibility for the contents of any writing of the arbitrators or any third party contemplated herein as a means to resolve disputes and may conclusively rely without any liability upon the contents thereof.

8.11. Discretionary Actions. Notwithstanding anything else to the contrary herein, whenever reference is made in this Agreement to any discretionary action by, consent, designation, specification, requirement or approval of, notice, request or other communication from, or other direction given or action to be undertaken or to be (or not to be) suffered or omitted by the Disbursement Agent or to any election, decision, opinion, acceptance, use of judgment, expression of satisfaction or other exercise of discretion, rights or remedies to be made (or not to be made) by the Disbursement Agent, it is understood that in all cases the Disbursement Agent shall be fully justified in failing or refusing to take any such action under this Agreement if it shall not have received such written instruction, advice or concurrence of the Administrative Agent. Upon receipt of such written instruction, advice or concurrence from the Administrative Agent, the Disbursement Agent shall take such discretionary actions in accordance with such written instruction, advice or concurrence. This provision is intended solely for the benefit of the Disbursement Agent and its successors and permitted assigns and is not intended to and will not entitle the other parties hereto to any defense, claim or counterclaim, or confer any rights or benefits on any party hereto.

8.12. Funds of Disbursement Agent. The Disbursement Agent shall not be required to expend or risk any of its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder.

9. Indemnity. The Borrower shall indemnify the Agents, the Construction Consultant, their respective officers, employees, directors and agents and each Related Party (as defined in the Credit Agreement) of any of the foregoing persons (each such person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction and, in the event of a conflict of interest, one additional counsel of each type to similarly situated parties) (except the allocated costs of in-house counsel) incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of the execution, delivery, enforcement performance or administration of this Agreement; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses that are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Agents and the Construction Consultant shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties (other than advisors), shall be treated as a single Indemnitee). The foregoing indemnities in this Section 9 shall survive the resignation, removal or substitution of the Agents and/or the Construction Consultant or the termination of this Agreement.

10. Termination. This Agreement shall terminate upon the earlier of (a) “payment in full” of all Obligations in accordance with the terms of and as defined under the Credit Agreement and (b) the completion of the transfer and release of funds contemplated by Section 4.7. Notwithstanding the foregoing, the obligations of the Borrower under Sections 8 and 9 shall survive termination of this Agreement.

11. Substitution, Removal or Resignation of the Disbursement Agent.

11.1. Procedure. A resignation or removal of the Disbursement Agent and appointment of a successor Disbursement Agent shall become effective only upon the Successor Disbursement Agent’s acceptance of appointment as provided in this Section 11.

11.1.1. The Disbursement Agent may resign in writing at any time and be discharged from all duties hereunder upon thirty (30) days’ written notice to all parties hereto. The Administrative Agent (and/or the Borrower, as applicable) may remove the Disbursement Agent as provided below by so notifying the Disbursement Agent and the Borrower and/or Administrative Agent, as applicable, in writing no less than fifteen (15) days prior to such removal, if:

(a) the Disbursement Agent fails to comply with Section 11.3;

(b) the Disbursement Agent is adjudged by a court of competent jurisdiction to be bankrupt or insolvent or an order for relief is entered by such court with respect to the Disbursement Agent under the Bankruptcy Code;

(c) a custodian or receiver takes charge of the Disbursement Agent or its property;

(d) the Disbursement Agent becomes incapable of acting in its capacity as disbursement agent hereunder, in the reasonable judgment of the Administrative Agent; or

(e) the Disbursement Agent is grossly negligent in the performance of its obligations under, or willfully disobeys directions received pursuant to, this Agreement.

11.1.2. If the Disbursement Agent resigns or is removed or if a vacancy exists in the office of Disbursement Agent for any reason, the Administrative Agent shall serve as interim Disbursement Agent hereunder and the Administrative Agent shall use reasonable efforts to promptly (but in no event later than fifteen (15) days after such resignation or removal) appoint a successor Disbursement Agent reasonably acceptable to the Required Lenders and, so long as no Event of Default (as defined in the Credit Agreement) pursuant to Section 7.01(b), (c), (h) or (i) of the Credit Agreement has occurred and is continuing, the Borrower; provided that the Borrower shall not unreasonably withhold or delay its consent to any such successor.

11.1.3. If a successor Disbursement Agent does not take office within fifteen (15) days after the retiring Disbursement Agent resigns or is removed, the retiring Disbursement Agent, the Administrative Agent or the Borrower may petition any court of competent jurisdiction for the appointment of a successor Disbursement Agent; provided that until a successor Disbursement Agent has been so appointed, the Administrative Agent shall act as the Disbursement Agent hereunder.

11.1.4. A successor Disbursement Agent shall deliver a written acceptance of its appointment to the retiring Disbursement Agent (if applicable), the Borrower and the Agents. Upon the earlier of (a) delivery of such written acceptance and (b) thirty (30) days after delivery of such a resignation or removal notice, the resignation or removal of the retiring Disbursement Agent shall become effective, and any such successor Disbursement Agent shall have all the rights, powers and duties of the Disbursement Agent under this Agreement. If in the case of its removal, the retiring Disbursement Agent shall promptly thereafter transfer all property held by it as Disbursement Agent to any such successor Disbursement Agent and, if Disbursement Agent has received any fees attributable to the period after which a successor Disbursement Agent assumes the role of Disbursement Agent, the retiring or removed Disbursement Agent shall pay to such successor Disbursement Agent a prorated amount of fees and other amounts received by it pursuant to Section 3.3.2 and the Collateral Agent Fee Letter for compensation for services to have been performed by such Disbursement Agent during such year after the effective date of the Disbursement Agent’s resignation or removal.

11.2. Successor Disbursement Agent by Merger, etc. If the Disbursement Agent consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation, the successor corporation without any further act shall be the successor Disbursement Agent, so long as the same shall not effect a disqualification under Section 11.3.

11.3. Eligibility; Disqualification. The Disbursement Agent shall be at all times a bank chartered under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trust power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $50,000,000 as set forth in its most recent published annual report of condition. At no time may the Disbursement Agent be disqualified under applicable Gaming Laws from acting in the capacity of Disbursement Agent hereunder.

12. Miscellaneous.

12.1. Delay and Waiver. No delay or omission to exercise any right, power or remedy accruing upon the occurrence of any Event of Default or any other breach or default by the Borrower under this Agreement shall impair any such right, power or remedy of the Agents or any Lender, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or in any similar breach or default thereafter occurring, nor shall any waiver of any single Event of Default or other breach or default be deemed a waiver of any other Event of Default or other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any of the Administrative Agent or any Lender of any Event of Default or other breach or default under this Agreement, or any waiver on the part of any of the Agents or any Lender of any provision or condition of this Agreement, must be in writing and shall be effective only to the extent in such writing specifically set forth. All remedies under this Agreement or by law or otherwise afforded to any of the Agents or any Lender shall be cumulative and not alternative. Subject to the terms of the Loan Documents, the Administrative Agent on behalf of the Lenders (acting at the direction of the Required Lenders), and any other party hereto on behalf of itself, may specifically waive any breach of this Agreement by any other party, but no such waiver shall be deemed to have been given unless such waiver is in writing, signed by the waiving party and designates the breach waived, nor shall any such waiver constitute a continuing waiver of similar or other breaches, nor shall any such waiver constitute a waiver by any other party with respect to such breach (except to the extent, if any, the Administrative Agent has express authority to act on behalf of such party hereunder with respect thereto).

12.2. Invalidity. In case any provision of this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting or impairing the validity, legality or enforceability of any other provisions hereof, and any such invalidity, illegality or unenforceability in any jurisdiction shall not invalidate or render illegal or unenforceable such provision in any other jurisdiction.

12.3. No Authority. Neither the Disbursement Agent nor the Construction Consultant shall have any authority to, and shall not make any warranty or representation or incur any obligation on behalf of, or in the name of, the Administrative Agent.

12.4. Assignment. Subject to Section 11 above, this Agreement is personal to the parties hereto, and the rights and duties of any party hereunder shall not be assignable except with the prior written consent of the other parties; provided that if the Borrower’s obligations under the Credit Agreement are assigned with the consent of the Lenders in accordance therewith or in accordance with the Credit Agreement, the Borrower may assign its rights and obligations hereunder to the same assignee without additional consent. In any event, this Agreement shall inure to and be binding upon the parties and their successors and permitted assigns.

12.5. Benefit. The parties hereto and their respective successors and assigns, but no others, shall be bound hereby and entitled to the benefits hereof.

12.6. Gaming Authorities and Liquor Laws. Each party hereto, including, without limitation, the Agents, agrees to cooperate with the Gaming Authorities and Liquor Authorities in connection with the administration of their regulatory jurisdiction over the Borrower, and any applicable legal or regulatory restrictions, and to provide such documents or other information as may be requested by any such Gaming Authorities or Liquor Authorities relating to the Agents, the Project Documents or the Loan Documents. Notwithstanding any other provision of this Agreement, the Borrower hereby consents to any such cooperation and disclosure by the Agents or the Construction Consultant to any such Gaming Authorities or Liquor Authorities and releases such parties from any liability for any such cooperation or disclosure made in good-faith compliance with such requirements. The rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of the Gaming Laws and Liquor Laws and if prior approval of any Gaming Authorities or Liquor Authorities is required therefor, such approval shall be obtained.

12.7. Posting. The Borrower agrees that the Administrative Agent may make the certificates and confirmations delivered to the Disbursement Agent pursuant to the requirements of this Agreement available to the Lenders by posting such documents (the “Posted Documents”) on IntraLinks or a substantially similar reputable electronic transmission system (the “Platform”). The Platform is provided “as is” and “as available.” The Administrative Agent does not warrant the accuracy or completeness of the Posted Documents on the Platform, or the adequacy of the Platform and expressly disclaims liability for errors or omissions in such Posted Documents. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent in connection with the Posted Documents or the Platform. In no event shall the Administrative Agent or any of its Related Parties have any liability to any person for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Administrative Agent’s transmission of communications through the Internet, except to the extent the liability of such Person is found in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Person’s gross negligence, willful misconduct or material breach in bad faith of such Person’s obligations under this Agreement.

12.8. Entire Agreement; Amendments. This Agreement (together with the other Loan Documents) contains the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes any and all prior agreements, understandings and commitments, whether oral or written. This Agreement may be amended only by a writing signed by the Borrower, the Administrative Agent (acting at the direction of the Required Lenders) and the Disbursement Agent and the Collateral Agent (acting solely at the direction of the Administrative Agent (acting in accordance with this sentence)); provided that the Administrative Agent may waive or modify any term of this Agreement relating to the conditions to Disbursements or the satisfaction of any such conditions. In the event of any conflict between the terms of this Agreement and the terms of the Credit Agreement, the terms of this Agreement shall control in the absence of manifest error.

12.9. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing, sent by facsimile or by national courier service with receipt of delivery (or, if expressly permitted hereunder, by email), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when received (or if received on a day other than a Business Day, on the next succeeding Business Day after receipt) addressed as follows or to such other address as the applicable parties may hereafter notify to the other parties:

Borrower:	CBAC Borrower, LLC
c/o Caesars Entertainment
One Caesars Palace Drive
Las Vegas, Nevada 89109
Attention: Corporate Counsel
Email: ehession@caesars.com
Telephone: (702) 407-6000
Facsimile: (702) 4070-6284

with a copy to:	Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019-6064
Attention: Mark Wlazlo, Esq.
Email: mwlazlo@paulweiss.com
Telephone: (212) 373-3427
Facsimile: (212) 492-0427

and a copy to:	Honigman Miller Schwartz and Cohn LLP
39400 Woodward Avenue, Suite 101
Bloomfield Hills, Michigan 48304-5151
Attention: Howard N. Luckoff, Esq.
Email: hluckoff@honigman.com
Telephone: (248) 566-8466
Facsimile: (248) 566-8467

Administrative Agent:	Deutsche Bank AG New York Branch
60 Wall Street
New York, New York 10005
Attention: Marykay Coyle
Email: marykay.coyle@db.com
Telephone: (212) 250-6039
Facsimile: (212) 797-5690

with a copy to:	Hanover Street Capital, LLC
48 Wall Street, 14th Floor
New York, New York 10005
Attention: Amy Sinensky and Bryan Whalen
Email: amy.sinensky@hanoverstcap.com and
bryan.whalen@hanoverstcap.com
Telephone: (212) 380-9396
Facsimile: (212) 380-9405

Collateral Agent:	Deutsche Bank Trust Company Americas
Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005
Attention: Project Finance Team Deal Manager-
CBAC Borrower, LLC
Facsimile: (732) 578-4636

Disbursement Agent:	Deutsche Bank Trust Company Americas
Trust & Securities Services
60 Wall Street, MS NYC60-2710
New York, New York 10005
Attention: Project Finance Team Deal Manager-
CBAC Borrower, LLC
Facsimile: (732) 578-4636

Initial Construction Consultant:	Inspection & Valuation International, Inc.
55 West Red Oak Lane
White Plains, New York 10604
Telephone: 914-313-5113
Facsimile: 914-694-4007
Email: robert.barone@ivi-intl.com
Attention: Robert Barone

12.10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopier or other electronic transmission (i.e., a “pdf” or “tif” document) shall be effective as delivery of a manually executed counterpart of this Agreement.

12.11. Right to Consult Counsel. Any of the Agents may, if it deems necessary or appropriate, consult with and be advised by counsel permitted pursuant to Section 9.05 of the Credit Agreement (whether such counsel shall be regularly retained or specifically employed) in respect of its duties hereunder (at the expense of the Borrower to the extent provided in Section 9.05 of the Credit Agreement). Each of the Agents shall be entitled to reasonably rely upon the advice of its counsel in any action taken in its capacity hereunder and shall not incur any liability in acting in good faith in accordance with any advice from such counsel.

12.12. Choice of Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, without regard to conflicts of law principles that would require the application of the laws of another jurisdiction.

12.13. Designation of Applicable Courts and Jurisdictions. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and the United States District Court of the Southern District of New York, and any appellate court from any thereof (collectively, “New York Courts”), in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Agents may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or its properties in the courts of any jurisdiction.

12.14. Further Assurances. The Borrower shall execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request for the purposes of implementing or effectuating the provisions of this Agreement. Upon the exercise by the Administrative Agent of any power, right, privilege or remedy pursuant to this Agreement which requires any Governmental Action, the Borrower shall use commercially reasonable efforts to execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent are required to obtain from the Borrower for such Governmental Action.

12.15. Reinstatement. This Agreement shall continue to be effective or be reinstated, as the case may be, if at any time prior to the transfer or release of funds pursuant to Section 10, payment and performance of any of the Borrower’s obligations hereunder, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by the Agents or any Lender. In the event that any payment or any part thereof is so rescinded, reduced, restored or returned, such obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

12.16. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR

OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.16.

12.17. Confidentiality. Section 9.16 of the Credit Agreement shall apply herein mutatis mutandis.

12.18. USA PATRIOT Act Notice. Section 9.20 of the Credit Agreement shall apply herein mutatis mutandis.

12.19. Force Majeure. The Agents shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of a Force Majeure Event.

12.20. Collateral Agent Rights. The rights, privileges, protections, immunities and benefits given to the Disbursement Agent, including, without limitation, its right to be indemnified, are extended to, and shall be enforceable by, the Collateral Agent.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have each caused this Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:

CBAC BORROWER, LLC

By:
Name:
Title:

[signatures continue on next page]

[Signature page to Master Disbursement Agreement]

DISBURSEMENT AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Disbursement Agent

By:	Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

COLLATERAL AGENT:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

By:	Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

ADMINISTRATIVE AGENT:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Master Disbursement Agreement]

CONFIRMATION OF CONSTRUCTION CONSULTANT

The undersigned hereby represents, for the benefit of the Agents and the Borrower, and covenants and agrees to perform all the duties of the Construction Consultant under and pursuant to the foregoing Master Disbursement Agreement, to which this Confirmation of Construction Consultant is attached and incorporated.

CONSTRUCTION CONSULTANT:

INSPECTION & VALUATION
INTERNATIONAL, INC.

By:
Name:
Title:

[Confirmation page to Master Disbursement Agreement]

EXHIBIT H

[FORM OF]

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

This Affiliated Lender Assignment and Assumption (this “Affiliated Lender Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement, any other Loan Document and any other documents or instruments delivered pursuant to any of the foregoing to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any Letters of Credit included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any person, whether known or unknown, arising under or in connection with the Credit Agreement, any other Loan Document or any other documents or instruments delivered pursuant to any of the foregoing or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:[1]
[and is an Affiliate Lender]

3.	Borrower:	CBAC Borrower, LLC

4.	Administrative Agent:	Deutsche Bank AG New York Branch, as administrative agent under the Credit Agreement.

[1]	The Assignee shall be subject to the definition of “Affiliated Lender Cap”.

5.	Credit Agreement:	Credit Agreement dated as of July 2, 2013, among CBAC Borrower, LLC, a Delaware limited liability company, the Lenders from time to time party thereto, Deutsche Bank AG New York Branch, as Administrative Agent for the Lenders, and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders.

6.	Assigned Interest:

Facility	Aggregate Amount of Commitment/ Loans	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[2]
Funded Term B Loans	$	$		%
Delayed Draw Term B Loans	$	$		%

Effective Date:                  , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR].

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Acknowledged:

Deutsche Bank AG New York Branch, as
Administrative Agent

By:
Name:
Title:

Consented to:

CBAC BORROWER, LLC

By:
Name:
Title:

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

AFFILIATED LENDER ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other person of any of their respective obligations under any Loan Document.

2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Affiliated Lender Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement (including, without limitation, subject to the limitations set forth in Section 9.04(i) of the Credit Agreement), (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee, (vii) except as previously disclosed in writing to the Administrative Agent and the Lenders, it does not, as of the date hereof, have any non-public Material Information (“MNPI”) with respect to any Borrower or its Subsidiaries or their securities that has not been disclosed to the assigning Lender (other than because such assigning Lender does not wish to receive MNPI with respect to any Borrower or its Subsidiaries or securities) on or prior to the date hereof; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender and, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender (including, without limitation, Section 9.23 of the Credit Agreement).

3. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

4. General Provisions. This Affiliated Lender Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. The parties hereto agree that the provisions of Section 9.04(j) of the Credit Agreement are incorporated by reference herein mutatis mutandis as if stated herein in full. This Affiliated Lender Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Affiliated Lender Assignment and Assumption by telecopy or other electronic delivery shall be effective as delivery of a manually executed counterpart of this Affiliated Lender Assignment and Affiliated Lender Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT I

FORM OF

NON-BANK CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of                  , 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CBAC Borrower, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent for the Lenders, and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a trade or business within the United States.

The undersigned has furnished the Administrative Agent with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent in writing and (2) the undersigned shall furnish the Borrower and the Administrative Agent a properly completed and currently effective certificate in either the calendar year in which any payment is made by the Borrower or the Administrative Agent to the undersigned, or in either of the two calendar years preceding the making of any such payment.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated:                  , 20[    ]

FORM OF

NON-BANK CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of                  , 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CBAC Borrower, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent for the Lenders, and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a “10 percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a trade or business within the United States.

The undersigned has furnished the Administrative Agent and the Borrower with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent in writing with a properly completed and currently effective certificate in either the calendar year in which any payment is made to the undersigned, or in either of the two calendar years preceding the making of any such payment.

[Signature Page Follows]

[Lender]

By:
Name:
Title:

[Address]

Dated:                  , 20[    ]

FORM OF

NON-BANK CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of                  , 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CBAC Borrower, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent for the Lenders, and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Sections 2.17(e) and 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a “10 percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (iv) it is not a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) no payments in connection with any Loan Document are effectively connected with the undersigned’s conduct of a trade or business within the United States.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on Internal Revenue Service Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which any payment is made to the undersigned, or in either of the two calendar years preceding the making of any such payment.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated:                 , 20[    ]

FORM OF

NON-BANK CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of                  , 2013 (as amended, restated, replaced, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among CBAC Borrower, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent for the Lenders, and Deutsche Bank Trust Company Americas, as Collateral Agent for the Lenders. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

Pursuant to the provisions of Section 2.17(e) and Section 9.04(c) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) neither the undersigned nor any of its partners/members is a bank within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a “10 percent shareholder” of the Borrower within the meaning of Code Section 871(h)(3)(B), (v) none of its partners/members is a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) no payments in connection with any Loan Document are effectively connected with the undersigned’s or its partners/members’ conduct of a trade or business within the United States.

The undersigned has furnished its participating Lender with Internal Revenue Service Form W-8IMY accompanied by one of the following forms from each of its partners/members claiming the portfolio interest exemption: (i) an Internal Revenue Service Form W-8BEN or (ii) an Internal Revenue Service Form W-8IMY accompanied by an Internal Revenue Service Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which any payment is made to the undersigned, or in either of the two calendar years preceding the making of any such payment.

[Signature Page Follows]

[Participant]

By:
Name:
Title:

[Address]

Dated:                  , 20[    ]

EXHIBIT J

[FORM OF]

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT is dated as of [                 ], 20[    ], among Deutsche Bank AG New York Branch, as Credit Agreement Administrative Agent, Deutsche Bank Trust Company Americas, as Credit Agreement Collateral Agent, each Other First Priority Lien Obligations Agent from time to time party hereto, each in its capacity as First Lien Agent, [    ], as [TRUSTEE], and each collateral agent for any Future Second Lien Indebtedness from time to time party hereto, each in its capacity as Second Priority Agent.

A. WHEREAS, CBAC Borrower, LLC, a Delaware limited liability company (the “Borrower”), (i) is party to the Credit Agreement dated as of July 2, 2013 (as amended, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent (together with its successors in such capacity, the “Credit Agreement Administrative Agent”), and Deutsche Bank Trust Company Americas, as collateral agent (together with its successors in such capacity, the “Credit Agreement Collateral Agent”), and (ii) may become party to Other First Priority Lien Obligations Credit Documents;

B. WHEREAS, the Borrower (i) is party to [Initial Second Priority Indebtedness Agreement] (as amended, amended and restated, replaced, refinanced, supplemented or otherwise modified from time to time, the “[Initial Second Priority Indebtedness Agreement]”), under which the [Initial Second Priority Notes] were issued, among [    ], [    ], and [    ], as [TRUSTEE], and (ii) may become party to Second Priority Documents governing Future Second Lien Indebtedness; and

Accordingly, in consideration of the foregoing, the mutual covenants and obligations herein set forth and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

SECTION 1. Definitions.

1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.

“Agreement” shall mean this Agreement, as amended, renewed, extended, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code.

“Bankruptcy Law” shall mean the Bankruptcy Code and any similar Federal, state or foreign law for the relief of debtors.

“Closing Date” shall mean July 2, 2013.

“Common Collateral” shall mean all of the assets of any Grantor, whether real, personal or mixed, constituting both Senior Lender Collateral and Second Priority Collateral, including without limitation any assets in which the First Lien Agents are automatically deemed to have a Lien pursuant to the provisions of Section 2.3.

“Comparable Second Priority Collateral Document” shall mean, in relation to any Common Collateral subject to any Lien created under any Senior Collateral Document, those Second Priority Collateral Documents that create a Lien on the same Common Collateral, granted by the same Grantor.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” shall have meanings correlative thereto.

“Credit Agreement” shall have the meaning set forth in the recitals.

“Credit Agreement Agent” shall mean the Credit Agreement Collateral Agent, in its capacity as collateral agent for the Senior Lenders under the Credit Agreement and the other Senior Lender Documents entered into pursuant to the Credit Agreement, together with its successors in such capacity. The Credit Agreement Collateral Agent shall take all instructions in its exercise of any right and remedy hereunder from the Credit Agreement Administrative Agent.

“Credit Agreement Lender” shall mean a “Lender” as defined in the Credit Agreement.

“DIP Financing” shall have the meaning set forth in Section 6.1.

“Discharge of Senior Lender Claims” shall mean, except to the extent otherwise provided in Section 5.7 below, payment in full in cash (except for contingent indemnities and cost and reimbursement obligations to the extent no claim has been made) of (a) all Obligations in respect of all outstanding Senior Lender Claims and, with respect to letters of credit or letter of credit guaranties outstanding thereunder, delivery of cash collateral or backstop letters of credit in respect thereof in compliance with the Credit Agreement, in each case after or concurrently with the termination of all commitments to extend credit thereunder and (b) any other Senior Lender Claims that are due and payable or otherwise accrued and owing at or prior to the time such principal and interest are paid; provided that the Discharge of Senior Lender Claims shall not be deemed to have occurred if such payments are made with the proceeds of other Senior Lender Claims that constitute an exchange or replacement for or a refinancing of such Obligations or Senior Lender Claims. In the event the Senior Lender Claims are modified and the Obligations are paid over time or otherwise modified pursuant to Section 1129 of the Bankruptcy

Code, the Senior Lender Claims shall be deemed to be discharged when the final payment is made, in cash, in respect of such indebtedness and any obligations pursuant to such new indebtedness shall have been satisfied.

“First Lien Agent” shall mean each of (a) the Credit Agreement Agent and (b) any Other First Priority Lien Obligations Agent.

“First Priority Designated Agent” shall mean (i) for so long as any Obligations under the Credit Agreement remain outstanding, the Credit Agreement Agent and (ii) thereafter, such agent or trustee as is designated “First Priority Designated Agent” by Senior Lenders holding a majority in principal amount of the Senior Lender Claims then outstanding.

“Future Second Lien Indebtedness” shall mean Indebtedness or Obligations (other than [Initial Second Priority Indebtedness Claims]) of the Borrower or any of its Subsidiaries that are to be equally and ratably secured with the [Initial Second Priority Indebtedness Claims] and are so designated as Future Second Lien Indebtedness in accordance with Section 8.22 hereof; provided, however, that such Future Second Lien Indebtedness is permitted to be so incurred in accordance with any Senior Lender Documents and any Second Priority Documents, as applicable.

“Grantors” shall mean the Borrower and each of the Borrower’s Subsidiaries, in each case, that has executed and delivered a Second Priority Collateral Document or a Senior Collateral Document.

“Indebtedness” shall mean and include all obligations that constitute “Indebtedness” within the meaning of the [Initial Second Priority Indebtedness Agreement], the Credit Agreement, or the Other First Priority Lien Obligations Credit Documents.

“[Initial Second Priority Indebtedness Agreement]” shall have the meaning set forth in the recitals.

“[Initial Second Priority Indebtedness Claims]” shall mean all Obligations in respect of the [Initial Second Priority Notes] or arising under the [Initial Second Priority Indebtedness Documents] or any of them, including all fees and expenses of [TRUSTEE] thereunder.

“[Initial Second Priority Indebtedness Collateral]” shall mean all of the assets of the Grantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any [Initial Second Priority Indebtedness Claim].

“[Initial Second Priority Indebtedness Collateral Agreement]” shall mean the [    ], among [    ], [    ] and [    ] in respect of the [Initial Second Priority Indebtedness Agreement], as the same may be amended, restated, supplemented or otherwise modified from time to time.

“[Initial Second Priority Indebtedness Collateral Documents]” shall mean the [Initial Second Priority Indebtedness Collateral Agreement] and any other document or instrument pursuant to which a Lien is granted by any Grantor to secure any Initial Second Priority Indebtedness Claims or under which rights or remedies with respect to any such Lien are governed.

“[Initial Second Priority Indebtedness Documents]” shall mean (a) the [Initial Second Priority Indebtedness Agreement], the [Initial Second Priority Notes], [Initial Second Priority Indebtedness Collateral Documents] and (b) any other related document or instrument executed and delivered pursuant to any [Initial Second Priority Indebtedness Document] described in clause (a) above evidencing or governing any Obligations thereunder.

“[Initial Second Priority Indebtedness Secured Parties]” shall mean the Persons holding [Initial Second Priority Indebtedness Claims], including [TRUSTEE].

“[Initial Second Priority Notes]” shall mean (a) the [Notes] due 20[    ] issued pursuant to the [Initial Second Priority Indebtedness Agreement] and any notes issued in exchange for, and as contemplated by, such Notes and the related registration rights agreement with substantially identical terms as such Notes and (b) any additional notes issued under the [Initial Second Priority Indebtedness Agreement], to the extent permitted by the Initial [Second Priority Indebtedness Agreement], the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the other Senior Lender Documents and the Second Priority Documents, as applicable.

“Insolvency or Liquidation Proceeding” shall mean (a) any voluntary or involuntary case or proceeding under any Bankruptcy Law with respect to any Grantor, (b) any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to any Grantor or with respect to any of its assets, (c) any liquidation, dissolution, reorganization or winding up of any Grantor whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (d) any assignment for the benefit of creditors or any other marshalling of assets and liabilities of any Grantor.

“Lien” shall mean, with respect to any asset, (a) any mortgage, preferred mortgage, deed of trust, lien, notice of claim of lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Loan Documents” means the Credit Agreement and the other “Loan Documents” as defined in the Credit Agreement.

“Obligations” shall mean, with respect to any Person, any payment, performance or other obligations of such Person of any kind, including, without limitation, any liability of such Person on any claim, whether or not the right of any creditor to payment in respect of such claim is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured or unsecured, and whether or not such claim is discharged, stayed or otherwise affected by any Insolvency or Liquidation Proceeding. Without limiting the generality of the foregoing, the Obligations of any Grantor under any Senior Lender Document or Second Priority Document include the obligations to pay principal, interest (including interest, expenses and other monetary obligations accrued on or accruing after the commencement of any Insolvency or Liquidation Proceeding, whether or not a claim for post-filing interest, expenses or other monetary obligations is allowed in such proceeding) or premium on any Indebtedness, letter of credit commissions (if applicable), charges, expenses, fees, attorneys’ fees and disbursements, indemnities and other amounts payable by such Grantor to reimburse any amount in respect of any of the foregoing that any Senior Lender or Second Priority Secured Party, in its sole discretion, many elect to pay or advance on behalf of such Grantor.

“Other First Priority Lien Obligations” means all Obligations owing under any Other First Priority Lien Obligations Document; provided, however, for the avoidance of doubt, none of the Obligations under the Credit Agreement or any other Loan Document shall constitute Other First Priority Lien Obligations.

“Other First Priority Lien Obligations Agent” shall mean, with respect to any Other First Priority Lien Obligations Credit Document, the Person elected, designated or appointed as the administrative agent, trustee, collateral agent or similar representative with respect to such Other First Priority Lien Obligations Credit Document by or on behalf of the holders of such Other First Priority Lien Obligations, and its respective successors in such capacity.

“Other First Priority Lien Obligations Credit Document” means any (a) instruments, agreements or documents evidencing debt facilities or commercial paper facilities, providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to lenders or to special purpose entities formed to borrow from lenders against such receivables) or letters of credit, (b) debt securities, indentures and/or other forms of debt financing (including convertible or exchangeable debt instruments or bank guarantees or bankers’ acceptances), or (c) instruments or agreements evidencing any other indebtedness, in each case in respect of which a First Lien Agent has become a party hereto in accordance with Section 8.22 hereof.

“Other First Priority Lien Obligations Documents” means (a) each Other First Priority Lien Obligations Credit Document and each Other First Priority Lien Obligations Security Document related thereto and (b) any other related document or instrument executed and delivered pursuant to any Other First Priority Lien Obligations Document described in clause (a) above evidencing or governing any Obligations thereunder.

“Other First Priority Lien Obligations Security Documents” means any security agreement or any other document now existing or entered into after the date hereof that create Liens on any assets or properties of any Grantor to secure any Other First Priority Lien Obligations.

“Person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

“Pledged Collateral” shall mean the Common Collateral in the possession of any First Lien Agent (or its agents or bailees), to the extent that possession thereof perfects a Lien thereon under the Uniform Commercial Code.

“Recovery” shall have the meaning set forth in Section 6.4.

“Required Lenders” shall mean, with respect to any Senior Lender Documents, those Senior Lenders the approval of which is required to approve an amendment or modification of, termination or waiver of any provision of or consent to any departure from such Senior Lender Documents (or would be required to effect such consent under this Agreement if such consent were treated as an amendment of the Senior Lender Documents).

“Second Priority Agents” shall mean (a) [TRUSTEE] as agent for the [Initial Second Priority Indebtedness Secured Parties] and (b) the collateral agent for any Future Second Lien Indebtedness.

“Second Priority Claims” shall mean the [Initial Second Priority Indebtedness Claims] and all other Obligations in respect of, or arising under, the Second Priority Documents, including all fees and expenses of the collateral agent for any Future Second Lien Indebtedness.

“Second Priority Collateral” shall mean the [Initial Second Priority Indebtedness Collateral] and all of the assets of the Grantors, whether real, personal or mixed, with respect to which a Lien is granted as security for any Second Priority Claim.

“Second Priority Collateral Agreements” shall mean the [Initial Second Priority Indebtedness Collateral Agreement] and any comparable agreement(s) with respect to any Future Second Lien Indebtedness.

“Second Priority Collateral Documents” shall mean the [Initial Second Priority Indebtedness Collateral Documents] and any other agreement, document or instrument pursuant to which a Lien is now or hereafter granted securing any Second Priority Claims or under which rights or remedies with respect to such Liens are at any time governed.

“Second Priority Designated Agent” shall mean (i) for so long as any Obligations under the [Initial Second Priority Indebtedness Agreement] remain outstanding, [TRUSTEE] and (ii) at any time thereafter, such agent or trustee as is designated “Second Priority Designated Agent” by Second Priority Secured Parties holding a majority in principal amount of the Second Priority Claims then outstanding.

“Second Priority Documents” shall mean the [Initial Second Priority Indebtedness Documents], the Second Priority Collateral Documents and any other document or instrument evidencing or governing any Future Second Lien Indebtedness.

“Second Priority Lien” shall mean any Lien on any assets of the Borrower or any other Grantor securing any Second Priority Claims.

“Second Priority Secured Parties” shall mean the [Initial Second Priority Indebtedness Secured Parties] and all other Persons holding any Second Priority Claims, including the collateral agent for any Future Second Lien Indebtedness.

“Secured Hedge Agreements” shall mean each Swap Agreement entered into by a Grantor that (i) is in effect on the Closing Date with a counterparty that is a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender as of or following the Closing Date or (ii) is entered into after the Closing Date with any counterparty that is a Credit Agreement Lender or an Affiliate of a Credit Agreement Lender at the time such Swap Agreement is entered into. For the avoidance of doubt, Secured Hedge Agreements shall not include any Excluded Swap Obligations (as defined in the Senior Collateral Agreement).

“Senior Collateral Agreement” shall mean the Collateral Agreement, dated as of July 2, 2013, among the Borrower, certain other Grantors, Deutsche Bank Trust Company Americas, as collateral agent for the secured parties referred to therein, and Deutsche Bank AG New York Branch, as administrative agent, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Collateral Documents” shall mean the Senior Collateral Agreement, the Senior Guarantee Agreement, the Other First Priority Lien Obligations Security Documents and any security agreement, mortgage or other agreement, document or instrument pursuant to which a Lien is now or hereafter granted securing any Senior Lender Claims or under which rights or remedies with respect to such Lien are at any time governed.

“Senior Guaranty Agreement” shall mean the Guarantee Agreement referred to in the Credit Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Senior Lender Cash Management Obligations” shall mean, with respect to any Grantor, all Obligations of such Grantor in respect of any Overdraft Line (as defined in the Credit Agreement) owed to a Person that is a Credit Agreement Lender or any Affiliate of a Credit Agreement Lender as of or following the Closing Date or at the time the Overdraft Line is entered into (or any other Person designated by the Borrower as a provider of the Overdraft Line pursuant to the terms of the Credit Agreement and entitled to the benefits of the Senior Lender Collateral).

“Senior Lender Claims” shall mean all Obligations arising under the Credit Agreement, the Other First Priority Lien Obligations Credit Documents and any other Senior Lender Documents, whether or not such Obligations constitute Indebtedness, including, without limitation, (a) Obligations arising under Secured Hedge Agreements, (b) Senior Lender Cash Management Obligations and (c) Obligations under any agreement that is an exchange or replacement for or an extension, increase or refinancing of any other Senior Lender Claims. Senior Lender Claims shall include all interest, expenses and other monetary obligations accrued or accruing (or that would, absent the commencement of an Insolvency or Liquidation Proceeding, accrue) after the commencement of an Insolvency or Liquidation Proceeding in accordance with and at the rate specified in the relevant Senior Lender Documents whether or not the claim for such interest, expenses or other monetary obligations is allowed or allowable as a claim in such Insolvency or Liquidation Proceeding.

“Senior Lender Collateral” shall mean all of the assets of the Grantors, whether real, personal or mixed, with respect to which a Lien is granted or required to be granted, including pursuant to Section 2.3, as security for any Senior Lender Claim.

“Senior Lender Documents” shall mean the Loan Documents, the Other First Priority Lien Obligations Credit Documents, the Senior Collateral Documents and each of the other agreements, documents and instruments (including each agreement, document or instrument providing for or evidencing a Senior Lender Hedging Obligation or Senior Lender Cash Management Obligation) providing for, evidencing or securing any Senior Lender Claim, including, without limitation, any Obligation under the Credit Agreement and any other related document or instrument executed or delivered pursuant to any such document at any time or otherwise evidencing or securing any Obligation arising under any such document.

“Senior Lender Hedging Obligations” shall mean any Obligations under Secured Hedge Agreements.

“Senior Lenders” shall mean the Persons holding Senior Lender Claims.

“Subsidiary” shall mean any “Subsidiary” of the Borrower as defined in the Credit Agreement.

“Swap Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided, that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a Swap Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as from time to time in effect in the State of New York or any other applicable jurisdiction.

1.2 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with this Agreement, (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections shall be construed to refer to Sections of this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 2. Lien Priorities.

2.1 Subordination of Liens. Notwithstanding (i) the date, time, method, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection (including any defect or deficiency or alleged defect or deficiency in any of the foregoing) of any Liens granted to the Second Priority Secured Parties on the Common Collateral or of any Liens granted to any First Lien Agent or Senior Lenders on the Common Collateral, (ii) any provision of the UCC, any Bankruptcy Law, or any applicable law or the Second Priority Documents or the Senior Lender Documents, (iii) whether any First Lien Agent, either directly or through agents, holds possession of, or has control over, all or any part of the Common Collateral, (iv) the fact that any such Liens may be subordinated, voided, avoided, invalidated or lapsed or (v) any other circumstance of any kind or nature whatsoever, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, hereby agrees that: (a) any Lien on the Common Collateral securing any Senior Lender Claims now or hereafter held by or on behalf of any First Lien Agent or any Senior Lenders or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Common Collateral securing any Second Priority Claims and (b) any Lien on the Common Collateral securing any Second Priority Claims now or hereafter held by or on behalf of the Trustee or any Second Priority Secured Parties or any agent or trustee therefor regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Senior Lender Claims. All Liens on the Common Collateral securing any Senior Lender Claims shall be and remain senior in all respects and prior to all Liens on the Common Collateral securing any Second Priority Claims for all purposes, whether or not such Liens securing any Senior Lender Claims are subordinated to any Lien securing any other obligation of the Borrower, any other Grantor or any other Person.

2.2 Prohibition on Contesting Liens. Each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, and each First Lien Agent, for itself and on behalf of each Senior Lender in respect of which it serves as First Lien Agent, agrees that it shall not (and hereby waives any right to) take any action to challenge, contest or support any other Person in contesting or challenging, directly or indirectly, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, perfection, priority or enforceability of (a) a Lien securing any Senior Lender Claims held (or purported to be held) by or on behalf of any First Lien Agent or any of the Senior Lenders or any agent or trustee therefor in any Senior Lender Collateral or (b) a Lien securing any Second Priority Claims held (or purported to be held) by or on behalf of any Second Priority Secured Party in the Common Collateral, as the case may be; provided, however, that nothing in this Agreement shall be construed to prevent or impair the rights of any First Lien Agent or any Senior Lender to enforce this Agreement (including the priority of the Liens securing the Senior Lender Claims as provided in Section 2.1) or any of the Senior Lender Documents.

2.3 No New Liens. So long as the Discharge of Senior Lender Claims has not occurred and subject to Section 6, each Second Priority Agent agrees, for itself and on behalf of each applicable Second Priority Secured Party, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, that it shall not acquire or hold any Lien on any assets of the Borrower or any other Grantor securing any Second Priority Claims that are not also subject to the first-priority Lien in respect of the Senior Lender Claims under the Senior Lender Documents. If any Second Priority Agent or any Second Priority Secured Party shall (nonetheless and in breach hereof) acquire or hold any Lien on any collateral that is not also subject to the first-priority Lien in respect of the Senior Lender Claims under the Senior Lender Documents, then such Second Priority Agent shall, without the need for any further consent of any party and notwithstanding anything to the contrary in any other document, be deemed to also hold and have held such lien for the benefit of the First Lien Agents as security for the Senior Lender Claims (subject to the lien priority and other terms hereof) and shall promptly notify each First Lien Agent in writing of the existence of such Lien and in any event take such actions as may be requested by any First Lien Agent to assign or release such Liens to the First Lien Agents (and/or each of its designees) as security for the applicable Senior Lender Claims.

2.4 Perfection of Liens. Neither the First Lien Agents nor the Senior Lenders shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Common Collateral for the benefit of the Second Priority Agents and the Second Priority Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Lenders and the Second Priority Secured Parties and shall not impose on the First Lien Agents, the Second Priority Agents, the Second Priority Secured Parties or the Senior Lenders or any agent or trustee therefor any obligations in respect of the disposition of proceeds of any Common Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

2.5 Waiver of Marshalling. Until the Discharge of Senior Lender Claims, each Second Priority Agent, on behalf of itself and the applicable Second Priority Secured Parties, agrees not to assert and hereby waives, to the fullest extent permitted by law, any right to demand, request, plead or otherwise assert or otherwise claim the benefit of, any marshalling, appraisal, valuation or other similar right that may otherwise be available under applicable law with respect to the Common Collateral or any other similar rights a junior secured creditor may have under applicable law.

SECTION 3. Enforcement.

3.1 Exercise of Remedies.

(a) So long as the Discharge of Senior Lender Claims has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Borrower or any other Grantor, (i) no Second Priority Agent or any Second Priority Secured Party will (x) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Common Collateral or any other security in respect of any applicable Second Priority Claims, or exercise any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), (y) contest, protest or object to any foreclosure proceeding or action brought with respect to the Common Collateral or any other collateral by any First Lien Agent or any Senior Lender in respect of the Senior Lender Claims, the exercise of any right by any First Lien Agent or any Senior Lender (or any agent or sub-agent on their behalf) in respect of the Senior Lender Claims under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Second Priority Agent or any Second Priority Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party, of any rights and remedies relating to the Common Collateral or any other collateral under the Senior Lender Documents or otherwise in respect of Senior Lender Claims, or (z) object to the forbearance by the Senior Lenders or First Lien Agents from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Common Collateral or any other collateral in respect of Senior Lender Claims and (ii) except as otherwise provided herein, each First Lien Agent and the Senior Lenders shall have the exclusive right to enforce rights, exercise remedies (including setoff and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Common Collateral without any consultation with or the consent of any Second Priority Agent or any Second Priority Secured Party; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, each Second Priority Agent may file a proof of claim or statement of interest with respect to the applicable Second Priority Claims, (B) each Second Priority Agent may take any action (not adverse to the prior Liens on the Common Collateral securing the Senior Lender Claims, or the rights of either First Lien Agent or the Senior Lenders to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Common Collateral, (C) in any Insolvency or Liquidation Proceeding commenced by or against the Borrower or any other Grantor, each Second Priority Agent may file any necessary or responsive pleadings in opposition to any motion, adversary proceeding or other pleading filed by any Person objecting to or otherwise seeking disallowance of the claim or Lien of such Second Priority Agent or Second Priority Secured Party, (D) each Second Priority Agent may file any pleadings, objections, motions, or agreements which assert rights available to unsecured creditors of the Borrower or any other Grantor arising under any Insolvency or Liquidation Proceeding or applicable nonbankruptcy law and (E) each Second Priority Agent and each Second Priority Secured Party may vote on any plan of reorganization in any Insolvency or Liquidation Proceeding of the Borrower or any other Grantor, in each case (A) through (E) above to the extent such action is not inconsistent with, or could not result in a resolution inconsistent with, the terms of this Agreement. In exercising rights and remedies with respect to the Senior Lender Collateral, each First Lien Agent and the Senior Lenders may enforce the provisions of the Senior Lender Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Common Collateral or other collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Lender Claims has not occurred, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that it will not take or receive any Common Collateral or other collateral or any proceeds of Common Collateral or other collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Common Collateral or other collateral in respect of the applicable Second Priority Claims. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Lender Claims has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.1(a), the sole right of the Second Priority Agents and the Second Priority Secured Parties with respect to the Common Collateral or any other collateral is to hold a Lien on the Common Collateral or such other collateral in respect of the applicable Second Priority Claims pursuant to the Second Priority Documents, as applicable, for the period and to the extent granted therein and to receive a share of the proceeds thereof, if any, after the Discharge of Senior Lender Claims has occurred.

(c) Subject to the proviso in clause (ii) of Section 3.1(a) above, (i) each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, agrees that no Second Priority Agent or any Second Priority Secured Party will take any action that would hinder any exercise of remedies undertaken by any First Lien Agent or Senior Lenders with respect to the Common Collateral or any other collateral under the Senior Lender Documents, including any sale, lease, exchange, transfer or other disposition of the Common Collateral or such other collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, hereby waives any and all rights it or any Second Priority Secured Party may have as a junior lien creditor or otherwise to object to the manner in which any First Lien Agent or Senior Lenders seek to enforce or collect the Senior Lender Claims or the Liens granted in any of the Senior Lender Collateral, regardless of whether any action or failure to act by or on behalf of any First Lien Agent or Senior Lenders is adverse to the interests of the Second Priority Secured Parties.

(d) Each Second Priority Agent hereby acknowledges and agrees that no covenant, agreement or restriction contained in any applicable Second Priority Document shall be deemed to restrict in any way the rights and remedies of any First Lien Agent or Senior Lenders with respect to the Senior Lender Collateral as set forth in this Agreement and the Senior Lender Documents.

3.2 Cooperation. Subject to the proviso in clause (ii) of Section 3.1(a), each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that, unless and until the Discharge of Senior Lender Claims has occurred, it will not commence, or join with any Person (other than the Senior Lenders and any First Lien Agent upon the request thereof) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Common Collateral or any other collateral under any of the applicable Second Priority Documents or otherwise in respect of the applicable Second Priority Claims relating to the Common Collateral.

3.3 Actions Upon Breach. If any Second Priority Secured Party, in contravention of the terms of this Agreement, in any way takes, attempts to or threatens to take any action with respect to the Common Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), this Agreement shall create an irrebuttable presumption and admission by such Second Priority Secured Party that relief against such Second Priority Secured Party by injunction, specific performance and/or other appropriate equitable relief is necessary to prevent irreparable harm to the Senior Lenders or First Lien Agents, it being understood and agreed by each Second Priority Agent on behalf of each applicable Second Priority Secured Party that (i) the Senior Lenders’ or First Lien Agents’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (ii) each Second Priority Secured Party waives any defense that the Grantors and/or the Senior Lenders or First Lien Agents cannot demonstrate damage and/or can be made whole by the awarding of damages.

SECTION 4. Payments.

4.1 Application of Proceeds. So long as the Discharge of Senior Lender Claims has not occurred, the Common Collateral and any other collateral in respect of the Second Priority Claims or proceeds thereof received in connection with the sale or other disposition of, or collection on, such Common Collateral or other collateral upon the exercise of remedies as a secured party, shall be applied by the First Lien Agents to the Senior Lender Claims in such order as specified in the relevant Senior Lender Documents until the Discharge of Senior Lender Claims has occurred. Upon the Discharge of Senior Lender Claims, subject to Section 5.7 hereof, each of the First Lien Agents shall deliver promptly to the Second Priority Designated Agent any Common

Collateral or proceeds thereof held by it in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct to be applied by the Second Priority Designated Agent ratably to the Second Priority Claims in such order as specified in the Second Priority Documents.

4.2 Payments Over. Any Common Collateral or other collateral in respect of the Second Priority Claims or proceeds thereof received by any Second Priority Agent or any Second Priority Secured Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Common Collateral or such other collateral prior to the Discharge of Senior Lender Claims shall be segregated and held for the benefit of and forthwith paid over to the First Priority Designated Agent (and/or its designees) for the benefit of the Senior Lenders in the same form as received, with any necessary endorsements or as a court of competent jurisdiction may otherwise direct. The First Lien Agents are each hereby individually authorized to make any such endorsements as agent for any Second Priority Agent or any such Second Priority Secured Party. This authorization is coupled with an interest and is irrevocable.

SECTION 5. Other Agreements.

5.1 Releases.

(a) If, at any time any Grantor or the holder of any Senior Lender Claim delivers notice to each Second Priority Agent that any specified Common Collateral (including all or substantially all of the equity interests of a Grantor or any of its Subsidiaries) (including for such purpose, in the case of the sale of equity interests in any Subsidiary, any Common Collateral held by such Subsidiary or any direct or indirect Subsidiary thereof) is:

(A) sold, transferred or otherwise disposed of:

(i) by the owner of such Common Collateral in a transaction permitted under the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the [Initial Second Priority Indebtedness Agreement] and each other Senior Lender Document and Second Priority Document (if any); or

(ii) during the existence of any Event of Default under (and as defined in) the Credit Agreement or the Other First Priority Lien Obligations Credit Documents to the extent that any of the First Lien Agents has consented to such sale, transfer or disposition; or

(B) otherwise released as permitted by the Credit Agreement and the Other First Priority Lien Obligations Credit Documents, then (whether or not any Insolvency or Liquidation Proceeding is pending at the time) the Liens in favor of the Second Priority Secured Parties upon such Common Collateral will automatically be released and discharged as and when, but only to the extent, such Liens on such Common Collateral securing Senior Lender Claims are released and discharged. Upon delivery to each Second Priority Agent of a notice from any First Lien Agent stating that any release of Liens securing or supporting the Senior Lender Claims has become effective (or shall become effective upon each Second Priority Agent’s release) (whether in connection with a sale of such assets by the relevant Grantor pursuant to the preceding sentence or otherwise), each Second Priority Agent will promptly execute and deliver such instruments, releases, termination statements or other documents confirming such release on customary terms.

(b) Each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, hereby irrevocably constitutes and appoints each First Lien Agent and any officer or agent of such First Lien Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of each Second Priority Agent or such holder or in such First Lien Agent’s own name, from time to time in such First Lien Agent’s discretion, for the purpose of carrying out the terms of this Section 5.1, to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of this Section 5.1, including any termination statements, endorsements or other instruments of transfer or release.

(c) Unless and until the Discharge of Senior Lender Claims has occurred, each Second Priority Agent, for itself and on behalf of each applicable Second Priority Secured Party, hereby consents to the application, whether prior to or after a default, of proceeds of Common Collateral or other collateral to the repayment of Senior Lender Claims pursuant to the Senior Lender Documents; provided that nothing in this Section 5.1(c) shall be construed to prevent or impair the rights of the Second Priority Agents or the Second Priority Secured Parties to receive proceeds in connection with the Second Priority Claims not otherwise in contravention of this Agreement.

5.2 Insurance. Unless and until the Discharge of Senior Lender Claims has occurred, each First Lien Agent and the Senior Lenders shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Lender Documents, to adjust settlement for any insurance policy covering the Common Collateral or any other collateral in respect of the Second Priority Claims in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Common Collateral or such other collateral. Unless and until the Discharge of Senior Lender Claims has occurred, all proceeds of any such policy and any such award if in respect of the Common Collateral or such other collateral shall be paid (a) first, prior to the occurrence of the Discharge of Senior Lender Claims, to the First Lien Agents for the benefit of Senior Lenders pursuant to the terms of the Senior Lender Documents, (b) second, after the occurrence of the Discharge of Senior Lender Claims, to the Second Priority Agents for the benefit of the Second Priority Secured Parties pursuant to the terms of the applicable Second Priority Documents and (c) third, if no Second Priority Claims are outstanding, to the owner of the subject property, such other person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Agent or any Second Priority Secured Party shall, at any time, receive any proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such proceeds over to any First Lien Agent in accordance with the terms of Section 4.2.

5.3 Amendments to Second Priority Collateral Documents.

(a) So long as the Discharge of Senior Lender Claims has not occurred, without the prior written consent of the First Lien Agents, no Second Priority Collateral Document may be amended, supplemented or otherwise modified or entered into to the extent such amendment, supplement or modification, or the terms of any new Second Priority Collateral Document, would be prohibited by or inconsistent with any of the terms of this Agreement. Each Second Priority Agent agrees that each applicable Second Priority Collateral Document executed as of the date hereof shall include the following language (or language to similar effect approved by the First Lien Agents):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the [applicable Second Priority Agent for the benefit of the [Secured Parties]] pursuant to this agreement are expressly subject and subordinate to the liens and security interests granted to Deutsche Bank Trust Company Americas, as collateral agent (and its permitted successors), for the benefit of the secured parties referred to below, pursuant to the Collateral Agreement, dated as of July 2, 2013 (as amended, amended and restated, supplemented or otherwise modified from time to time), from the Borrower and the other “Pledgors” referred to therein, in favor of Deutsche Bank Trust Company Americas, as collateral agent for the benefit of the secured parties referred to therein [and to the liens and security interests granted to [Other First Priority Lien Obligations Agent] pursuant to [Other First Priority Lien Obligations Security Document (as amended, supplemented or otherwise modified from time to time)]], and (ii) the exercise of any right or remedy by the [applicable Second Priority Agent] hereunder is subject to the limitations and provisions of the Intercreditor Agreement, dated as of [            ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), by and among Deutsche Bank Trust Company Americas, in its capacity as First Lien Agent, Deutsche Bank AG New York Branch, in its capacity as Credit Agreement Administrative Agent, and [                    ], as [TRUSTEE]. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this agreement, the terms of the Intercreditor Agreement shall govern.”

(b) In the event that the First Lien Agents or the Senior Lenders enter into any amendment, waiver or consent in respect of or replace any Senior Collateral Document for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the First Lien Agents, the Senior Lenders, the Borrower or any other Grantor thereunder (including the release of any Liens in Senior Lender Collateral), then such amendment, waiver or consent shall apply automatically to any comparable provision of each Comparable Second Priority Collateral Document without the consent of any Second Priority Agent or any Second Priority Secured Party and without any action by any Second Priority Agent or any Second Priority Secured Party; provided, that such amendment, waiver or consent does not materially adversely affect the rights of the Second Priority Secured Parties or the interests of the Second Priority Secured Parties in the Second Priority Collateral and not the Senior Lenders, that have a security interest in the affected collateral in a like or similar manner (without regard to the fact that the Lien of such Senior Collateral Document is senior to the Lien of the Comparable Second Priority Collateral Document). The relevant First Lien Agent shall give written notice of such amendment, waiver or consent to each Second Priority Agent; provided that the failure to give such notice shall not affect the effectiveness of such amendment, waiver or consent with respect to the provisions of any Second Priority Collateral Document as set forth in this Section 5.3(b).

(c) Anything contained herein to the contrary notwithstanding, until the Discharge of Senior Lender Claims has occurred, no Second Priority Collateral Document shall be entered into unless the collateral covered thereby is also subject to a perfected first-priority interest in favor of the First Lien Agents for the benefit of the Senior Lenders pursuant to the Senior Collateral Documents.

5.4 Rights As Unsecured Creditors. Notwithstanding anything to the contrary in this Agreement, the Second Priority Agents and the Second Priority Secured Parties may exercise rights and remedies as an unsecured creditor against the Borrower or any Grantor in accordance with the terms of the applicable Second Priority Documents and applicable law, in each case to the extent not inconsistent with the provisions of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Agent or any Second Priority Secured Party of the required payments of interest and principal so long as such receipt is not the direct or indirect result of (a) the exercise by any Second Priority Agent or any Second Priority Secured Party of rights or remedies as a secured creditor in respect of Common Collateral or other collateral or (b) enforcement in contravention of this Agreement of any Lien in respect of Second Priority Claims held by any of them. In the event any Second Priority Agent or any Second Priority Secured Party becomes a judgment lien creditor or other secured creditor in respect of Common Collateral or other collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Claims or otherwise, such judgment or other lien shall be subordinated to the Liens securing Senior Lender Claims on the same basis as the other Liens securing the Second Priority Claims are so subordinated to such Liens securing Senior Lender Claims under this Agreement. Nothing in this Agreement impairs or otherwise adversely affects any rights or remedies the First Lien Agents or the Senior Lenders may have with respect to the Senior Lender Collateral.

5.5 First Lien Agents as Gratuitous Bailees for Perfection.

(a) Each First Lien Agent agrees to hold the Pledged Collateral that is part of the Common Collateral that is in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for each Second Priority Agent and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the Second Priority Collateral Agreements, subject to the terms and conditions of this Section 5.5 (such bailment being intended, among other things, to satisfy the requirements of Sections 8-106(d)(3), 8-301(a)(2) and 9-313(c) of the UCC).

(b) In the event that any First Lien Agent (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the Senior Collateral Agreement) that is part of the Common Collateral that are necessary for the perfection of

Liens in such Common Collateral, such First Lien Agent agrees to hold such Liens as gratuitous bailee for each Second Priority Agent and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the Second Priority Collateral Agreements, subject to the terms and conditions of this Section 5.5.

(c) Except as otherwise specifically provided herein (including Sections 3.1 and 4.1), until the Discharge of Senior Lender Claims has occurred, any First Lien Agent shall be entitled to deal with the Pledged Collateral in accordance with the terms of the Senior Lender Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Agents and the Second Priority Secured Parties with respect to such Pledged Collateral shall at all times be subject to the terms of this Agreement.

(d) The First Lien Agents shall have no obligation whatsoever to any Second Priority Agent or any Second Priority Secured Party to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.5. The duties or responsibilities of the First Lien Agents under this Section 5.5 shall be limited solely to holding the Pledged Collateral as gratuitous bailee for each Second Priority Agent for purposes of perfecting the Lien held by the Second Priority Secured Parties.

(e) The First Lien Agents shall not have by reason of the Second Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of any Second Priority Agent or any Second Priority Secured Party and the Second Priority Agents and the Second Priority Secured Parties hereby waive and release the First Lien Agents from all claims and liabilities arising pursuant to the First Lien Agents’ role under this Section 5.5, as agent and gratuitous bailee with respect to the Common Collateral.

(f) Upon the Discharge of Senior Lender Claims, the relevant First Lien Agent shall deliver to the Second Priority Designated Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any) and to the extent such Pledged Collateral is in the possession or control of such First Lien Agent (or its agents or bailees) together with any necessary endorsements (or otherwise allow the Second Priority Designated Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct.

(g) Neither the First Lien Agents nor the Senior Lenders shall be required to marshal any present or future collateral security for the Borrower’s or its Subsidiaries’ obligations to the First Lien Agents or the Senior Lenders under the Credit Agreement or the Senior Collateral Documents or any assurance of payment in respect thereof or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

5.6 Second Priority Designated Agent as Gratuitous Bailee for Perfection.

(a) Upon the Discharge of Senior Lender Claims, the Second Priority Designated Agent agrees to hold the Pledged Collateral that is part of the Common Collateral in its possession or control (or in the possession or control of its agents or bailees) as gratuitous bailee for the other Second Priority Agents and any assignee solely for the purpose of perfecting the security interest granted in such Pledged Collateral pursuant to the applicable Second Priority Collateral Agreement, subject to the terms and conditions of this Section 5.6.

(b) In the event that the Second Priority Designated Agent (or its agent or bailees) has Lien filings against Intellectual Property (as defined in the Senior Collateral Agreement) that is part of the Common Collateral that are necessary for the perfection of Liens in such Common Collateral, upon the Discharge of Senior Lender Claims, the Second Priority Designated Agent agrees to hold such Liens as gratuitous bailee for the other Second Priority Agents and any assignee solely for the purpose of perfecting the security interest granted in such Liens pursuant to the applicable Second Priority Collateral Agreement, subject to the terms and conditions of this Section 5.6.

(c) The Second Priority Designated Agent, in its capacity as gratuitous bailee, shall have no obligation whatsoever to the other Second Priority Agents or the First Lien Agent to assure that the Pledged Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Common Collateral except as expressly set forth in this Section 5.6. The duties or responsibilities of the Second Priority Designated Agent under this Section 5.6 upon the Discharge of Senior Lender Claims shall be limited solely to holding the Pledged Collateral as gratuitous bailee for the other Second Priority Agents for purposes of perfecting the Lien held by the applicable Second Priority Secured Parties.

(d) The Second Priority Designated Agent shall not have by reason of the Second Priority Collateral Documents or this Agreement or any other document a fiduciary relationship in respect of the other Second Priority Agents (or the Second Priority Secured Parties for which such other Second Priority Agents are agents) and the other Second Priority Agents hereby waive and release the Second Priority Designated Agent from all claims and liabilities arising pursuant to the Second Priority Designated Agent’s role under this Section 5.6, as agent and gratuitous bailee with respect to the Common Collateral.

(e) In the event that the Second Priority Designated Agent shall cease to be so designated the Second Priority Designated Agent pursuant to the definition of such term, the then Second Priority Designated Agent shall deliver to the successor Second Priority Designated Agent, to the extent that it is legally permitted to do so, the remaining Pledged Collateral (if any), together with any necessary endorsements (or otherwise allow the successor Second Priority Designated Agent to obtain control of such Pledged Collateral) or as a court of competent jurisdiction may otherwise direct, and such successor Second Priority Designated Agent shall perform all duties of the Second Priority Designated Agent as set forth herein.

5.7 Release Upon Discharge of Senior Lender Claims; No Release If Event of Default; Reinstatement.

(a) Except as otherwise provided in clause (b) of this Section 5.7, upon the Discharge of Senior Lender Claims and the concurrent release of the Liens securing Senior Lender Claims, the Liens in favor of the Second Priority Secured Parties shall automatically be released and discharged.

(b) Notwithstanding any other provisions contained in this Agreement, if an Event of Default (as defined in the [Initial Second Priority Indebtedness Agreement] or any other Second Priority Document, as applicable) exists on the date of Discharge of Senior Lender Claims, the Second Priority Liens on the Second Priority Collateral securing the Second Priority Claims relating to such Event of Default will not be released, except to the extent such Second Priority Collateral or any portion thereof was disposed of in order to repay Senior Lender Claims secured by such Second Priority Collateral, and thereafter the applicable Second Priority Agent will have the right to foreclose upon such Second Priority Collateral (but in such event, the Liens on such Second Priority Collateral securing the applicable Second Priority Claims will be released when such Event of Default and all other Events of Default under the [Initial Second Priority Indebtedness Agreement] or any other Second Priority Document, as applicable, cease to exist).

(c) If, at any time after the Discharge of Senior Lender Claims has occurred, the Borrower incurs and designates any Senior Lender Claims, then such Discharge of Senior Lender Claims shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such designation as a result of the occurrence of such first Discharge of Senior Lender Claims), and the applicable agreement governing such Senior Lender Claims shall automatically be treated as the Credit Agreement for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Common Collateral set forth herein and the granting by the First Lien Agents of amendments, waivers and consents hereunder. Upon receipt of notice of such designation (including the identity of any new First Lien Agent), each Second Priority Agent shall promptly (i) enter into such documents and agreements, including amendments or supplements to this Agreement, as such new First Lien Agent shall reasonably request in writing in order to provide the new First Lien Agent the rights of the First Lien Agents contemplated hereby and (ii) to the extent then held by any Second Priority Agent, deliver to such First Lien Agent the Pledged Collateral that is Common Collateral together with any necessary endorsements (or otherwise allow such First Lien Agent to obtain possession or control of such Pledged Collateral).

SECTION 6. Insolvency or Liquidation Proceedings.

6.1 Financing Issues. If the Borrower or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any First Lien Agent shall desire to permit the use of cash collateral or to permit the Borrower or any other Grantor to obtain financing under Section 363 or Section 364 of Title 11 of the United States Code or any similar provision in any Bankruptcy Law (“DIP Financing”), then each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that it will raise no objection to, and will not support any objection to, and will not otherwise contest (a) such use of cash collateral or DIP Financing and will not request adequate protection or any other relief in connection therewith (except to the extent permitted by Section 6.3) and, to the extent the Liens securing the Senior Lender Claims under the Senior Lender Documents are subordinated or pari passu with such DIP Financing, will subordinate its Liens in the Common Collateral and any other collateral to such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Claims are so subordinated to Liens securing Senior Lender Claims under this Agreement, (b) any motion for relief from the automatic stay or from any injunction against foreclosure or enforcement in respect of Senior Lender Claims made by any First Lien Agent or any holder of Senior Lender Claims, (c) any lawful exercise by any holder of Senior Lender Claims of the right to credit bid Senior Lender Claims at any sale in foreclosure of Senior Lender Collateral (including pursuant to Section 363(k) of the Bankruptcy Code), (d) any other request for judicial relief made in any court by any holder of Senior Lender Claims relating to the lawful enforcement of any Lien on Senior Lender Collateral or (e) any order relating to a sale of assets of any Grantor for which any First Lien Agent has consented or not otherwise objected to that provides, to the extent the sale is to be free and clear of Liens, that the Liens securing the Senior Lender Claims and the Second Priority Claims will attach to the proceeds of the sale on the same basis of priority as the Liens securing the Senior Lender Collateral do to the Liens securing the Second Priority Collateral in accordance with this Agreement.

6.2 Relief from the Automatic Stay. Until the Discharge of Senior Lender Claims has occurred, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding in respect of the Common Collateral or any other collateral, without the prior written consent of all First Lien Agents and Required Lenders.

6.3 Adequate Protection. Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, agrees that none of them shall contest (or support any other Person contesting) (a) any request by any First Lien Agent or Senior Lenders for adequate protection or (b) any objection by any First Lien Agent or Senior Lenders to any motion, relief, action or proceeding based on such First Lien Agent’s or the Senior Lenders’ claiming a lack of adequate protection. Notwithstanding the foregoing, in any Insolvency or Liquidation Proceeding, (i) if the Senior Lenders (or any subset thereof) are granted adequate protection in the form of additional collateral in connection with any DIP Financing or use of cash collateral under Section 363 or Section 364 of the Bankruptcy Code or any similar Bankruptcy Law, then each Second Priority

Agent, on behalf of itself and any applicable Second Priority Secured Party, (A) may seek or request adequate protection in the form of a replacement Lien on such additional collateral, which Lien is subordinated to the Liens securing the Senior Lender Claims and such DIP Financing (and all Obligations relating thereto) on the same basis as the other Liens securing the Second Priority Claims are so subordinated to the Liens securing Senior Lender Claims under this Agreement and (B) agrees that it will not seek or request, and will not accept, adequate protection in any other form, and (ii) in the event any Second Priority Agent, on behalf of itself or any applicable Second Priority Secured Party, seeks or requests adequate protection and such adequate protection is granted in the form of additional collateral, then such Second Priority Agent, on behalf of itself or each such Second Priority Secured Party, agrees that the First Lien Agents shall also be granted a senior Lien on such additional collateral as security for the applicable Senior Lender Claims and any such DIP Financing and that any Lien on such additional collateral securing the Second Priority Claims shall be subordinated to the Liens on such collateral securing the Senior Lender Claims and any such DIP Financing (and all Obligations relating thereto) and any other Liens granted to the Senior Lenders as adequate protection on the same basis as the other Liens securing the Second Priority Claims are so subordinated to such Liens securing Senior Lender Claims under this Agreement.

6.4 Avoidance Issues. If any Senior Lender or First Lien Agent is required in any Insolvency or Liquidation Proceeding or otherwise to turn over or otherwise pay to the estate of the Borrower or any other Grantor (or any trustee, receiver or similar person therefor), because the payment of such amount was declared to be fraudulent or preferential in any respect or for any other reason, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of setoff or otherwise, then as among the parties hereto the Senior Lender Claims shall be deemed to be reinstated to the extent of such Recovery and to be outstanding as if such payment had not occurred and the Senior Lenders or First Lien Agent shall be entitled to a Discharge of Senior Lender Claims with respect to all such recovered amounts and shall have all rights hereunder until such time. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto.

6.5 Application. This Agreement, which the parties hereto acknowledge shall constitute a “subordination agreement” for the purposes of Section 510(a) of the Bankruptcy Code, shall be applicable prior to and after the commencement of any Insolvency or Liquidation Proceeding. All references herein to any Grantor shall apply to any trustee for such Person and such Person as debtor in possession. The relative rights as to the Common Collateral and other collateral and proceeds thereof shall continue after the filing thereof on the same basis as prior to the date of the petition, subject to any court order approving the financing of, or use of cash collateral by, any Grantor.

6.6 Waivers. Until the Discharge of Senior Lender Claims has occurred, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, (a) will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code senior to or on a parity with the Liens securing the Senior Lender Claims for costs or expenses of preserving or disposing of any Common Collateral or other collateral, and (b) waives any claim it may now or hereafter have arising out of the election by any Senior Lender of the application of Section 1111(b)(2) of the Bankruptcy Code.

SECTION 7. Reliance; Waivers; etc.

7.1 Reliance. The consent by the Senior Lenders to the execution and delivery of the Second Priority Documents to which the Senior Lenders have consented and all loans and other extensions of credit made or deemed made on and after Closing Date by the Senior Lenders to the Borrower or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, acknowledges that it and the applicable Second Priority Secured Parties is not entitled to rely on any credit decision or other decisions made by any First Lien Agent or any Senior Lender in taking or not taking any action under the applicable Second Priority Document or this Agreement.

7.2 No Warranties or Liability. Neither any First Lien Agent nor any Senior Lender shall have been deemed to have made any express or implied representation or warranty upon which the Second Priority Agent or the Second Priority Secured Parties may rely, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Lender Documents, the ownership of any Common Collateral or the perfection or priority of any Liens thereon. The Senior Lenders will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Lender Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Lenders may manage their loans and extensions of credit without regard to any rights or interests that any Second Priority Agent or any of the Second Priority Secured Parties have in the Common Collateral or otherwise, except as otherwise provided in this Agreement. Neither any First Lien Agent nor any Senior Lender shall have any duty to any Second Priority Agent or any Second Priority Secured Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreements with the Borrower or any Subsidiary thereof (including the Second Priority Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the First Lien Agents, the Senior Lenders, the Second Priority Agents and the Second Priority Secured Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Second Priority Claims, the Senior Lender Claims or any guarantee or security which may have been granted to any of them in connection therewith, (b) the Borrower’s title to or right to transfer any of the Common Collateral or (c) any other matter except as expressly set forth in this Agreement.

7.3 Obligations Unconditional. All rights, interests, agreements and obligations of the First Lien Agents and the Senior Lenders, and the Second Priority Agents and the Second Priority Secured Parties, respectively, hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Lender Documents or any Second Priority Documents;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Lender Claims or Second Priority Claims, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Credit Agreement or any other Senior Lender Document or of the terms of the [Initial Second Priority Indebtedness Agreement] or any other Second Priority Document;

(c) any exchange of any security interest in any Common Collateral or any other collateral, or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Lender Claims or Second Priority Claims or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Borrower or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, the Borrower or any other Grantor in respect of the Senior Lender Claims, or of any Second Priority Agent or any Second Priority Secured Party in respect of this Agreement.

SECTION 8. Miscellaneous.

8.1 Conflicts. Subject to Section 8.19, in the event of any conflict between the provisions of this Agreement and the provisions of any Senior Lender Document or any Second Priority Document, the provisions of this Agreement shall govern.

8.2 Continuing Nature of this Agreement; Severability. Subject to Section 6.4, this Agreement shall continue to be effective until the Discharge of Senior Lender Claims shall have occurred or such later time as all the Obligations in respect of the Second Priority Claims shall have been paid in full. This is a continuing agreement of lien subordination and the Senior Lenders may continue, at any time and without notice to each Second Priority Agent or any Second Priority Secured Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Borrower or any other Grantor constituting Senior Lender Claims in reliance hereon. The terms of this Agreement shall survive, and shall continue in full force and effect, in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

8.3 Amendments; Waivers. Subject to Section 8.22 hereof, no amendment, modification or waiver of any of the provisions of this Agreement by any Second Priority Agent or any First Lien Agent shall be deemed to be made unless the same shall be in writing signed on behalf of the party making the same or its authorized agent and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of the parties making such waiver or the obligations of the other parties to such party in any other respect or at any other time. The Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of this Agreement except to the extent their rights are adversely affected (in which case the Borrower shall have the right to consent to or approve any such amendment, modification or waiver).

8.4 Information Concerning Financial Condition of the Borrower and the Subsidiaries. Neither any First Lien Agent nor any Senior Lender shall have any obligation to any Second Priority Agent or any Second Priority Secured Party to keep the Second Priority Agent or any Second Priority Secured Party informed of, and the Second Priority Agents and the Second Priority Secured Parties shall not be entitled to rely on the First Lien Agents or the Senior Lenders with respect to, (a) the financial condition of the Borrower and the Subsidiaries and all endorsers, pledgors and/or guarantors of the Second Priority Claims or the Senior Lender Claims and (b) all other circumstances bearing upon the risk of nonpayment of the Second Priority Claims or the Senior Lender Claims. The First Lien Agents, the Senior Lenders, each Second Priority Agent and the Second Priority Secured Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any First Lien Agent, any Senior Lender, any Second Priority Agent or any Second Priority Secured Party, in its or their sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it or they shall be under no obligation (w) to make, and the First Lien Agents, the Senior Lenders, the Second Priority Agents and the Second Priority Secured Parties shall not make, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (x) to provide any additional information or to provide any such information on any subsequent occasion, (y) to undertake any investigation or (z) to disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

8.5 Subrogation. Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, hereby waives any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Lender Claims has occurred.

8.6 Application of Payments. Except as otherwise provided herein, all payments received by the Senior Lenders may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Lender Claims as the Senior Lenders, in their sole discretion, deem appropriate, consistent with the terms of the Senior Lender Documents. Except as otherwise provided herein, each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, assents to any such extension or postponement of the time of payment of the Senior Lender Claims or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Lender Claims and to the addition or release of any other Person primarily or secondarily liable therefor.

8.7 Consent to Jurisdiction; Waivers. The parties hereto consent to the nonexclusive jurisdiction of any state or federal court located in New York County, New York (the “New York Courts”), and consent that all service of process may be made by registered mail directed to such party as provided in Section 8.8 for such party. Service so made shall be deemed to be completed three days after the same shall be posted as aforesaid. The parties hereto waive any objection to any action instituted hereunder in any such court based on forum non conveniens, and any objection to the venue of any action instituted hereunder in any such court. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, or arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto in connection with the subject matter hereof. Nothing in this Agreement shall affect any right that any party may otherwise have to bring any action or proceeding relating to this Agreement in the courts of any jurisdiction, except that each Second Priority Secured Party and each Second Priority Agent agrees that (a) it will not bring any such action or proceeding in any court other than New York Courts, and (b) in any such action or proceeding brought against any Second Priority Agent or any Grantor or any Second Priority Secured Party in any other court, it will not assert any cross-claim, counterclaim or setoff, or seek any other affirmative relief, except to the extent that the failure to assert the same will preclude such Second Priority Secured Party from asserting or seeking the same in the New York Courts.

8.8 Notices. All notices to the Second Priority Secured Parties and the Senior Lenders permitted or required under this Agreement may be sent to the Trustee, the First Lien Agents or any Second Priority Agent as provided in the [Initial Second Priority Indebtedness Agreement], the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the other relevant Senior Lender Documents or the other relevant Second Priority Documents, as applicable. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a facsimile or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth below each party’s name on the signature pages hereto, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. The First Lien Agents hereby agree to promptly notify each Second Priority Agent upon payment in full in cash of all Obligations under the applicable Senior Lender Documents (except for contingent indemnities and cost and reimbursement obligations to the extent no claim therefor has been made).

8.9 Further Assurances. Each of the Second Priority Agents, on behalf of itself and each applicable Second Priority Secured Party, and each applicable First Lien Agent, on behalf of itself and each Senior Lender, agrees that each of them shall take such further action and shall execute and deliver to each other First Lien Agent and the Senior Lenders such additional documents and instruments (in recordable form, if requested) as each other First Lien Agent or the Senior Lenders may reasonably request, to effectuate the terms of and the lien priorities contemplated by this Agreement.

8.10 Governing Law. This Agreement has been delivered and accepted in and shall be deemed to have been made in New York, New York and shall be interpreted, and the rights and liabilities of the parties bound hereby determined, in accordance with the laws of the State of New York.

8.11 Binding on Successors and Assigns. This Agreement shall be binding upon the First Lien Agents, the Senior Lenders, the Second Priority Agents, the Second Priority Secured Parties and their respective permitted successors and assigns.

8.12 Specific Performance. Each First Lien Agent may demand specific performance of this Agreement. Each Second Priority Agent, on behalf of itself and each applicable Second Priority Secured Party, hereby irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any First Lien Agent.

8.13 Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement.

8.14 Counterparts. This Agreement may be executed in one or more counterparts, including by means of facsimile or other electronic transmission, each of which shall be an original and all of which shall together constitute one and the same document.

8.15 Authorization. By its signature, each Person executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

8.16 No Third Party Beneficiaries; Successors and Assigns. This Agreement and the rights and benefits hereof shall inure to the benefit of, and be binding upon, each of the parties hereto and their respective successors and assigns and shall inure to the benefit of each of, and be binding upon, the holders of Senior Lender Claims and Second Priority Claims. No other Person shall have or be entitled to assert rights or benefits hereunder. Notwithstanding the foregoing, the Borrower is an intended beneficiary and third party beneficiary hereof with the right and power to enforce with respect to Sections 5.1, 5.3, 5.7, 8.3, 8.16 and 8.22 and Article VI hereof and as otherwise provided herein.

8.17 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto. This Agreement shall be effective both before and after the commencement of any Insolvency or Liquidation Proceeding. All references to the Borrower or any other Grantor shall include the Borrower or any other Grantor as debtor and debtor-in-possession and any receiver or trustee for the Borrower or any other Grantor (as the case may be) in any Insolvency or Liquidation Proceeding.

8.18 First Lien Agents and Second Priority Agents. It is understood and agreed that (a) Deutsche Bank Trust Company Americas is entering into this Agreement in its capacity as collateral agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to Deutsche Bank Trust Company Americas, as collateral agent thereunder, shall also apply to Deutsche Bank Trust Company Americas, as Credit Agreement Collateral Agent hereunder, (b) Deutsche Bank Trust AG New York Branch is entering into this Agreement in its capacity as administrative agent under the Credit Agreement and the provisions of Article VIII of the Credit Agreement applicable to Deutsche Bank AG New York Branch, as administrative agent thereunder, shall also apply to Deutsche Bank AG New York Branch, as Credit Agreement Administrative Agent hereunder and (c) [                    ] is entering into this Agreement in its capacity as [TRUSTEE], and the provisions of Article [    ] of the [Initial Second Priority Indebtedness Agreement] applicable to the [                    ] thereunder shall also apply to the [                    ] hereunder.

8.19 Relative Rights. Notwithstanding anything in this Agreement to the contrary (except to the extent contemplated by Section 5.3(b)), nothing in this Agreement is intended to or will (a) amend, waive or otherwise modify the provisions of the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the [Initial Second Priority Indebtedness Agreement] or any other Senior Lender Documents or Second Priority Documents entered into in connection with the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the [Initial Second Priority Indebtedness Agreement] or any other Senior Lender Document or Second Priority Document or permit the Borrower or any Subsidiary to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Credit Agreement or any other Senior Lender Documents entered into in connection with the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the [Initial Second Priority Indebtedness Agreement] or any other Second Priority Documents, (b) change the relative priorities of the Senior Lender Claims or the Liens granted under the Senior Lender Documents on the Common Collateral (or any other assets) as among the Senior Lenders, (c) otherwise change the relative rights of the Senior Lenders in respect of the Common Collateral as among such Senior Lenders or (d) obligate the Borrower or any Subsidiary to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Credit Agreement, the Other First Priority Lien Obligations Credit Documents or any other Senior Lender Document entered into in connection with the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the [Initial Second Priority Indebtedness Agreement] or any other Second Priority Documents.

8.20 References. Notwithstanding anything to the contrary in this Agreement, any references contained herein to any Section, clause, paragraph, definition or other provision of the [Initial Second Priority Indebtedness Agreement] (including any definition contained therein) shall be deemed to be a reference to such Section, clause, paragraph, definition or other provision as in effect on the date of this Agreement; provided that any reference to any such Section, clause, paragraph or other provision shall refer to such Section, clause, paragraph or other provision of the [Initial Second Priority Indebtedness Agreement], as applicable (including any definition contained therein), as amended or modified from time to time if such amendment or modification has been (1) made in accordance with the [Initial Second Priority Indebtedness Agreement], and (2) approved in writing by, or on behalf of, the requisite Senior Lenders as are needed under the terms of the Credit Agreement and the Other First Priority Lien Obligations Credit Documents, to approve such amendment or modification.

8.21 [Reserved]

8.22 Joinder Requirements. The Borrower and/or any First Lien Agent and/or any Second Priority Agent, without the consent of any other First Lien Agent or Second Priority Agent, any Senior Lender or any Second Priority Secured Party, may designate additional obligations as Other First Priority Lien Obligations or Future Second Lien Indebtedness if the incurrence of such obligations is permitted under each of the Credit Agreement, each Other First Priority Lien Obligations Credit Document, the [Initial Second Priority Indebtedness Agreement], all other relevant Senior Lender Documents and Second Priority Documents and this Agreement. If so permitted, as a condition precedent to the effectiveness of such designation, the applicable Other First Priority Lien Obligations Agent or the administrative agent or trustee and collateral agent for such Future Second Lien Indebtedness shall execute and deliver to each First Lien Agent and Second Priority Agent, a joinder agreement to this Agreement in form and substance reasonably satisfactory to the Credit Agreement Administrative Agent. Notwithstanding anything to the contrary set forth in this Section 8.22 or in Section 8.3 hereof, any First Lien Agent and/or any Second Priority Agent may, and, at the request of the Borrower, shall, in each case, without the consent of any other First Lien Agent or Second Priority Agent, any Senior Lender or any Second Priority Secured Party, enter into a supplemental agreement (which may take the form of an amendment, an amendment and restatement or a supplement of this Agreement) to facilitate the designation of such additional obligations as Other First Priority Lien Obligations or Future Second Lien Indebtedness. Any such amendment may, among other things, (i) add other parties holding Future Second Lien Indebtedness (or any agent or trustee therefor) to the extent such Indebtedness is not prohibited by the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the [Initial Second Priority Indebtedness Agreement] or any other Second Priority Document governing Future Second Lien Indebtedness, (ii) add other parties holding Obligations arising under the Other First Priority Lien Obligations Credit Documents (or any agent or trustee thereof) to the extent such Obligations are not prohibited by the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the [Initial Second Priority Indebtedness Agreement] or any other Second Priority Document governing Future Second Lien Indebtedness, (iii) in the case of Future Second Lien Indebtedness, (a) establish that the Lien on the Common

Collateral securing such Future Second Lien Indebtedness shall be junior and subordinate in all respects to all Liens on the Common Collateral securing any Senior Lender Claims and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any Second Priority Claims, and (b) provide to the holders of such Future Second Lien Indebtedness (or any agent or trustee thereof) the comparable rights and benefits (including any improved rights and benefits that have been consented to by the First Lien Agents) as are provided to the holders of Second Priority Claims under the foregoing Agreement prior to the incurrence of such Future Second Lien Indebtedness, and (iv) in the case of Obligations arising under Other First Priority Lien Obligations Credit Documents, (a) establish that the Lien on the Common Collateral securing such Obligations shall be superior in all respects to all Liens on the Common Collateral securing any Second Priority Claims and any Future Second Lien Indebtedness and shall share in the benefits of the Common Collateral equally and ratably with all Liens on the Common Collateral securing any other Senior Lender Claims, and (b) provide to the holders of such Obligations arising under the Other First Priority Lien Obligations Credit Documents (or any agent or trustee thereof) the comparable rights and benefits as are provided to the holders of Senior Lender Claims under this Agreement prior to the incurrence of such Obligations. Any such additional party, each First Lien Agent and each Second Priority Agent shall be entitled to rely on the determination of officers of the Borrower that such modifications do not violate the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the [Initial Second Priority Indebtedness Agreement] or any other Second Priority Document governing Future Second Lien Indebtedness if such determination is set forth in an officers’ certificate which officer’s certificate shall be delivered to such party, the First Lien Agents and each Second Priority Agent prior to or substantially concurrently with any designation, amendment or supplemental agreement described in this Section 8.22; provided, however, that such determination will not affect whether or not the Borrower has complied with its undertakings in the Credit Agreement, the Other First Priority Lien Obligations Credit Documents, the Senior Collateral Documents, the [Initial Second Priority Indebtedness Agreement], any other Second Priority Document governing Future Second Lien Indebtedness or the Second Priority Collateral Documents. [The parties hereto acknowledge and agree that as of the date hereof the Credit Agreement does not permit the incurrence of any Other First Priority Lien Obligations and no such Other First Priority Lien Obligations shall be permitted hereunder until such time that such First Priority Lien Obligations are expressly permitted under the Credit Agreement.]1

8.23 Intercreditor Agreements. Each party hereto agrees that the Senior Lenders (as among themselves) and the Second Priority Secured Parties (as among themselves) may each enter into intercreditor agreements (or similar arrangements) with the applicable First Lien Agent or Second Priority Agent governing the rights, benefits and privileges as among the Senior Lenders or the Second Priority Secured Parties, as the case may be, in respect of the Common Collateral, this Agreement and the other Senior Collateral Documents or Second Priority Collateral Documents, as the case may be, including as to application of proceeds of the Common Collateral, voting rights, control of the Common Collateral and waivers with respect to the Common Collateral, in each

[1]	To be inserted to the extent factually true on the date of execution of this Agreement.

case so long as (A) the terms thereof do not violate or conflict with the provisions of this Agreement or the other Senior Collateral Documents or Second Priority Collateral Documents, as the case may be, (B) in the case of any such intercreditor agreement (or similar arrangement) affecting any Senior Lenders, the First Lien Agent acting on behalf of such Senior Lenders agrees in its sole discretion to enter into any such intercreditor agreement (or similar arrangement) and (C) in the case of any such intercreditor agreement (or similar arrangement) affecting the Senior Lenders holding Senior Lender Claims under the Credit Agreement, such intercreditor agreement (or similar arrangement) is permitted under the Credit Agreement or the Required Lenders otherwise authorize the applicable First Lien Agent to enter into any such intercreditor agreement (or similar arrangement). Notwithstanding the preceding clauses (B) and (C), to the extent that the applicable First Lien Agent is not authorized by the Required Lenders to enter into any such intercreditor agreement (or similar arrangement) or does not agree to enter into such intercreditor agreement (or similar arrangement), such intercreditor agreement (or similar arrangement) shall not be binding upon the applicable First Lien Agent but, subject to the immediately succeeding sentence, may still bind the other parties party thereto. In any event, if a respective intercreditor agreement (or similar arrangement) exists, the provisions thereof shall not be (or be construed to be) an amendment, modification or other change to this Agreement or any other Senior Collateral Document or Second Priority Collateral Document, and the provisions of this Agreement and the other Senior Collateral Documents and Second Priority Collateral Documents shall remain in full force and effect in accordance with the terms hereof and thereof (as such provisions may be amended, modified or otherwise supplemented from time to time in accordance with the terms thereof, including to give effect to any intercreditor agreement (or similar arrangement)).

[Remainder of page intentionally left blank]

EXHIBIT J

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Credit Agreement Collateral Agent

By: Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

Address:
Attention:
Telecopier:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Credit Agreement Administrative Agent

By:
Name:
Title:

Address:
Attention:
Telecopier:

[TRUSTEE]
as [ ]

By:
Name:
Title:

Address:
Attention:
Telecopier:

Acknowledgement of Intercreditor Agreement

The Borrower has read the foregoing Agreement and consents thereto. The Borrower agrees not to take any action that would be contrary to the provisions of the foregoing Agreement and agrees that, except as otherwise provided therein, including with respect to those provisions of which the Borrower is an intended third party beneficiary, no Second Priority Agent, First Lien Agent, Senior Lender or Second Priority Secured Party shall have any liability to the Borrower for acting in accordance with the provisions of the foregoing Agreement and the Credit Agreement, the [Initial Second Priority Indebtedness Agreement] and other collateral, security and credit documents referred to therein. The Borrower understands that it is not an intended beneficiary or third party beneficiary of the foregoing Agreement except that it is an intended beneficiary and third party beneficiary thereof with the right and power to enforce with respect to Sections 5.1, 5.3, 5.7, 8.3, 8.16 and 8.22 and Article VI thereof and as otherwise provided therein. The Borrower agrees to be bound by Section 8.22 of the foregoing Agreement.

Notwithstanding anything to the contrary in the foregoing Agreement or provided herein, each of the undersigned and each party to the foregoing Agreement agree, on behalf of itself and in its capacity as agent under the foregoing Agreement, that (i) the Borrower and the other Grantors shall not have any right to consent to or approve any amendment, modification or waiver of any provision of the foregoing Agreement except to the extent their rights are adversely affected (in which case the Borrower shall have the right to consent to or approve any such amendment, modification or waiver) and (ii) upon the Borrower’s request in connection with a designation of additional obligations as Other First Priority Lien Obligations or Future Second Lien Indebtedness, any First Lien Agent and/or any Second Priority Agent shall enter into such supplemental agreements (which may each take the form of an amendment, an amendment and restatement or a supplement of the foregoing Agreement) to facilitate the designation of such additional obligations as contemplated by Section 8.22 of the foregoing Agreement as the Borrower may request.

Without limitation of the foregoing, the undersigned agree, at the Borrower’s expense, to take such further action and to execute and deliver such additional documents and instruments (in recordable form, if requested) as any of the Borrower, the Credit Agreement Agent, the Trustee or any other First Lien Agent or Second Priority Agent may reasonably request to effectuate the terms of the foregoing Agreement.

For the purposes hereof, the address of the Borrower shall be as set forth in the Credit Agreement.

[Remainder of page intentionally left blank]

CBAC BORROWER, LLC

By:
Name:
Title:

Acknowledged and Agreed:

DEUTSCHE BANK TRUST COMPANY AMERICAS
as Credit Agreement Agent

By: Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

[TRUSTEE] as [ ]

By:
Name:
Title:

EXHIBIT K

[FORM OF]

LETTER OF CREDIT REQUEST

Dated                     14

Deutsche Bank AG, New York Branch

as Administrative Agent for the Lenders party

to the Credit Agreement referred to below

60 Wall Street

New York, New York 10005

Attention: MaryKay Coyle

L/C Issuer:                      15

Dear Ladies and Gentlemen:

We hereby request that the L/C Issuer, in its individual capacity, issue a [standby] [trade] Letter of Credit for the account of the undersigned on                      16 (the “Date of Issuance”), which Letter of Credit shall be denominated in United States Dollars and shall be in the aggregate amount of         17.

For the purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (the “Credit Agreement”) dated as of July [2], 2013, among CBAC BORROWER, LLC, a Delaware limited liability company, and, inter alia, DEUTSCHE BANK AG NEW YORK BRANCH, as administrative agent, shall have the respective meaning provided such terms in the Credit Agreement.

The beneficiary of the requested Letter of Credit will be             18, and such Letter of Credit will be in support of             19 and will have a stated expiration date of                     20.

[14]	Date of Letter of Credit Request.
[15]	If standby Letter of Credit is to be issued by Deutsche Bank AG, New York Branch, Global Loan Operations, Standby Letter of Credit Unit, 60 Wall Street, New York, New York 10005, MS NYC 60-3812. For standby Letters of Credit to be issued by other L/C Issuer insert name and address of applicable L/C Issuer.
[16]

Date of Issuance, which shall be at least two (2) Business Days from the date hereof (or such shorter period as is reasonably acceptable to the L/C Issuer). On or after the commencement of the Availability Period with respect to the Revolving Facility Commitment and on or prior to the 5th day prior to the Revolving Facility Maturity Date.

[17]	Aggregate initial amount of the Letter of Credit.
[18]	Insert name and address of beneficiary.
[19]	Insert brief description of supportable obligations.
[20]	Insert the last date upon which drafts may be presented which may not be later than the dates referred to in Section 2.05(a) of the Credit Agreement.

K-1

We hereby certify that:

(1) the representations and warranties contained in the Credit Agreement and in the other Loan Documents are and will be true and correct in all material respects, both before and after giving effect to the issuance of the Letter of Credit requested hereby, on the Date of Issuance (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); and

(2) no Default or Event of Default has occurred and is continuing nor, after giving effect to the issuance of the Letter of Credit requested hereby, would such a Default or an Event of Default occur.

By
Name:
Title:

K-2

EXHIBIT L

FORM OF GUARANTEE AGREEMENT

This GUARANTEE AGREEMENT (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”), dated as of [                    ], by and among each Subsidiary of the Borrower from time to time party hereto (each individually a “Guarantor” and collectively, “Guarantors”), and Deutsche Bank Trust Company Americas, as Collateral Agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) for the benefit of the Secured Parties (as defined below).

W I T N E S S E T H :

WHEREAS, CBAC Borrower, LLC, a Delaware limited liability company (the “Borrower”), the Lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent for the Lenders, Deutsche Bank Trust Company Americas, as collateral agent for the Lenders, and the other agents party thereto, have entered into a Credit Agreement, dated as of July 2, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to and the issuance of and participation in Letters of Credit for the account of the Borrower;

WHEREAS, it is a condition to the making of Loans to and the issuance of and participation in Letters of Credit for the account of the Borrower under the Credit Agreement that each Guarantor shall have executed and delivered this Guaranty; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by and the issuance of and participation in Letters of Credit for the account of the Borrower, and accordingly desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Lenders to make Loans to and issue and participate in Letters of Credit for the account of the Borrower.

1.	DEFINITIONS.

Capitalized terms used herein shall have the meanings assigned to them in the Credit Agreement, unless otherwise defined herein. As used in this Guaranty, the following terms have the meanings specified below:

“Borrower” has the meaning assigned to such term in the introductory paragraph.

“Claiming Guarantor” has the meaning assigned to such term in Section 6(b).

“Collateral Agent” has the meaning assigned to such term in the introductory paragraph.

“Contributing Guarantor” has the meaning assigned to such term in Section 6(b).

“Credit Agreement” has the meaning assigned to such term in the recitals.

“Fraudulent Transfer Laws” has the meaning assigned to such term in Section 2(g).

“Guaranty” has the meaning assigned to such term in the introductory paragraph.

“Guaranteed Obligations” has the meaning assigned to such term in Section 2(a).

“Guarantor” has the meaning assigned to such term in the introductory paragraph.

“Secured Parties” has the meaning assigned to such term in Section 2(a).

2.	THE GUARANTY.

(a) Guarantee of Guaranteed Obligations. Each Guarantor unconditionally guarantees to the Collateral Agent, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations (as defined in the Collateral Agreement) (the “Guaranteed Obligations”) for the ratable benefit of (i) the Lenders, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) each L/C Issuer, (v) each counterparty to any Swap Agreement with a Loan Party the obligations under which constitute Obligations, (vi) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document, (vii) the providers of the Overdraft Line, the obligations in respect of which constitute Obligations and (viii) the successors and permitted assigns of each of the foregoing (collectively, the “Secured Parties”). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.

(b) Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Guaranteed Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other person.

(c) No Limitations. Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 5(i), the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise (other than defense of payment in full in cash or immediately available funds of the Guaranteed Obligations). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by: (i) the failure of the

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Collateral Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Guaranty; (iii) the release of, or the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Collateral Agent or any other Secured Party for the Guaranteed Obligations; (iv) any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations; (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash or immediately available funds of all the Guaranteed Obligations); (vi) any illegality, lack of validity or unenforceability of any Guaranteed Obligation; (vii) any change in the corporate existence, structure or ownership of the Borrower, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or its assets or any resulting release or discharge of any Guaranteed Obligation (other than the payment in full in cash or immediately available funds of all the Guaranteed Obligations); (viii) the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Borrower, the Collateral Agent, any other Secured Party or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim; and (ix) any other circumstance (including, without limitation, any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent or any other Secured Party that might otherwise constitute a defense to, or a legal or equitable discharge of, the Borrower or any Guarantor or any other guarantor or surety. Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Guaranteed Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Guaranteed Obligations, all without affecting the obligations of any Guarantor hereunder. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash or immediately available funds of all the Guaranteed Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Guaranteed Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Loan Party, as the case may be, or any security.

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(d) Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Borrower, any other Loan Party or otherwise.

(e) Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the applicable Secured Party in cash the amount of such unpaid Guaranteed Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be fully subordinated to the payment in full in cash of the Guaranteed Obligations (except for contingent indemnities and cost and expense reimbursement obligations to the extent no claim has been made); provided that if any amount shall be paid to such Guarantor on account of such right of subrogation, contribution, reimbursement, indemnity or otherwise prior to the payment in full in cash of the Guaranteed Obligations (except for contingent indemnities and cost and expense reimbursement obligations to the extent no claim has been made) and an Event of Default shall be continuing, such amount shall be held in trust for the benefit of the Secured Parties and shall forthwith be paid to the Collateral Agent to be credited and applied against the Obligations, whether matured or unmatured, in accordance with Section 4.02 of the Collateral Agreement.

(f) Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that neither the Collateral Agent nor any other Secured Party will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

(g) Maximum Liability. Each Guarantor, and by its acceptance of this Guaranty, the Collateral Agent for itself and on behalf of each Lender hereby confirms that it is the intention of all such persons that this Guaranty and the obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law (collectively, “Fraudulent Transfer Laws”) to the extent applicable to this Guaranty and the obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Collateral Agent, for itself and on behalf of each Lender, and the Guarantors hereby irrevocably agree that the obligations of each Guarantor under this Guaranty at any time shall be limited to the maximum amount as will, after giving effect to any rights to contribution and/or subrogation pursuant to any agreement or arising under applicable law providing for an equitable contribution and/or subrogation among such Guarantor and the other Guarantors, result in the obligations of such Guarantor not constituting a fraudulent transfer or conveyance.

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(h) Representations and Warranties. Each Guarantor acknowledges and agrees that it is familiar with the Credit Agreement and the representations and warranties applicable to it thereunder. Each Guarantor also agrees that the representations and warranties contained in Article III of the Credit Agreement, insofar as the representations and warranties contained therein are applicable to any Guarantor and its properties, are true and correct in all material respects on each date on which such representations and warranties are repeated in accordance with the Loan Documents (except to the extent they relate to any earlier date in which case they shall be true and correct in all material respects as of such earlier date), each representation and warranty set forth in Article III of the Credit Agreement (insofar as applicable as aforesaid) and all other terms of the Credit Agreement to which reference is made therein, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by this reference as though specifically set forth in this Section 2(h).

(i) Covenants. Each Guarantor acknowledges and agrees that it is familiar with the Credit Agreement and the covenants applicable to it thereunder. Each Guarantor covenants and agrees that, at all times prior to the termination of this Guaranty in accordance with Section 5(i), it will be bound by all of the agreements, covenants and obligations contained in Articles V and VI of the Credit Agreement, to the extent applicable to such Guarantor, each such agreement, covenant and obligation contained in Articles V and VI of the Credit Agreement, together with all related definitions and ancillary provisions, being hereby incorporated into this Guaranty by this reference as though specifically set forth in this Section 2(i).

3.	FURTHER ASSURANCES.

Each Guarantor agrees, upon the written request of the Collateral Agent at the direction of the Administrative Agent, to execute and deliver to the Collateral Agent, from time to time, any additional instruments or documents reasonably considered necessary by the Administrative Agent to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

4.	PAYMENTS FREE AND CLEAR OF TAXES.

Each Guarantor agrees that such Guarantor will perform or observe all of the terms, covenants and agreements that Section 2.17 of the Credit Agreement requires such Guarantor to perform or observe, subject to the qualifications set forth therein.

5.	OTHER TERMS.

(a) Entire Agreement. This Guaranty, together with the other Loan Documents, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements relating to a guaranty of the loans and advances under the Loan Documents.

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(b) Headings. The headings in this Guaranty are for convenience of reference only and are not part of the substance of this Guaranty.

(c) Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document shall survive the execution and delivery of this Guaranty and the other Loan Documents and any increase in Commitments under the Credit Agreement.

(d) Severability. Whenever possible, each provision of this Guaranty shall be interpreted in such a manner to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under applicable law in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Guaranty and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

(e) Notices. All communications and notices hereunder shall (except as otherwise expressly permitted herein) be given as provided in Section 9.01 of the Credit Agreement.

(f) Successors and Assigns. Whenever in this Guaranty any Guarantor is referred to, such reference shall be deemed to include the permitted successors and assigns of such party (in accordance with the terms of the Credit Agreement); and all covenants, promises and agreements by any Guarantor that are contained in this Guaranty shall bind and inure to the benefit of its respective permitted successors and assigns.

(g) No Waiver; Cumulative Remedies; Amendments. No failure or delay by the Collateral Agent in exercising any right, power or remedy hereunder shall operate as a waiver hereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent hereunder are cumulative and are not exclusive of any rights, powers or remedies that it would otherwise have. No waiver of any provision of this Guaranty or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by this Section 5(g), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or the issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Guarantor in any case shall entitle any Guarantor to any other or further notice or demand in similar or other circumstances. Neither this Guaranty nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Guarantor or Guarantors with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.08 of the Credit Agreement.

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(h) Collateral Agent’s Fees and Expenses, Indemnification. The Guarantors jointly and severally agree to pay, or cause to be paid, on demand, and to save the Secured Parties harmless against liability for, any and all costs and expenses incurred or expended by any Secured Party in connection with this Guaranty, all in accordance with and subject to the terms of Section 9.05 of the Credit Agreement.

(i) Termination. This Guaranty shall terminate when all the Loan Document Obligations (as defined in the Collateral Agreement) (other than contingent or unliquidated obligations or liabilities to the extent no claim therefor has been made) have been paid in full in cash or immediately available funds and the Lenders have no further commitment to lend under the Credit Agreement, the Lenders’ exposure under any Letters of Credit has been reduced to zero and each L/C Issuer has no further obligations to issue Letters of Credit under the Credit Agreement.

(i) A Guarantor shall automatically be released from its obligations hereunder upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Guarantor ceases to be a Wholly-Owned Domestic Subsidiary of a Borrower, or otherwise ceases to be a Subsidiary Loan Party.

(ii) In connection with any release pursuant to this Section 5(i), the Collateral Agent shall execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such release. Any execution and delivery of documents pursuant to this Section 5(i) shall be without recourse to or warranty by the Collateral Agent.

(j) Counterparts. This Guaranty may be executed in any number of counterparts, each of which shall collectively and separately constitute one and the same agreement.

6.	INDEMNITY, SUBROGATION AND SUBORDINATION.

(a) Indemnity and Subrogation. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6(c)), the Borrower agrees that (i) in the event a payment shall be made by any Guarantor under this Guaranty in respect of any Obligation of the Borrower, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (ii) in the event any assets of any Guarantor shall be sold pursuant to this Guaranty or any other Security Document to satisfy in whole or in part an Obligation of the Borrower, the Borrower shall indemnify such Guarantor in an amount equal to the greater of the book value or the fair market value of the assets so sold.

(b) Contribution and Subrogation. Each Guarantor (a “Contributing Guarantor”) agrees (subject to Section 6(c)) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Guarantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the

7

Borrower as provided in Section 6(a), the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the fair market value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 5.10(d) of the Credit Agreement, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6(b) shall be subrogated to the rights of such Claiming Guarantor under Section 6(a) to the extent of such payment.

(c) Subordination. Notwithstanding any provision of this Guaranty to the contrary, all rights of the Guarantors under Sections 6(a) and 6(b) and all other rights of indemnity, contribution or subrogation of any Guarantor under applicable law or otherwise shall be fully subordinated to the payment in full in cash or immediately available funds of the Guaranteed Obligations (other than contingent or unliquidated obligations or liabilities to the extent no claim therefor has been made). No failure on the part of the Borrower or any Guarantor to make the payments required by Sections 6(a) and 6(b) (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor with respect to its obligations hereunder, and each Guarantor shall remain liable for the full amount of the obligations of such Guarantor hereunder.

7.	SECURITY.

To secure payment of each Guarantor’s obligations under this Guaranty, concurrently with the execution of this Guaranty, each Guarantor has entered into the Collateral Agreement and has entered into or may enter into certain other Security Documents pursuant to which each Guarantor has granted to the Collateral Agent for the benefit of the Lenders and the other Secured Parties, a security interest in the Collateral described therein.

8.	APPLICABLE LAW.

THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT WITH RESPECT TO GAMING LAWS, IN WHICH CASE MARYLAND LAW SHALL APPLY.

9.	CONSENT TO JURISDICTION.

EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF ANY NEW YORK STATE COURT OR FEDERAL COURT OF THE UNITED STATES OF AMERICA SITTING IN NEW YORK CITY, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT

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OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH GUARANTOR AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY SHALL AFFECT ANY RIGHT THAT THE COLLATERAL AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY IN THE COURTS OF ANY JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY IN ANY NEW YORK STATE OR FEDERAL COURT. EACH GUARANTOR HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. EACH PARTY TO THIS GUARANTY IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 5(d). NOTHING IN THIS GUARANTY OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

10.	WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.

11.	RIGHT OF SET OFF.

If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender to or for the credit or the account of any Guarantor against any of and all the obligations of such Guarantor now or hereafter existing under this Guaranty owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Guaranty and although such obligations may be unmatured. The rights of each Lender under this Section 11 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.

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12.	ADDITIONAL SUBSIDIARIES.

Upon execution and delivery by the Collateral Agent and any Subsidiary that is required to become a party hereto by Section 5.10 of the Credit Agreement (or otherwise elects to become a party hereto) of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Guarantor hereunder with the same force and effect as if originally named as a Guarantor herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Guaranty. The rights and obligations of each party to this Guaranty shall remain in full force and effect notwithstanding the addition of any new party to this Guaranty.

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IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

[ ]

By:
Name:
Title:

[Signature page to Guarantee Agreement]

Accepted and Agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

By: Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

[Signature page to Guarantee Agreement]

Exhibit I

to Guaranty

SUPPLEMENT NO.      dated as of                      (this “Supplement”), to the Guarantee Agreement dated as of [                    ] (as amended, amended and restated, supplemented or otherwise modified from time to time, this “Guaranty”), by and among each Subsidiary of the Borrower from time to time party hereto (each individually a “Guarantor” and collectively, “Guarantors”), and Deutsche Bank Trust Company Americas, as Collateral Agent (in such capacity, together with its successors and assigns, the “Collateral Agent”) for the benefit of the Secured Parties

A. Reference is made to the Credit Agreement dated as of July 2, 2013 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”), among CBAC Borrower, LLC (the “Borrower”), the Lenders party thereto from time to time, Deutsche Bank AG New York Branch, as administrative agent for the Lenders, and Deutsche Bank Trust Company Americas, as collateral agent for the Lenders.

B. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement and the Guaranty.

C. The Guarantors have entered into the Guaranty in order to induce the Lenders to make Loans and each L/C Issuer to issue Letters of Credit. Section 12 of the Guaranty provides that additional Subsidiaries may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement to become a Guarantor under the Guaranty in order to induce the Lenders to make additional Loans and any L/C Issuer to issue additional Letters of Credit and as consideration for Loans previously made and any Letters of Credit previously issued.

Accordingly, the Collateral Agent and the New Subsidiary agree as follows:

SECTION 1. In accordance with Section 12 of the Guaranty, the New Subsidiary by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Subsidiary hereby agrees to all the terms and provisions of the Guaranty applicable to it as a Guarantor thereunder. In furtherance of the foregoing, the New Subsidiary does hereby guarantee to the Collateral Agent and the other Secured Parties the due and punctual payment of the Guaranteed Obligations as set forth in the Guaranty. Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Subsidiary. The Guaranty is hereby incorporated herein by reference.

SECTION 2. The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.

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SECTION 3. This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary and (b) the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile or electronic transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4. Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, EXCEPT WITH RESPECT TO GAMING LAWS, IN WHICH CASE MARYLAND LAW SHALL APPLY.

SECTION 6. In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guaranty shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 5(e) of the Guaranty.

SECTION 8. The recitals contained herein shall be taken as the statements of each of the Guarantors, and the Collateral Agent assumes no responsibility for the correctness of the same. The Collateral Agent makes no representations as to the validity or sufficiency of this Supplement.

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IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Guaranty as of the day and year first above written.

[Name of New Subsidiary]

by
Name:
Title:

Legal Name:

Jurisdiction of Formation:

Location of Chief
Executive Office:

3

Accepted and Agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS,
as Collateral Agent

By: Deutsche Bank National Trust Company

By:
Name:
Title:

By:
Name:
Title:

Schedule 1.01E

Mandatory Costs

None.

Schedule 1.01F

Mortgaged Properties

Grantor	Property	Address	Interest
(Fee/Leasehold)
CBAC Borrower, LLC	Horseshoe Baltimore Casino	1525 Russell Street, Baltimore, MD 21230	Leasehold

CBAC Borrower, LLC	Horseshoe Baltimore Casino Parking Garage	1555 Warner Street, Baltimore, MD 21230	Fee

Schedule 1.01G

Subsidiary Loan Parties

None.

Schedule 2.01

Commitments

Lender	Funded Term B Loan Commitment	18-Month Delayed Draw Term B Loan Commitment	12-Month Delayed Draw Term B Loan Commitment	Revolving Facility Commitment
Deutsche Bank AG New York Branch	$225,000,000(100%)	$12,500,000 (33 1/3%)	$12,500,000 (33 1/3%)	$3,333,333.34 (33 1/3%)
Credit Suisse AG, Cayman Islands Branch		$12,500,000 (33 1/3%)	$12,500,000 (33 1/3%)	$3,333,333.33 (33 1/3%)
Goldman Sachs Bank USA		$12,500,000 (33 1/3%)	$12,500,000 (33 1/3%)	$3,333,333.33 (33 1/3%)

Total	$225,000,000	$37,500,000	$37,500,000	$10,000,000

Schedule 3.04

Governmental Approvals

The matters disclosed in Schedule 3.16 are hereby incorporated by reference.

Schedule 3.07(b)

Possession under Leases

The Borrower will not have possession of the Ground Lease Property until the occurrence of the Date of Possession (under and as defined in the Ground Lease Agreement).

Schedule 3.07(c)

Intellectual Property

None.

Schedule 3.08(a)

Subsidiaries

None.

Schedule 3.08(b)

Subscriptions

None.

Schedule 3.13

Taxes

None.

Schedule 3.16

Environmental Matters

(a) Ruth Sherrill, et al. v. State of Maryland Department of the Environment, et al., Case No. 24-C-13-001000: six residents of Baltimore City sued the Maryland Department of the Environment (“MDE”), City of Baltimore, and CBAC Gaming, LLC (“CBAC”), alleging procedural irregularities with the approval of the Response Action Plan submitted to MDE by CBAC for the cleanup of the site of the Horseshoe Casino (“Site”) and that the conditions at the Site constitute a public nuisance.

(b) The Sherrill plaintiffs issued a notice of intent to file a citizen suit under 42 U.S.C. §§ 6972(a)(1)(A) and (a)(1)(B) of the Resource Conservation and Recovery Act (“RCRA”). This notice of intent indicates an intention to sue CBAC, the City of Baltimore, Whiting-Turner, the general contractor for the construction of the Horseshoe Casino, and the Maryland Chemical Company, the former owner and operator of the Site. Under the citizen suit provisions of RCRA, a lawsuit cannot be filed until at least 60 days after notice is given, or on or about July 8, 2013. In addition, the Sherrill plaintiffs and certain other persons, in two separate actions, have filed actions for judicial review challenging the rear yard variances that were previously approved by the Baltimore Board of Municipal and Zoning Appeals.

(c) Four residents of Baltimore City and County issued a notice of intent to file a citizen suit under 33 U.S.C. § 1365(b) of the Clean Water Act (“CWA”) against the City of Baltimore as owner of the Site. Under the citizen suit provisions of the CWA, a lawsuit cannot be filed until at least 60 days after the issuance of a notice of intent to sue, or on or about June 25, 2013.

(d) Michael J. Finck, et al, v. City of Baltimore, Case No. 24-C-13-003180: two residents of Baltimore City allege that the City of Baltimore, as owner of the Site, is in violation of Maryland water pollution laws. The City was served with the Complaint on June 12, 2013.

(e) CBAC is participating as an “inculpable person” in the State of Maryland’s Voluntary Cleanup Program which is defined as a party who, at the time of application to the program, has no prior or current ownership interest in a contaminated property participating in the VCP and has not caused or contributed to contamination at the property. CBAC is implementing a Response Action Plan (“RAP”) for the Site that was approved by the Maryland Department of the Environment.

(f) The approved RAP for the Site requires that deed restrictions be recorded that prohibit groundwater use and limit future excavations at the Site absent Maryland Department of the Environment approval.

The following environmental permits, licenses and approvals remain to be obtained from the Maryland Department of the Environment (MDE) or City of Baltimore (City):

(a) Joint Federal/State Application for Alteration of any Floodplain, Waterway, Tidal or Nontidal Wetland in Maryland for Phase III (Building Construction) - submitted to MDE on June 11, 2013 - to allow activity in the 100 year floodplain and tidal waters.

(b) Notice of Intent to be Covered by the General Permit for the Discharge of Treated Ground Water from Oil Contaminated Ground Water Sources to Surface or Ground Waters of the State, submitted to MDE on June 19, 2013 – to allow the discharge of treated petroleum impacted ground water.

(c) Water Appropriation Permit for Construction Dewatering/Notice of Exemption to Appropriate and Use Groundwater – submitted to MDE on June 19, 2013 – to allow pumping of groundwater during construction.

(d) Final Stormwater Management and Erosion and Sediment Control Plan Approval for Parking Garage and Central Services Building – submitted to City on June 7, 2013.

(e) Wastewater Discharge Permit for future grease line connection to City sanitary sewer – application to be submitted to City.

Schedule 3.22

Intellectual Property

None.

Schedule 3.26

Insurance

Coverage	Policy Number	Carrier	Expiration Date

Commercial General Liability	### ## ## ### – ##	Zurich Insurance Company	9/22/14

Excess Liability	### #########	Ace USA	9/22/14

Excess Liability	####-####	Allied World National Assurance Co.	9/22/14

Excess Liability	### ########-##	American Guarantee & Liab Inc.	9/22/14

Excess Liability	#########	Ironshore Specialty Insurance Company	9/22/14

Workers Compensation and Employers’ Liability	## ######### – ##	Zurich Insurance Company	9/22/14

Schedule 4.02(b)

Local Counsel

None.

Schedule 4.03(e)

Key Construction and Design Contracts

1.	AIA Document A133-2009 Standard Form of Agreement Between Owner and Construction Manager as Contractor, between CBAC Gaming, LLC and The Whiting-Turner Contracting Company dated as of April 15, 2013, as assigned to the Borrower by CBAC Gaming, LLC.

2.	AIA Document A141-2004 Standard Form of Agreement Between Owner and Design-Builder, between CBAC Gaming, LLC and The Whiting-Turner Contracting Company, dated as of April 9, 2013, as assigned to the Borrower by CBAC Gaming, LLC.

3.	Design Services Agreement, between CBAC Gaming, LLC and KA, Inc., dated as of August 27, 2012, as assigned to the Borrower by CBAC Gaming, LLC.

Schedule 5.10(h)

Certain Collateral Matters

On or prior to the earlier to occur of (i) the date of the first disbursement from the Loan Proceeds Account and (ii) the date that is ninety (90) days after the Date of Possession (under and as defined in the Ground Lease Agreement), the Borrower shall (unless otherwise waived or modified by the Administrative Agent):

1.	deliver to the Collateral Agent a leasehold Mortgage with respect to the Ground Lease Property satisfying the requirements set forth in clause (h) of the definition of Collateral and Guarantee Requirement;

2.	deliver to the Collateral Agent a fee Mortgage with respect to the Garage Property satisfying the requirements set forth in clause (h) of the definition of Collateral and Guarantee Requirement;

3.	deliver to the Collateral Agent evidence reasonably satisfactory to the Administrative Agent of the transfer to Borrower of the rights of the “Developer” under and as defined in the Land Disposition Agreement and the Ground Lease Agreement;

4.	deliver to the Collateral Agent evidence reasonably satisfactory to the Administrative Agent of the exercise by Borrower, as the tenant under the Ground Lease Agreement, of the first two options to extend the term of the Ground Lease Agreement pursuant to Section 3.2 thereof;

5.	cause the requirements set forth in clauses (i), (j), (k) and (l) of the definition of Collateral and Guarantee Requirement to be satisfied, to the extent required thereby with respect to Mortgaged Property consisting of the Ground Lease Property or the Garage Property.

Schedule 6.01

Indebtedness

1.	Indebtedness in a principal amount of $4,694,000 evidenced by a Purchase Money Note in favor of the Mayor and City Council of Baltimore.

Schedule 6.02(a)

Liens

None.

Schedule 6.04

Investments

None.

Schedule 6.07

Transactions with Affiliates

1.	Management Agreement between Caesars Baltimore Management Company, LLC and CBAC Gaming, LLC dated as of October 23, 2012, as assigned to the Borrower by CBAC Gaming, LLC.

2.	Consulting Agreement between CBAC Gaming, LLC and PRT Two LLC dated as of October 23, 2012, as assigned to the Borrower by CBAC Gaming, LLC.

3.	Development Agreement between CBAC Gaming, LLC and CR Baltimore Holdings LLC dated as of October 23, 2012, as assigned to the Borrower by CBAC Gaming, LLC.

4.	Development and Consulting Agreement between CBAC Gaming, LLC and CVPR Consulting, LLC dated as of October 23, 2012, as assigned to the Borrower by CBAC Gaming, LLC.

Schedule 9.01

Notice Information

Administrative Agent’s Address:

Deutsche Bank AG New York Branch

60 Wall Street

New York, New York 10005

Attention: MaryKay Coyle

Email: marykay.coyle@db.com

Telephone: (212) 250-6039

Facsimile: (212) 797-5690

L/C Issuer:

Deutsche Bank AG New York Branch

60 Wall Street

New York, New York 10005

Attention: MaryKay Coyle

Email: marykay.coyle@db.com

Telephone: (212) 250-6039

Facsimile: (212) 797-5690

Collateral Agent’s Address:

Deutsche Bank Trust Company Americas

Trust & Securities Services

60 Wall Street, MS NYC60-2710

New York, New York 10005

Attention: Project Finance Team Deal Manager-CBAC Borrower, LLC

Facsimile: (732) 578-4636

Borrowers’ Address:

CBAC Borrower, LLC

c/o Caesars Entertainment

One Caesars Palace Drive

Las Vegas, Nevada 89109

Attention: Corporate Counsel

Telephone: (702) 407-6000

Facsimile: (702) 407-6284

With copies to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Mark Wlazlo, Esq.

Telephone: (212) 373-3427

Facsimile: (212) 492-0427

Honigman Miller Schwartz and Cohn LLP

39400 Woodward Avenue, Suite 101

Bloomfield Hills, Michigan 48304-5151

Attention: Howard N. Luckoff, Esq.

Telephone: (248) 566-8466

Facsimile: (248) 566-8467